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                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-95267


Prospectus

                               Offer to Exchange

      NTL COMMUNICATIONS CORP.
                     9 1/4% SERIES B SENIOR NOTES DUE 2006
                     9 7/8% SERIES B SENIOR NOTES DUE 2009
             11 1/2% SERIES B SENIOR DEFERRED COUPON NOTES DUE 2009   [NTL LOGO]

                            ------------------------

     We are offering to exchange:

     - an aggregate principal amount of up to E250,000,000 of our new 9 1/4% series B senior notes due 2006 for a like amount of our old 9 1/4% senior notes due 2006.

     - an aggregate principal amount of up to E350,000,000 of our new 9 7/8% series B senior notes due 2009 for a like amount of our old 9 7/8% senior notes due 2009.

     - an aggregate principal amount of up to E210,000,000 at maturity of our new 11 1/2% series B senior deferred coupon notes due 2009 for a like amount of our old 11 1/2% senior deferred coupon notes due 2009.

                            ------------------------

     - The exchange offer expires at 5:00 p.m., New York City time, on March 14, 2000, unless we extend it.

     - We have applied to list the new notes on the Luxembourg Stock Exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO TENDER YOUR OLD NOTES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February 11, 2000.
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     Until May 11, 2000, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you participate in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to your obligation if you are a dealer to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.

                            ------------------------

     In this offering memorandum, "NTL," the "company," "we," "us" and "our" refer to NTL Communications Corp. and its consolidated subsidiaries except where we expressly state that we are only referring to NTL Communications Corp.

     We confirm that the information contained in this prospectus in relation to our company and our subsidiaries and the notes is true and accurate in all material respects and is not misleading in any material respect. Any opinions expressed in this prospectus on the part of our company are honestly held or made and this prospectus does not omit to state any material fact necessary to make such information and opinions (in such context) not misleading in any material respect. All proper enquiries have been made to ascertain and to verify that information. We accept responsibility for the information contained in this document accordingly.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

           EXPLANATORY NOTE REGARDING CORPORATE RESTRUCTURING OF NTL

     On April 1, 1999, NTL Incorporated completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of NTL Incorporated became stockholders in the new holding company and NTL Incorporated became a wholly owned subsidiary of the new holding company. The new holding company took the NTL Incorporated name and the old NTL Incorporated was renamed NTL Communications Corp. The annual report and periodic reports filed with the Commission before April 1, 1999 and which are referred to and incorporated by reference in this prospectus do not reflect this name change.

     The new holding company's stock trades under the same NTLI symbol on the Nasdaq National Market with the same CUSIP number. In the merger, all outstanding shares of old NTL Incorporated were converted into shares of the new holding company with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions, and limitations, as the shares of old NTL Incorporated.

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     At the effective time of the merger, the only material asset of the new holding company was the capital stock of NTL Communications Corp. and it had no material liabilities.

     NTL Incorporated has no obligations under the notes.

     Our principal executive office is located at 110 East 59th Street, New York, New York 10022 and our telephone number is (212) 906-8440. Our World Wide Web address is www.ntl.com. The information on our website is not incorporated by reference into this prospectus.

     In this prospectus, references to "pounds sterling," "L" "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "c" are to the lawful currency of the United States. For your convenience only we have translated some pound sterling amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling. We are not making any representation to you regarding those translated amounts. Unless we otherwise clearly indicate, the translations of pounds sterling into U.S. dollars have been made at $1.6595 per L1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customers purposes by the Federal Reserve Bank of New York on December 31, 1999. On February 10, 2000, the noon buying rate was $1.6057 per L1.00.

     Before January 1, 1999, the pound sterling was a part of the European Monetary System exchange rate mechanism known as the EMS. Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. In accordance with the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, superseded the EMS on January 1, 1999 and the euro was introduced as the single European currency. Since that date, the euro has been the lawful currency of the EMU states. The following 11 member states participate in the EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain.

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                               PROSPECTUS SUMMARY

     This summary highlights information about us and the exchange offer that is contained elsewhere in, or incorporated by reference in, this prospectus. This summary does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the documents incorporated by reference, before making a decision to exchange your old notes.

                                   ABOUT NTL

     We are a leading broadband communications company in the United Kingdom and the Republic of Ireland with approximately 2.2 million customers, including internet service customers. We provide residential, business and carrier customers with a broad array of competitive communications products and services, including the following:

     - RESIDENTIAL SERVICES, including telephony, cable television, personal computer and television-based internet access and interactive services;

     - NATIONAL TELECOMS SERVICES, including business telecoms, national and international carrier telecommunications, internet services and satellite communications services; and

     - BROADCAST TRANSMISSION AND TOWER SERVICES including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services.

     Our objective is to focus on customer service and the development of product offerings that emphasize value rather than simply price discounts. Our product offerings incorporate our fundamental customer proposition:

      "to allow our customers to buy what they need and pay for what they use"

     We believe that this simple construct has allowed us to achieve the industry leading customer penetration (47%) and customer retention levels (approximately 1% churn per month) within the franchises that we have been developing since 1993. In 1998, we expanded our consumer services through the national offer of our television internet and indirect access telephony services. This product allows us to serve over 18 million British Telecommunications customers that will not be passed by our local broadband network infrastructure.

     We provide our broad range of services over local, national and international network infrastructure. This network infrastructure consists of:

     - BROADBAND COMMUNICATIONS NETWORKS that currently pass approximately 4.3 million homes and will be expanded to cover the nearly 5.9 million homes in our regional UK franchise areas and the Republic of Ireland. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass most businesses in our regional franchise areas and are connected to nodes which are typically within approximately 500 meters of each of the 600 homes typically served by each node. Each home is
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       then connected by a "Siamese" cable consisting of two copper pair telephone wires and a coaxial cable, allowing us to deliver telephone, cable television and internet services over a single integrated network. This "Siamese" cable also allows us to deploy both cable modems and digital subscriber line technology for the provision of broadband communications services.

     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY (KNOWN AS SDH) FIBER OPTIC TELECOMMUNICATIONS NETWORK which connects all of the major population centers in the UK to Ireland, Continental Europe and the United States. This self-healing, fully redundant backbone network utilizes Asynchronous Transfer Mode (known as ATM) technology and was built with sufficient duct capacity to accommodate over 2,300 fibers on the majority of its routes. We have designed this network to allow us to place the active components such as routing devices at its edge and close to our customers. We believe this design should ultimately reduce our costs and increase our ability to offer a broad range of voice and data solutions.

     - NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE in the UK, which provide national, regional and local broadcast and wireless communications coverage and is comprised of over 1,450 tower sites in the UK.

     On April 1, 1999, we completed a corporate restructuring to create a holding company, which took our original name "NTL Incorporated". The holding company was created to pursue opportunities outside of the United Kingdom and Ireland.

     NTL Communications Corp. was incorporated on April 2, 1993 under the General Corporation Law of the State of Delaware.

                              RECENT DEVELOPMENTS

ACQUISITION OF AUSTRALIAN NATIONAL TRANSMISSION NETWORK BY NTL INCORPORATED

     On April 30, 1999, a subsidiary of NTL Incorporated acquired the Australian National Transmission Network for an aggregate purchase price of approximately $425.5 million, including related expenses. While NTL Incorporated ultimately intends to finance the purchase price by a separate financing, the funds necessary to pay the purchase price for the Australian network were obtained from a distribution by us to NTL Incorporated.

ACQUISITION OF IRISH CABLELINK

     In May 1999, we announced our first broadband venture outside the UK with the acquisition of Cablelink Limited, Ireland's largest cable television provider. Telecom Eireann (now named Eircom) and Radio Telefis Eireann announced NTL as the successful bidder after a competitive tendering process. In July 1999, we acquired Cablelink for approximately 535.18 million Irish punts (approximately $701.0 million, including related expenses). We secured a bridge facility for the full purchase price. The proceeds of the offering of the old notes were used to repay in full the bridge facility.

     Cablelink provides multi-channel television and information services in Dublin, Galway and Waterford. With a customer base of over 360,000 subscribers, Cablelink
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currently has an 83% penetration rate in its cable broadband network which passes 420,000 homes. Cablelink holds licenses to provide analog and digital television services in its franchises for 15 years, with exclusive rights for five years as of the beginning of 1999. It also has a full service license allowing it to provide public telephony, internet and other value-added services throughout Ireland.

ACQUISITION OF BT CABLE FRANCHISES IN WESTMINSTER AND MILTON KEYNES

     In July 1999, we acquired broadband cable franchises located in Westminster, London and Milton Keynes from British Telecommunications plc for an aggregate of L19.0 million (approximately $31.2 million). We expect to invest approximately L15.0 million (approximately $24.7 million) to upgrade the networks for digital cable, interactive service and high speed internet access. In addition, we paid British Telecommunications L5.0 million (approximately $8.2 million) on closing and will pay up to L14.0 million (approximately $23.0 million) on completion of the upgrade of the Westminster network. We lease the networks from British Telecommunications on a long term basis for an annual lease payment of approximately L3.9 million (approximately $6.4 million).

ACQUISITION OF WORKPLACE TECHNOLOGIES BY NTL INCORPORATED

     In September 1999, NTL Incorporated acquired substantially all of the shares of Workplace Technologies plc, one of the UK's leading data network service integrators, for cash of approximately L96.6 million (approximately $158.3 million) and loan notes of approximately L4.5 million ($7.4 million). NTL Incorporated currently expects to transfer Workplace to us in the first quarter of 2000.

NTL INCORPORATED'S AGREEMENT TO ACQUIRE THE CONSUMER CABLE TELEPHONE, INTERNET AND TELEVISION OPERATIONS OF CABLE & WIRELESS COMMUNICATIONS PLC WITH THE SUPPORT OF FRANCE TELECOM

     In July 1999, our parent company NTL Incorporated agreed, with the support of France Telecom, to acquire the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services business of Cable & Wireless Communications plc, referred to as CWC ConsumerCo. NTL Incorporated has proposed to acquire CWC ConsumerCo for approximately 68 million new shares of NTL Incorporated common stock and L2.85 billion in cash. NTL Incorporated will also assume approximately L1.9 billion of CWC ConsumerCo's net debt, plus further debt up to an agreed amount of CWC ConsumerCo cash outflow between March 31, 1999 and the closing of the acquisition. The bringing together of NTL Incorporated and CWC ConsumerCo will create the largest cable telephone and television company in the United Kingdom and Ireland with more than 2.8 million customers. This acquisition is subject to both regulatory and shareholder approvals and is not expected to close for several months. On November 12, 1999, the U.K. Secretary of State for Trade & Industry announced that the acquisition would be referred to the Competition Commission under the provisions of the Fair Trading Act of 1973, despite the contrary recommendation of the Director of Fair Trading not to refer the matter. The stated report date of the Competition Commission is February 25, 2000.
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     In conjunction with this acquisition, France Telecom agreed to invest a total of $5.5 billion in NTL Incorporated, which includes an initial investment of $1.0 billion completed in August 1999. Under the terms of the France Telecom investment, France Telecom will invest $2.5 billion in NTL Incorporated common stock issued at $74 per share and $2.0 billion of convertible preferred stock with a 5% dividend. Each share of the 5% preferred stock would be convertible into 10 shares of NTL Incorporated common stock (subject to antidilution adjustments). The initial investment completed in August represented approximately 3.4 million shares of that common stock and 750,000 shares of that preferred stock. Jean-Louis Vinciguerra, France Telecom's Senior Executive Vice President and Chief Financial Officer, joined NTL Incorporated's board of directors, at the time of completion of the initial investment.

     As the acquisition is currently structured, CWC ConsumerCo will not become a subsidiary of ours on closing of the transaction. Together with NTL Incorporated, we are currently evaluating from an operating, financial and legal perspective the feasibility and desirability of making CWC ConsumerCo a subsidiary of ours in the future. As of the date of this prospectus, no decision has been made regarding this issue. We cannot currently predict when we will complete our evaluation or what the result of our evaluation will be. In connection with the transaction, NTL Incorporated has obtained a financing commitment for up to approximately L2.38 billion to fund a portion of the cost of the acquisition.

SALE OF INTEREST IN CABLE LONDON

     In August 1999, Telewest Communications PLC exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million (approximately $704.7 million) in cash. We established the purchase price pursuant to a buy/sell agreement between the parties. The sale was completed on November 21, 1999. The sale of our shares of Cable London PLC is an "Asset Sale" for the purposes of the indentures for some of our indebtedness. The proceeds of the sale were used to purchase Cablelink from another member of the NTL group, in satisfaction of our obligation to invest in "Replacement Assets" under the terms of the indentures for some of our indebtedness.

ACQUISITION OF ADDITIONAL NTL INCORPORATED COMMON STOCK BY FRANCE TELECOM

     On October 25, 1999, NTL Incorporated announced that France Telecom agreed to purchase approximately 3.4 million shares of NTL Incorporated common stock from NTL Incorporated stockholders who received the shares as consideration in an acquisition that was completed by NTL Incorporated in the first quarter of 1999.
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                               THE EXCHANGE OFFER

Notes offered.................   We are offering up to:

                                 - E250,000,000 principal amount of new 9 1/4% series B senior notes due 2006;

                                 - E350,000,000 principal amount of new 9 7/8% series B senior notes due 2009; and

                                 - E210,000,000 principal amount at maturity of new 11 1/2% series B senior deferred coupon notes due 2009

                                 The series B notes have been registered under the Securities Act.

The exchange offer............   We are offering to issue the new notes in
                                 exchange for a like principal amount at
                                 maturity of your old notes. For procedures for tendering, see "The Exchange Offer."

Tenders, expiration date;
   withdrawal.................   The exchange offer will expire at 5:00 p.m. New
                                 York City time on March 14, 2000 unless we extend it. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time before March 14, 2000. If we decide for any reason not to accept any old note for exchange, it will be returned without expense to you promptly after the end of the exchange offer.

United States federal income
tax consequences..............   Your exchange of old notes for new notes in the
                                 exchange offer should not result in any income, gain or loss to you for federal income tax purposes. See "Federal Income Tax
                                 Considerations."

Use of proceeds...............   We will not receive any proceeds from the
                                 exchange pursuant to the exchange offer.

Exchange agent................   The Chase Manhattan Bank through its offices
                                 specified in this prospectus in New York,
                                 London and Luxembourg is acting as the exchange
                                 agent for the exchange offer. See "The exchange
                                 offer -- exchange agent" and the inside back
                                 cover of this prospectus for the location of
                                 the offices of the exchange agent.
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           CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER

     The following summary is based on interpretations by the staff of the SEC in no action letters issued to third parties. Unless you are an affiliate of NTL, generally if you exchange your old notes for new notes in the exchange offer you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. However, those new notes must have been acquired by you in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See "Risk Factors -- If you do not exchange your old notes for new notes you will continue to hold notes subject to restrictions on transfer," "The exchange offer" and "Registration rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects, except for:

     (1) the transfer restrictions and registration rights relating to the old notes, and

     (2) provisions under the registration rights agreements providing for special interest on the old notes under circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer.

Issuer.....................  NTL Communications Corp.

Notes Offered.............. E250.0 million in principal amount of 9 1/4% series
                            B senior notes due 2006,
                            E350.0 million in principal amount of 9 7/8% series B senior notes due 2009, and E210.0 million in principal amount at maturity of 11 1/2% series B senior deferred coupon notes due 2009.

Maturity...................  The 2006 notes mature November 15, 2006.
                             The 2009 notes mature November 15, 2009.
                             The deferred coupon notes mature November 15, 2009.

Issue Price................  The issue price for the 2006 notes is 100.000%.
                             The issue price for the 2009 notes is 100.000%. The issue price for the deferred coupon notes is 57.333%.

Yield and Interest.........  The 2006 notes will accrue interest at a rate of
                             9 1/4% per year and will be payable in cash,
                             semi-annually in arrears, on May 15 and November 15, commencing May 15, 2000. The 2009 notes will accrue interest at a rate of 9 7/8% per
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                             year and will be payable in cash, semi-annually in
                             arrears, on May 15 and November 15, commencing May 15, 2000. The deferred coupon notes will accrete at a rate of 11 1/2% per year to an aggregate principal amount of E210.0 million by November 15, 2004 and, after November 15, 2004, will pay cash interest, semi-annually in arrears on May 15 and November 15, commencing May 15, 2005.

Ranking....................  These notes are senior debts. They rank ahead of all of our subordinated indebtedness and rank equal in right of payment with all of our existing and future senior debts.

                             Assuming we had completed the offering of the old notes and applied the proceeds on September 30, 1999, these notes:

                             - would have ranked equally with approximately $4.4
                               billion of our senior debts, and
                             - would have ranked senior in right of payment to
                               approximately $0.6 billion of our subordinated indebtedness.

                             In addition, the notes will effectively rank behind all existing and future indebtedness and other liabilities and commitments of our subsidiaries. On September 30, 1999 the total liabilities of our subsidiaries were approximately $2.7 billion.

Optional Redemption........  The 2006 notes may not be redeemed by NTL except in the limited circumstances described in "Description of the 2006 Notes -- Additional Amounts; Optional Tax Redemption." On or after November 15, 2004, we may redeem some or all of the 2009 notes and the deferred coupon notes at any time at the redemption prices listed in the "Description of the 2009 Notes" and "Description of the Deferred Coupon Notes" sections under the heading "Optional Redemption."
Mandatory Offer to
   Repurchase..............  If we experience specific kinds of changes of control or engage in specific kinds of asset sales, we must offer to repurchase the notes at the redemption prices stated in the "Description of the 2006 Notes," "Description of the 2009 Notes" and "Description of the Deferred Coupon Notes" sections under the headings "Change of Control" and "Asset Sale," respectively.
Basic Covenants of
   Indentures..............  The indentures will, among other things, restrict our ability and the ability of some of our
                             subsidiaries to:
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                             - make restricted payments,

                             - incur additional indebtedness and issue preferred
                               stock,

                             - incur liens,

                             - pay dividends on stock or repurchase stock,

                             - sell all or substantially all of our assets or
                               merge with or into other companies, and

                             - engage in certain transactions with affiliates.

                             These covenants are subject to important exceptions. For more details, see the "Description of the 2006 Notes," "Description of the 2009 Notes" and "Description of the Deferred Coupon Notes" section under the heading "Covenants."

Original Issue Discount....  The deferred coupon notes are being offered at an original issue discount for United States federal income tax purposes. As a result, although cash interest will not accrue on the deferred coupon notes prior to November 15, 2004, original issue discount will accrue from the issue date of the deferred coupon notes and will be included as interest income periodically in a holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Federal Income Tax Considerations."

Governing Law and
   Judgments...............  The notes and the indentures under which the notes will be issued will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be made in the currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

Trustee, principal paying
   agent and registrar.....  The Chase Manhattan Bank.

Paying agent and transfer
   agent in Luxembourg.....  Chase Manhattan Bank Luxembourg S.A.

Listing Agent in
   Luxembourg..............  Banque Internationale a Luxembourg.

Book-entry transfer
facilities.................  DTC, Euroclear and Clearstream.
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

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information for NTL Communications Corp. presented below under the captions "Income Statement Data" for the years ended December 31, 1998, 1997 and 1996, and "Balance Sheet Data" at December 31, 1998, was derived from our audited consolidated financial statements. Interim data at September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited, but include in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

     In June and September 1998, we purchased ComTel Limited and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited, now known as NTL (Triangle) Limited, for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased Eastern Group Telecoms or EGT for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. In March 1999, we purchased Diamond Cable Communications plc for an aggregate purchase price of approximately $986.1 million including intangibles of $1.3 billion. The net assets and results of operations of ComTel, Comcast UK, EGT and Diamond are included in the consolidated financial statements from their respective dates of acquisition. In August 1999, Telewest exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million (approximately $704.7 million). The unaudited pro forma financial information does not give effect to the proposed acquisition of CWC ConsumerCo by NTL Incorporated or to the proposed financing of the acquisition.

     In May 1996, we purchased NTL Group Limited for an aggregate purchase price of approximately $439.0 million, including goodwill of approximately $263.0 million. The net assets and results of operations of NTL Group Limited are included in the consolidated financial statements from the date of the acquisition.

     The unaudited pro forma financial information is derived from the unaudited pro forma financial data and gives effect to the completed acquisitions and the sale of Cable London. The unaudited pro forma financial information does not purport to present our financial position or results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The following information should be read in conjunction with our consolidated financial statements and related notes and the unaudited pro forma financial data and related notes, in each case, appearing elsewhere in this prospectus.
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
                                             NINE MONTHS ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------   ----------------------------------------------
                                            PRO FORMA                             PRO FORMA
                                              1999          1999        1998         1998        1998        1997        1996
                                           -----------   ----------   ---------   ----------   ---------   ---------   ---------
                                                                              (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues.................................  $ 1,081,658   $1,052,860   $ 484,590   $1,112,984   $ 747,015   $ 491,775   $ 228,343
Costs and expenses
  Operating expenses.....................      517,381      507,335     243,476      523,473     372,134     301,644     144,315
  Selling, general and administrative
    expenses.............................      428,001      416,077     192,070      441,800     299,494     169,133     114,992
  Depreciation and amortization..........      558,377      518,356     156,785      586,044     266,112     150,509      98,653
  Franchise fees.........................       22,287       22,287      18,729       25,036      25,036      23,587      13,117
  Corporate expenses.....................       18,475       18,475      11,797       21,025      17,048      18,324      14,899
  Nonrecurring charges...................           --           --          --       (4,194)     (4,194)     20,642          --
                                           -----------   ----------   ---------   ----------   ---------   ---------   ---------
    Total costs and expenses.............    1,544,521    1,482,530     622,857    1,593,184     975,630     683,839     385,976
                                           -----------   ----------   ---------   ----------   ---------   ---------   ---------
  Operating (loss).......................     (462,863)    (429,670)   (138,267)    (480,200)   (228,615)   (192,064)   (157,633)
Other income (expense)
  Interest and other income..............       37,966       26,829      39,796       83,144      46,024      28,415      33,634
  Interest expense.......................     (510,131)    (484,570)   (226,422)    (588,402)   (328,815)   (202,570)   (137,032)
  Other gains............................           --           --          --           --          --      21,497          --
  Foreign currency transactions
    gains/(losses).......................      (18,049)      22,523      (6,973)      24,953       4,152         574       2,408
                                           -----------   ----------   ---------   ----------   ---------   ---------   ---------
(Loss) before income taxes, minority
  interests and extraordinary item.......     (953,077)    (864,888)   (331,866)    (960,505)   (507,254)   (344,148)   (258,623)
Income tax benefit (provision)...........           --           --          --        3,327       3,327      15,591      (7,653)
                                           -----------   ----------   ---------   ----------   ---------   ---------   ---------
(Loss) before minority interests and
  extraordinary item.....................     (953,077)    (864,888)   (331,866)    (957,178)   (503,927)   (328,557)   (266,276)
Minority interests.......................           --           --          --           --          --          --      11,822
(Loss) from early extinguishment of
  debt...................................           --           --      (4,239)     (30,689)    (30,689)     (4,500)         --
                                           -----------   ----------   ---------   ----------   ---------   ---------   ---------
Net (loss)...............................  $  (953,077)  $ (864,888)  $(336,105)  $ (987,867)  $(534,616)  $(333,057)  $(254,454)
                                           ===========   ==========   =========   ==========   =========   =========   =========
OTHER DATA:
Capital expenditures.....................                $  855,667   $ 464,944                $ 772,144   $ 503,656   $ 505,664
                                                         ==========   =========                =========   =========   =========

                                                                SEPTEMBER 30,       DECEMBER 31,
                                                                     1999               1998
                                                              ------------------    ------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............      $  662,918         $  996,896
Working capital.............................................          76,648            600,549
Fixed assets, net...........................................       5,229,317          3,854,430
Total assets................................................       9,368,683          6,194,097
Long-term debt..............................................       7,482,814          5,043,803
Senior Redeemable Exchangeable Preferred Stock..............              --            124,127
Shareholder's equity........................................         875,009            355,154

                                  RISK FACTORS

     You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See "Where you can find more information about us." In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are also generally applicable to the old notes as well as the new notes.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO RESTRICTIONS ON TRANSFER AND WHICH ARE NOT FREELY TRADEABLE

     If you do not tender your old notes or you tender your old notes and we do not accept the tender, your old notes will continue to be subject to their existing restrictions on transfer and exchange. In general, unless the old notes are registered under the Securities Act, you cannot offer or sell your old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in limited circumstances which we summarize under "Registration rights" in this prospectus, we do not have any obligation to register your old notes under the Securities Act. We do not expect that we will take any action to register the old notes under the Securities Act unless we are required to do so in those limited circumstances.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH

     We are and, for the foreseeable future will continue to be, highly leveraged. On September 30, 1999, the accreted value of our total long-term indebtedness was approximately $7.5 billion.

     This debt represents approximately 90% of our total capitalization. The indentures governing the notes and our other outstanding indebtedness permit us to incur additional indebtedness to finance our working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of assets, licenses and computer software that are used in connection with a cable business, as well as entities that are engaged in the cable business.

     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly if any of our borrowings are at variable interest rates;

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business; and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF OUR PARENT, WE WILL BE REQUIRED TO REPURCHASE SOME OF OUR INDEBTEDNESS INCLUDING THE NOTES -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES

     We may under some circumstances involving a change of control of our parent be obligated to offer to repurchase outstanding debt securities, including the notes, before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities in those circumstances.

THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING

     Following our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. Given our most recent acquisitions, we estimate that significant amounts of additional funding will be necessary to meet these capital expenditure requirements. We estimate that capital expenditure and debt service requirements, net of cash from operations, will aggregate up to approximately $1.7 billion in the fourth quarter of 1999 and through December 31, 2000. At September 30, 1999 we had approximately $663.0 million in cash and securities. In addition, NTL Incorporated excluding its subsidiaries had approximately $889.0 million in cash and securities at September 30, 1999, most of which is available to fund our cash requirements. As a result, we will need additional cash to fund our cash requirements.

     We cannot be certain that:

     - we will be able to obtain additional financing with acceptable terms,

     - actual construction costs will meet our expectations,

     - we will satisfy conditions precedent to advances under future credit facilities,

     - we will not acquire additional businesses that require additional capital,

     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, or

     - we will withstand exposure to exchange and interest rate fluctuations.

     We do not have any firm additional financing plans to address the factors listed above.

WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY THE ENTIRE PRINCIPAL AMOUNT OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Some of the measures we may take to refinance our debt include:

     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness, and

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders.

     We cannot be certain that we will succeed in executing any of these measures.

TOGETHER WITH NTL INCORPORATED, WE ARE CURRENTLY EVALUATING THE FEASIBILITY AND DESIRABILITY OF MAKING CWC CONSUMERCO A SUBSIDIARY AT SOME POINT IN THE
FUTURE -- WE CANNOT PREDICT THE OUTCOME OF OUR EVALUATION

     As the proposed CWC ConsumerCo acquisition is currently structured, CWC ConsumerCo will not become a subsidiary of NTL on the closing of the transaction. Together with NTL Incorporated, we are currently evaluating from an operating, financial and legal perspective the feasibility and desirability of making CWC ConsumerCo a subsidiary of NTL in the future. As of the date of this prospectus, no decision has been made regarding this issue. We cannot currently predict when we will complete our evaluation or what the result of our evaluation will be.

     If a determination is made to make CWC ConsumerCo a subsidiary of NTL, any benefits that arise from the acquisition could be less than anticipated. There is also the risk that the integration of CWC ConsumerCo with NTL and our networks could be more difficult than anticipated or that there are unknown liabilities relating to CWC ConsumerCo. We cannot be certain that if CWC ConsumerCo is subsequently made a subsidiary of ours, we will realize any expected benefits, the potential risks will not occur or that those risks can be managed without adversely affecting us.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION

     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness. We cannot assure you that, with respect to our recent acquisitions, as well as future acquisitions, if they occur, that we:

     - will realize any anticipated benefits,

     - will successfully integrate the businesses with our operations, or

     - will manage that integration without adversely affecting NTL.

WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized may limit the payment of dividends, loans and other distributions to us.

     Your right to receive payments on or in respect of the notes could be adversely affected in the event of a bankruptcy of any of our subsidiaries. Following the liquidation of one of our subsidiaries or joint ventures, the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation. On September 30, 1999, the total liabilities of our subsidiaries were approximately $2.7 billion.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations and obtain additional required funds.

     We had net losses for:

     - the nine months ended September 30, 1999 of $864.9 million, and for the years ended December 31,

     - 1998: $534.6 million

     - 1997: $333.1 million

     - 1996: $254.5 million

     - 1995: $90.8 million

     - 1994: $29.6 million

     As of September 30, 1999, our accumulated deficit was $2.1 billion.

WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES

     For the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997, 1996, 1995, 1994, our earnings were insufficient to cover fixed charges by approximately $896.8 million, $565.7 million, $355.4 million, $257.1 million, $105.4 million and $31.8 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations on the notes.

WE HAVE DISTRIBUTED FUNDS TO NTL INCORPORATED IN THE PAST AND MAY DO SO IN THE FUTURE

     Under our existing indentures and the indentures for these notes we are permitted to dividend or distribute funds up to specified limits to NTL Incorporated, our parent. In April

1999 we distributed $500.0 million to NTL Incorporated to finance NTL Incorporated's purchase of the Australian National Transmission Network for approximately $425.5 million, including related expenses, and its purchase of the "1G Networks" in France for approximately $67.4 million. NTL Incorporated may, but is not required to, recontribute those funds to us. Any dividends and distributions, to the extent permitted, may be made at other times for other purposes.

ALTHOUGH WE MAY, SUBJECT TO THE LIMITATIONS UNDER OUR INDENTURES, CONTRIBUTE CASH TO NTL INCORPORATED TO FINANCE ACQUISITIONS, THE CASH FLOW GENERATED FROM OPERATIONS AT OUR PARENT WILL NOT BE AVAILABLE TO SERVICE OUR OBLIGATIONS UNDER THE NOTES.

     NTL Incorporated will not guarantee the notes. Consequently, any cash flow generated by the Australian National Transmission Network and the 1G Networks, which have been recently acquired by NTL Incorporated, as well as any other assets located at, or acquired by, NTL Incorporated, will not be available to service our obligations under the notes unless contributed or otherwise distributed to us. Furthermore, the acquisition of CWC ConsumerCo will initially be made at the parent company level and any cash flow generated from CWC ConsumerCo once acquired will not be available to service our obligations under the notes unless CWC ConsumerCo is subsequently contributed or otherwise distributed to us.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL HEALTH COULD BE ADVERSELY AFFECTED

     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully our business, financial condition and results of operations could be adversely affected.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE ADVERSELY TO US

     Our principal business activities in the UK are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     In addition, we are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce the range of programing and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the Castle Tower Corporation Consortium and NTL have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by 5 years' notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON ITV AND OTHER CONTRACTS

     Our broadcast services business is substantially dependent upon contracts with the ITV contractors, Channel 4/Welsh Fourth Channel and Vodafone for the provision of transmission services. The prices that we may charge these companies for transmission services are subject to regulation by OFTEL. The contracts with the ITV contractors and Channel 4/Welsh Fourth Channel terminate on December 31, 2002. Although, historically, the ITV contractors and Channel 4/Welsh Fourth Channel have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services currently provided by us. The loss of any one of these contracts could have a material adverse effect on us.

     OUR COMPUTER SYSTEMS AND SOFTWARE AND THE COMPUTER SYSTEMS AND SOFTWARE OF THE THIRD PARTIES UPON WHOM WE RELY MAY MALFUNCTION AND INTERRUPT OUR OPERATIONS AND SERVICES AND HARM OUR BUSINESS AS A RESULT OF THE YEAR 2000 PROBLEM.

     Our operations are heavily dependent on computer systems and software and other electronic devices. Many existing computer programs and electronic devices mistakenly treat dates falling after December 31, 1999 because they only use two digits to identify a year in the date field. Year 2000 problems may affect us in connection with the computer systems, software and other electronic devices we use in our operations as well as the computer systems, software and other electronic devices which our suppliers, customers and strategic partners operate or upon which they rely.

     We have conducted a program to identify and remedy any Year 2000 issues with our computer systems, software and other electronic devices. To date, we have not experienced any significant problems related to the Year 2000. However, a problem that has not yet been identified may arise and could have adverse consequences to us.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and to meet our strategic objectives will require a continuation of that growth. Management of that growth will require, among other things:

     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and

     - the training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses, and the loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. However, the cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN U.S. DOLLARS BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES

     We will encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in British pounds sterling, while we pay interest and principal obligations with respect to most of our existing indebtedness in United States dollars. We cannot assure you that any hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary in the UK for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects a significant portion of a system's underground cable network could result in substantial uninsured losses.

THERE HAS BEEN NO PUBLIC MARKET FOR THE NOTES -- WE CANNOT ASSURE YOU THAT A LIQUID MARKET WILL DEVELOP FOR THE NOTES

     There has been no public market for the notes. We do not intend to seek to have any of the notes listed or quoted on any securities exchange or automated quotation system, except for the Luxembourg Stock Exchange. Although the initial purchasers of the old notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and any market making may be discontinued at any time without notice. As a result, we cannot assure you as to the ongoing development or liquidity of any market that may develop for the notes.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS

     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing information included or incorporated by reference in this prospectus, it should be kept in mind that actual results may differ materially from those expressed or implied in those projections and forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by those projections and forward-looking statements include those specified in this Risk Factors section, as well as:

     - industry trends,

     - our ability to

               -- continue to design network routes and install facilities,

               -- obtain and maintain any required government licenses or approvals, and

               -- finance construction and development,

     all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

               -- customer acceptance,

               -- churn rates,

               -- overall market penetration and competition from providers of alternative services,

               -- Year 2000 readiness, and

               -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting these projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all,

     - actual amounts required to complete our planned build out will not exceed the amount we estimate (see "-- The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding") or that additional financing substantially in excess of that amount will not be required,

     - we will not acquire franchises, licenses or other new businesses that would require additional capital,

     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances"),

     - we will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in U.S. dollars but generally generate revenues and incur expenses in other currencies"),

     - there will not be adverse changes in applicable United States, United Kingdom or Bermuda tax laws, or

     - the future effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by those considerations.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     This prospectus and the accompanying letter of transmittal set out the terms and conditions of the exchange offer. On and subject to those terms and conditions we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The expiration date is 5:00 p.m., New York City time, on March 14, 2000. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which we extend the exchange offer.

     This prospectus, together with the letter of transmittal, is first being sent on or about the date of this prospectus, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to the conditions described under "Conditions to the exchange offer" below.

     We expressly reserve the right, at any time or on one or more occasions, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of the extension to you. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. If we do not accept any old notes tendered for exchange for any reason they will be returned to you. We will return those notes without expense to you as promptly as practicable after the end of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount at maturity of E1,000 and any whole multiple of E1,000.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes which we have not already accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the exchange offer" occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable. A notice in the case of any extension will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The tender to us of old notes by you and the acceptance by us of your tender will be a binding agreement between us on the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal in respect of the old notes tendered by you.

PROCEDURES FOR TENDERING OLD NOTES

     When we refer to a holder of old notes in this section of the prospectus relating to the exchange offer, that includes account holders and any participant in the DTC, Euroclear or Clearstream clearing systems whose name appears on a security position listing as the holder of those old notes. Any holder who wishes to tender old notes for exchange in the exchange offer must transmit the letter of transmittal, properly completed and duly executed, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message instead of a letter of transmittal to The Chase Manhattan Bank as exchange agent at one of the addresses set forth below under "Exchange agent," on or before the expiration date.

     In addition, either

     - certificates for the tendered old notes must be received by the exchange agent along with the letter of transmittal before the expiration date,

     - a timely confirmation of a book-entry transfer of the tendered old notes, which we refer to as a book-entry confirmation, into the appropriate exchange agent's account at the appropriate book-entry transfer facility pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date along with the letter of transmittal or an agent's message instead of a letter of transmittal, or

     - the holder must comply with the guaranteed delivery procedures we describe below.

     An agent's message means a message, transmitted by the book-entry transfer facility to and received by the exchange agent. An agent's message forms a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the appropriate letter of transmittal and that we may enforce such letter of transmittal against the participant.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery before the expiration date. No letters of transmittal or old notes should be sent to NTL.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless

     - you have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - the old notes are tendered for the account of an eligible institution, as we define that term below.

     In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is

     - a member of a registered national securities exchange,

     - a member of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - another eligible institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act.

We refer to each of the institutions in the bullet points above as eligible institutions. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on those documents guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     The interpretation by us of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the appropriate letter of transmittal and the instructions to the letter of transmittal shall be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes for exchange must be cured within reasonable period of time determined by us unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give you notification of any defect or irregularity with respect to any tender of old notes by you for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. The old notes or the power of attorney should be signed exactly as the name or names of the registered holder or holders that appear on the security position listing.

     If a letter of transmittal, any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing and, in addition, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive it.

     By tendering, you will represent to us that, among other things,

     - the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder,

     - that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the notes, and

     - that neither the holder nor any other person receiving the new notes is an affiliate, as defined under Rule 405 of the Securities Act, of NTL.

     If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the exchange offer, you

     - cannot rely on the applicable interpretations of the staff of the SEC, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer who holds old notes acquired for your own account as a result of market-making activities or other trading activities, and you receive new notes in exchange for those old notes in the exchange offer, you may be an "underwriter" within the meaning of the Securities Act and must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will

     - accept, promptly after the expiration date, all old notes properly tendered,

     - issue the new notes promptly after acceptance of the old notes, and

     - cause the new notes to be authenticated by the trustee.

     For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral, promptly confirmed in writing, or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same class having a principal amount at maturity equal to that of the surrendered old note.

     If any old notes tendered by you are not accepted for any reason set forth in the terms and conditions of the exchange offer or if you submitted old notes for an amount or quantity greater than you desire to exchange, those unaccepted or non-exchanged old notes will be returned without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described below, those non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the end of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish accounts with respect to the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. If you are a financial institution that is a participant in a book-entry transfer facility's system you may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

     Although you may deliver old notes to the exchange agent in the exchange offer through book-entry transfer at the book-entry transfer facility, the letter of transmittal or a facsimile of it, with any required signature guarantees or an agent's message instead and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses set forth below under "Exchange agent," on or before the expiration date. If this is not possible, the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If you want to tender old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes if

         - the tender is made through an eligible institution,

         - before the expiration date, the exchange agent received from the eligible institution the appropriate notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of old notes tendered, stating that the tender is being made by that notice. The notice of guaranteed delivery must guarantee that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and any other documents required by the appropriate letter of transmittal will be deposited by the eligible institution with the exchange agent, and

         - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time before the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the addresses set forth below under "Exchange agent". Any notice of withdrawal must:

     - specify the name of the person having tendered the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the principal amount at maturity,

     - and where certificates for old notes have been transmitted, specify the name in which those old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent then, before the release of such certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If you tendered old notes under the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless you are an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for tendering old notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, the old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for the old notes any of the following events occurs:

         (1) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

              (a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any transaction contemplated by the exchange offer, or

              (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer,

             or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in our sole judgement, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the Commission referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

         (2) there shall have occurred

              (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

              (b) any limitation by any governmental agency or authority which may adversely affect the ability of NTL to complete the transactions contemplated by the exchange offer,

              (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or

         (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those circumstances; or

         (4) any change or any development involving a prospective change shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of NTL and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

             which, in our reasonable judgment in any case, and regardless of the circumstances, including any action by us, giving rise to that condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance or exchange or with that exchange.

     The conditions described above are for our sole benefit. Those conditions may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of our rights and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent in respect of the notes for the exchange offer. All executed letters of transmittal should be sent to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal in respect of the notes and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

            Delivery To: The Chase Manhattan Bank, as exchange agent

                                         In London
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
          The Chase Manhattan Bank                            44 171 777 5410
          Attn: Operations Manager
               Trinity Tower                               Confirm by Telephone:
            9 Thomas More Street                    Operations Manager: 44 171 777 5414
               London E1 9YT
                                       In Luxembourg
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
    Chase Manhattan Bank Luxembourg S.A.                     (352) 46 26 85 380
          Attn: Operations Manager
               5 Rue Plaetis                               Confirm by Telephone:
             L-2338, Luxembourg                    Operations Manager: (352) 46 26 85236
                                        In New York
  By Mail, By Hand and Overnight Courier:                      By Facsimile:
          The Chase Manhattan Bank                             (212) 638-7380
    Corporate Trust -- Securities Window                       (212) 638-7381
         Room 234 -- North Building
              55 Water Street                               Confirm by Telephone
          New York, New York 10041                     Carlos Esteves: (212) 638-0828
                                                               (212) 638-0454

     Delivery of the letter of transmittal in respect of the notes to an address other than as set forth above or transmission via facsimile other than as set forth above is not a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $250,000.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with any tender of old notes for exchange, except if you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange of the old notes for new notes. We used the aggregate net proceeds of the offering of the old notes to repay in full the bridge facility we entered into to finance the Cablelink acquisition. At September 30, 1999, the Cablelink bridge facility bore interest at the rate of 11.25%. The proceeds remaining after such repayment will be used for the purposes permitted by our indentures. The remaining proceeds amounted to approximately $4,238,000.

                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per L1.00.

     The average rate is the average of the noon buying rates on the last day of each month during the relevant period.

YEAR ENDED DECEMBER 31,                         PERIOD END     AVERAGE      HIGH      LOW
-----------------------                         ----------    ----------    -----    -----
1995..........................................     1.55          1.58        1.64     1.53
1996..........................................     1.71          1.56        1.72     1.49
1997..........................................     1.65          1.64        1.71     1.56
1998..........................................     1.66          1.66        1.72     1.61
1999..........................................     1.62          1.61        1.65     1.58
2000 (through January 31).....................     1.62          1.62        1.65     1.62

     Before January 1, 1999, the pound sterling was a part of the European Monetary System exchange rate mechanism known as the EMS. Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. In accordance with the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, superseded the EMS on January 1, 1999 and the euro was introduced as the single European currency. Since that date, the euro has been the lawful currency of the EMU states. The following 11 member states participate in the EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of NTL Communications Corp. as of September 30, 1999, and is adjusted to give effect to the offering of the old notes and the application of the net proceeds from the sale of the old notes. All amounts have been translated into U.S. dollars at September 30, 1999 exchange rates.

                                                                AS OF SEPTEMBER 30, 1999
                                                              ----------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $    662,918    $    694,812
                                                              ============    ============
Current portion of long-term debt...........................  $    114,976    $    114,976
                                                              ============    ============
Long-term debt:
  NTL Communications:
     Senior Increasing Rate Notes...........................  $    704,615    $         --
     12 3/4% Series A Senior Deferred Coupon Notes due
       2005.................................................       259,866         259,866
     11 1/2% Series B Senior Deferred Coupon Notes due
       2006.................................................       904,878         904,878
     9 1/4% Senior Notes due 2006...........................            --         267,100
     10% Series B Senior Notes due 2007.....................       400,000         400,000
     9 1/2% Senior Sterling Notes due 2008..................       205,208         205,208
     10 3/4% Senior Deferred Coupon Sterling Notes due
       2008.................................................       340,929         340,929
     9 3/4% Senior Deferred Coupon Notes due 2008...........       930,037         930,037
     11 1/2% Senior Notes due 2008..........................       625,000         625,000
     12 3/8% Senior Deferred Coupon Notes due 2008..........       278,356         278,356
     7% Convertible Subordinated Notes due 2008.............       599,300         599,300
     9 3/4% Senior Deferred Coupon Sterling Notes due
       2009.................................................       352,540         352,540
     9 7/8% Senior Notes due 2009...........................            --         373,940
     11 1/2% Senior Deferred Coupon Notes due 2009..........            --         128,635
  NTL Triangle:
     11.2% Senior Discount Debentures due 2007..............       457,758         457,758
     Other..................................................         7,135           7,135
  Diamond:
     13 1/4% Senior Discount Notes due 2004.................       285,223         285,223
     11 3/4% Senior Discount Notes due 2005.................       462,905         462,905
     10 3/4% Senior Discount Notes due 2007.................       328,165         328,165
     10% Senior Sterling Notes due 2008.....................       222,264         222,264
     9 1/8% Senior Notes due 2008...........................       110,000         110,000
     Other..................................................         8,635           8,635
                                                              ------------    ------------
          Total long-term debt..............................     7,482,814       7,547,874
                                                              ------------    ------------

                                                                AS OF SEPTEMBER 30, 1999
                                                              ----------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
Common stock, $0.01 par value, 100 shares authorized, issued
and outstanding.............................................            --              --
  Additional paid-in capital................................     2,894,190       2,894,190
  Accumulated other comprehensive income....................        97,375          97,375
  (Deficit).................................................    (2,116,556)     (2,119,590)
                                                              ------------    ------------
          Total shareholders' equity........................       875,009         871,975
                                                              ------------    ------------
Total capitalization........................................  $  8,357,823    $  8,419,849
                                                              ============    ============

---------------
There has been no material change to the capitalization of NTL since September 30, 1999.

      SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information for NTL Communications Corp. presented below under the captions "Income Statement Data". For the years ended December 31, 1998, 1997, 1996, 1995 and 1994, and "Balance Sheet Data" at December 31, 1998, was derived from our consolidated financial statements audited by Ernst & Young LLP. Interim data at September 30, 1999, and for the nine months ended September 30, 1998 and 1999 are unaudited, but include in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

     In June and September 1998, we purchased ComTel and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited, now known as NTL (Triangle) Limited, for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased EGT for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. In March 1999, we purchased Diamond for an aggregate purchase price of $986.1 million including intangibles of $1.3 billion. The net assets and results of operations of ComTel, Comcast UK, EGT and Diamond are included in the consolidated financial statements from their respective dates of acquisition. In August 1999, Telewest exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million (approximately $704.7 million). The unaudited pro forma financial information does not give effect to the proposed acquisition of CWC ConsumerCo by NTL Incorporated or to the proposed financing of the acquisition.

     In May 1996, we purchased NTL Group Limited for an aggregate purchase price of approximately $439.0 million, including goodwill of approximately $263.0 million. The net assets and results of operations of NTL Group Limited are included in the consolidated financial statements from the date of the acquisition.

     The unaudited pro forma financial information is derived from the unaudited pro forma financial data and give effect to the completed acquisitions and the sale of Cable London. The unaudited pro forma financial information does not purport to present our financial position or results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The following information should be read in conjunction with our consolidated financial statements and related notes and the unaudited pro forma financial data and related notes, in each case, appearing elsewhere in this prospectus.

                                           NINE MONTHS ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                        --------------------------------------   -----------------------------------
                                         PRO FORMA                                PRO FORMA
                                           1999          1999          1998         1998         1998        1997
                                        -----------   -----------   ----------   -----------   ---------   ---------
                                                                       (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues..............................  $ 1,081,658   $ 1,052,860   $  484,590   $ 1,112,984   $ 747,015   $ 491,775
Costs and expenses
  Operating expenses..................      517,381       507,335      243,476       523,473     372,134     301,644
  Selling, general and administrative
    expenses..........................      428,001       416,077      192,070       441,800     299,494     169,133
  Depreciation and amortization.......      558,377       518,356      156,785       586,044     266,112     150,509
  Franchise fees......................       22,287        22,287       18,729        25,036      25,036      23,587
  Corporate expenses..................       18,475        18,475       11,797        21,025      17,048      18,324
  Nonrecurring charges................           --            --           --        (4,194)     (4,194)     20,642
                                        -----------   -----------   ----------   -----------   ---------   ---------
    Total costs and expenses..........    1,544,521     1,482,530      622,857     1,593,184     975,630     683,839
                                        -----------   -----------   ----------   -----------   ---------   ---------
  Operating income (loss).............     (462,863)     (429,670)    (138,267)     (480,200)   (228,615)   (192,064)
Other income (expense)
  Interest and other income...........       37,966        26,829       39,796        83,144      46,024      28,415
  Interest expense....................     (510,131)     (484,570)    (226,422)     (588,402)   (328,815)   (202,570)
  Other gains.........................           --            --           --            --          --      21,497
  Foreign currency transactions
    gains/(losses)....................      (18,049)       22,523       (6,973)       24,953       4,152         574
                                        -----------   -----------   ----------   -----------   ---------   ---------
(Loss) before income taxes, minority
  interests and extraordinary item....     (953,077)     (864,888)    (331,866)     (960,505)   (507,254)   (344,148)
Income tax benefit (provision)........           --            --           --         3,327       3,327      15,591
                                        -----------   -----------   ----------   -----------   ---------   ---------
(Loss) before minority interests and
  extraordinary item..................     (953,077)     (864,888)    (331,866)     (957,178)   (503,927)   (328,557)
Minority interests....................           --            --           --            --          --          --
(Loss) from early extinguishment of
  debt................................           --            --       (4,239)      (30,689)    (30,689)     (4,500)
                                        -----------   -----------   ----------   -----------   ---------   ---------
Net (loss)............................  $  (953,077)  $  (864,888)  $ (336,105)  $  (987,867)  $(534,616)  $(333,057)
                                        ===========   ===========   ==========   ===========   =========   =========
OTHER DATA:
Capital expenditures..................                $   855,667   $  464,944                 $ 772,144   $ 503,656
Ratio of earnings to fixed
  charges(1)..........................           --            --           --            --          --          --

                                            YEAR ENDED DECEMBER 31,
                                        -------------------------------

                                          1996        1995       1994
                                        ---------   --------   --------
                                                (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues..............................  $ 228,343   $ 33,741   $ 13,745
Costs and expenses
  Operating expenses..................    144,315     24,415      7,827
  Selling, general and administrative
    expenses..........................    114,992     57,932     19,468
  Depreciation and amortization.......     98,653     29,823     17,916
  Franchise fees......................     13,117         --         --
  Corporate expenses..................     14,899     14,697      8,422
  Nonrecurring charges................         --         --         --
                                        ---------   --------   --------
    Total costs and expenses..........    385,976    126,867     53,633
                                        ---------   --------   --------
  Operating income (loss).............   (157,633)   (93,126)   (39,888)
Other income (expense)
  Interest and other income...........     33,634     21,185     18,403
  Interest expense....................   (137,032)   (28,379)   (11,410)
  Other gains.........................         --         --         --
  Foreign currency transactions
    gains/(losses)....................      2,408         84      2,062
                                        ---------   --------   --------
(Loss) before income taxes, minority
  interests and extraordinary item....   (258,623)  (100,236)   (30,833)
Income tax benefit (provision)........     (7,653)     2,477     (1,630)
                                        ---------   --------   --------
(Loss) before minority interests and
  extraordinary item..................   (266,276)   (97,759)   (32,463)
Minority interests....................     11,822      6,974      2,890
(Loss) from early extinguishment of
  debt................................         --         --         --
                                        ---------   --------   --------
Net (loss)............................  $(254,454)  $(90,785)  $(29,573)
                                        =========   ========   ========
OTHER DATA:
Capital expenditures..................  $ 505,664   $452,680   $130,573
Ratio of earnings to fixed
  charges(1)..........................         --         --         --

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............   $  662,918       $  996,896
Working capital.............................................       76,648          600,549
Fixed assets, net...........................................    5,229,317        3,854,430
Total assets................................................    9,368,683        6,194,097
Long-term debt..............................................    7,482,814        5,043,803
Senior Redeemable Exchangeable Preferred Stock..............           --          124,127
Shareholder's equity........................................      875,009          355,154

    (1) For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. For the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, our earnings were insufficient to cover fixed charges by approximately $896.8 million, $565.7 million, $355.4 million, $257.1 million, $105.4 million and $31.8 million, respectively.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     In March 1999, we acquired Diamond in exchange for our common stock. In December 1998, we acquired EGT in exchange for cash and our preferred stock. In October 1998, we acquired NTL Triangle in exchange for our common stock. On June 16, 1998, we agreed to acquire substantially all of the operations of ComTel in a two-part transaction that was completed in September 1998 in exchange for approximately L550.0 million in cash and preferred stock. The cash portion of the purchase price of ComTel was financed using funds available under our credit facility. The amounts borrowed under the credit facility were repaid with most of the proceeds from the issuance of our 11 1/2% notes and 12 3/8% notes in November 1998.

     The unaudited pro forma financial data presented give effect to the completed acquisitions of NTL Triangle, ComTel and EGT, all of which were completed in 1998, and give further effect to the subsequent acquisition of Diamond. The pro forma financial data is based on our historical financial statements and the historical financial statements of NTL Triangle, ComTel, EGT and Diamond. The statements of operations data reflects the translation of all pound sterling denominated amounts at the average rate for the nine months ended September 30, 1999 of $1.6137 = L1.00 and the average rate for the year ended December 31, 1998 of $1.6571 = L1.00.

     The acquisitions have been accounted for in the pro forma financial data using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their fair values. In August 1999, Telewest exercised its right to purchase all of our shares of Cable London and all of our related rights and interests for the purchase price of approximately L428.0 million (approximately $704.7 million) in cash. We established the purchase price pursuant to a buy/sell agreement between the parties. The sale was completed on November 21, 1999. The unaudited pro forma financial data give effect to that sale.

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the acquisitions and the Cable London sale as if they had been consummated on January 1, 1998. The unaudited pro forma financial information does not give effect to the proposed acquisition of CWC ConsumerCo by NTL Incorporated or to the proposed financing of the acquisition.

     NTL Triangle owned a 27.5% interest in Birmingham Cable Corporation Limited. NTL Triangle accounted for this interest using the equity method. The following pro forma financial data give effect to the sale of the Birmingham Cable equity interest to Telewest prior to the acquisition of NTL Triangle by NTL.

     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present our financial position or results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for synergies that we expect to realize commencing upon consummation of the acquisitions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                            NTL COMMUNICATIONS CORP.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                     NTL
                                                             COMMUNICATIONS CORP.       DIAMOND*
                                                                 (HISTORICAL)         (HISTORICAL)
                                                             --------------------    --------------
REVENUES...................................................      $ 1,052,860            $ 28,798
COSTS AND EXPENSES
Operating expenses.........................................          507,335              10,046
Selling, general and administrative expenses...............          416,077              11,924
Franchise fees.............................................           22,287                  --
Corporate expenses.........................................           18,475                  --
Merger Costs...............................................               --              13,934
Depreciation and amortization..............................          518,356              15,277
                                                                 -----------            --------
                                                                   1,482,530              51,181
                                                                 -----------            --------
Operating loss.............................................         (429,670)            (22,383)
OTHER INCOME (EXPENSE)
Interest and other income..................................           26,829               2,144
Interest expense...........................................         (484,570)            (25,561)
Other......................................................           22,523             (40,572)
                                                                 -----------            --------
Net loss...................................................      $  (864,888)           $(86,372)
                                                                 ===========            ========


                                                             ADJUSTMENTS     PRO FORMA
                                                             -----------    -----------
REVENUES...................................................   $     --      $ 1,081,658
COSTS AND EXPENSES
Operating expenses.........................................                     517,381
Selling, general and administrative expenses...............                     428,001
Franchise fees.............................................                      22,287
Corporate expenses.........................................                      18,475
Merger Costs...............................................    (13,934)              --
Depreciation and amortization..............................     24,744(B)       558,377
                                                              --------      -----------
                                                                10,810        1,544,521
                                                              --------      -----------
Operating loss.............................................    (10,810)        (462,863)
OTHER INCOME (EXPENSE)
Interest and other income..................................      8,993(D)        37,966
Interest expense...........................................         --         (510,131)
Other......................................................                     (18,049)
                                                              --------      -----------
Net loss...................................................   $ (1,817)     $  (953,077)
                                                              ========      ===========

---------------

* For the period from January 1, 1999 to date of acquisition (March 8, 1999).

                            NTL COMMUNICATIONS CORP.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                       NTL                                 NTL                                        PRO FORMA
                               COMMUNICATIONS CORP.      COMTEL          BERMUDA           EGT                        FOR PRIOR
                                   (HISTORICAL)       (HISTORICAL)*   (HISTORICAL)*   (HISTORICAL)*   ADJUSTMENTS    ACQUISITIONS
                               --------------------   -------------   -------------   -------------   -----------    ------------
REVENUES.....................       $ 747,015           $ 97,222        $105,348         $17,110       $   (789)(C)   $  965,906
COSTS AND EXPENSES
Operating expenses...........         372,134             62,393          33,965           7,893             --          476,385
Selling, general and
 administrative expenses.....         299,494             32,285          48,448              --             --          380,227
Franchise fees...............          25,036                 --              --              --             --           25,036
Corporate expenses...........          17,048                 --           3,977              --             --           21,025
Non-recurring charges........          (4,194)                --              --              --             --           (4,194)
Depreciation and
 amortization................         266,112             41,035          37,202           3,157         29,229(B)       376,735
                                    ---------           --------        --------         -------       --------       ----------
                                      975,630            135,713         123,592          11,050         29,229        1,275,214
                                    ---------           --------        --------         -------       --------       ----------
Operating loss...............        (228,615)           (38,491)        (18,244)          6,060        (30,018)        (309,308)
OTHER INCOME (EXPENSE)
Interest and other income....          46,024                476          14,983              --            (20)(D)       61,463
Interest expense.............        (328,815)            (7,459)        (49,477)             --        (62,417)(E)     (448,168)
Other........................           4,152                 --          (3,326)             --         11,574(D)        12,400
                                    ---------           --------        --------         -------       --------       ----------
Loss before income taxes.....        (507,254)           (45,474)        (56,064)          6,060        (80,881)        (683,613)
Income tax benefit...........           3,327                 --              --                             --            3,327
                                    ---------           --------        --------         -------       --------       ----------
Loss before extraordinary
 item........................        (503,927)           (45,474)        (56,064)          6,060        (80,881)        (680,286)
Loss from early
 extinguishment of debt......         (30,689)                --              --              --             --          (30,689)
                                    ---------           --------        --------         -------       --------       ----------
Net loss.....................       $(534,616)          $(45,474)       $(56,064)        $ 6,060       $(80,881)      $ (710,975)
                                    =========           ========        ========         =======       ========       ==========

                                    DIAMOND
                                  (HISTORICAL)      ADJUSTMENTS     PRO FORMA
                                  ------------      -----------    -----------
REVENUES.....................      $ 147,078         $      --     $ 1,112,984
COSTS AND EXPENSES
Operating expenses...........         47,088                --         523,473
Selling, general and
 administrative expenses.....         61,573                --         441,800
Franchise fees...............             --                --          25,036
Corporate expenses...........             --                --          21,025
Non-recurring charges........             --                --          (4,194)
Depreciation and
 amortization................         71,650           137,659(B)      586,044
                                   ---------         ---------     -----------
                                     180,311           137,659       1,593,184
                                   ---------         ---------     -----------
Operating loss...............        (33,233)         (137,659)       (480,200)
OTHER INCOME (EXPENSE)
Interest and other income....         21,681                --          83,144
Interest expense.............       (140,234)               --        (588,402)
Other........................         12,553                --          24,953
                                   ---------         ---------     -----------
Loss before income taxes.....       (139,233)         (137,659)       (960,505)
Income tax benefit...........             --                --           3,327
                                   ---------         ---------     -----------
Loss before extraordinary
 item........................       (139,233)         (137,659)       (957,178)
Loss from early
 extinguishment of debt......             --                --         (30,689)
                                   ---------         ---------     -----------
Net loss.....................      $(139,233)        $(137,659)    $  (987,867)
                                   =========         =========     ===========

---------------

* For the period from January 1, 1998 to the respective date of acquisition.

                            NTL COMMUNICATIONS CORP.

                             PRO FORMA ADJUSTMENTS
                                 (IN THOUSANDS)

                                                               DIAMOND
                                                              ----------
A.  PURCHASE PRICE AND ALLOCATION
PURCHASE PRICE
NTL Shares issued...........................................      15,938
NTL stock price (prior to closing)..........................  $    60.95
                                                              ----------
Subtotal....................................................     971,437
NTL stock options issued, fees and other costs..............      14,679
                                                              ----------
Purchase price..............................................     986,116
Net tangible liabilities at date of acquisition.............     399,932
                                                              ----------
Excess of Purchase Price over net tangible assets
  acquired..................................................  $1,386,048
                                                              ==========
ALLOCATED TO
Fixed assets................................................  $   60,000
Customer lists..............................................      78,408
License acquisition costs...................................      84,765
Goodwill....................................................   1,162,875
                                                              ----------
                                                              $1,386,048
                                                              ==========

                                                              ACQUISITIONS
                                                              COMPLETED IN
                                                                  1998        DIAMOND
                                                              ------------    --------
B.  DEPRECIATION AND AMORTIZATION
For the year ended December 31, 1998:
  Depreciation of fixed asset allocation (over 15 years)....    $   (126)     $  4,000
  Amortization of intangibles (over 2-15 years).............      72,145       141,644
  Historical amortization of intangibles....................     (42,790)       (7,985)
                                                                --------      --------
                                                                $ 29,229      $137,659
                                                                ========      ========

For the nine months ended September 30, 1999:
  Depreciation of fixed asset allocation (over 15 years)....  $   734
  Amortization of intangibles (over 2-15 years).............   26,001
  Historical amortization of intangibles....................   (1,991)
                                                              -------
                                                              $24,744
                                                              =======

C.  CONSULTING REVENUE
NTL Triangle consulting fee income for the year ended
December 31, 1998 which ceased upon the acquisition by NTL
Communications Corp.........................................    $   789
                                                                =======
D.  EQUITY IN NET LOSS
NTL Triangle equity in the net loss of Birmingham for the
  year ended December 31, 1998 which ceased upon the
  acquisition by NTL Communications Corp....................    $11,574
                                                                =======
NTL Triangle equity in the net loss of Cable London which
  ceased upon the sale of Cable London
  For the year ended December 31, 1998......................    $    20
                                                                =======
  For the nine months ended September 30, 1999..............    $ 8,993
                                                                =======

E.  INTEREST EXPENSE
For the years ended December 31, 1998:
  Interest on ComTel debt not assumed.......................    $(7,431)
  Interest on the borrowings utilized to acquire
     ComTel(1)..............................................     77,567
  Amortization of fees on borrowings recorded as deferred
     financing costs........................................      2,015
  Historical interest expense on NTL Triangle Credit
     Facility(2)............................................     (9,734)
                                                                -------
  Net Statement of Operations impact........................    $62,417
                                                                =======

---------------
(1) On June 16, 1998, we agreed to acquire substantially all of the operations of ComTel in a two-part transaction in exchange for approximately L550.0 million. A portion of the purchase price (L475.0 million) was financed using funds available under our credit facility. The credit facility bore interest at LIBOR plus 3% per annum increasing by 0.25% per annum each month beginning three months after the first drawdown to a maximum of 4% per annum. In November 1998, the credit facility was repaid using most of the proceeds from the issuance of our 11 1/2% notes and 12 3/8% notes.
(2) This facility was repaid by NTL Triangle with the proceeds from the sale of its interest Birmingham Cable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     As a result of the completion of the acquisitions of ComTel Limited and Telecential Communications collectively known as ComTel in the second and third quarters of 1998, Comcast UK Cable Partners Limited, now known as NTL Triangle and Eastern Group Telecoms, known as EGT, in the fourth quarter of 1998, Diamond Cable Communications plc in March 1999 and Cablelink Limited in July 1999, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results except for the results of operations of ComTel through September 30, 1998 and ComTel, NTL Triangle and EGT in the year ended December 31, 1998.

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

     Local telecommunications and television revenues increased to $583,728,000 from $214,545,000 as a result of acquisitions and from customer growth that increased our current revenue stream. The 1999 and 1998 revenue includes $323,620,000 and $14,409,000, respectively, from acquired companies. We expect our customer base to continue to increase which will drive further revenue growth as we complete the construction of our broadband network past the remaining homes in our franchise areas.

     National and international telecommunications revenues increased to $349,232,000 from $166,845,000 as a result of acquisitions, which was $101,295,000 of the increase, and from increases in business telecommunications revenues, internet services revenues and carrier services revenues. Business telecommunications and internet services revenues increased primarily as a result of customer growth. We expect our business telecommunications and internet services customer base to continue to increase which will drive further revenue growth. We are expanding our sales and marketing effort to business customers and for internet services in our completed network. Carrier services revenues increased due to growth in satellite services and telephone services provided by our wholesale operation to broadcasters and telephone companies, respectively. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers. Recent new contracts should contribute to revenue growth in the near term.

     Broadcast transmission and other revenues increased to $119,900,000 from $100,825,000 due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services. Broadcast television revenues are expected to increase in the future as digital broadcasting revenues increase.

     Other telecommunications revenues decreased to zero from $2,375,000 due to the sales of the assets of our wholly-owned subsidiary, OCOM Corporation, to AirTouch Communications, Inc. and to Cellular Communications of Puerto Rico, Inc. during 1998.

     Operating expenses increased to $507,335,000 from $243,476,000 as a result of increases in interconnection costs and programming costs due to customer growth. The 1999 and 1998 expense include $179,968,000 and $5,511,000, respectively, from acquired companies.

     Selling, general and administrative expenses increased to $416,077,000 from $192,070,000 as a result of increases in telecommunications and CATV sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. In addition, approximately $32.1 million of the increase was due to the new national brand and advertising campaign which began in the second quarter of 1999 and will continue through 1999. The 1999 and 1998 expense includes $158,161,000 and $12,535,000, respectively, from acquired companies.

     Pursuant to the terms of various United Kingdom licenses, we incur license fees paid to the ITC to operate as the exclusive service provider in certain of our franchise areas. Franchise fees increased to $22,287,000 from $18,729,000. The 1999 amount includes Diamond franchise fees of $3,517,000. We have requested the ITC to convert all of our fee bearing exclusive licenses to non-exclusive licenses by the end of 1999. Our liability for the license payments will end upon the conversion.

     Corporate expenses increased to $18,475,000 from $11,797,000 due to an increase in various overhead costs.

     Depreciation and amortization expense increased to $518,356,000 from $156,785,000 due to an increase in depreciation of telecommunications and CATV equipment. The 1999 expense includes $262,205,000 from acquired companies, including amortization of acquisition related intangibles.

     Interest expense increased to $484,570,000 from $226,422,000 due to the issuance of additional debt, and the increase in the accretion of original issue discount on our existing deferred coupon notes. The 1999 expense includes $132,112,000 from acquired companies. Interest of $172,109,000 and $94,734,000 was paid in the nine months ended September 30, 1999 and 1998, respectively.

     Foreign currency transaction gains (losses) increased to a gain of $22,523,000 from a loss of $6,973,000 primarily due to net foreign currency transaction gains of $27,914,000 from acquired companies in 1999.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     Our revenues increased from 1997 to 1998 by approximately 52% to $747,015,000. This $255,240,000 increase in revenues was accompanied by only a $70,490,000 increase in operating expenses, representing a 73% incremental margin.

     Local telecommunications and television revenues increased to $355,589,000 from $166,951,000 primarily as a result of customer growth that increased our current revenue stream. The 1998 revenue includes $52,772,000 and $21,441,000 from ComTel and NTL Triangle, respectively. We expect our customer base to continue to increase which will drive further revenue growth as we complete the construction of our dual service network past the remaining homes in our franchise areas.

     National and international telecommunications revenues increased to $248,895,000 from $185,194,000 primarily as a result of increases in business telecommunications revenues, internet services revenues and carrier services revenues. Business telecommunications and internet services revenues increased primarily as a result of customer growth. We expect our business telecommunications and internet services customer bases to continue to increase which will drive further revenue growth. We are expanding our sales and marketing efforts to business customers and to internet services in our completed network. Carrier services revenues increased due to growth in satellite services and telephone services provided by our wholesale operation to broadcasters and telephone companies, respectively. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers. Recent new contracts should contribute to revenue growth in the near term.

     Broadcast transmission and other revenues increased to $140,156,000 from $130,799,000 primarily due to increases in broadcast television and FM radio customers and accounts, revenues from which outweighed the negative impact of price cap reductions in our regulated services. Broadcast television revenues are expected to increase in the future as digital television broadcasting commences.

     Other telecommunications revenues decreased to $2,375,000 from $8,831,000 primarily due to the sales of the assets of our wholly-owned subsidiary, OCOM Corporation, to AirTouch Communications, Inc. and to Cellular Communications of Puerto Rico, Inc. during 1998.

     Operating expenses increased to $372,134,000 from $301,644,000 primarily as a result of increases in interconnection costs and programming costs due to customer growth. The 1998 expenses include $26,745,000 and $8,453,000 related to ComTel and NTL Triangle, respectively.

     Selling, general and administrative expenses increased to $299,494,000 from $169,133,000 as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 1998 expenses include $31,212,000 and $9,502,000 related to ComTel and NTL Triangle, respectively.

     Franchise fees increased to $25,036,000 from $23,587,000 primarily as a result of the inflation adjustment to the Northern Ireland license payment.

     Corporate expenses decreased to $17,048,000 from $18,324,000 primarily due to the sale of OCOM's assets in 1998. Certain OCOM personnel were included in corporate expenses in 1997.

     Nonrecurring charges of $20,642,000 in 1997 were comprised of restructuring costs of $15,629,000 and deferred costs written-off of $5,013,000. The deferred costs written off arose in connection with our unsuccessful bid for digital terrestrial television multiplex licenses. Restructuring costs relate to our announcement in September 1997 of a reorganization of certain of our operations. We consolidated the customer operations departments that serve three franchise areas in England (excluding the ComTel and NTL Triangle franchises) into one department and consolidated certain operations and management groups within the Broadcast Services division, as well as other consolidations or cessation of activities. This charge consisted of employee severance and related benefit costs of $6,726,000 for approximately 280 employees to be terminated, lease exit costs of $6,539,000 and penalties of $2,364,000 associated with the cancellation of contractual obligations. The consolidations have been completed, the lease exit costs are for leases that extend over a number of years and the contract cancellations have been completed. As of December 31, 1998, $9,172,000 of the provision has been used, including $5,558,000 for severance and related costs, $1,450,000 for lease exit costs and $2,164,000 for penalties associated with the cancellation of contractual obligations. As of December 31, 1998, 177 employees had been terminated. The $4,194,000 reversed in 1998 from changes in estimates of costs to be incurred includes $1,168,000 for severance and related costs, $2,826,000 for lease exit costs and $200,000 for penalties associated with the cancellation of contractual obligations. This reversal was necessary because employees whose positions were eliminated chose to remain with us in other positions rather than leave us and receive severance pay; and the real estate markets in which we sublet space improved increasing the sublet rentals and shortening the period of time required to find subtenants. The remaining restructuring reserve of $2,263,000 is for lease costs net of sublease revenue.

     Depreciation and amortization expense increased to $266,112,000 from $150,509,000 primarily due to an increase in depreciation of telecommunications and cable television equipment. The 1998 expense includes $31,091,000 and $14,702,000 from ComTel and NTL Triangle, respectively, including amortization of acquisition related intangibles.

     Interest expense increased to $328,815,000 from $202,570,000 due to the issuance of additional debt in 1998 and the increase in the accretion of original issue discount on our existing deferred coupon notes. Interest of $118,273,000 and $78,817,000 was paid in the years ended December 31, 1998 and 1997, respectively.

     Other gains of $21,497,000 in 1997 include a gain on a sale of fixed assets of $11,497,000 and a $10,000,000 payment from LeGroupe Videotron Ltee pursuant to the settlement of a lawsuit.

     Foreign currency transaction gains increased to $4,152,000 from $574,000 due to favorable changes in the exchange rate subsequent to the issuance in March 1998 of new debt denominated in pounds sterling.

     We recorded an extraordinary loss from the early extinguishment of debt of $30,689,000 in 1998 as a result of the redemption of the 10 7/8% notes and the repayment of the bank loan. In connection with the repayment of debt, a subsidiary recorded an extraordinary loss of $4,500,000 in 1997 from the write-off of unamortized deferred financing costs.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     Local telecommunications and television revenues increased to $166,951,000 from $89,209,000 as a result of customer growth that increased our current revenue stream.

     National and international telecommunications revenues increased to $185,194,000 from $45,430,000 as a result of the acquisition of NTL Group Limited in May 1996, plus the new site acquisition, installation, design and construction projects and additional site sharing revenue in 1997.

     Broadcast transmission and other revenues increased to $130,799,000 from $83,618,000 as a result of the acquisition of NTL Group Limited in May 1996, plus the revenues from NTL Group Limited's ten-year contract with television broadcaster Channel 5 in the United Kingdom which commenced in 1997.

     Operating expenses increased to $301,644,000 from $144,315,000. NTL Group Limited operating expenses in the year ended December 31, 1997 and in the period from May 9, 1996, the date of acquisition, to December 31, 1996 were $185,995,000 and $71,871,000, respectively. The remainder of the increase was primarily the result of increases in programming and interconnection costs.

     Selling, general and administrative expenses increased to $169,133,000 from $114,992,000. NTL Group Limited selling, general and administrative expenses in the year ended December 31, 1997 and in the period from May 9, 1996, the date of acquisition, to December 31, 1996 were $18,799,000 and $9,384,000, respectively. The remainder of the increase was the result of increases in telecommunications and cable television sales and marketing costs and additional personnel and overhead to service the increasing customer base.

     Franchise fees of $23,587,000 and $13,117,000 in 1997 and 1996, respectively, are for the Northern Ireland license. Franchise fee expenses were incurred upon the start of operations in Northern Ireland in June 1996.

     Corporate expenses increased to $18,324,000 from $14,899,000 primarily due to an increase in personnel and related costs. The 1997 and 1996 amounts include $1,852,000 and $2,906,000, respectively, of non-cash expense related to non-compete agreements.

     Nonrecurring charges of $20,642,000 in 1997 include restructuring costs of $15,629,000 and deferred costs written-off of $5,013,000. Restructuring costs include costs of employee severance and related costs, lease exit costs and penalties associated with the cancellation of contractual obligations. The deferred costs of $5,013,000 written-off arose in connection with our unsuccessful bid for digital terrestrial television multiplex licenses.

     Depreciation and amortization expense increased to $150,509,000 from $98,653,000. The increase was primarily due to an increase in depreciation of telecommunications and cable TV equipment. Depreciation and amortization expense of NTL Group Limited and amortization of goodwill as a result of the acquisition was $37,724,000 and $20,339,000 in the year ended December 31, 1997 and in the period from May 9, 1996, the date of acquisition, to December 31, 1996, respectively.

     Interest expense increased to $202,570,000 from $137,032,000 due to the issuance of the 10% senior notes in February 1997, the issuance of the 7% convertible subordinated notes in June 1996 and the increase in accretion of the original issue discount on our existing deferred coupon notes. Interest of $78,817,000 and $37,889,000 was paid in the years ended December 31, 1997 and 1996, respectively.

     Other gains of $21,497,000 in 1997 include a gain on sale of fixed assets of $11,497,000 and a $10,000,000 payment from LeGroupe Videotron Ltee pursuant to the settlement of a lawsuit.

     In connection with the repayment of debt, a subsidiary of NTL Group Limited recorded an extraordinary loss in 1997 of $4,500,000 from the write-off of unamortized deferred financing costs.

LIQUIDITY AND CAPITAL RESOURCES

     We will continue to require significant amounts of capital to finance construction of our local and national networks in the United Kingdom and Ireland, for connection of telephone, telecommunications, internet and CATV customers to the networks, for other capital expenditures and for debt service. We estimate that these requirements, net of cash from operations, will aggregate up to approximately $1.7 billion in the fourth quarter of 1999 and through December 31, 2000. Our commitments for equipment and services at September 30, 1999 of approximately $276.2 million are included in the anticipated requirements. We had approximately $662.9 million in cash and securities on hand at September 30, 1999. In addition, NTL Incorporated had approximately $888.8 million in cash and securities on hand at September 30, 1999, excluding cash of its subsidiaries, most of which is available to fund our cash requirements. We will therefore need additional cash in order to fund these requirements, and we are in discussions with various parties relating to sources of additional financing.

     Regarding our estimated cash requirements described above, there can be no assurance that: (i) actual construction costs will not exceed the amounts estimated or that additional funding substantially in excess of the amounts estimated will not be required, (ii) additional financing will be obtained or will be available on acceptable terms, (iii) conditions precedent to advances under future credit facilities will be satisfied when funds are required, (iv) we and our subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required,
(v) we will be able to access such cash flow or (vi) we will not incur losses from our exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations.

     NTL Triangle closed the sale of its interest in Cable London in November 1999. The sale price was approximately L428.0 million (approximately $704.7 million). The sale of the Cable London interest is an "Asset Sale" for the purposes of our indentures for certain of our notes. The proceeds of the sale were used to purchase Cablelink from another member of the NTL group, in satisfaction of our obligation to invest in "Replacement Assets" under the terms of the indentures for some of our indebtedness.

     In July 1999, NTL Incorporated agreed to acquire the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services business of CWC ConsumerCo. NTL Incorporated will issue approximately 68 million new shares of its common stock and pay L2.85 billion ($4.7 billion) in cash. NTL Incorporated will also discharge, refinance or assume approximately L1.9 billion ($3.1 billion) of CWC ConsumerCo's net debt, plus further debt up to an agreed amount of CWC ConsumerCo cash outflow between March 31, 1999 and the closing of the acquisition. The transaction is subject to various approvals and other conditions. NTL Incorporated has obtained a financing commitment for up to approximately L2.38 billion to fund a portion of the cost of this acquisition.

     In connection with the CWC ConsumerCo acquisition, NTL Incorporated announced that France Telecom agreed to invest an additional $4.5 billion in NTL Incorporated. France Telecom will invest $2.5 billion in NTL Incorporated common stock issued at $74 per share and $2.0 billion in convertible preferred stock with a 5% dividend. Each share of the 5% preferred stock would be convertible into 10 shares of NTL Incorporated common stock (subject to antidilution adjustments). The closing of the additional investment is subject to the completion of the CWC ConsumerCo acquisition, unless France Telecom elects to accelerate the closing of this investment. In the event France Telecom elects to accelerate the closing of the investment, the proceeds will be used as mutually agreed by NTL Incorporated and France Telecom prior to such closing.

     We are highly leveraged. The accreted value at September 30, 1999 of our consolidated long-term indebtedness is approximately $7.5 billion, representing approximately 90% of total capitalization. The following summarizes the terms of those notes issued by us and our subsidiaries, other than the notes.

NTL:

      (1) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semi-annually beginning on October 15, 2000, redeemable at our option on or after April 15, 2000;

      (2) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1.05 billion, interest payable semi-annually beginning on August 1, 2001, redeemable at our option on or after February 1, 2001;

      (3) 10% Senior Notes due February 15, 2007, principal amount of $400.0 million, interest payable semi-annually from August 15, 1997, redeemable at our option on or after February 15, 2002;

      (4) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount of L125.0 million ($205.0 million), interest payable semi-annually from October 1, 1998, redeemable at our option on or after April 1, 2003;

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

      (5) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($493.9 million), interest payable semi-annually from October 1, 2003, redeemable at our option on or after April 1, 2003;

      (6) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1.3 billion, interest payable semi-annually from October 1, 2003, redeemable at our option on or after April 1, 2003;

      (7) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($543.3 million), interest payable semi-annually from October 15, 2004, redeemable at our option on or after April 15, 2004;

      (8) 11 1/2% Senior Notes due October 1, 2008, principal amount of $625.0 million, interest payable semi-annually from April 1, 1999, redeemable at our option on or after October 1, 2003;

      (9) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semi-annually from April 1, 2004, redeemable at our option on or after October 1, 2003;

     (10) 7% Convertible Subordinated Notes due December 15, 2008, principal amount of $599.3 million, interest payable semi-annually from June 15, 1999, convertible into shares of NTL Incorporated's common stock at a conversion price of $49.00 per share, redeemable at our option on or after December 15, 2001;

     (11) Variable Rate Redeemable Guaranteed Loan Notes due January 5, 2002, principal amount of 80.0 million Irish punts ($109.1 million), interest payable quarterly from July 9, 1999 at EURIBOR, (the interest rate at September 30, 1999 was 2.698%), redeemable at any time, at the option of the holder, at par plus accrued and unpaid interest to the date of redemption, for which 87.0 million Irish punts ($118.7 million) is in escrow;

NTL TRIANGLE:

     (13) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semi-annually from May 15, 2001;

DIAMOND:

     (14) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semi-annually beginning on March 31, 2000, redeemable at Diamond's option after September 30, 1999;

     (15) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semi-annually beginning on June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;

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

     (16) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semi-annually beginning on August 15, 2002;

     (17) 10% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount of L135.0 million ($222.3 million), interest payable semi-annually as of August 1, 1998;

     (18) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semi-annually as of August 1, 1998; and

     (19) mortgage of L2.5 million ($4.1 million) to fund the construction of an office building, repayable over 20 years as of July 31, 1995, interest at LIBOR plus 1 1/2%.

     We have other significant commitments or potential commitments in addition to those described above. These are as follows:

      (1) We have certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the United Kingdom. Pursuant to these licenses, various subsidiaries are required to make monthly cash payments to the ITC during the 15 year license terms. We paid L14.4 million ($22.3 million) through September 30, 1999 in connection with these licenses. At our request, effective from January 1, 2000, the ITC agreed to revoke all of our exclusive local delivery service licences which require the payment of a cash bid, and replace them with a non-exclusive local delivery service licences, covering the whole of the United Kingdom, which do not require the payment of a cash bid.

      (2) In July 1999, we acquired certain broadband cable franchises from British Telecommunications plc ("BT") for an aggregate of up to L19.0 million ($31.2 million). We paid approximately L5.0 million ($8.2 million) on closing and will pay up to L14.0 million ($23.0 million) on completion of the upgrade of certain networks. We expect to invest approximately L15.0 million ($24.7 million) to upgrade the networks for digital cable, interactive services and high speed internet access. We lease the networks from BT on a long-term basis for an annual lease payment of approximately L3.9 million ($6.4 million).

     Management does not anticipate that we and our subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness or that of our subsidiaries. Accordingly, we may be required to consider a number of measures, including:

     (1) refinancing all or a portion of such indebtedness,

     (2) seeking modifications to the terms of such indebtedness,

     (3) seeking additional debt financing, which may be subject to obtaining necessary lender consents,

     (4) seeking additional equity financing, or

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

     (5) a combination of the foregoing.

     Our operations are conducted through our direct and indirect wholly-owned subsidiaries. As a holding company, we hold no significant assets other than cash, securities and our investments in and advances to our subsidiaries. Accordingly, our ability to make scheduled interest and principal payments when due to holders of our indebtedness may be dependent upon the receipt of sufficient funds from our subsidiaries.

     From time to time NTL Incorporated may fund its capital requirements outside the United Kingdom and Ireland from dividends from us subject to certain conditions under the indentures governing our senior notes. We distributed $500.0 million to NTL Incorporated in April 1999. We may use cash from equity proceeds in excess of cumulative EBITDA (as defined in the indentures governing our senior notes) minus 1.5 times cumulative interest expense plus capital stock proceeds, for dividend payments to the extent such funds are not used for other Restricted Payments (as defined in the indentures governing our senior notes). NTL Incorporated intends to repay certain amounts to us when funds become available. Currently there are no funds available to NTL Incorporated from us, because the Senior Increasing Rate Notes prohibit us from making dividend payments or other distributions to NTL Incorporated.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash provided by operating activities was $20,304,000 and cash used in operating activities was $27,656,000 in the nine months ended September 30, 1999 and 1998, respectively. The change is primarily due to changes in operating assets and liabilities.

     Purchases of fixed assets were $855,667,000 in 1999 and $464,944,000 in 1998 as a result of the continuing fixed asset purchases and construction in 1999, including purchases and construction by acquired companies.

     Proceeds from borrowings, net of financing costs, of $1,125,494,000 in 1999 is from the issuance of the 9 3/4% Notes and from the issuance of the Senior Increasing Rate Notes and the Variable Rate Redeemable Guaranteed Loan Notes issued in connection with the Cablelink acquisition. Proceeds from issuance of preferred stock and warrants of $500,000,000 in 1999 is from the sale of 5.25% Convertible Preferred Stock and warrants to purchase 1.5 million shares of NTL Incorporated's common stock to Microsoft Corp. The distribution to NTL Incorporated of $500,000,000 in 1999 was primarily for NTL Incorporated's acquisition of the Australian National Transmission Network.

YEAR 2000

     We had a comprehensive Year 2000 project designed to identify and assess the risks associated with our information systems, products, operations and infrastructure, suppliers, and customers that are not Year 2000 compliant, and to develop, implement and test remediation and contingency plans to mitigate these risks. To date, we have not experienced any significant problems related to the Year 2000.

     Because we use a variety of information systems and have additional systems embedded in our operations and infrastructure, we cannot be sure that all of our systems

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

will work together in a Year 2000-ready fashion. Furthermore, we cannot be sure that we will not suffer business interruptions, either because of our own Year 2000 problems or those of third-parties upon whom we are reliant for services. Therefore, a problem that has not yet been identified may arise and could have adverse consequences to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     To the extent that we obtain financing in U.S. dollars and incur costs in the construction and operation of our networks in various other currencies, we encounter currency exchange rate risks. At September 30, 1999, we had cash and cash equivalents of approximately $418.0 million in pounds sterling and $2.7 million in Irish punts to reduce this risk. In addition, our pounds sterling denominated indebtedness also reduces this risk. We also have approximately $118.7 million in euros in escrow as cash collateral for the Variable Rate Redeemable Guaranteed Loan Notes. Furthermore, our revenues are generated primarily in British pounds sterling while our interest and principal obligations with respect to most of our existing indebtedness are payable in U.S. dollars. We have entered into an option agreement to hedge some of the risk of exchange rate fluctuations related to interest and principal payments on U.S. dollar denominated debt and for parent company expenses up to an annual limit of approximately $13.0 million. We may purchase U.S. dollars at a fixed rate of L1 to $1.40 on specified dates through June 2001 for specified amounts of U.S. dollars. The dates and U.S. dollar amounts correspond to our interest and principal payment dates and amounts for a portion of our U.S. dollar denominated debt and anticipated amounts of parent company expenses. In addition, NTL Triangle has option agreements of L250.0 million notional amount to purchase U.S. dollars at a fixed rate of L1 to $1.35 in November 2000. This option provides a hedge against an adverse change in exchange rates when interest payments commence on NTL Triangle's U.S. dollar denominated discount debentures.

     There have been no material changes in the reported market risks since the end of the most recent fiscal year.

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

                                    BUSINESS

     We are a leading broadband communications company in the United Kingdom and the Republic of Ireland. We provide residential, business, and carrier customers with a broad array of competitive communications products and services including the following:

     - RESIDENTIAL SERVICES, including residential telephone, cable television, PC-based and television-based internet access and interactive services. With our acquisition in July 1999 of Cablelink in Ireland, we are the largest provider of broadband services in the UK and Ireland with approximately 2.2 million customers, including internet service customers. We are also the first broadband provider in the UK to launch high-speed cable modem internet services. In the franchises which we have been developing since 1993, we have almost 47% customer penetration, an average monthly revenue per customer of between $55 and $60, with a gross margin of approximately 60% and a monthly churn rate of approximately 1%. Additionally, approximately 40% of our customers pay by direct debit thereby simplifying our billing and collections process.

     - NATIONAL TELECOMS SERVICES, including business telecoms, national and international carrier telecommunications, internet services and satellite communications services. We currently serve over 45,000 business and carrier customers including: Cisco, Sun Microsystems, Microsoft, MCI Worldcom, AT&T, Colt, Turner Broadcasting Systems and the BBC.

     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services. We broadcast channels for customers such as Turner Broadcasting Systems, Flextech, the BBC and QVC. We serve our broadcasting and wireless communications customers under long-term contracts that account for $1.8 billion of our company-wide $2.5 billion forward order book.

     The industries in which we compete are growing rapidly as a result of technological developments and the resulting increase in demand for bandwidth and information handling capacity. The integration of communications services and the internet, as well as the development of digital wireless communications services, is resulting in numerous growth opportunities for us.

     Our success to date has been due largely to our focus on customer service and the development of product offerings that emphasize value rather than simply price discounts. Our product offerings incorporate our fundamental customer proposition of providing our customers with choices:

      "To allow our customers to buy what they need and pay for what they use"

     We believe that this simple construct has allowed us to achieve and maintain the industry leading customer penetration and customer retention levels within the franchises that we have been developing since 1993. We recently expanded our consumer services through the national offer of PC and television-based internet access in combination with indirect access telephone services. We believe these products will allow us to increase our target market dramatically by offering our services to residences which will not be passed by our local broadband network infrastructure.

     In the business market our sales strategy employs a mixture of telephone sales and marketing for single line businesses and a direct and consultative sales approach for the larger businesses. We are market-driven and have segmented our business market into communities of interest -- for example, education, government and industry.

     Our sales and marketing teams are structured to support a focused approach:

     - through a regionally focused sales and marketing structure; and

     - through a dedicated team of national account managers interfacing with the largest national accounts including many of the other telecommunications carriers.

     Our competitive position is underpinned by the $5.2 billion investment we have made in our network infrastructure. This investment allows us to serve every residence, business, school, hospital and public institution in the UK that is either directly connected to our network or indirectly through the BT telephone network. This network infrastructure consists of:

     - BROADBAND COMMUNICATIONS NETWORKS that are high-capacity two-way local broadband fiber networks that serve entire communities throughout our regional franchise areas. Our fiber optic cables pass most businesses in our regional franchise areas and are connected to nodes which are typically within approximately 500 meters of each of the 600 homes typically served by each node. Each home is then connected by a "Siamese" cable consisting of two copper pair telephone wires and a coaxial cable, allowing us to deliver telephone, cable television and internet services over a single integrated network. This "Siamese" cable also allows us to deploy both cable modems and DSL technology for the provision of broadband communications services.

     The following is an illustration of this cabling.

                    Graphic of Two Pair of Telephone Wires]

     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY (KNOWN AS SDH) FIBER OPTIC TELECOMMUNICATIONS NETWORK which connects all of the major population centers in the UK to one another on our owned facilities and to Ireland, Continental Europe and the United States through our owned or leased facilities. In the UK, our self-healing, fully redundant 3,500 mile backbone network utilizes Asynchronous Transfer Mode technology (known as ATM), a high-speed switching technique that uses fixed size cells to transmit voice, data and video. The network was built with two ducts and sufficient capacity to accommodate over 2,300 fibers on the majority of its routes. We have designed this network to allow us to place the active components (such as routing devices) at its edge and close to our customers. This design will ultimately reduce our costs and increase our ability to offer a broad range of voice and data solutions.

                  '[NTL's National Backbone Network Graphic]'

     - NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE in the UK which provide national, regional and local broadcast and wireless communications coverage and is comprised of over 1,450 tower sites in the UK.

       Our fixed line and tower-based networks in the UK are interconnected and

     - allow us to provide our customers with flexible products, packages, solutions and prices. For example, each of our regional broadband networks is connected to our national/international SDH fiber network, allowing us to carry voice and data traffic between customer sites throughout the UK and Ireland and significantly reduce our interconnect charges. This flexibility has allowed us to develop and launch the UK's first distance insensitive telephone tariff, "NTL 3-2-1 Pence," which is a flat rate per minute tariff that is designed to charge customers a rate which is determined by when they call, not where they call. All internet traffic is charged at 1p per minute regardless of the time of day; and

     - our national tower infrastructure has allowed us to connect business customers to our national and international facilities with point to point microwave links in situations where fiber connections are not feasible. We expect this opportunity will be further expanded by a local loop access solution that utilizes our national 10Ghz point to multi-point wireless broad band license, comprising 30Mhz of spectrum, allowing us to connect business customers to our networks with broadband wireless links.

RECENT ACQUISITIONS

     During the last year, we completed and announced a series of acquisitions that have enhanced the scale and scope of our business dramatically. We acquired Comcast UK (NTL Triangle), Comtel, Diamond, Cablelink and BT cable franchises in Westminster and Milton Keynes which increased our franchise homes by approximately 180% to approximately 5.9 million homes. As a result of these acquisitions, we became the largest provider of broadband communication services in the UK and Ireland with approximately 2.2 million customers, including internet services customers. We intend to build upon our success and experience to develop and improve the operating results of these acquired franchises.

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

     In respect of possible future acquisitions, we intend to utilize our experience and industry-leading success in developing and operating any newly acquired businesses. In addition, our existing UK national fiber network currently has connectivity to Continental Europe and we intend to integrate this network with any communications networks acquired by NTL Incorporated in the future. NTL Incorporated intends to duplicate selectively our UK model in additional markets that will provide it with an opportunity to capitalize on our experience in the UK. Our management believes that together we have a number of competitive advantages to bring to European opportunities.

     IRELAND.   In July, we acquired Cablelink, Ireland's largest cable operator with franchises in Dublin, Waterford and Galway. Cablelink has achieved 83% customer penetration, serving over 360,000 customers out of its 420,000 fully built franchise homes. Ireland is a major communications market and after the US, accounts for the highest amount of incoming and outgoing telephone traffic to and from the United Kingdom. We plan to upgrade the Cablelink networks for the provision of digital cable, telephone, internet and interactive services and expect to increase the average gross profit contribution of the installed customer base through the sale of these services. The Dublin franchise is expected to be connected to our Sirius Cable, the only SDH fiber optic link between the UK and Ireland, allowing us to connect the system to our UK network and serve the franchise with a digital cable feed from our digital media center in the UK. This connection to our backbone network should also allow us to capitalize on the international voice traffic flows between the UK and Ireland (traffic to the UK accounts for approximately 75% of all international calls from Ireland). We expect the acquisition to benefit from other operating efficiencies as well, including those resulting from the integration of Cablelink with our operations in Northern Ireland.

CORPORATE STRATEGY

     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become the leading full service broadband communications company in the markets in which we compete. We offer services to residential, business and wholesale customers on a national and an international scale. We believe that we will be able to deliver our strategy through our entrepreneurial approach, innovative marketing, state-of-the-art network and technical excellence. We are currently employing several strategies to achieve our objective:

     - INSTALLING FLEXIBLE INTEGRATED FULL-SERVICE NETWORKS.   Our integrated
       full-service networks provide a high-speed, high-capacity, two-way communications pathway to the consumer that is capable of delivering new services which are emerging from the convergence of telecommunications, information and entertainment. This strategy allows us to pursue four revenue streams -- residential cable television, residential telephone, business telecommunications services and internet services -- without significant incremental cost or capital investment.

     - MAXIMIZING NETWORK CAPACITY UTILIZATION.   We believe the fixed cost
       structure of building communications networks allows us to gain significant operating efficiencies from incremental services provided over our networks. In our local franchise areas, our strategy is to maximize gross profit contribution per home passed, rather than revenue per customer, by increasing overall penetration of the number of services provided over our network. Examples of this strategy are the development of bundled product offerings that encourage subscriptions to multiple services, multiple television pricing plans that appeal to differing and distinct market segments and price points, and more "a la carte" and transaction-oriented services which increase network utilization. This strategy resulted in the design and launch of the "Choices" marketing packages described below under "Residential Services -- Products, Services and Marketing," which increased our overall penetration rates as well as our overall percentage of dual subscribers.

     - FOCUSING ON TARGET MARKET SEGMENTS.   We believe that tailoring our
       services to the needs of our customers will increase the penetration of these services. Examples of tailored services include the development of private telecommunications networks geared to "captive" local organizations such as governmental and educational institutions. We have a track record of distinguishing ourselves by providing flexible and customized solutions to meet our customers' individual requirements.

     - PROVIDING SUPERIOR CUSTOMER SERVICE.   We believe customer service and
       attentiveness to the needs of customers are critical to the continued growth of our residential and business services. We operate multiple customer call centers, including three large call centers in Luton, South Wales and Central Scotland, as well as multiple call centers throughout the regions of our recently acquired businesses. Calls are answered at most locations 24 hours a day, 365 days a year. The customer call centers currently employ approximately 500 people, who are specially trained to deal with customers' inquiries and needs with respect to our various products and services. Each customer representative attends an in-house specialized training program, which is focused on increasing a representative's knowledge of our corporate culture and products and providing the individual with specific sales skills as well as a better understanding of the level of service expected to be provided to potential and existing customers on an ongoing basis. Finally, as we recognize the importance of installation in the customer's satisfaction with the services, we have focused on monitoring installers' performance closely to ensure compliance with strict quality standards and scheduling installations to suit customers' requirements.

     - DEVELOPING ADVANCED MANAGEMENT INFORMATION SYSTEMS.   We believe that
       advanced management information systems are critical to effectively, efficiently and accurately serving our customers. We use proprietary software to handle our subscriber management functions from one central location. The system uses Windows-based software and can handle both business and residential customers as well as telephone, cable television and internet services on a single platform. It is capable of managing our tariff and discounting structures, and will also allow for the introduction of new telephone and cable television services, such as 0800 numbers. Additionally, the system provides the functionality to support the customer representatives' inquiry handling and contributes to our high level of customer service. For example, customer representatives have on-line access to customers' billing, payment and subscription histories. Because this is a proprietary system, we have the ability to upgrade the system to meet our developing needs. To this end, we employ our in-house staff of IT professionals to make sure the system retains its robustness.

     - GAINING COST EFFICIENCIES.   We gain cost efficiencies by centralizing
       some services provided to the franchise areas in our head office in Hook, England. Examples include network planning, marketing, finance, information systems and legal affairs. Alternatively, those cost centers which are critical to penetration are located as close to the customer as possible. Examples include construction management, sales, customer service, and network maintenance, which are all located in each of our regional areas.

      NATIONAL CORPORATE BRANDING

     In June 1999, we launched an approximately $65.0 million national advertising campaign in the UK to promote NTL as the UK's complete communications company serving both the residential and the business markets. This campaign coincided with a relaunch of the NTL brand itself, which replaced all of our distinct brandnames (such as CableTel, Comcast, Diamond and ComTel).

     Along with highlighting our ability to provide customers with unique communications services throughout the UK, the new campaign builds on our core aim of simplifying technology for the benefit of business and residential customers. Extensive consumer research showed that customers were confused by the technologies available and unable to make informed decisions with ease.

RESIDENTIAL SERVICES

     We are a national provider of telecommunications, entertainment and internet access services to residential customers throughout the United Kingdom and Ireland. Our local franchise areas cover approximately 5.9 million homes, spanning a broad geographic area across England, Scotland, Wales, Northern Ireland and the Republic of Ireland. Our networks serve entire regional communities, passing virtually every home, business, and government institution. We currently provide our telephone services over traditional telephone wires and our cable services over a coaxial cable connection. We estimate that our local franchise networks (not including our national network) cover approximately 7,000 route miles of fiber backbone network, with approximately 400,000 fiber miles, and an estimated 75,000 route miles of coaxial/copper connections. These full-service networks are capable of providing a high speed, high capacity, two-way voice, data and video communications pathway to every customer. This approach allows us to pursue four revenue streams (residential telephone, residential cable television, internet services and business telecommunications services) without a significant increase in fixed investment. A graphical depiction of our regional networks appears below.

                             NTL'S REGIONAL NETWORK

                        [NTL'S REGIONAL NETWORK GRAPHIC]

     Our cable entertainment network employs a coaxial cable and is built to a 750MHz specification, which is easily expandable to 1 GHz of capacity. The network currently has an active reverse path that allows us to provide impulse pay-per-view. Most importantly, the fact that we have installed both two pairs of telephone wires and coaxial cables into each of our customers' homes allows us the advantage of deploying either of the major high bandwidth communications technologies that are developing today: cable modems and xDSL solutions. The graphic below depicts this advantage.

                           NTL'S NEIGHBORHOOD NETWORK

                      [NTL'S NEIGHBORHOOD NETWORK GRAPHIC]

     NETWORK DESIGN.   We are installing our broadband and telecommunications
network using established state-of-the-art technology, deploying fiber optics directly to highly concentrated business areas and residential nodes typically averaging 600 telephone lines or 600 homes respectively. We install spare duct and can thus "pull" fiber into every home when economically justifiable. In this manner, we achieve cost efficiencies and rapid deployment from using standardized equipment, while retaining flexibility to expand and adapt our network to technological advances with little or no additional construction investment.

     The design and construction of a new network varies depending upon several factors including the number of route miles to be installed, density of homes and businesses, type of road and sidewalk surface, and the architecture of the network backbone. Each system has been designed with at least one head-end and at least one telephone switching office. Each system's head-end and telephone switching office is directly connected to each node by fiber optic cable. Each node is then connected to a subscriber's premises. Construction of each system has been planned on a neighborhood-by-neighborhood basis to allow revenue generating operations to commence in a neighborhood as construction of the portion of the system serving such neighborhood is completed.

     FIBER OPTICS.   The evolution of fiber optic technology over the past
decade, including increases in the capacity of laser transmitters and decreases in the price of optical receivers, has enabled the economic deployment of fiber optic cable much closer to the customer than in traditional coaxial cable television and twisted copper pair telephone networks, thereby improving the quality and capacity of the cable television and telephone service. The main advantages of deploying fiber in place of both coaxial cable or copper wire are its smaller size, greater capacity, freedom from electrical interference, and significant reduction of the requirement for periodic maintenance. We deploy fiber to nodes which are normally less than 500 meters from the furthest home.

     NETWORK ARCHITECTURE.   Our broadband networks are being built with an
initial capacity of 750 MHz, which is sufficient to carry over 60 analog channels of television. With digital compression of the television signal, many more channels can be transmitted. The system is upgradeable to 1 GHz. Generally, a maximum of one amplifier is required between the head-end optical receivers and a home. Traditional cable systems often employ "cascades" of more than 5 amplifiers which degrade signal quality and increase the chances of system failure.

     Our local telecommunications network uses an SDH self-healing redundant-ring based architecture, which improves our ability to flexibly deploy capacity and further enhances system resilience. Telephone signals are carried from the node to the home over traditional copper pair, over a shorter distance than in traditional telephone networks, which improves signal quality and allows higher bandwidth services such as ADSL to be more easily deployed. Within a residential node, we use a dual drop consisting of "Siamese" coaxial cable, capable of transmitting up to 1 GHz of bandwidth, and two copper twisted pairs capable of providing two telephone connections. Moreover, the dual drop is placed in an underground conduit that has capacity for a fiber drop in the future. Large business customers are connected to the telephone network directly through fiber optic cable or microwave links.

     Our network design allows us to implement either of the two main broadband local-loop solutions: Cable Modems and DSL. The use of xDSL Technologies could enable us to exploit our copper wire assets more fully. We already use HDSL to meet the needs of particular business customers. ADSL speeds vary according to the length of the copper wire loop; the advantage that we have compared to an established telephone company is our relatively short copper wire runs -- typically under 500 meters. This facilitates down-load speeds of over 6 Mb/s.

     PRODUCTS, SERVICES AND MARKETING   We believe the most effective strategies
to achieve maximum revenues and maximum penetration is to bundle telephone, cable and internet services. Our product and pricing strategies emphasize choice, value, and quality and are designed to encourage subscription to multiple services and maximize customer retention. We believe that people want a value proposition based upon packages of services. We believe that our ability to design attractive marketing plans and better service packages relative to our competitors should have a positive effect on our penetration rates and customer retention.

     BUNDLED CABLE SERVICES   In 1996 we implemented a promotional pricing and
packaging structure called "Choices" for our in-region telephone and cable television service. We have continued to refine and enhance the initial package. The current monthly price for the Starter Pack is L9.25, which is the same as BT's monthly line rental charge as of October 1999. The Starter Pack offers the customer:

     - Telephone Service;

     - Internet Access Service; and

     - All six of the terrestrial channels, seven cable television channels and our local TV channel; or

     - A second telephone line.

     This means that our customers can receive their telephone line plus internet access as well as cable television or a second telephone line for the same monthly price that BT charges for telephone line rental alone. Our customers can add either of the services they do not choose as a part of the package for L5 each. The L9.25 price point was specifically chosen to provide the customer with a simple price/value proposition: for the price of a BT telephone line, we provide a telephone line and more. BT has a long history of raising its line rental charge annually, creating a rising pricing umbrella under which we can position our services. We continue to improve the packaging structure in order to enhance its attractiveness to customers.

     In addition to the Starter Pack entry packages our Choice Collections packages enable the customer to select from several channel groupings each of which can be purchased for an additional charge.

     We believe that our bundled and flexible service package is responsive to the desires and tastes of our customers. It emphasizes the "value" of our residential telephone service by bundling it with a choice of additional services for the price of BT's telephone line rental. As opposed to choosing from a limited set of service options, the packages provide the customer the opportunity to add services according to their individual tastes, and change various aspects of the bundle rather than disconnect the service completely. Through the use of our customer care and billing systems, we can change our customers' services quickly and easily, thus encouraging each customer to choose a package that meets his or her individual needs. We seek to gain incremental revenues by selling additional products and services as well as encouraging customers to purchase higher tier packages. The Starter Pack serves as a shop window for other incremental services.

     PAY PER VIEW SERVICES.   We entered into a joint venture with Telewest for
the provision of a cable-only movie, sport and special events pay-per-view television service called Front Row which was launched to our customers in March 1998. The joint venture represents the first-ever alternative to BSkyB in the provision of movie and sports for pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tristar), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal. Since its launch, Front Row has been very popular, currently selling over 170,000 movies per month.

                                    CHOICES

STARTER PACK                             L9.25      TELEPHONE PRICING
----------------------------------------------      ----------------------------------------------
Includes:                                           - 3,2,1 pence Nationwide
- Telephone Line Rental and                         3 pence for the day, 2 pence for the evenings,
- Dial-up PC internet Access                        and 1 pence for the weekends
Plus choose one of the following:                   - 1 pence for internet access at all times
- Television Service with six terrestrial and       CHOICE COLLECTIONS
  seven cable channels                              ----------------------------------------------
Or                                                  - Music & youth,
- 2nd Telephone Line                                - Classic,
ADDITIONAL SERVICES                                 - News & documentary,
----------------------------------------------      - Contemporary
- Extra telephone line,                             Two TV packs                           L 8.00
   or additional converter boxes         L5.00      Four TV packs                           L13.00
   each                                             BSKYB PACKAGES
- Advance features: reminder call,                  ----------------------------------------------
three-way calling, speed dialing,                   - Sky Sports 1 or 2                     L16.00
call barring, voicemail, call divert,               - Movie Collection                      L17.00
call waiting                                        - Sport Collection                      L20.00
- One feature                            L1.00      - Movie & Sports Collection             L23.00
- All Six                                L3.00      PAY PER VIEW
                                                    ----------------------------------------------
                                                    - Movies on Demand
                                                    - Per Screening                          L2.99

                               CHOICE COLLECTIONS

CHOICE COLLECTIONS                            CHANNEL LINE-UP
------------------------------------------    ------------------------------------------
Music and Youth                               MTV, VH-1, Cartoon Network, Rapture,
                                              Trouble, The Box, Nickelodeon, BET on Jazz
Classic                                       Granada Plus, Carlton Food, UK Gold,
                                              Performance, Discovery Home & Leisure
News and Documentaries                        Discovery, History Channel, CNN, National
                                              Geographic, Travel Channel, Animal Planet
Contemporary                                  Sci-Fi, Turner Classic Movies, Paramount
                                              Comedy Channel, Granada Men & Motors,
                                              Granada Breeze, Bravo, Living

     TELEPHONE TARIFFS.   As a result of our investment in our national fiber
backbone network, we are able to design and offer innovative telephone service packages to our customers. By integrating our national telecoms network with our local networks, we are able to bypass a portion of the wholesale long distance fees charged by BT and other carriers for carrying calls to and from our local telephone networks. This increased flexibility allows us to introduce more volume-oriented and/or geographically based calling plans designed to give the customer even greater choice and value. As an example, we recently launched "NTL 3-2-1 Pence", a per minute national call tariff of 3 pence during the day, 2 pence during the evening and 1 pence during the weekend. The tariff is designed to charge customers a rate which is affected by when they call, not where they call. Internet access is 1p per minute of usage at all times. The simplicity of this telephone tariff provides us with a distinct pricing advantage over BT. While BT offers its customers a series of complex discount plans, our 3-2-1 pricing structure offers a clear and simple savings formula for customers.

     The following table compares our tariffs to BT's published tariffs.

                                  BASE CHARGES

                                                               NTL      BT*
                                                              -----    -----
Line Rental.................................................  L9.25    L9.25
Call Set Up Fee.............................................   3.5P     5.0p

                          TELEPHONE PER MINUTE CHARGES

                                                              TELEPHONE TARIFFS
                                                                 (PER MINUTE)
                                                              ------------------
                                                                NTL        BT
                                                              -------    -------
Local
Daytime.....................................................   3.00P      4.00p
  Evening...................................................   2.00P      1.50p
  Weekend...................................................   1.00P      1.00p
Short National
  Daytime...................................................   3.00P      4.00p
  Evening...................................................   2.00P      4.00p
  Weekend...................................................   1.00P      2.00p
Long National
  Daytime...................................................   3.00P      4.00p
  Evening...................................................   2.00P      2.00p
  Weekend...................................................   1.00P      2.00p

---------------

 *  Includes 180 minutes of weekend phone calling every three months.

     Residential Marketing.   We market our local telecoms and television
service as an integral part of the emerging information super-highway. This marketing strategy is continually being refined and includes the following concepts in our advertising, literature and other materials:

     - Positioning us as a local and national telephone company;

     - Introducing alternative telephone service, multi-channel television and internet access as the first of an expanding array of services which will be carried on the network in the future; and

     - Emphasizing that we are bringing "More Choice" in television viewing, "Better Value" in telephone service and "State of the Art" communications technology in providing access to the internet;

     We employ an extensive direct marketing and selling approach to gain customers. We begin by building a relationship with our communities before construction commences in a given area by closely coordinating our upcoming activities with local government authorities and community groups and eliciting feedback on ways to minimize disruptions and inconvenience. Information packages and construction notices are delivered to the neighborhood prior to construction. Our consumer affairs advisors personally visit affected neighborhoods and households in order to meet the special needs of the residents. All written and telephonic inquiries from residents are input by name into a lead-tracking database, so that when areas are released to marketing, our sales personnel have complete customer profiles of the residents in their selling area.

     We initiate our marketing in an area by direct mail, which is followed by a personal appointment with a sales advisor. In some regions, the sales visit is also preceded by the hand delivery to every household of a videotape that describes us and our services. All information regarding both current and future sales opportunities is entered into the database, and current sales information is updated in our provisioning, billing and subscriber management system. Unsold household data is maintained for future telemarketing, direct mail, and re-marketing by the sales force.

     Additionally, as part of our focus in ensuring and maximizing customer retention, we usually charge an installation fee of L25.00. We adopt a one year service agreement and encourage direct debit payment as the standard. Approximately 40% of our customers elect direct debit as a means of payment. The installation fee and one year contract provide qualifying mechanisms to ensure that the customer understands and recognizes the value of the services, while the encouragement of direct debit payment helps to avoid non-payment or non-payment related cancellations.

     NON-CABLE CUSTOMERS.   In 1998, we extended our service offerings beyond
our franchise areas in order to offer a set of alternative service options to over 18 million BT customers who are not passed by our local broadband networks. By utilizing our investments in our National Telecoms Network, our International Internet Facilities and our back office and billing operations, we launched a set of products and services that allow us to provide telephone and internet services to every home in the UK with a BT telephone line and a television. A graphical depiction of this network solution appears below.

                        [NTL'S REGIONAL NETWORK GRAPHIC]

     The National Consumer Services, our first retail offering to the UK consumer outside our franchise areas, have allowed us to significantly increase our UK target market. We carry the consumer's telephone traffic via indirect access for voice and internet calls. Using indirect access, the customer retains their BT line, but the calls are automatically routed to our switch and national network. We therefore receive the call revenue associated with the customer's voice and internet traffic. The "off-net" customer receives the benefit of our 3-2-1 pricing while we receive the revenues from their telephone calls.

     In the future, we plan to provide digital television services over a digital terrestrial television box that will form part of our National Consumer Services product offering. Digital Terrestrial Television will allow us to offer customers throughout the UK a bundled offering of telephone, television, internet and interactive services, that will mirror our in-franchise product offerings. The bundle of services provides internet access via the personal computer or through our TV-internet set top box which enables full internet access without the need to purchase a PC. Customers simply use a keyboard and set-top box to access the internet over their television. This is an important market opportunity as it is estimated that of the 24 million UK TV homes, over 18 million homes do not have an internet capable PC or internet service.

NTL AND THE INTERNET

     Internet use in UK homes, businesses and education is rising rapidly. We regard data services as one of the three legs -- voice, data and video -- upon which our business has been built. We provide internet services throughout the UK. Our subscribers can take advantage of the high data rates provided by our fiber network in order to access the internet via a personal computer or a television. We offer both consumer and business internet services and own 49% of VirginNet with Virgin Communications Limited. However, our involvement is not simply based on enabling reliable internet access. Rather, we also operate to support the development of internet applications and usage. We provide the backbone for VirginNet and Which? Online, with our call centers handling around 4,000 calls a day for the two entities, consistently winning awards for speed of service and customer satisfaction.

     For companies, we offer reliable and scalable solutions for connecting to the internet. These range from easy-to-connect dial up connections to fixed access solutions for high volume, dedicated internet connectivity. Furthermore, our extensive and expanding network of entry points guarantees rapid access to the internet at all times. Other internet services available from NTL include: firewalls, Web hosting, and virtual ISP services.

     For the growing number of companies who wish to provide virtual internet services, we act as a wholesale provider of internet services. Furthermore, companies are increasingly turning to us for electronic commerce solutions and, as a result, our internet services for businesses continue to grow. In all these cases, we offer a unique set of assets:

     - networks;

     - technology;

     - customers; and

     - interactive content

     INTERNET ACCESS, INTERACTIVE SERVICES AND ENHANCED TELEVISION.   We have
moved rapidly to take advantage of, and drive the convergence between the internet and the television. We are aggregating a broad range of interactive content into a seamless service that can be deployed as part of our interactive television services, such as TV-internet and digital cable. Our decision to use open internet standards for these products has allowed us to rapidly integrate a wide range of advanced technologies and partner with content companies who have already developed sites for the internet. Because we have built our interactive service offering on open internet standards, our platform allows these content sources to be easily and cost effectively integrated to create a television/entertainment experience rather than a computer-like experience. This includes using the NTL user interface to allow simple navigation by remote control. In designing the look and feel of our interactive services, we built upon the UK's familiarity with teletext services by allowing customers to use the familiar four color remote control buttons to navigate through the interactive screens. These enhanced services will ultimately be deployed as part of our digital cable offering within our franchise areas.

     We have partnered with over 40 content providers to deliver a wide range of interactive services, including education, home shopping and banking, travel, entertainment, games, news, sport and local content. Content is organized in channels which include news, sport, travel, entertainment and retailing. Already over 100 brands are contracted to our interactive services. Partners include Tesco and The Arcadia Group in the retail sector, ITN for news, the Sporting Life for sports coverage and the BBC's Beeb service in entertainment. For example, the travel channel allows viewers to search for travel destinations, gather destination information and find travel deals from a large real-time database. In addition, we are developing additional channels that will provide games, education and financial and investment content. All partners have contracted to provide a commission to NTL on e-commerce transactions and we have also formed a joint venture to exploit the advertising opportunity associated with this service.

     The next stage in the development of our consumer proposition is enhanced television services. Enhanced television is the use of interactive technologies to enable television programs to become interactive. Enhanced television can be viewed as a modified form of interactive services which are constantly "on supply" as the viewer watches television. Applications include the ability to enable viewers to participate in game shows, access further information in documentaries or respond directly to advertising. Viewers use their remote controls to access the additional program information on demand. A graphical representation of the enhanced TV system follows.

         [ENHANCED TV DIAGRAM OF OVERALL SYSTEM & TECHNOLOGY PARTNERS]

     A major advantage of our cable technology is that these enhanced television links are not restricted to information delivered in the broadcast stream, a major restriction of satellite delivered services. A broad range of additional content can be delivered over the cable modem integrated in the digital TV set top box. We are working with a number of major broadcasters to develop the service and have already demonstrated a number of program pilots.

     Delivering enhanced television service requires close coordination between the program creation and the technology of the broadcast system. Our digital media center is being developed with the ability to schedule the television feed and to add the interactive components to the broadcast feed.

     These new technologies not only provide a powerful new set of tools for television producers, but also create large new commercial opportunities for operators like us in providing a unique service to help acquire and retain customers with a package of communications services. In addition, we can exploit new revenue opportunities from e-commerce generated by the interactive elements and from interactive advertising on existing television services.

     DIGITAL MEDIA CENTER.   We have invested approximately $60.0 million in a
new media center which is at the heart of our digital operations. The center acts as the marshaling point for all digital content, both television and interactive. Television and interactive services are brought to the center over satellite or fiber telecommunication links. Currently a 55 channel near video on demand service is produced using advanced digital storage and server technology. A complete sports channel, British Eurosport, is originated in the media center. In addition to the interactive television elements, conditional access for pay TV and electronic program guide datastreams are created and played out from the center.

     The new media center also houses the interactive servers for on-demand elements and is the point at which the broadband cable modem path is routed to access the internet. The interactive system, scheduling and conditional access system are directly integrated with our customer management system. This allows direct customer interface through the TV screen for billing, on-line help or self-provisioning of new services. The system is controlled by a sophisticated scheduling system and control room that monitors all channels. The resulting service feed is carried from the center to each regional head-end using ATM technology. This feed is then combined with local content, such as regional TV channels for delivery over that local network. The system is capable of allowing full flexibility of the regional line up of channels, for example to include regional services from the major broadcasters, ITV, Channel 4 and the BBC.

     The media center is connected to our UK national network and linked to our satellite hubs for both in-bound and out-bound traffic. The system architecture and flexibility allows the delivery of a customized service to any point connected to our fiber telecoms network (for example, the current reach includes Dublin which allows us to connect Cablelink's Dublin franchise to the media center).

     HIGH SPEED INTERNET SERVICE.   In May 1999, we launched NTL HiSpeed
Internet, which links our broadband cable network to the internet at up to ten times the speed of telephone. The new cable modem service operates at speeds of up to 2.0 Mbps and will be offered at a minimum delivery speed of 512 Kbps. Our HiSpeed Internet is an "always on" service, removing logging-on delays and the need to log-off while using your telephone. It also utilizes the hybrid fiber/coaxial cable television portion of our broadband network, leaving the telephone line free to make or receive calls. This service is currently priced at a flat rate of L40 per month.

     In addition, we are in the process of implementing a commercial pilot of ADSL technology in parts of our Surrey franchise. ADSL can be particularly attractive for us to install because we have very short copper telephone line runs to our customers' premises which is critical for clear, efficient data transport. Typically, our customer is within 500 meters from a node whereas in the United States, ADSL customers' premises may be more than 18,000 feet from the end of the copper wire. As a result, ADSL is relatively easy for us to deploy and attractive to the customer particularly because it is:

     - Cost-Effective -- less costly than a cable modem internet connection

     - Ratable -- customers buy the amount of bandwidth they need; and

     - Secure -- it is a dedicated path, rather than the shared path of coax cable.

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

     VIRGINNET.   In addition to telecoms and data services we also offer
wholesale internet access solutions including network services, call center operations, customer provisioning and billing to UK ISPs and other corporate customers that would like to expand their internet presence. This service was launched in 1995 as our first national product offering.

     In 1996, we established the VirginNet joint venture with Virgin Communications Limited. As of September 30, 1999, VirginNet had over 530,000 customers. The joint venture is 49% owned by NTL and 51% by Virgin. VirginNet offers connectivity and proprietary content services to consumers and small businesses throughout the UK. VirginNet recently launched a "free access" product offering, whereby customers only pay for the minutes that they are online or in contact with a customer care representative. We are able to support this service profitably because we carry the majority of the VirginNet internet traffic on our owned network facilities.

     By integrating our internet infrastructure with our national telecoms network we have been able to decrease the costs of providing these wholesale services as well as increase the value of the proposition by retaining a higher portion of the revenue from the data traffic that our customers generate. We plan to continue to enhance our internet network, both nationally and internationally, to accommodate the growth in the business.

OPERATING RESULTS

     Based on trials and experiences in the UK and the prior experience of our management in the United States telecommunications market, we have developed innovative marketing strategies that have led to increased customer penetration rates, customer retention and operating profitability.

     As of September 30, 1999, pro forma for the acquisitions of ComTel, Comcast UK, Diamond, and Cablelink (but excluding our 50% ownership of Cable London which Telewest exercised its option to buy in August 1999) we had approximately
1.7 million residential customers, approximately 52% of which subscribed to both telephone and television services. We counted a total of 2,584,800 million revenue generating units (known as RGUs) resulting in approximately 45% customer penetration, approximately 37% telephone penetration and approximately 37% cable penetration, yielding 68% RGU penetration of homes marketed. An RGU is one telephone account or one cable television account. A customer who takes telephone and cable television service generates two RGUs.

     NTL, on a standalone basis, prior to recent acquisitions, has achieved industry-leading customer penetration and retention levels. As of September 30, 1999, approximately 92% of customers subscribed to both telephone and television services. Our CATV penetration stands at 44% with telephone penetration at 45%. This compares favorably to the UK industry average of CATV penetration of 24% and telephone penetration of 29% achieved by our competitors. Similarly, NTL has experienced an annual telephone and CATV churn rate of approximately 12% versus the competitor churn rate of approximately 27%.

     We believe this success has been largely due to our focus on customer service and the development of product offerings that emphasize choice, value and simplicity. We plan to apply our marketing and customer service skills to enhance the operational performance of the combined entity. We also expect to achieve significant operating synergies from the combined operations including economies of scale in content and equipment purchasing, reduced telephone interconnect and call termination costs and improved operating leverage.

     The following table illustrates operating statistics of our broadband networks:

                                                                            COMBINED        PRO FORMA
                                    NTL(1)                   NTL(1)          NTL(2)          NTL(3)
                        -------------------------------   -------------   -------------   -------------
                                 DECEMBER 31,             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                        -------------------------------   -------------   -------------   -------------
                         1996       1997        1998          1999            1999            1999
                        -------   ---------   ---------   -------------   -------------   -------------
Homes passed(4)......   779,100   1,007,000   1,247,000     1,335,800       3,667,300       4,262,600
Homes marketed
(Telephone)..........   467,300     810,000   1,064,600     1,137,600       3,146,600       3,146,600
Homes marketed
  (Cable)............   467,300     810,000   1,064,600     1,137,600       3,261,100       3,817,900
Total customers(5)...   168,200     321,300     471,000       529,800       1,291,800       1,705,700
  Dual...............   133,800     287,200     434,000       489,500         879,100         879,100
  Telephone-only.....    15,950      15,300      16,100        16,200         288,300         288,300
  Cable
    television-only..    18,450      18,800      20,800        24,100         124,400         538,300
Total RGUs...........   302,000     608,500     905,100     1,019,300       2,170,900       2,584,800
Customer
  penetration........        36%         40%         44%           47%             40%             45%
Telephone
  penetration........        32%         37%         42%           45%             37%             37%
Cable television
  penetration........        33%         38%         43%           45%             31%             37%
RGU penetration(6)...        65%         75%         85%           90%             67              68%

---------------
(1) Data for franchises owned and operated by NTL prior to 1998 acquisitions.
(2) Includes Comcast UK, Comtel and Diamond Cable (but excludes Cable London). In August 1999, Telewest exercized its option to buy our 50% ownership of Cable London.
(3) Gives effect to the acquisition of Cablelink in July 1999 and the BT cable franchises.
(4) "Homes passed" is the expression in common usage in the cable industry as the measurement of the size of a cabled area, meaning the total number of residential premises which have the potential to be connected to our network.
(5) As of December 31, 1998, we also provided service to approximately 19,400 customers connected to acquired cable systems over which we do not offer a full range of services.
(6) RGU penetration is the number of RGUs per 100 homes marketed.

     Consistent with our objectives, our high penetration rates have led to increased levels of gross profit contribution per home passed and thus increasing rates of return on invested assets. Our success has been consistent as we have increased our penetration for 14 consecutive quarters as shown by the following graph (excluding our recent acquisitions).

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

'[PERCENTAGE PENETRATION LINE CHART]'

     The quality of our customer's experience is further evidenced by the results published by OFTEL. These results are exhibited in the following table and charts and highlight our improved performance over BT and our peers in a number of measures which effect the quality of our residential customer's experience.

                                   NTL VS BT

                        [NTL'S REGIONAL NETWORK GRAPHIC]

                                                               RESIDENTIAL CUSTOMERS
                                                                        1998
                                                              ------------------------
                                                              NTL     TELEWEST    CWC
                                                              ----    --------    ----
Faults Cleared..............................................  98.1%     88.3%     75.7%
Reported Faults per 100 lines...............................   2.3       4.5       6.6
Orders Completed............................................  97.7%     90.4%     83.2%

INDUSTRY STATISTICS

     Our industry has demonstrated strong growth over the last several years. The industry has now passed approximately 12 million homes (or 50% of the UK's total TV homes) with a broadband communications network. As a result, the UK can claim to have one of the most advanced communications infrastructures in the world. In addition, since January 1, 1992, the industry has connected approximately 4.5 million telephone lines. (During the same period, BT has also grown, adding approximately 2.5 million telephone lines.) The following tables illustrate these statistics:

                                                                  TELEPHONE LINES
                                     --------------------------------------------------------------------------
                                                                                                  RESIDENTIAL
                                     RESIDENTIAL AND BUSINESS     RESIDENTIAL                    TELEPHONE LINE
                                         TELEPHONE LINES        TELEPHONE LINES   HOMES PASSED    PENETRATION
                                     ------------------------   ---------------   ------------   --------------
June 30, 1999......................         4,571,274              3,993,215       12,171,351          33%
January 1, 1999....................         4,070,866              3,567,786       11,904,341          30%
January 1, 1998....................         3,442,196              3,038,809       10,693,809          28%
January 1, 1997....................         2,278,113              2,039,081        8,351,310          24%
January 1, 1996....................         1,419,819              1,287,248        6,042,296          21%
January 1, 1995....................           717,566                649,350        4,116,971          16%
January 1, 1994....................           314,381                279,728        2,786,202          10%
January 1, 1993....................           106,989                 92,715        1,954,829           5%
January 1, 1992....................            21,225                    N/A        1,343,557          --

---------------
Source: ITC

                                                                MULTI-CHANNEL HOMES
                                              --------------------------------------------------------
                                                TOTAL        TOTAL           DTH              DTH
                                              CUSTOMERS    DTH HOMES   AS A % OF TOTAL   NET ADDITIONS
                                              ---------    ---------   ---------------   -------------
September 30, 1999..........................  7,861,000(1) 3,582,000          46%           122,000
June 30, 1999...............................  7,442,000(2) 3,460,000        46.5%           (87,000)
June 30, 1998...............................  6,899,000    3,547,000        51.4%            15,000
June 30, 1997...............................  6,372,000    3,532,000        55.4%           285,000
June 30, 1996...............................  5,022,000    3,247,000        64.7%           354,000
June 30, 1995...............................  4,163,000    2,893,000        69.5%           352,000
June 30, 1994...............................  3,477,000    2,541,000        73.1%                --

---------------
Source: BSkyB

(1) Includes 591,000 and 363,000 Eire and OnDigital customers, respectively at September 30, 1999.

(2) Includes 589,000 and 204,000 Eire and OnDigital customers, respectively at June 30, 1999.

BUSINESS SERVICES

     NTL's business and nonresidential services have undergone a significant transformation in the last twelve months, as the company has moved away from a simple product-based sales approach to a sector-based approach. In the business market (comprised of government, industry, health and education sectors) this sector approach enables us to provide a broad array of services ranging from simple connectivity for small businesses to integrated solutions of voice, video and data for large enterprises. These services are provided on local, regional or national bases to more than 45,000 business customers. Our communication products are appealing because of our highly reliable network services. In the business market our reported faults (as compiled by the regulator, OFTEL) are
1.3 per 100 lines as compared to 3.3 per 100 lines, for BT, a statistically significant difference.

     In recognition of the developing needs and concerns of our large customers, NTL Incorporated recently acquired Workplace Technologies, one of the UK's leading data network service integrators. Workplace's consultancy services range from the design and installation of data, voice and video networks to remote monitoring and support of these networks. Workplace currently employs approximately 500 people in the UK. We believe that large customers are more interested in functionality of voice, video and data needs rather than driven by cost concerns. It is currently expected that Workplace will be transferred to NTL in the first quarter of 2000. The combination of network capability, ISP experience, and the market presence of NTL will enable us to offer a unique and comprehensive service to large customers.

     Our objective is to provide high quality voice, data and video communications services to businesses throughout the UK and to carriers which require UK and international connectivity. According to published OFTEL statistics, the total market for telecom services in the UK for the twelve months ended March 31, 1998 was estimated at approximately L24.0 billion. Of the total telecoms market, we estimate that approximately L13.0 billion represents business telecoms and carrier telecom services. Our national network has significantly expanded our telecoms opportunities beyond our franchise areas allowing us to serve the much greater UK national market. We approach this market by serving the following two market segments:

     - National Business Telecoms
     - Carrier Services

     In addition, we serve a national base of customers for a variety of telecommunications and related services using our national infrastructure of towers. These lines of business are discussed in greater detail under the "Broadcast Transmission and Tower Services" section below.

      NATIONAL BUSINESS TELECOMS

     In the business market, we describe ourselves as a "nationally competitive but locally accountable" service provider, whose business purpose is to "enable businesses to become more efficient and effective".

     Our general business telecoms strategy is to provide comprehensive communications solutions to our customers. Rather than simply offering our customers a lower price for

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

their existing service, we offer a package of services to the customer that is designed to address all of their communications needs at a price which offers good value for money. The services which we offer are often custom-designed for the specific needs of the customer.

     To date, we have been successful in obtaining telecoms contracts from businesses located within our franchise areas. As of March 31, 1999, excluding recent acquisitions, we had over 14,300 business customers and approximately 56,000 business telephony lines installed, which represented an increase of 80% over the same period in 1998 for both customers and lines. Including our recent acquisitions we have approximately 45,000 business customers and 150,000 business telephony lines installed.

     Business Customers.   While we offer our services to a wide array of
companies throughout the UK within our franchise areas, we focus upon education, healthcare, local government, and media and information technology companies. Our communications solutions are attractive to these customers because of our reliable, high bandwidth services and our ability to package several services together at attractive prices. In addition, we have a strong local presence due to the localization of our facilities and the services we provide. As a result, our customers view us as a community partner and benefit from our local account management.

     We use a variety of different access technologies to connect customers, based on customer size, geographic location and our network reach. Access technologies currently deployed in our network include fiber optics, copper wire and microwave radio.

     We connect our larger business customers to our network using fiber optic cable. This utilizes the significant penetration of fiber that we have in our local access network. As the cost of fiber falls, the size of business we will connect with fiber extends correspondingly. We use copper wire pairs to connect small enterprises.

     An example of our sector focused strategy is our success in penetrating the education market. We support customers at all levels of education within the United Kingdom. One such customer is the UK's Joint Academic Network (JANET), which is the UK's academic and research system connecting several hundred institutions, including all UK universities, most higher education colleges and most research establishments. SuperJANET is the broadband, or high-speed portion of JANET. We developed high bandwidth metropolitan area networks in a number of our regions throughout the UK to support SuperJANET.

     Cambridge University is a SuperJANET node where we provide all of the university's high-speed data circuits and approximately 10,000 local extensions, including lines in 6,500 student dorm rooms. At Oxford University, students use our links for access to SuperJANET, and more than 700 students also have our phone lines in their dorm rooms. We also provide the services of the South Wales Academic Network (SWAN). SWAN is a 60 mile fiber network, with 13 sites which serve approximately 16,000 PCs, creating approximately 2 million e-mails and 12 million hits on the World Wide Web every month. SWAN will provide the gateway to SuperJANET for 23 institutions of higher learning that was previously available only to the Universities in Cardiff and Swansea.

     Our program for education has not only provided value-added technology services to universities, but has also accelerated the connection of local secondary and primary schools

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

to the internet. We provide services to more than 2,500 primary and secondary schools. Funding for these connections has been provided by the National Grid for Learning and the Technology Trust infrastructure campaign. We were the first company in the UK to introduce an economical flat rate internet access package to all schools within our franchise areas. To date, over 1,600 schools have taken advantage of our attractive internet offers. In England, Technology Colleges Trust has partnered with us to link up the trust's more than 650 schools. This will enable the schools, for a flat rate, to get unlimited usage of a 2 Mbps broadband connection to a new supergrid.

     Our schools initiative in Londonderry aims to provide free internet access to every school in the city. This long term project will introduce modern technology into education utilising our infrastructure. We will also host approximately 150,000 e-mail accounts (one for every student and teacher) and connect to all 568 schools in Hertfordshire County Council using ISDN and PSTN dial up. Bedfordshire County Council now has all 270 schools connected to the internet via our ISDN Select.

     National Services.   Capitalizing on our experience in local business
markets and the extended reach of our national network, we have expanded the scope of our business in order to compete for a share of the business telecoms market on a national basis. We believe that we can build on the strengths gained in our local franchise areas to approach targeted business users located in other areas of the UK, initially focusing on users with multiple business locations. We launched our national business telecoms service in November 1997 and our strategy is to target medium and large businesses, beginning with those located near the major urban areas currently served by our national network.

     We have a variety of alternative methods to connect the "last mile" to the customers' premises from the national network:

     - As a certified national public telecommunications operator, we can readily obtain the permits to construct telecoms networks, and can simply build out our network to reach customers. Although this is often clearly the most costly approach, the expense can be justified in the case of large customers or when a significant level of traffic is obtained from several customers. For example, we have extended our fiber optic network in London to support CNN's facilities.

     - We can lease circuits on the local networks of other service providers to connect to the customer's premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expense than a direct connection, can often be installed relatively quickly, and can be replaced at a later date if a more profitable connection method can be deployed.

     - We can also connect customers to our national network by implementing one of two wireless bandwidth solutions, described in more detail below.

     Wireless Bandwidth Delivery.   We have already been successful in utilizing
our significant tower infrastructure to efficiently connect our network to customers using digital point to point microwave radio links. As part of our broadcasting businesses, we own or have direct access to over 1,450 tower sites in attractive locations all across the UK. Microwave radio represents an efficient and reliable method for connecting customer locations to the national network.

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

     An illustration of the current use of our tower infrastructure to connect our network to customers follows:
SERE Motor Group, Northern Ireland, CENTREX Network.

     Illustration of three customer locations connected to a switch. The switch is shown as connected to an NTL transmission tower which is shown as connected by 'wireless fibre' to another location.

                                                NTL Transmission Tower
Connections Graphic
In addition to the methods to connect the "last mile" described above, we have been awarded a license to operate radio fixed access services on a national basis throughout the UK at the 10 GHz frequency, comprising 30 MHz of spectrum. With the 30 MHz, we will be able to transmit at 16 Mbps in any direction; our goal is to be able to simultaneously operate in up to 12 directions from a single base station, thereby enabling us to provide up to 192 Mbps from a particular site. Furthermore, we believe the use of ATM across the 10 GHz network will allow even greater capacity (up to 4x 192 Mbps) from a single base station. This technology can be used as a "wireless local loop" alternative to connect to customers which are not currently connected to our national network via wired circuits. We intend to use this point-to-multipoint wireless service where it represents a more efficient method to connect to customers than traditional wired or point-to-point wireless links. The 10 GHz frequency of our license is lower than the frequency which is being used by several major wireless telephony providers in the US (for example, the US frequency allocation for companies like Teligent and Winstar is typically in the 24-38 GHz band). This lower frequency is advantageous because lower frequencies offer better propagation and lower interference (and thus greater range) than higher frequencies.

     Using our 10 GHz service, we have the potential of reaching a large customer base in regions not covered by our fiber network. A service launch in the second or third quarter of 2000 of between five and six large markets is currently being contemplated. In addition to

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

London, we are considering Birmingham, Leeds, Bradford, and Bristol as initial target markets. A total of 25 to 50 base stations will likely be deployed in these areas.

     We are currently evaluating the services that we will offer over 10 GHz. We intend to take advantage of our national network as well as our ATM technology. Our 10 GHz technology will use this ATM platform, to enable delivery of voice, data and multimedia services to small and medium-sized business customers. Such services include voice access, leased line, internet access, private internet, LAN-to-LAN, and Frame Relay. We also intend to use the frequency for backhaul purposes, where a wireless connection will be less costly to install than our fiber or microwave links.

     The following chart depicts the 10 GHz wireless local loop technology:
EDGAR DESCRIPTION OF PRINTED GRAPHIC

     Illustration of five interlocking circles representing wireless local loop areas. Each area is shown with a central base station. One local loop area is shown with subscriber terminals within the area. Three of the areas are connected to an ATM network. One of these connections is labelled wireless/wireline backhaul. The ATM network is shown as connected to a central office switch, billing server, network management server, TDM, database, ISP router and frame relay.

     We are currently undergoing test trials of the service in preparation for operational trials with major business customers. If the test trials are successful, and if we determine to seek and deploy the additional capital resources to pursue this opportunity and the networks are developed, the 10 GHz license would further facilitate the development of our local access reach to businesses.

BUSINESS PRODUCTS AND SERVICES.

     - SIMPLE "ACCESS" SERVICES that connect the customer to us for inbound and outbound voice and data calls. These access services include traditional analog Business Exchange Lines (BELs) and Digital Business Exchange Lines
       (DELs). DEL services include Basis Rate Access, also known as "ISDN2", and Primary Rate Access, also known as "ISDN30". These and other direct and indirect access services are priced

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

       competitively and offered in competition with a number of other direct and indirect suppliers.

     - MANAGED VOICE SERVICES which are best illustrated by our Central Exchange "Centrex" service. This service presents the customer with business exchange lines configured as a "virtual PABX", as we completely handle the services normally associated with a traditional PABX (or PBX). The success of this product is well demonstrated in the East Midlands where eight of the 11 local government organizations use NTL Centrex as their main business service, including the Nottingham City council with more than 3,500 lines.

     - MANAGED DATA SERVICES include fixed point-to-point private circuits at speeds from 64 Kbps, through multiples of that speed and individually tailored 100 Mbps and 155 Mbps services. Other services include the provision of intersite data services with particular transmission protocols, such as Internet Protocol also known as TCP/ IP, Frame Relay and ATM.

     - INTERNET SERVICES provided by NTL range from "Dial-up" customers to dedicated private circuits for greater access speeds. We are launching a range of new services and branded hardware products, which include both entry level and advanced "firewalls", and a self provisioning web-hosting service. We own an interest in and provide communications network and back office support for VirginNet and provide services to more than twenty other Internet Service Providers.

     LOCAL BUSINESS SERVICES.   The local business telecoms market provides an
attractive opportunity to NTL. For the most part, the underlying capital investment needed to address this market is made through the buildout of the network for the residential market in our franchised areas.

     REGIONAL BUSINESS SERVICES.   The communications services we provide to the
education and government sectors is an excellent example of the possibilities created by our newly built high bandwidth networks where we can provide both region wide and intra-regional connectivity. We provide extensive services to numerous local governments, particularly our Centrex service that eliminates the need for a PBX, simplifies moves, adds and changes and provides free calling between locations. Additionally, our focus on the education market is demonstrated by the more than 3,000 primary schools, colleges and universities we serve; the majority of which we connect to the internet with speeds ranging from 128 Kbps to 2 Mbps. Funding for the internet segment of the services has been largely provided by the government, for whom internet connectivity has become a high priority.

     REGION-WIDE BUSINESS SERVICES.   In Hertfordshire, NTL provides county-wide
telecommunications for all the local schools as well as widely dispersed municipal administrative offices. We were awarded all of Hertfordshire County Council's voice and data traffic and installed Centrex across all of the Council's sites (upward of 500 Centrex lines) based upon an integrated solution. These sites include libraries, social services offices and environmental services offices all linked to an NTL-provisioned voice and data call center.

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

     In addition to providing county-wide municipal council service in Hertfordshire, we provide a customized package of internet and telecom services to all schools county-wide. The service, known as the "Hertfordshire Learning Grid", inaugurated one of the largest internet and intranet projects in the UK education sector. NTL installed, maintains and manages PCs at all primary schools. NTL arranged to train three teachers in each school on how to use the internet for communication, i.e. e-mail, how to use the Intranet for their administration, and how to use the world wide web to gather information which would support the teachers and help them to teach the children. Additionally, NTL built a bespoke intranet service for both the council's administration and schools which entailed a help desk, an e-mail filtering system, internet filtering, and intranet filtering. The complete solution is fully managed by NTL and completely seamless to the customer. All queries are managed by their respective NTL local account manager.

     INTRA-REGIONAL BUSINESS SERVICES.   Within regions, NTL has overlaid
dedicated high capacity Virtual Private Networks (VPNS) on its previously constructed intrafrastructure. An excellent example of a VPN is the provision of 155 Mbps metropolitan area networks (MAN) in a number of our regions throughout the UK to support SuperJANET. The UK Government established the Joint Academic Network (JANET) in order to facilitate a sharing of knowledge and research among all UK universities and other government-funded research facilities. SuperJANET is the broadband, or high speed, portion of JANET. A good example is the SuperJANET network in South Wales (SWAN). SWAN provides the gateway to SuperJANET for 23 institutions of higher learning in Wales. SWAN is a 60 mile fiber network, connecting with 13 sites which serve approximately 16,000 PC's, creating approximately 2 million e-mails and 12 million hits on the World Wide Web every month.

     NATIONAL BUSINESS SERVICES.   Our national network was designed
specifically to connect our local networks and enable distance insensitive calling tariffs. We estimate that our national network covers approximately 3,500 route miles and 170,000 fiber miles across England, Scotland and Wales. During 1998, we extended the network to include the first resilient fiber connection between Northern Ireland, the Republic of Ireland, Scotland and England. In addition, in December 1998, we acquired EGT which expanded our network to cover southeast England. Our national network has been designed with significant excess capacity. For example, the trunk route specification provides for two large ducts, each with capacity for 4 sub-ducts, only one of those eight sub-ducts is currently used. Our total duct capacity exceeds 2,300 fibers of which only a small portion is currently used.

     Our national network is a fully redundant, SDH digital fiber network. The major fiber routes are complemented by microwave radio connections which increase the reach of the network. SDH technology improves network reliability and performance and provides greater flexibility than conventional transmission architecture. In addition, network availability, management and routing are also superior to conventional transmission architecture because signals are automatically rerouted to the best path available if another is severed or degraded. We believe that we have a competitive advantage over other carriers such as BT because SDH technology has been built into our networks from the start, thus avoiding integration problems with older network technologies.

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

     An important source of revenue for NTL is the bandwidth and connectivity we provide to other communications carriers. Our network is used to interconnect these carriers to cities throughout the UK and Ireland. NTL provides customers with bandwidth ranging from 2 Mbps to STM-16's. Owning core infrastructure also opens up avenues for international network expansion. Increasingly, network operators are looking at minimizing capital outlay by swapping capacity on their infrastructure for new nodes or additional capacity elsewhere. Our customers include fixed wireline and mobile telecommunications operators, cable operators, internet service providers, and various information technology and facilities management companies, notably.

     - COLT where we have been awarded "preferred supplier" status for the distribution of COLT's traffic outside the London area. This covers bandwidths from 2 Mbps to STM-1.

     - ENERGIS for which we provide high speed managed services to enable the operator to more effectively address its "off-net" customer base.

     - GLOBAL ONE where as part of this international operator's roll-out, we are providing managed services between London and Dublin utilizing our recently completed sub-sea cable.

     - VODAFONE AND ORANGE, for which we provide inter-switch capacity on our national network. During 1998, both Vodafone and Orange considerably increased their requirements for network services, and as of December 1998, we supplied Orange with the majority of its inter-switch capacity.

     CARRIER SERVICES PRODUCTS, AND MARKETING.   We expect to continue to
successfully serve this marketplace through our strategy of providing high quality and competitively priced services. Additionally, we continue to utilize our specialized ability to provide tailored solutions necessary to serve this demanding market.

     The rapid expansion in voice traffic is expected to continue and we have entered into interconnect agreements with national and international operators to both reduce the costs of carriage and termination of our originated traffic and of termination of other carriers' traffic.

     The expected growth in the number of international operators building and operating submarine cable systems has been substantial and continues to grow with many of these cables transiting the UK. We have considerably increased physical connectivity to UK international cable landing stations and products have been successfully developed to address the needs of these international cable operators for backhaul services between the cable landing sites and the major UK international nodes such as Telehouse, London.

     We believe the UK market for wholesale data services is significant and growing rapidly due to the fast growth in IP, internet and other data traffic. Utilizing our state of the art ATM network, we have developed Frame Relay and ATM wholesale products to address this increasing demand for high speed data connectivity. Additionally, utilizing our core data network, local loop infrastructure and connectivity to the main international UK nodes will allow us to address the needs of international operators for the termination/origination of UK bound/generated data traffic.

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     In addition to telecoms and data services we also offer wholesale internet access solutions including network services, call center operations, customer provisioning and billing to UK Internet Service Providers ("ISPs") and other corporate customers that would like to expand their internet presence. This service was launched in 1995 as our first national product offering.

     In 1996, we established the VirginNet joint venture with Virgin Communications Limited. The joint venture is 49% owned by us and 51% by Virgin. VirginNet offers connectivity and proprietary content services to consumers and small businesses throughout the UK. VirginNet recently launched a "free access" product offering, whereby customers only pay for the minutes that they are online or in contact with a customer care representative. We are able to support this service profitably because we carry the majority of the VirginNet internet traffic on our owned network facilities.

     By integrating our internet infrastructure with our national telecoms network we have been able to decrease the costs of providing these wholesale services as well as increase the value of the proposition by retaining a higher portion of the revenue from the data traffic that our customers generate. We plan to continue to enhance our internet network, both nationally and internationally, to accommodate the growth in the business.

     Our carrier services product portfolio also includes a comprehensive range of satellite services for media and broadcast customers who need to distribute programming around the globe either occasionally or full time. We enable TV broadcasters with full time channels to transmit their programming from their playout or production center, using a fiber link, to one of our three satellite teleports. This is then beamed up to the satellite, which in turn re-transmits the programming towards earth for reception by viewers.

     Our teleports are connected by fiber and radio circuits and provide uplinking services to UK cable television programme suppliers. At our main site near Winchester, UK, we have antennas up to 40 feet in diameter. The site is linked to our two London teleports through our own national broadband network. Together they form an interconnected virtual teleport offering nonstop resilience.

     Through these teleports we have access to all the main satellites orbiting Earth including Astra, Eutelsat, Intelsat, Orion, and PanAmSat.

     The ultimate end users for our full-time services include households receiving a television channel in their own home, or other program distributors such as cable companies who pass the signal onto their end users. Our major fixed service customers include Turner Broadcasting Systems, Flextech, the BBC and QVC.

     To cover live news coverage and sporting events, we operate a fleet of satellite news gathering trucks. Our global capability and infrastructure means we can respond rapidly to consumer demand. In addition, we can now offer customers the facility to transmit programming between 48 US cities and Europe by use of a transatlantic fiber link.

BROADCAST AND TOWER SERVICES

     We are a leading owner and operator of broadcast, transmission and wireless communications infrastructure in the UK. As of September 30, 1999, we owned or shared 1,458 towers and sites in the UK.

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     We provide a number of services:

     - Television and radio broadcast transmission

     - Tower and site leasing

     - Radio communications services

     Based on our track record of more than 40 years of providing broadcast services to the UK's independent television operators and our expertise in digital broadcasting, we believe that we are uniquely positioned to capitalize on the trends towards privatization and digitalization in the global broadcasting industry.

UK BROADCAST TRANSMISSION

     NTL has been involved in broadcast television since the 1950's when we designed and built the television transmission system for the UK's first independent commercial television network. The Broadcast Transmission Group operates a national infrastructure in the UK of 1,458 owned or shared transmission sites delivering broadcast signals for the three commercial national television channels and many of the UK's independent local, regional and national radio broadcasters. Additionally, the group designs, installs, operates, and maintains new transmitter networks and has a spectrum planning service to monitor the coverage of television and radio networks.

     The Broadcast Transmission group provides a recurring contracted revenue stream from these customers through long term contracts. The projected total value of our present contracts for broadcast services is $1.8 billion with some contracts extending until 2012. An attractive feature of the NTL broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. In essence, TV and radio station owners are programmers and NTL is the broadcaster. The nature of these arrangements is such that there are significant switching costs for any TV broadcaster wishing to change service provider. The barriers to entry a new provider would need to overcome include:

     - The provisioning of capital equipment for transmission services and studio coding, decoding and distribution circuits;

     - Re-engineering of network either around NTL sites or, more challenging, around a different set of sites. In the latter case, planning permission would be particularly difficult to receive for an alternative set of large transmitter sites;

     - Attaining spectrum for a differently engineered network as there is a broadcast spectrum shortage.

     TELEVISION BROADCASTING.   We currently provide digital broadcast
transmission for two of the three commercial national television channels in the UK, ITV and Channel 4/S4C, and analog broadcast transmission services for ITV, Channel 4/S4C and Channel 5, the third commercial national television channel in the UK.

     In November 1998 we made broadcast history with the launch of the first commercial digital terrestrial television network. Two of the four recipients of the digital terrestrial television (DTT) multiplexes, ITV and Channel 4 and SDN (in which we hold a 33% equity interest) selected us as the supplier of transmission services. At the launch of DTT

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there were 22 transmitting stations with a rollout plan targeted at reaching 85%
population coverage. As of October 20, 1999, there were 74 transmitting stations. We have not only successfully completed the first phase of the build program from playout centers to transmission in a timely fashion but have also signed 12 year contracts to provide end-to-end service, including studio compression, transmission and full systems integration. It is anticipated that the digital network will ultimately grow to match the coverage of the analog system to enable its switch-off.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus "end-to-end" system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     RADIO BROADCASTING.   The broadcast radio market in the UK comprises the
publicly funded BBC and the commercial radio industry. The BBC operates five national radio networks and 44 local radio stations. All non-BBC radio in the UK is regulated by the Radio Authority, who currently licence 3 national commercial stations (such as Virgin and Classic FM) and 220 metropolitan, regional and local stations. Despite this diversity, ownership concentration is high, with 5 or 6 major groups controlling the majority of stations.

     Commercial radio stations are free to contract with any supplier for their transmission needs. We have an 85% share by value of the local commercial radio transmission market and a 40% share by value of the national commercial market.

     We also offer a range of services to local and national radio broadcasting licensees in the UK including: target service area planning; site location, installation and construction; and equipment selection, procurement, operation, monitoring and maintenance. This division offers total broadcast contract services, where it designs, builds, owns and maintains the operator's transmission facilities, and facility management contract services where it maintains customer-owned equipment and administers the operation of the transmission service.

     The migration to a new digital transmission platform will create significant growth in the broadcast radio transmission market. The Radio Authority is committed to a fast roll-out of the new digital multiplex licenses and has already awarded the only national licence to Digital One, of which we are a founding equity partner with a 33% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75.0 million. A total of 26 licenses for regional and local digital radio will be awarded between 1999 and 2001, and we are well positioned to win transmission contracts for a portion of the licenses, and provide site leasing services associated with some of the remaining licenses.

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THE TOWER AND SITES DIVISION

     We rent antenna space on our owned and leased towers and sites to a variety of carriers operating cellular, PCS, Specialized Mobile Radio ("SMR"), Enhanced Specialized Mobile Radio ("ESMR"), paging and other wireless networks. We typically receive fees for installing customer's equipment and antennas on a tower and also receive rental payments from customers payable under site leases. As of June 30, 1999, over 300 companies rented antenna space on our towers and sites. These site rental agreements have terms which are typically 10 years in length (and renewable), and are generally subject to price indexation with inflation. Site sharing customers are typically billed a year in advance. During the last 4 years, the number of lessees on our towers has grown from 1,989 to over 4,000.

     The cellular market is the largest of these markets in terms of users, coverage, and usage of radio sites, and is witnessing extraordinary growth. Current build plans of UK cellular operators would indicate a doubling of the number of base stations built to meet the increased demand over the next 3 years.

     Cellular growth will necessitate reliable communications infrastructure in all commercial areas, leading to a requirement for good cellular coverage inside buildings. We believe this creates a new type of radio site, which unlike towers will exist within commercial buildings, transport hubs, shopping malls and other large buildings. Our initial analysis shows that there are approximately 2,000 large retail, transport or other multi-tenanted commercial properties in the UK that may require communications infrastructure to facilitate mobile telephony. To this end we have won the exclusive contract to provide this service inside Bluewater, Britain's largest and newest shopping complex.

     Against the backdrop of projected demand for suitable radio sites, the UK planning/regulatory environment is increasingly encouraging site sharing to prevent proliferation of single-user towers. Intense price competition in the cellular market is leading to out-sourcing opportunities as the network operators look to achieve broad and deep coverage without developing significant single-user tower portfolios.

     As of September 30, 1999, we own or share 1,458 towers and sites in the UK. Our inventory of owned and shared towers and sites was increased substantially from 1995 to today as a result of the following transactions.

     - In 1995, we embarked on a contract to build a network for the UK PCN operator "one2one." As part of this contract, we acquired approximately 240 cellular sites, with one2one as anchor tenant.

     - In May 1998, we purchased 114 sites from Simoco Group. This portfolio was originally developed as part of the Phillips PMR business, the sites being strategically located across the UK in hilltop locations ideally suited to PMR VHF systems.

     - In December 1998, we acquired 126 sites as part of the purchase of all of the business and assets of EGT. This transaction included the right to develop up to 1,000 more locations of Eastern Group property for site sharing purposes. Overall,

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       we believe that this portfolio has been developed for good cellular telephone coverage.

RADIO COMMUNICATION SERVICES

     Our RadioComms division is involved in mobile communications maintenance, support and facilities management. This enables us to offer customers the optimum solution to their requirements, from equipment specific component repair/replacement, to full turnkey site and equipment maintenance.

     The group offers a full range of services, including the operation of radio networks and the provision of support and maintenance services to customers with "mission critical" radio communications needs. We serve a substantial portion of the radio installation and maintenance market for public safety services within England and Wales and associated customers such as HM Prison Service and HM Coast Guard. These customers provide us with a steady source of revenues, and have also proven to be very effective references for other services and products.

     We intend to secure further customers and contracts, expanding from facilities and maintenance activities into complete outsource arrangements. We have positioned ourselves to effectively compete in the major growth sector in the radio communications market over the next five years by targeting both public and private mobile operators. Several large contracts of this type are subject to bid processes in 1999, with contract awards expected within a year. Long-term contracts (typically greater than five years) of this nature, if awarded to us, are expected to substantially increase the revenue profile of the group and help us maintain our overall revenue stability. There can be no assurance that such contracts will be awarded to us.

KEY TRENDS IN THE TOWERS AND SITES MARKETS

     There are a number of key market trends that are creating opportunities for us to expand and grow our Broadcast Transmission and Tower Services businesses:

     - Digital terrestrial broadcast services will gradually replace their analog predecessors, resulting in major new services with operators running in parallel and in competition with existing analog services. The launch of digital terrestrial television services will ultimately require the creation of an entire national broadcast network of approximately 1,200 sites to serve the UK population.

     - The increasing global trend towards private rather than state ownership and operation of television and radio broadcast transmission networks. The outsourcing of these networks will result in new business opportunities for us.

     - The continuation of the rapid growth of cellular mobile telephony in the UK with greater than 60% annual growth in subscribers for current services. According to published reports, mobile subscribers have grown from 9.9 million in August 1998 to 17.5 million in August 1999, or approximately 29.7% of the population of the UK. The rapid growth in mobile subscribers has increased demand for antenna space and tower sites.

     - The rollout of new wireless communications technologies, such as PCN and digital Terrestrial Trunked Radio (known as TETRA) and granting of five licenses in the

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       UK for 3rd generation Universal Mobile Telephone Service (known as UMTS mobile) in early 2000 will further enhance demand for antenna space and tower sites.

     - The continuing liberalization of the telecommunications market, causing proliferation of radio fixed links as the most economic and quickest method of establishing competition within the local loop. These links will be driven by competition for local loop traffic, high bandwidth WANs and core network for newly licensed PTOs. This will also enhance the demand for antenna space and tower sites.

     - The growing utilization of wireless delivery to the commercial market in order to extend bandwidth to all possible locations. There is a developing market for wireless delivery where fiber is not currently available or practical to be delivered.

NTL CORPORATE STRUCTURE

     NTL is a holding company and conducts its operations through direct and indirect wholly owned subsidiaries, principally NTL Group Limited, National Transcommunications Limited and Cablelink Limited, in each of which NTL indirectly owns 100% of the issued and outstanding capital stock.

      NTL Group Limited

     Our operations in the United Kingdom relating to our residential services business, and certain of our business telecom operations, are conducted through NTL Group Limited, either for itself, or as agent on behalf of certain other of our subsidiaries in United Kingdom. As of January 1, 2000, NTL Group Limited had issued and outstanding 5,179,680 fully paid New Ordinary Shares, par value $0.20 per share and 5,179,793 fully paid Ordinary Shares, par value L0.10 per share. NTL Group Limited did not pay dividends for the fiscal year ended December 31, 1999. The registered office of NTL Group Limited is NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9XA, United Kingdom.

      National Transcommunications Limited

     Our worldwide broadcasting and telecommunications transmission operations are principally conducted through National Transcommunications Limited. As of January 1, 2000, National Transcommunications Limited had issued and outstanding 30,000,101 fully paid ordinary shares par value L1.00 per share. National Transcommunications Limited did not pay dividends for the fiscal year ended December 31, 1999. The registered office of National Transcommunications Limited is NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9XA, United Kingdom.

      Cablelink Limited

     Our cable television operations in the Republic of Ireland are conducted by Cablelink Limited. As of January 1, 2000, Cablelink Limited had issued and outstanding 86,980 ordinary shares, par value 1 Irish punt per ordinary share. Cablelink Limited did not pay dividends for the fiscal year ended December 31, 1999. The registered office of Cablelink Limited is 10 Pembroke Place, Ballsbridge, Dublin 4, Ireland. For the year ended

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December 31, 1999, Cablelink Limited did not contribute more than 10% of the consolidated revenues of NTL Communications Corp.

COMPETITION

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television. We believe that competition will intensify in each of these business areas, particularly business telecommunications and internet.

     Residential Services.   We compete primarily with BT in providing telephone
services to residential customers. BT occupies an established market position and manages fully built networks and resources substantially greater than ours. According to OFTEL, at March 31, 1998, BT serviced nearly 87% of UK residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT's customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a competitive telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In such case, we may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, BT is under a regulatory obligation to introduce carrier pre-selection on its network, which it expects to do in the second half of 2000. Carrier pre-selection may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks. Our radio communications group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators will be permitted to provide and convey cable television services throughout the UK starting January 1, 2001. In addition, all areas currently without franchises will open to general competition in the future, and exclusive franchises will no longer be awarded.

     British Sky Broadcasting Limited currently markets telecommunications services on an indirect access basis (which requires the customer to dial additional digits before entering

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the primary telephone number, thus diverting calls onto another operator's network). In addition, BSkyB has proposed a joint venture with BT, Midland Bank and Matsushita that is known as Open (formerly British Interactive Broadcasting). If Open's bid to enter the interactive digital services market passes review by the competition directorate of the European Commission, we believe that the resulting combination would provide significant competition.

     Our cable television systems compete with direct reception over-the-air broadcast television, DTH satellite services and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services, including those that may be provided by PTOs with national licenses. In addition, there will be general licensing to provide cable television services, including in our franchise areas, from January 1, 2001. Should any additional operators, including BT choose to construct or adopt networks to provide cable television in these areas, it could have a material adverse effect on us.

     BSkyB and OnDigital have recently dropped the practice of charging any upfront fee for digital set-top boxes, although they still charge in some instances for installation. Coupled with BSkyB's move to bundle free internet access and discounted indirect access telephony (with calls priced at 40% below BT headline rates), these moves have reduced the competitive advantages previously represented by our offerings.

     We believe that the underlying technological advantages of our networks will allow us to respond to such moves by our competitors. Nevertheless, there can be no assurances that we will be able to continue to compete successfully in all segments of the residential markets.

     Business Telecommunications.   BT is also our principal competitor in
providing business telecommunications services. In addition, we compete with Cable & Wireless Communications, Energis Communications Limited, Thus in Scotland and with other companies that have been granted telecommunications licenses such as MCI-WorldCom and Colt. In the future, we may compete with additional entrants to the business telecommunications market. Competition is based on price, range and quality of services, and we expect price competition to intensify if existing and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

     On September 29, 1993, the ITC issued a statement pursuant to which it took the position (shared by OFTEL and DTI) that BT and the other national PTOs may provide video-on-demand services under their existing licenses. No assurance can be given that video-on-demand will not provide substantial competition to us within our markets in the future.

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     Broadcast Transmission and Tower Services.   Castle Transmission Ltd, a
subsidiary of Crown Castle, Inc., is NTL's primary competition in the terrestrial broadcast transmission market in the United Kingdom. Castle provides analog transmission services to the BBC. It also has been awarded the transmission contract for the new DTT multiplex service for the BBC and OnDigital. Castle has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Castle is our direct competitor, we each have reciprocal rights to use each others' sites for broadcast transmission usage in order to enable each of us to achieve the necessary country-wide coverage. This relationship is formalized by the site-sharing agreement entered into in 1991 when those towers were privatized.

     Castle also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Castle offers a full range of site-related services to its customers, including installation and maintenance. We believe our towers to be at least as well situated as Castle's and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. Cellnet and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless Communications are both major site-sharing customers but also compete by leasing their own sites to third parties. BT's position in the market is even larger when considered in combination with its interest in Cellnet.

     Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

     We face competition from a large number of companies in the provision of network services. The companies include CTL, speciality consultants and equipment manufacturers such as Nortel and Ericsson.

REGULATION

     Cable television and cable telephone service industries in the UK are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a cable television and cable telephone franchise in the UK covering more than 1,000 homes requires the following two principal licenses for each franchise area:

         - a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the DTI and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services.

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         - a cable television license, which authorizes the provision of broadcasting services within a defined geographical area and which may be either:

               (1) a Prescribed Diffusion Service License ("PDSL"), granted prior to 1991, which allows an operator to provide cable television and other entertainment services by means of a cable network, or

               (2) an LDL, granted since January 1, 1991 under the Broadcasting Act 1990, which allows an operator to deliver television and other programming services by means of a licensed telecommunications network including a cable network.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

     Under the Broadcasting Act 1990, cable operators may elect to replace certain PDSLs with LDLs with similar terms.

     The regulatory environment in the UK has generally encouraged the development of the cable telecommunications and the cable television industry by, among other things, licensing only one operator for each cable franchise area and restricting the national PTOs from using existing telecommunications networks to carry broadcast entertainment.

     On April 23, 1998, the Department of Trade and Industry announced the UK government's intention to progressively end this policy, allowing any operator to seek a license to compete in the provision of broadcast entertainment in those areas outside current cable franchises. From January 1, 2001, competition within current cable franchises will also be permitted.

      CABLE TELEVISION

      The Broadcasting Act 1990

     The Broadcasting Act 1990 established the ITC to license and regulate commercial television services (terrestrial, cable and satellite) and the Radio Authority to regulate radio services. The ITC's functions are, among other things, to grant licenses for television broadcasting activities and to regulate the commercial television sector by issuing codes on programming, advertising and sponsorship, monitoring programming content and enforcing compliance with the Broadcasting Act and cable television license conditions. The ITC has the power to vary cable television licenses and impose fines and revoke such licenses in the event of a breach of the license conditions. The ITC also enforces ownership restrictions on those who hold or may hold an interest in licenses issued under the Broadcasting Act. See "-- Cable Television
Licenses -- Ownership Restrictions".

      Cable Television Licenses

     General.   As of December 31, 1998, cable television licenses have been granted for over 160 franchise areas in the UK. On April 23, 1998, the Department of Trade and Industry announced the UK Government's intention to progressively end the policy of granting only one cable television license for a franchise area. As a result, any operator can

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seek a license to compete in the provision of broadcast entertainment in those areas outside current cable franchises. From January 1, 2001, competition within current cable franchises will also be permitted. The ITC also has indicated that certain areas, for which cable television licenses have yet to be awarded, may be advertised at the request of applicants. In the past, such licenses (LDLs) were awarded after competitive bids. However, it is now the government's policy to grant licenses in new areas to all suitable applicants. Before awarding an LDL, the ITC must be satisfied as to certain matters, including the technical specification of the proposed system; that the applicant has sufficient funding to run the franchise; and that the applicant is a fit and proper person to be awarded a license.

     Cable operators may carry UK licensed broadcast services, foreign satellite programs or text in their services. Cable television licenses also require cable operators to ensure that advertising and foreign satellite programs carried by them as part of their services conform to the restrictions set forth in the codes on advertising, sponsorship and programming issued by the ITC. Cable television licenses also impose an obligation on licensees to provide any information which the ITC may require for purposes of exercising its statutory functions.

     Term, Renewal and Revocation of Cable Television Licenses.   We hold 39
PDSLs and 13 LDLs, all for 15-year terms.

     An application may be made to the ITC to extend a PDSL for up to an additional eight years if the cable operator holds a 23-year telecommunications license. Fees would continue to be payable on the same basis as for the unextended PDSLs and no Percentage of Qualifying Revenues ("PQR") or cash bids would be payable during this 8-year term. If we elect to extend the PDSLs, we will upon expiration of such PDSLs as so extended, be required to apply for a new LDL under the competitive bid procedures described above. If we elect not to extend a PDSL, we may apply to the ITC (no earlier than five years prior to the expiration of the PDSL) for a replacement 15-year LDL, with respect to which it must agree with the ITC on the amount of the cash bid and PQR payments that will be payable over the term of the LDL (based on what would have been offered if the franchise had been offered for competitive bids).

     Our PDSLs will currently all expire at varying dates from 2000. We have so far applied to extend one of our PDSLs. We have not applied for any replacement LDLs under the procedure outlined above, but will do so at the appropriate time. In light of the new policy ending all cable franchise exclusivity announced on April 23, 1998, we have requested that all of our LDLs should be replaced by a single, non-exclusive, LDL covering all areas of the UK not already exclusively licensed (including those areas covered by the licenses being replaced). This will end our exclusivity for these areas one year earlier than would otherwise have been the case, but brings significant license fee savings. We also anticipate replacing all of our existing PSDLs in a similar fashion once exclusivity comes to an end, so rendering the issues set out in the preceding paragraph largely irrelevant.

     The ITC may refuse an application for renewal, but only on limited grounds, including that the ITC proposes to grant a license in an area different from that described under the

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existing license or that the applicant is not providing services through the whole of its franchise area.

     The ITC may, after consultation with the DTI and the Director General, revoke a cable television license if an operator fails to comply with its conditions or with any direction of the ITC, and the ITC considers revocation to be in the public interest. The ITC must be notified of changes in control of the licensee, of changes in directors and of certain other changes in shareholdings in the licensee. If there is any change in either the nature or characteristics of an operator that is a corporate entity, or any change in persons controlling or having an interest in it, the ITC can revoke the license if, as a result, it would not have awarded the license had the new ownership or control existed at the time the application for the license originally was considered. The ITC can also revoke any cable television license in order to enforce restrictions on ownership contained in the Broadcasting Act 1990 as amended by the Broadcasting Act 1996 (see below) and can impose fines and shorten the license period of LDLs. The LDL is transferable with prior ITC consent.

     We hold a number of licenses to provide local television program services under the Broadcasting Act 1990. All of these licenses are for a period of 10 years.

     Ownership Restrictions.   The ITC has a general duty to ensure that cable
television licenses are held by "fit and proper" persons and may exercise control over who may hold a license where financial assistance is provided to, or influence is exercised over, a license holder which may produce results which it considers adverse to the public interest. The Broadcasting Act 1990 also contains specific restrictions on the types of entities which may hold cable television licenses or significant interests therein. Cable television licenses may not be held by a local authority, an advertising agency, a religious or political body (or one of its officers), the BBC, Channel 4 or S4C or any entity controlled by them. Ownership restrictions also apply to ownership of different licensed services (including local delivery services, television, satellite and radio services and newspapers), or associates of entities operating such services. See "-- Media Ownership". While PDSLs in most respects continue to be regulated under the Broadcasting Act 1990 and the Broadcasting Act 1996 as if the CBA remained in force, the ownership restrictions for PDSLs and LDLs are substantially similar.

     There is currently no statutory restriction on the number of cable television licenses which may be held by any one person. However, in October 1998, the ITC indicated that where a merger would lead to a concentration of ownership of connected homes exceeding 25% of all pay-TV homes, the ITC would consider possible competition concerns and would consult the OFT.

      CABLE TELECOMMUNICATIONS

      The Telecommunications Act

     The Telecommunications Act provides a licensing and regulatory framework for telecommunications activities in the UK and established OFTEL under the Director General as an independent regulatory authority. Telecommunications policy is overseen by the DTI. The DTI on behalf of the Secretary of State also has primary licensing authority under the Telecommunications Act, although it may delegate that authority to the Director General.

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The functions of the Director General are, among other things, to monitor and enforce compliance with telecommunications license conditions, establish and administer standards for telecommunications equipment and contractors, and investigate complaints and exercise certain functions concurrently with other regulators to promote or ensure competition in telecommunications markets. The Director General may modify telecommunications licenses either with the agreement of the licensee following a statutory period of public consultation or following a report by the MMC. The Director General is also empowered to issue enforcement orders requiring compliance with telecommunication license conditions which have been breached (see below).

      Telecommunications Licenses

     We hold individual franchise telecommunications licenses. A telecommunications license authorizes a cable operator to install and operate the physical network used to provide cable television and cable telecommunications services. It also authorizes the operator to connect its system to other television and telecommunications systems, including those operated by the PTOs, the terrestrial broadcasting authorities and satellite broadcasting systems. Although individual franchise telecommunications licenses granted to a cable operator are for a particular area, they are not exclusive and, as a result, a cable telephone operator is subject to competition with respect to the provision of telephone services from national PTOs such as BT and CWC and other telephone service providers in its franchise area. There are more than 200 telecommunication licensed operators in the UK. See
"Competition -- Business Telecommunications" and "-- Competition -- Residential Telephony". Following the Duopoly Review, the Government has granted a telecommunications license to any applicant provided the applicant has satisfied certain requirements, including with respect to financial viability and, in some cases, service commitments. See "-- Duopoly Review".

     A cable operator's telecommunications license contains conditions regulating the manner in which the licensee operates its telecommunications system, provides telecommunications services, connects its systems to others and generally operates its business. A cable operator's telecommunications license also contains a number of detailed provisions relating to the technical aspects of the licensed system (e.g., numbering, metering and the use of standard technical interfaces) and the manner in which the licensee conducts its business (e.g., publication of certain prices, terms and conditions). In addition, a cable operator's telecommunications license contains prohibitions on undue preference and discrimination in providing service. The cable operator's telecommunications license also requires the licensee to provide any information which the Director General may require for the purposes of carrying out his statutory functions. Failure to comply with an enforcement order in respect of a breach of a telecommunications license condition might give rise to revocation, an injunction by the Director General or to a third party's right to damages. In September 1997 OFTEL completed its review of the PTO licenses held by cable operators to convert them to the standard "slimline" format of non-dominant PTOs which Mercury's modified license now follows to a large extent. Modifications to these cable operator's licenses have now been issued and have come into effect. This has resulted in the deletion of a number of conditions in our individual franchise telecommunications

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licenses, for example, those relating to the pre-notification of prices and the prohibition on unfair cross-subsidies, although such conduct may fall within the fair trading condition.

     The telecommunications licenses of BT and Cable & Wireless Communications now contain a condition, referred to as the fair trading condition, which prohibits any abuse of their dominant position and any agreement or concerted practice between the licensee and other entities restricting or distorting competition in the telecommunications market. This condition has been incorporated into new telecommunications licenses issued since December 31, 1996 including our telecommunications licenses.

     The fees payable for the telecommunications license consist of an initial fee payable on the grant of the license and annual fees thereafter. The annual fees are based on a proportion of the costs of the Director General in exercising his functions under the Telecommunications Act and in certain cases a proportion of costs of the Monopolies and Mergers Commission incurred in relation to license modification references under the Telecommunications Act.

     A telecommunications license is not transferable. However, certain changes in ownership of an entity holding a license are allowed, subject to compliance with a notification requirement.

     In August 1999, OFTEL issued a statement setting out a new regime for telecommunications license fees in the UK, stating that all individual licensees with a relevant turnover of L5 and above are to pay a renewal fee based on turnover. Those licensees below the threshold are to pay a fixed fee of L3,000 (new market entrants are also to pay the fixed fee for the first two years after the grant). Class licensees with Annex II status are to pay a fixed fee. OFTEL may impose additional fees on individual licensees to cover any unforecast expenditure.

      Network Construction and Service Obligations

     Where a cable operator holds a PDSL or an LDL replacing a PDSL (see
"-- Certain Regulatory Matters -- General"), the network construction milestones are contained in the corresponding telecommunications license and are reviewable by OFTEL.

     Where, on the other hand, a cable operator holds a new LDL which is not a conversion from a PDSL, the milestones are contained in the LDL and are reviewable by the ITC.

     Each of our individual franchise telecommunications licenses prescribes milestones which require us to construct our network to pass a specified number of premises within prescribed time periods. The milestones may be varied by the Director General if he considers that the variation would enable the licensee to meet the final milestone more easily. The final milestones can be modified only following a public consultation period and with the approval of the Director General. If the milestones prescribed by a telecommunications license are not met, the Director General may take enforcement action which, if not complied with, could result in the revocation of such license. Similarly, the LDLs which we have acquired contain build milestones which may be varied by the ITC. However, the replacement license which we have requested from the ITC will not contain any milestones beyond the number of premises which we have already built, as this license

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will be non-exclusive. Hence, the ITC will have no role in enforcing milestone requirements after the end of this year.

     Where a cable network has been installed, a licensee must provide a cable television service to anyone who reasonably requests it. A cable operator is not required to provide telephony services, but where it does so, and achieves a 25% or more share of the relevant market for such services (as determined by the Director General) within its licensed area, the licensee may, at the direction of the Director General, be required to ensure that telephone services are available to anyone in the licensed area who reasonably requests them. We have not received any such direction from the Director General.

     Under a telecommunications license, the cable operator is subject to and has the benefit of the Telecommunications Code promulgated under the Telecommunications Act. The Telecommunications Code provides certain rights and obligations with respect to installing and maintaining equipment such as ducts, cables and cabinets on public or private land (including the installation of equipment on public highways). The activities of cable operators under the Telecommunications Code are also subject to planning legislation.

     Cable operators have the benefit of, and must comply with, the New Roads and Street Works Act, which provides them with the same rights and responsibilities with respect to construction on public highways as other public utilities. The New Roads and Street Works Act standardizes fees for inspections of construction works by local governmental authorities and standardizes specifications for reinstatement of property following excavation. As a result, construction delays previously experienced by cable operators because of separate and often lengthy negotiations with local governmental entities have been reduced.

     Cable operators are required to post bonds for local authorities in respect of their obligation to ensure reinstatement of roads and streets in the event the operators become insolvent, cease to carry on business or have their telecommunications license terminated. In order to install equipment on private property cable operators must obtain legal permission from occupiers, property owners and others.

      Term, Renewal and Revocation of Telecommunications Licenses

     To date, telecommunications licenses for cable franchises have generally been granted for periods of 15 or 23 years. All of our individual franchise telecommunications licenses are valid for an initial period of 23 years, commencing on the date specified by the Secretary of State (which, in practice, is the date on which the cable system first becomes operative).

     Upon expiration, a telecommunications license cannot be extended and an application must be made for a new license.

     A telecommunications license may be revoked if the licensee fails to pay the license fees when due, fails to comply with an enforcement order, upon the occurrence of certain insolvency-related events or if the cable television license relating to the licensee's system is revoked. A telecommunications license may also be revoked if, among other things, the licensee fails to give the required notification to the DTI of changes in shareholdings and changes in control and agreements affecting control of the licensee, or if the DTI concludes

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that any such change would be against the interests of national security or the
UK Government's international relations.

      Licensing Directive Implementation

     On December 31, 1998, the UK Government implemented the EC Licensing Directive (97/13/EC). The Directive requires that all UK licenses conform to a number of key conditions and criteria set out in the Directive. All new licenses would conform to these criteria and the Government announced its intention to amend all existing licenses by the end of 1998 to ensure that they too were in conformity with the Directive.

     In September 1999, the UK government completed the process of amending all existing licences to bring them into line with the requirements of the Licensing Directive, by issuing a Statutory Instrument (SI) under the European Communities Act 1972. The changes result in the significant expansion of the licence, as many new conditions which did not previously appear in our licences are now required to be included for reasons of non-discrimination. However, many of these are not relevant to us unless there is a specific determination that they should be applied. At present, the changes that resulted have not substantively altered the regulatory burden on us. The main new elements faced by us and other UK operators are:

     - new obligations to publish charges, terms and conditions for retail consumers,

     - obligations to offer interconnection to a slightly wider group of companies (including internet service providers provided they meet specified criteria),

     - a requirement to provide a written contract for services containing certain specific provisions such as the supply time for initial connection, and details of any compensation and refund arrangements,

     - a requirement to abide by any regulations which the Government might subsequently make setting out obligations in respect of services to the disabled,

     - stronger obligations to provide information to the regulator, and

     - the possible designation of NTL as a provider of universal telecommunications services (OFTEL has subsequently stated that it will not apply this provision for the foreseeable future).

      Duopoly Review

     In 1991, the UK Government concluded in its Duopoly Review that the termination of the duopoly policy (which permitted only BT and CWC to operate local, national or international fixed-link networks in the UK to provide public telephone services) might increase competition and benefit consumers in the UK telecommunications market. As a result, the UK Government revised its policy and determined that application for licenses would be considered from any person seeking to operate new telecommunications networks over fixed links within the UK. Such licenses normally would be granted subject to the general statutory duties of the DTI and the Director General to ensure the provision of telecommunications services, to satisfy all reasonable demands for them and the ability of a person providing the services to finance their operations.

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     The Duopoly Review also recommended specific amendments to license conditions that are particularly important to cable operators. Until the Duopoly Review, for a cable operator to provide telephone services it had to enter an agreement with BT or Cable & Wireless Communications with respect to the terms and conditions (including price) under which the operator would provide telephone services, obtain a determination from the Director General that services could be provided and operate its network as agent for either BT or Cable & Wireless Communications. Since the Duopoly Review, cable operators have been permitted to provide all forms of wired telecommunications services in their own right, including the ability to switch their own traffic. The Duopoly Review also recommended changes to and further study of arrangements relating to interconnection, number portability and equal access (discussed below).

     As a result of the Duopoly Review, we applied for and received modified telecommunications licenses to enable us to provide wired telecommunications services.

      Interconnect Arrangements

     The ability of cable operators to provide viable voice and other telecommunications services is dependent on their ability to interconnect cost-effectively with other PTO's telecommunications networks in order to complete calls that originate from a customer on their cable network but that terminate off their network or that originate from a customer off their cable network and terminate on their network. Since the Duopoly Review, cable operators with contiguous franchises have been able to connect their networks without regard to whether they are under common ownership without using the services of BT or Cable & Wireless Communications.

     The Telecommunications (Interconnection) Regulations came into force on December 31, 1997. These implement the Interconnection Directive (Directive 97/33/EC), which will extend, to a certain extent, the categories of operator in the UK who will have the right to request interconnection and a reciprocal obligation to provide it. These rights and obligations may extend to certain operators who operate under class licenses.

     PTOs are required under the telecommunications licenses to enter into interconnection agreements with other PTOs such as NTL (if requested to do so by such a PTO), and we have interconnection agreements with BT, Cable & Wireless Communications, Energis, Global One and ACC. Our agreements with BT and CWC may be terminated by either party upon two years' notice. Our agreements with Energis may be terminated by either party on six months' notice. Our agreement with Global One may be terminated by either party upon one month's notice after an initial term of one year. If we are unable to negotiate acceptable pricing terms with BT, Cable & Wireless Communications, Energis or Global One in connection with any continuation or extension of these agreements or scheduled reviews of these agreements, we may request that the Director General determine such terms. In 1995 a House of Lords decision established that it is possible for a regulated company to challenge in the UK courts a determination by the Director General of terms of interconnection agreements. The Director General also has the power to make determinations in respect of certain obligations of any party under an interconnection agreement.

     Until October 1, 1997 OFTEL determined standard interconnect charges. The first interim charge determination covered the period from April 1, 1995 to March 31, 1996.

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Interim charges were based on BT's forecast financial statements (on a fully allocated costs basis). OFTEL has now assessed final charges based on BT's final financial statements for that period. As a result of these revised charges, we will receive outgoing interconnect charge rebates, and must pay incoming termination rebates for periods from April 1, 1995. At the end of 1996, OFTEL completed another consultation process and published interim charges for the period from April 1, 1996 to March 31, 1997. OFTEL has issued its determination of final charges for this period. OFTEL has now determined final charges for the entire period covered by this policy.

     As from October 1, 1997 the twice yearly determination by OFTEL of BT's network charges has been replaced by a system of network price controls and the cost base for interconnection charges has been changed from fully allocated costs to long run incremental costs. After a lengthy consultation period begun in December 1995, in July 1997 OFTEL issued its final proposals which have been accepted by BT and the necessary modifications have been incorporated into BT's license. The new system provides for the application of price controls depending on the level of competitiveness of the service. Services which are not competitive are divided into baskets, each basket being subject to a charge cap of RPI minus X. The July 1997 document determined the value of X for each basket at 8%. Charges for those services which are expected to become competitive during the current price control period (August 1997 until the middle of 2001), will not be included in the network baskets, but will be governed by safeguard caps of RPI plus 0%. Charges for those services which were expected to become competitive before August 1997 or which are determined by the Director General to be competitive during the control period, will be free of network controls. The July 1997 document also sets out the starting charges for the services in the network baskets which are based on BT's long run incremental costs. The new system which commenced from October 1, 1997 will run for four years.

     In November 1997 OFTEL published non-legally binding guidelines on the structure and operation of the new network charge control arrangements and on OFTEL's approach to complaints about charges and other interconnect terms and conditions. In respect of complaints that BT's charges are unreasonable, OFTEL will first test whether the charge falls between a cost floor and ceiling determined by BT using a methodology prescribed by OFTEL and designed to indicate whether the charge may be anti-competitive. Floors and ceilings for all non-competitive services will be published each year by BT as part of their long run incremental costs financial statements.

     In April 1999, OFTEL published a document entitled 'Rights and Obligations to Interconnect Under the EC Interconnection Directive'. The directive requires that member states nominate companies which are eligible for wholesale interconnection under the terms and conditions laid out in Annex 2 of the directive. It was confirmed by the DTI that we would have 'Annex 2' status and thus would continue to be eligible for wholesale interconnection from BT and other UK operators. We would, however, have obligations to provide wholesale interconnect to a slightly wider group of operators than before, including internet service providers who meet specific criteria.

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      Number Translation Services

     In March 1999, OFTEL issued a statement on the interconnect and retail pricing regime for 'Number Translation Services' -- freephone, national rate and local rate numbers, the latter of which are used in the UK by many operators to connect dial-up internet services.

     The OFTEL document stated that its existing formula for dividing the revenue generated by such calls between the originating network and the terminating network -- which some operators had argued allocated too much revenue to the terminating network -- would remain in place until the next retail price control review in 2001. OFTEL would, however, be exploring ways in which greater competition in this market could be encouraged through the creation of additional retail price points for NTS services. We believe that the effect on us of OFTEL's decision is likely to be neutral given that its origination of internet call traffic is now being balanced by substantial internet termination revenues.

      Price Regulation

     Although to date we have for the most part been able to price our cable telephone call charges below those of BT, there can be no assurance that we will be able to continue to do so in the future. BT currently is subject to controls over the prices it may charge customers, including a requirement that the overall basket of charges may not be changed by more than an amount equal to the percentage change in the RPI less X (and BT may, as a result, have to decrease prices). In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the RPI.

     OFTEL's latest proposals for control of BT's retail prices have been incorporated in BT's license. The retail price controls will continue until 2001. The controls will only be put in place where consumer protection is required, that is, for low to medium-spending residential customers and small businesses. The current price cap is RPI minus 4.5% on the narrower basket of services described above. Safeguard caps of RPI plus 0% have been imposed on certain services. See "-- Competition -- Residential Telephony".

     BT has limited opportunity for differential pricing to the same class of customer because it is subject to prohibitions on undue preference and undue discrimination across the UK. Following the Duopoly Review, BT's telecommunications license was modified to permit it to offer discounts to high volume users, subject to several conditions. However, BT may not offer discounted services in local markets without offering the discounts nationally if such discounts result in undue discrimination or unfair cross-subsidy.

     In Autumn 1999, OFTEL began the process of examining what price controls, if any, should apply to BT after 2001. At this stage it is too early to say what controls will apply, although OFTEL has indicated that where competition to BT is considered effective, controls may be relaxed.

     We are not subject to equivalent scrutiny and control by OFTEL of our retail telephone prices, given our non-dominant status in the market. We, as well as other PTO operators, are required to publish our standard prices, terms and conditions.

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      Indirect and Equal Access ("Carrier Pre-Selection")

     Indirect access is access to a customer through another operator. Equal access means preselection by the customer of the indirect access operator or dialing parity, where the number of digits dialed for calls over the first (access) network is the same as for calls over the second (indirect) network. In July 1996, OFTEL released a statement setting out its policy on indirect and equal access, dealing with the continued provision by BT of indirect access to CWC and other operators, the possible extension of the obligation imposed on BT to include equal access, and the possible extension of an indirect access obligation to Cable & Wireless Communications and other "non-dominant" operators.

     The OFTEL statement concludes that indirect access will remain an important route for many customers who are not yet able to take advantage of competition in direct connections to receive the benefits of competitive provision of telecommunication services. It also states that, given BT's continuing dominant position in the direct access network, BT should continue to be obligated to provide indirect access to other operators. However, OFTEL also concluded that this obligation on BT should not extend to providing equal access to other operators. OFTEL, having commissioned a cost benefit analysis, concluded that, rather than a cost benefit, there would be a significant net cost in implementing equal access. Further, OFTEL concluded that "non-dominant" operators (such as Cable & Wireless Communications and the cable operators) should not be required to give indirect access to other operators. Although all PTO licenses include a condition regarding the provision of indirect access, it is subject to a number of tests including the need to ensure that the requirements of fair competition are satisfied and that indirect access, in all the circumstances, is reasonably required. OFTEL considered that these tests were not satisfied. However, OFTEL stated that it considers the "well established" operator threshold of 25% of customer connections in a relevant market to be a useful guide in determining whether a "non-dominant" operator should, in the future, be required to grant indirect access to other operators. OFTEL stated that this threshold would not automatically mean that the operator would be required to grant indirect access, but that OFTEL would investigate the issue further in respect of that operator and market conditions generally once that threshold was reached. On December 1, 1997 the EC Council of Telecommunications Ministers reached political agreement on a draft directive to amend the Interconnection Directive (Directive 97/33/EC) with regard to number portability and carrier pre-selection. This will require member states (except those which have been granted a derogation under the Full Competition Directive (Dir 96/19/EC)) to introduce carrier pre-selection by January 1, 2000, for operators designated as having "Significant Market Power" as defined in the Interconnection Directive. OFTEL has concluded that BT and Kingston Communication should be so designated in the United Kingdom. Member states may request a deferment of this obligation if they can show that it would impose "an excessive burden on certain organizations or classes of organization". It is anticipated that some form of carrier pre-selection will be available on BT's network on or shortly after 1 January 2000.

      Number Portability

     Telephone subscribers changing their telephone service to a cable operator have historically had to change their telephone numbers. As a result certain customers have been

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reluctant to switch carriers because they would lose their existing telephone numbers. In response to this, we have provided our business customers with the opportunity to use our telephone service for their outgoing telephone calls, which generally carry higher revenues than incoming calls, and for their specialized telecommunications needs, while retaining their existing service provider (and their existing telephone number) for incoming telephone calls.

     In January 1994, the Director General announced that OFTEL was working on directives to require BT to introduce number portability for the cable operators who had provided OFTEL with the necessary information as to where and when they could provide portability to BT. The Director General's statement indicated that number portability may be introduced in the geographic areas where it is technically feasible in the foreseeable future. BT rejected a framework proposed by OFTEL for determining the charges payable for number portability in the event of a dispute between BT and other operators. In April 1995, the Director General referred the matter to the MMC to establish whether the failure of BT to reach agreements with other operators on the commercial terms and conditions for number portability was against the public interest, and if so, whether the adverse effects could be remedied or prevented by modifications to the conditions of BT's telecommunications license. On December 14, 1995, the Director General announced the MMC's conclusions, including that the absence of number portability operated against the public interest, that the absence of number portability was an obstacle to operators' (including cable operators) ability to win customers from BT, that the introduction of number portability will strengthen competition, and that BT's telecommunications license should be modified (following a statutory consultation period) to enable the allocation of BT's costs incurred in this regard between BT and other operators (including cable operators), with BT bearing the greater share. The MMC also noted that there is general agreement in the industry that reciprocity should continue to be an essential element in the introduction of number portability, and that the arrangements to be made for allocating portability costs need to take account of the fact that BT will not always be the exporting operator. BT's telecommunications license has been modified accordingly.

     On April 9, 1997, OFTEL issued a statement which set out OFTEL's proposals to modify the license conditions of Cable & Wireless Communications and other fixed operators including cable operators to ensure that they too provide number portability for all users of fixed phones including portability of specially tariffed services such as toll-free (0800), premium rate and national rate services.

     Appropriate license modifications were made on December 17, 1997. These take full account of the MMC report and are based on the current license condition in BT's PTO license. They also apply the MMC's principles on the charges which operators can make to each other for providing portability. In particular, the following principles are applied:

         - the licensee would be required to provide portability on request from another qualifying licensee

         - the principle of reciprocity would apply

         - each licensee would be required to pay the initial costs of modifying its network

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         - each licensee would be able to pass on to the other licensee concerned the costs of enabling individual customers to port their numbers

         - the exporting licensee would not directly charge the importing licensee for any additional conveyance costs associated with routing a call to a ported number

         - if requested, the Director General would determine the reasonableness of the terms and conditions upon which portability was offered.

     These license modifications came into effect on December 17, 1997. In addition, the European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. An OFTEL consultation of December 1999 suggested that number portability should be offered as of right to all customers switching between different operators from January 1, 2000.

      Restrictions on National PTOs

     The Duopoly Review maintained restrictions upon BT and other national PTOs from conveying or providing entertainment services (such as the cable television services currently provided by us) over their national telecommunications networks. The new Labour government started reviewing the restrictions upon the conveyance and provision by BT and Cable & Wireless Communications of broadcast entertainment ahead of the schedule set by the former Conservative government, which did not intend to review the restrictions on conveyance and on provision until 2001 although the government was prepared to reconsider the conveying aspect after March 1998 on the advice of the Director General of Telecommunications. The Duopoly Review policy did not prevent the national PTOs from providing cable television services of the kind currently provided by us, but it did require that such services be provided through separate systems by separate subsidiaries of the national PTOs under separate licenses similar to those held by us. This is however no longer the case. The ITC's historical policy of granting one cable television license for each geographic area ensured that no national PTO subsidiaries compete with us in the provision of cable television services in the same area. On April 23, 1998, the Department of Trade and Industry announced the UK Government's intention to progressively end this policy, allowing any operator to seek a license to compete in the provision of broadcast entertainment in those areas outside current cable franchises. From January 1, 2001, competition within current cable franchises will also be permitted. Following a consultative document issued in March 1996, the UK Government announced on June 6, 1996, that it was ending the duopoly between BT and Cable & Wireless Communications as international carriers from the UK. A license holder may now provide international services from the UK on telecommunications facilities owned and controlled by the company providing the service, and will be able to offer services on any route it chooses. A large number of international facilities licenses have been granted.

      Access to higher bandwidth services

     In July 1999, OFTEL issued a consultation document on the arrangements for access to so-called 'higher bandwidth' services, including fast internet access and video on demand. The document envisaged a number of possible arrangements whereby such services could be provided over the BT network, both by BT itself and by third party

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service providers through some form of unbundling. The document sought views on whether there was substantial unmet demand for these services, whether this demand could be met by other means, and, if not, what form of regulatory intervention might be appropriate to mandate the development of such services over the BT network. OFTEL emphasized that any such intervention would need to be consistent with OFTEL's wider policy of encouraging the development of alternative infrastructure. At the time of writing, it is not known what conclusions OFTEL has drawn from the responses to the consultation but these are likely to be influenced by the proposal of the European Commission in the context of the 1999 review of European telecommunications legislation.

     A subsequent OFTEL statement indicated that BT would begin offering wholesale broadband services in late 1999 in a number of urban areas. In addition, OFTEL decided to make BT provide a 'full unbundled' local loop option available to third parties from July 2001 onwards. BT indicated that it would seek to resist this imposition.

      Digital Broadcasting

     The Broadcasting Act 1996 introduced provisions for the licensing of digital terrestrial broadcasting and introduced a "must carry" requirement on cable companies where both program provider and cable operator use digital technology to ensure the universal availability of designated public service channels. Must carry obligations concerning public service channels already apply to holders of PDSLs.

     The Broadcasting Act 1996 distinguishes between "multiplex" providers, the providers of the frequency ranges on which the television channels will be carried, and the digital program service providers, who provide the programs to be broadcast on the multiplexes. Each must be licensed by the ITC. Licensed digital multiplex providers will be required to contract with licensed digital program providers to carry their services on the multiplexes on a fair and non-discriminatory basis.

     Initially six multiplexes are available for digital terrestrial television. Some of the existing terrestrial broadcasters have reserved capacity on these multiplexes, generally being offered half a multiplex for each existing channel. This means that the BBC has full control of one multiplex, Channel 3 and Channel 4 have joint control of a multiplex and Channel 5 and S4C each have part of a third multiplex. Existing terrestrial broadcasters have obligations to simulcast their existing analog channels and will be able to use their remaining multiplex capacity to provide new free-to-air or pay services. Following a competitive tender, the ITC announced in June 1997 that the remaining three multiplexes would be awarded to OnDigital, a joint venture between Carlton Communications and Granada Group. BSkyB was also originally a member of the joint venture but because of competition concerns the ITC required it to divest itself of the shareholding which was transferred equally to Carlton and Granada. BSkyB however will remain a major supplier of programming to OnDigital. The licenses were formally granted by the ITC on December 19, 1997 following conclusion of the ITC's own discussions with the EC competition authorities regarding their concerns. The licenses contain conditions which are intended to address, among other things, concerns over program service contracts with BSkyB. The conditions include the limitation of program supply agreements to five years, a

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requirement for the licensee to support open technical standards on integrated
TV sets and conditions to ensure that OnDigital is not prevented from competing with BSkyB.

      TV-telephony bundling

     The Independent Television Commission and the Office of Telecommunications, acting jointly, recently issued a consultation paper on the bundling of TV and telephony services. The paper seeks views on whether such practices might distort competition in the market for either service separately. The approach taken in the paper follows established competition law methodology, in which the relevant market must first be identified, together with an analysis of whether the party complained of (in this case cable operators) is dominant in that market. Most independent commentators in the industry believe the market for television services to be national, and the consultation paper itself records OFTEL's view that the market for telephony services is national. If this position results from the consultation, we will not be found to be dominant and no abuse could be identified in the practice of bundling TV and telephony services.

      FUTURE DEVELOPMENTS

      Conditional Access

     Pay television broadcasters need to use conditional access systems to ensure that only subscribers receive their services. Conditional access systems provide two main types of services: encryption services and customer management services. The EC Advanced Television Standards Directive (Directive 95/47/EC) requires, among other things, that conditional access services for digital television services should be available to broadcasters on a fair, reasonable and non-discriminatory basis. This Directive was implemented in the UK by the Advanced Television Services Regulations which came into force on January 7, 1997. In addition to the requirement that conditional access services must be offered on a fair, reasonable and non-discriminatory basis, the Regulations provide that broadcasters may obtain information on the conditional access system prior to its being put on the market. Further, the Regulations provide that conditional access operators are required to cooperate with cable operators so that cable operators are able to receive and rebroadcast television services using their own conditional access system without incurring unnecessary or unreasonable expense.

     The Regulations also modify the Telecommunications Act 1984 to provide for conditional access systems which make available conditional access services including encryption, subscriber management or subscriber authorization services to be treated as telecommunications systems. Each such system must be licensed and the UK Secretary of State granted a Class License to authorize the running of these conditional access systems which came into force also on January 7, 1997 and runs until July 31, 2001 unless previously revoked. The license contains similar provisions to those in the Regulations set out above and, in addition, includes the fair trading condition.

     Under the Class License, the Director General can order a licensee to make available its intellectual property rights if the licensee is using them to prevent or obstruct products from being made available. The Director General can also designate an interface between the licensed system and a broadcaster's conditional access or other transmission system as an "essential interface" and thereafter the licensee must comply with any relevant standard

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specified by a broadcaster which includes applicable European standards or other standards specified by the Director General.

     Following public consultation, OFTEL published guidelines on the regulation of conditional access services for digital television. The guidelines set out how OFTEL would propose to deal with anti-competitive behavior in relation to the provision of conditional access services. The guidelines are not legally binding and are expected to be reviewed where market developments so require.

     In July 1997 the DTI and OFTEL issued a joint consultation proposing the extension of the current conditional access regime for digital television broadcasts to digital non-television broadcasts and non-broadcast services in the light of the convergence of the technologies and markets in broadcasting and telecommunications. The services to be covered include non-broadcast interactive services such as home-shopping and non-broadcast information services. Conditional access systems for analog services are not included.

     In December 1998, the UK government issued proposals for new license conditions on 'access control' (conditional access services for non-television applications) following on from the July 1997 consultation, which it was intended would be included in all telecommunications licences. Following representations from operators, the UK Government has now indicated that, rather than including such conditions in all licences, the conditions will be confined to a special class licence for access control services, under which any party wishing to offer such services will be required to operate. As of the date hereof, the draft of this class licence is not available. A subsequent draft licence and accompanying guidelines were produced in July 1999. Access control rules would be applied to where an operator was judged to have either 'dominance' in the relevant market for access control, or 'market influence', a lesser test of market power invented by OFTEL. The result of a finding of dominance or market influence would be a requirement not to discriminate on terms and conditions offered to third parties for access control services, and a requirement that prices for access control services would be 'fair, reasonable and non-discriminatory'. Final versions of the licences and guidelines have not been issued at this time.

     In addition, in October 1997, OFTEL issued a consultative document relating to guidance on the pricing of conditional access systems to ensure that they are offered on a fair, reasonable and non-discriminatory basis. The aim is to ensure that prices are reasonable and that comparable broadcasters receive comparable treatment by not being subject to differential pricing. OFTEL proposes to group together providers of subscription services and to assess whether they are comparable by reference to number of subscribers and number of different services (or combination of services) offered to subscribers.

     BSkyB has entered into a joint venture with BT, Midland Bank and Matsushita (one of the manufacturers of decoders for accessing digital television channels) known as Open to create and operate a platform for the provision of digital interactive television services to UK viewers. The interactive services which it hopes to offer include home banking and home shopping via TV screens. Open also subsidizes the costs of the manufacture and installation of the decoders needed to access the services. The joint venture arrangements

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were recently approved by the EU Competition authorities, subject to conditions which have not yet been published.

      Media Ownership

     The Broadcasting Act 1996 amends the media ownership rules contained in the Broadcasting Act 1990. It relaxes the earlier rules limiting ownership between terrestrial television, satellite and cable broadcasters, except for those broadcasters which are already more than 20% owned by a newspaper with more than 20% national newspaper circulation. Qualifying broadcasters are therefore now allowed to have controlling interests in two or more license holders of terrestrial (analog or digital) cable and satellite television services, provided that their total interests do not exceed 15% of the total television market (defined by reference to total audience time calculated by reference to a designated 12-month period and qualifying cable companies will be able to control terrestrial television companies, subject to the 15% total television market limit. Newspaper groups with less than 20% national or local newspaper circulation are now able to control television broadcasters constituting up to 15% of the total television market, unless the ITC decides that such control would be against the public interest. Newspaper companies, the license holders of Channel 3 and Channel 5 and satellite and cable broadcasters, are to have the ability to control a number of digital terrestrial television licenses, subject to Prescribed Digital Program Service Points limits, in addition to any analogue licenses subject to the 15% total audience time limit.

      BSM Services

     In August 1995 OFTEL issued a consultative document which addressed the potential development of broadband switched mass-market (also known as BSM) services in the UK and related regulatory issues. BSM services involve the delivery of video-quality images over a switched system, at prices intended to encourage the development of a mass market. The consultative document suggested that dominant operators (potentially including cable operators) should be required to provide, on transparent and non-discriminatory terms, broadband conveyance (including switching) as a network business to service providers which could have direct commercial relationships with individual customers. Requirements for accounting separation and the possible need for some form of price control were also considered. OFTEL suggested that BT is likely, at an early stage, to be considered a dominant operator, possibly when it starts to roll out BSM services aimed at covering a significant portion of the UK, either nationally or in a specific regional market. OFTEL suggested that such regulation should only be applied to the cable sector when it becomes dominant, either nationally or in a specific regional market, and is able to compete on equal terms with BT and any other BSM services distributor. In the meantime the document recognized the importance of encouraging continuing local investment in the cable industry's infrastructure. The document also raised the question whether license obligations on cable operators to provide cable television services where their systems have been installed should not apply to BSM services (other than the broadcast entertainment services for which they have exclusive cable distribution rights in their franchise areas) until they become dominant in their relevant markets. The stated purpose of the consultative document was to raise issues in order to stimulate debate to assist in the

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development of the kind of regulatory regime that will best promote the new services. The August 1995 consultative document was followed by a consultative document in February 1996 and by a statement by the Director General in June 1996, both of which were concerned with promoting competition in the current market for services such as on-line information, electronic data interchange and voice messaging.

      Accounting Separation

     The EC Interconnection Directive requires that operators who have special or exclusive rights for the provision of services in sectors other than telecommunications in the same or another member state must keep separate accounts of their telecommunications activities if their turnover from the provision of public telecommunications networks or publicly available telecommunications services is more than 50 million ecus. This requirement has been implemented in the UK by the Telecommunications (Interconnection) Regulations. See "-- Cable Telecommunications -- Interconnect Arrangements".

     The DTI and OFTEL take the view that cable operators have special or exclusive rights for the provision of entertainment services over their cable systems and therefore fall within this obligation. Several cable operators, including us, have challenged this interpretation because they are subject to competition in their franchise areas from DTH satellite service operators and digital terrestrial television.

     The implementing regulations do not set out detailed guidelines for the accounting separation requirements, but it appears that our individual franchises do not cross the revenue threshold necessary for these conditions to become operative.

      Separation of Cable and Telecommunications Operations

     The EC Commission is of the view that accounting separation provided for under the existing Cable TV Directive (95/51/EC) is not sufficient to ensure competition and has introduced an amending directive under its powers in Article 90 of the EC Treaty, relating to the structural separation of operators' cable television and telecommunications activities. The draft directive was adopted by the Commission on December 16, 1997 but its provisions do not touch upon our operations.

      Competition Act 1998

     The UK Government has enacted the Competition Act which grants concurrent powers to the industry specific regulators and the Director General of Fair Trading for the enforcement of prohibitions modeled on Article 81 and 82 of the European Community Treaty. The Competition Act introduces a prohibition on the abuse of a dominant position and on anti-competitive agreements, and introduces third party rights, stronger investigative powers, interim measures and effective enforcement powers (including fines of up to 10% of UK turnover).

     Under the Competition Act, the Director General of Telecommunications is able, but not required, to exercise concurrent powers with the Director General of Fair Trading in relation to "commercial activities connected with telecommunications". The Competition Act enables third parties to bring enforcement actions directly against telecommunications

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operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

     In December 1998, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions.

      Broadcast and National Telecoms Services

     A significant proportion of our total revenues is attributable to the provisions of television and radio transmission and distribution services and the provision of telecommunications services. In the UK, the provision of such services is governed by the Telecommunications Act and The Wireless Telegraphy Act 1949. Set forth below is a brief summary of the principal licenses of our National Telecoms and Broadcast Services divisions granted pursuant to these acts.

      Telecommunications Act Licenses

     We hold five licenses under the Telecommunications Act (in addition to Telecommunications Act licenses for its cable franchises).

     - Transmission License:   a license to run telecommunications systems for
the provision of television and radio transmission services. The Transmission License enables us to run telecommunications systems for the provision of television and radio transmission services. It permits us to carry out our core business of providing transmission services to television and radio broadcasters. The Transmission License was granted on December 20, 1990 for a period of 25 years from January 1, 1991. It is subject to revocation thereafter on 10 years' notice in writing. No notice may be given before the end of the fifteenth year.

     Our Transmission License contains conditions and other provisions which, among other things:

     - require us to provide specified telecommunications services to specified persons on request

     - specify certain criteria to be met by us in providing those services

     - require the connection of our telecommunications systems with those of certain other transmission operators and the transmission over those systems by such operators of messages for general reception

     - require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services

     - requires us to hold Wireless Telegraphy Act licenses in respect of each item of wireless telegraphy comprised in its system

     - impose on us an obligation to share our transmission sites with other transmission operators

     - restrict the prices which we are allowed to charge for the provision of some services

     - prohibit us from cross-subsidizing the unregulated side of our business

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     - impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything "not reasonably practicable."

     The Secretary of State may revoke the Transmission License in the circumstances described under "Telecommunications Licenses -- Term, Renewal and Revocation of Licenses" above.

     - OBS License:   a license to run telecommunications systems for the
provision of outside broadcasting services by means of satellite systems. The OBS License, which permits us to run telecommunications systems for the provision of outside broadcasting services by means of satellite systems, enables us to operate satellite up-links from outside broadcast sites (sites which are not permanently equipped or adapted for television or radio broadcasting). The OBS License was granted on February 6, 1991 for a period of 25 years from February 7, 1991, thereafter revocable on 10 years' notice in writing. No notice may be given before the end of the fifteenth year. The OBS License contains conditions similar to those in the Transmission License. The OBS License specifies the circumstances in which it may be revoked by the Secretary of State which include on revocation of the Transmission License.

     - Telecoms License:   a license to run telecommunications systems. The
Telecoms License enables us to convey messages (including voice and data) between points on our telecommunications networks. The Telecoms License also contains conditions and revocation provisions similar to those in the Transmission License. The Telecoms License was granted on December 30, 1992 for a period of 10 years from December 30, 1992. Thereafter it is revocable on 5 years' written notice. No notice may be given before the end of the fifth year.

     - PTO License:   a license to run telecommunications systems. The PTO
License permits us to run telecommunications systems of every description within the UK and to provide telecommunications services. Both authorizations are subject to certain exceptions. Our PTO License was granted on February 14, 1996 for a period of 25 years from that date. Thereafter, it is revocable on 10 years' written notice. No notice may be given before the end of the fifteenth year. Our PTO License also includes a condition obliging it, subject to certain exceptions, to enter into an agreement to connect its system to the system of any operator which requires it to do so, provided that operator has been granted a license authorizing it to connect its system to our system. The PTO License details the exceptions and conditions subject to which the Telecommunications Code will apply to us. The Telecommunications Code confers certain important rights on PTO's in relation to network construction, buildings and land.

     - International Facilities License:   a license to permit us to provide
direct international facilities based services, without being required to do so via BT or Cable & Wireless Communications. The license will enable us to take advantage of the expanding volumes of international telecommunication traffic, especially data services such as the internet, and substantially reduce our international call conveyance costs. In this connection, we have been awarded telecommunications licenses in the Republic of Ireland and in the United States. As part of the implementation of the Licensing Directive, international

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facilities are no longer separately licensed and the rights under such licenses have been transferred into the main PTO licenses of those operators, such as us, who currently have both.

      WIRELESS TELEGRAPHY ACT LICENSES

     We hold a number of Wireless Telegraphy Act licenses of which the most important are the following:

         - License for the Transmission of Broadcasting Services.   This license
     was granted on January 1, 1991 and permits us to operate wireless telegraphy stations at those sites set out in a schedule to the License. In respect of each station, site and mast heights, power, polarization and frequency to be used are specified.

         - Microwave Fixed Link License.   This license permits us to establish
     and use fixed stations for sending and receiving wireless telegraphy at those sites as detailed in the schedule to the license.

         - Private Mobile Radio License.   This license permits us to establish
     sending and receiving stations for wireless telegraphy (both base stations and mobile stations) and to use these stations for the purpose of sending and receiving spoken messages concerning our business.

         - Earth Station Licenses. We hold a number of earth station licenses. These licenses permit us to establish earth stations at specified locations in the UK for the purpose of providing wireless telegraphy up-links between the earth station and specified geo-stationary satellites.

     Each of the four types of license referred to above continue in force from year to year unless revoked by the Secretary of State or unless any of the license fees are unpaid by the licensee in which case the relevant license expires.

     Licenses for the Transmission of Broadcasting Services (special
status).   We provide transmission services for a large number of radio stations pursuant to our License for the Transmission of Broadcasting Services dated January 1, 1991. In respect of two radio stations, Classic FM and Virgin Radio, we have been issued licenses which are specific for those radio stations. This has been done for the sake of administrative convenience because, in both cases, the license fees are paid direct to the Radio Communications Agency by the radio station concerned.

     Radio Fixed Access License.   A Radio Fixed Access License has been granted
for services provided at 10 GHz. This license allows us to provide short-range radio-links between our business customers and our network.

     Conditions in the Company's Wireless Telegraphy Act Licenses.   Our
Wireless Telegraphy Act licenses contain conditions relating to revocation of the Licenses and notifications to the Secretary of State. In general, the Secretary of State may revoke a Wireless Telegraphy Act license at any time. There are no notification requirements in respect of a change of control. The license for the transmission of broadcasting services contain provisions which enable the Secretary of State to revoke the license if, among other things:

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     - the licensee is, in the opinion of the Secretary of State, not a fit and proper body to hold such a license,

     - it appears to the Secretary of State requisite or expedient to do so for purposes connected with the EU or any other international organization or obligation or co-operation,

     - the licensee ceases to hold any contracts for the broadcasting of television or sound broadcasting services

     - the licensee's license granted under the Telecommunications Act is for any reason revoked.

     On June 18, 1998, the new Wireless Telegraphy Act came into force. This allows the UK's Radiocommunications Agency for the first time to charge more for spectrum than the costs they incur in allocating it. The Agency has set out its detailed proposals on how the first wave of "spectrum pricing" will be applied. This envisages increases in the price which we pay for microwave fixed links from July 1999. We consider that the increases will not impact significantly on the business.

     The Agency has indicated that the spectrum pricing approach could be applied in the future (possibly from July 2000 onwards) to other spectrum uses. In September 1999, the Radiocommunications Agency issued a paper entitled "Spectrum Pricing: Implementing the Third Stage and Beyond". This sets out proposals for the possible extension of spectrum pricing to other areas, including fixed wireless access and, possibly, broadcasting. In relation to broadcasting, the Agency recognizes that there are significant problems with applying spectrum pricing, not least uncertainty over the end date for analogue terrestrial TV and radio broadcasting. A separate consultation will follow in late 1999.

      Price Cap Review

     Our regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which we are obliged to provide pursuant to its Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between us and the relevant customer. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

     Our Price Regulated Business consists of the television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission

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operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General issued the formal modification to our Telecommunications Act Licenses to effect the price controls which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new "P0" (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new "X" (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General's review concluded that, on present assumptions, the new P0 is L53.15 million and the new X is 4.0%.

     In addition to price control, the Price Cap Review raised a number of other issues which will impact upon our Price Regulated Business in the future. In particular, the Director General suggested that it would be desirable for us to "unbundle" the prices for operational services and required site rentals which it charges to each broadcaster (such as Channel 3 and Channel 4/S4C) in the form of a transmission fee in order to expose those elements of the service which are potentially competitive and allow broadcasters to choose an alternative supplier if they wish. OFTEL has proposed to review whether we should publish a ratecard with a menu of prices for unbundled services in 2002 when our regulated business is next due for full review. At present, the system for calculating the proportion of Channel 3's total transmission fee which is charged to each individual franchisee is based on net advertising revenues ("NAR") accruing to each franchisee, rather than the costs of actually providing the transmission service to each of the franchisees.

     OFTEL proposed that we should continue to charge Channel 3 as a group a single price for each component of its transmission service, although each component would be separately distinguished. This arrangement would continue unless and until NAR arrangements no longer applied. This decision could only be taken after agreement with the Department of Culture, Media and Sport and consultation with other interested bodies.

      European Union Legislation

     Our business is further regulated by the EU under various European Commission Directives. In addition, EU law, in particular Directive 94/46, regulates the provision of satellite services within the EU. In November 1999, the Commission issued a communication setting out proposals for a new framework for the regulation of communications networks, including telecoms and broadcasting networks. The proposals would extend the approach of the existing 'ONP' directives which apply only to telecoms, to broadcast networks and the internet. The communication sets out proposals for a framework of regulation which is pro-competitive and which encourages innovation and investment. The proposals would also strengthen existing regulatory structures by setting a new European level structure in place allowing for a harmonized approach among member states. If endorsed by the member states, the communication could result in legislation which would come into effect around 2003.

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RESEARCH AND DEVELOPMENT

     Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

PATENTS, COPYRIGHTS AND LICENSES

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We are substantially dependent on the licenses and franchises granted by the legislative agencies which regulate our respective businesses. The loss of any one or more of our licenses or franchises could have a material adverse effect on our business and financial condition. There are no material intellectual property licenses used by us, the loss of which would have such an effect.

CUSTOMERS

     Except for our broadcast services business, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. The broadcast services business is, however, substantially dependent on the revenues it receives pursuant to its contracts with the ITV companies and Channel 4/S4C, the loss of one or more of which may have a material adverse effect on us.

EMPLOYEES

     At September 30, 1999, we had approximately 9,900 employees. Approximately 190 employees are represented by the Broadcasting, Entertainment, Cinematographic and Theatre Union which has entered into a collective bargaining agreement with NTLIH. None of our other employees is represented by any labor organization. We believe that our relationship with our employees is good.

PROPERTIES

     We own, lease or occupy under license 29 business units and regional head-offices throughout the UK, our corporate head-office in Farnborough, and 11 retail shops. In addition, we own or lease approximately 135 switching centers/head-ends and operational hub-sites together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment used in each of its regional systems.

     We own, lease or occupy under license approximately 770 properties, of which approximately 700 are used as transmitter sites. In addition, we also are the lessee or licensee of approximately 600 transmitter sites which are owned by Castle Transmission and shared between the two organizations pursuant to a site sharing agreement.

     We maintain offices under lease for our corporate staff in New York City.

     We believe that our facilities are presently adequate for their current use. We intend to continue to expand the systems in accordance with the requirements of the network build

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schedules and acquire new sites as part of the ongoing expansion of our transmission networks.

LEGAL PROCEEDINGS

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

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                                   MANAGEMENT

     The following are our current directors and executive officers and their ages as of January 20, 2000. They also hold the same positions with our parent, NTL Incorporated:

NAME                                   AGE    POSITION
----                                   ---    --------
George S. Blumenthal.................  55     Chairman of the Board, Treasurer and Director
J. Barclay Knapp.....................  42     President, Chief Executive Officer and Director
Sidney R. Knafel.....................  69     Director
Ted H. McCourtney....................  61     Director
Del Mintz............................  72     Director
Alan J. Patricof.....................  65     Director
Warren Potash........................  68     Director
Michael S. Willner...................  47     Director
Gregg Gorelick.......................  41     Vice President - Controller
John F. Gregg........................  35     Senior Vice President - Chief Financial Officer
Richard J. Lubasch...................  53     Executive Vice President - General Counsel and
                                              Secretary
Steven L. Wagner.....................  47     Vice President - Consumer Services
Leigh Costikyan Wood.................  42     Senior Vice President - Chief Operating Officer of UK
                                              Operations

     George S. Blumenthal has been our Chairman, Treasurer and a director since our formation. Mr. Blumenthal was also our Chief Executive Officer until October 1996. Mr. Blumenthal was President of Blumenthal Securities, Inc. (and its predecessors), a member firm of The New York Stock Exchange, from 1967 until 1992. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications, Inc. ("CCI"), which positions he held since CCI's founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. Mr. Blumenthal is also Chairman and a director of CoreComm Limited, and was Chairman, Treasurer and a director of Cellular Communications of Puerto Rico, Inc. prior to its acquisition by SBC Communications, Inc. in 1999 (the "CCPR Acquisition") and is a director of Andover Togs, Inc.

     J. Barclay Knapp is our President and Chief Executive Officer, as well as a director. He has held these positions since our formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer and he was Chief Financial Officer until June 1999. In addition, Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCI until August 1996 and was Executive Vice President and Chief Operating Officer of Cellular Communications International, Inc. until June 1998. Mr. Knapp was also President, Chief Executive Officer and a director of Cellular Communications of Puerto Rico until the CCPR Acquisition, and is President, Chief Executive Officer, Chief Financial Officer and a director of CoreComm.

     Sidney R. Knafel, a director since our formation, has been Managing Partner of SRK Management Company, a private investment company, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., CoreComm and some privately owned companies and was a director of Cellular Communications of Puerto Rico until the CCPR Acquisition

     Ted H. McCourtney, a director since our formation, is a General Partner of Venrock Associates, a venture capital investment partnership, a position he has held since 1970.
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

Mr. McCourtney also serves as a director of MedPartners Inc., Visual Networks, Inc., CoreComm and several privately owned companies.

     Del Mintz, a director since our formation, is President of Cleveland Mobile TeleTrak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile TeleTrak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessor of these companies since 1967. Mr. Mintz is also a director of CoreComm and several privately owned companies and was a director of Cellular Communications of Puerto Rico until the CCPR Acquisition.

     Alan J. Patricof, a director since our formation, is Co-Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director of CoreComm, Boston Properties, Inc. and other privately owned companies and was a director of Cellular Communications of Puerto Rico until the CCPR Acquisition.

     Warren Potash has been a director since our formation. He retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of CoreComm and was a director of Cellular Communications of Puerto Rico until the CCPR Acquisition.

     Michael S. Willner, a director since October 1993, has served as President and Chief Operating Officer of Insight Communications Company, Inc. since 1985. Mr. Willner is currently President of Insight Communications, Inc., a position he has held since 1985. Mr. Willner is also a director of Source Media, Inc., C-Span and the National Cable Television Association, where he is the Treasurer and serves on the Executive Committee.

     Gregg Gorelick, 41, has been our Vice President - Controller since our formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President - Controller of CCI from 1986 until August 1996. He also holds that position at CoreComm (where he is also Treasurer) and held that position at Cellular Communications of Puerto Rico until the CCPR Acquisition.

     John F. Gregg, 35, has been our Senior Vice President, Chief Financial Officer since June 1999. Prior to that time, commencing in August 1996, he was Vice President of Corporate Development, and Managing Director of Corporate Development from 1994. He is Vice Chairman and a director of Virgin Net, a joint venture between us and Virgin Communications Group. Prior to his employment with us, Mr. Gregg was employed by Golder, Thoma & Cressey, a venture capital firm.

     Richard J. Lubasch, 53, has been our Executive Vice President - General Counsel and Secretary since June 1999. Prior to that time he was Senior Vice President - General Counsel and Secretary since our formation. Mr. Lubasch was Vice President - General Counsel and Secretary of CCI from July 1987 until August 1996. Mr. Lubasch is also

Senior Vice President - General Counsel and Secretary of CoreComm and held those positions at Cellular Communications of Puerto Rico until the CCPR Acquisition.

     Steven L. Wagner, 47, is our Vice President-Consumer Services and is Group Managing Director of the National Media Services division in our U.K. operations. Mr. Wagner joined us in February 1994 as Group Director of Consumer Services of the Company's U.K. operations and was appointed Vice
President - Consumer Services of NTL in June 1994. Mr. Wagner has spent the past fifteen years in consumer and business related activities. Most recently, Mr. Wagner served as Vice President, Eastern Region for the Walt Disney Company's premium television service, the Disney Channel.

     Leigh Costikyan Wood, 42, has been our Senior Vice President since October 1996 and is the Chief Operating Officer of our U.K. operations. From April 1993 until the CCI merger, Ms. Wood had been the Chief Executive Officer of a Joint Venture between CCI and AirTouch. From 1982 until 1984, she was Deputy Chief Financial Officer of General Atlantic Corp., a private investment firm. Previously, she was employed by Peat Marwick Mitchell & Co. Ms. Wood was Vice President - Operations of CCI from 1984 until August 1996.

                         DESCRIPTION OF THE 2006 NOTES

GENERAL

     The new 2006 Notes will be issued pursuant to an indenture, dated as of November 24, 1999, the closing date, between NTL and The Chase Manhattan Bank, as 2006 Note Trustee. The following summary of selected provisions of the 2006
Note Indenture is not complete and is qualified in its entirety by reference to the 2006 Note Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Definitions." In this "Description of the 2006 Notes," the term "NTL" refers to NTL Communications Corp. and not any of its subsidiaries.

     The 2006 Notes will be unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.

     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the 2006 Notes. As a result, the 2006 Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's Subsidiaries with respect to the cash flow and assets of those subsidiaries.

     Application has been made to list the new 2006 Notes on the Luxembourg Stock Exchange.

PRINCIPAL, MATURITY AND INTEREST

     From the date of issuance (the closing date), the 2006 Notes to be issued in this exchange offer will be limited in aggregate principal amount to E250,000,000. Up to an additional E150,000,000 aggregate principal amount of 2006 Notes (the "Additional Notes") may be issued at any time, subject to the provisions of the 2006 Note Indenture described below under the caption "Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock". If the Additional Notes are issued more than one year after November 24, 1999, NTL will prepare an updated listing memorandum to facilitate the listing of the Additional Notes with the Luxembourg Stock Exchange. The 2006 Notes will accrue interest at the rate of 9 1/4% per annum and will be payable in cash, semi-annually in arrears, on May 15 and November 15 of each year, beginning on May 15, 2000, to the holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the 2006 Notes will accrue from the date of issuance, or the most recent date to which interest has been paid or duly provided for.

     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the 2006 Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the 2006 Notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.

     The 2006 Notes will be payable both as to principal and interest on presentation of such 2006 Notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the 2006 Notes at their respective addresses set forth in the register of holders of 2006 Notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the 2006 Note Trustee. Until otherwise designated by NTL, NTL's office or agency in New York and London, respectively, will be the offices of the 2006 Note Trustee maintained for such purpose. In addition, as described under the caption "Listing," so long as the 2006 Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, 2006 Notes will be maintained in Luxembourg. The 2006 Notes will be payable on maturity on November 15, 2006 at 100% of their principal amount and will be issued in registered form, without coupons, and in denominations of E1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," the 2006 Notes are not redeemable at NTL's option.

     In the case of a redemption of any class of 2006 Notes referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," redemption of such 2006 Notes shall be made at the redemption prices specified in the 2006
Note Indenture plus accrued and unpaid interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE

     NTL is not required to make mandatory redemption or sinking fund payments with respect to the 2006 Notes. NTL is required to make a Change of Control Offer (as defined below) and an Asset Sale Offer (as defined below) with respect to a repurchase of the 2006 Notes under the circumstances described under the captions "Change of Control" and "Asset Sale", respectively.

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder of 2006 Notes shall have the right to require NTL to repurchase all or any part of such holder's 2006 Notes equal to E1,000 or an integral multiple thereof pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, NTL shall mail a notice to each holder, and, if and as long as the 2006 Notes are listed on the Luxembourg Stock Exchange, publish a notice in one leading newspaper with circulation in Luxembourg, stating:

     (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all 2006 Notes tendered will be accepted for payment;

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

     (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the "Change of Control Payment Date";

     (3) that any 2006 Notes not tendered will continue to accrue interest;

     (4) that, unless NTL defaults in the payment of the Change of Control Payment, all 2006 Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     (5) that holders electing to have any 2006 Notes purchased pursuant to a Change of Control Offer will be required to surrender the 2006 Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the 2006 Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of 2006 Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such 2006 Notes purchased; and

     (7) that holders whose 2006 Notes are being purchased only in part will be issued new 2006 Notes equal in principal amount to the unpurchased portion of the 2006 Notes surrendered, which unpurchased portion must be equal to E1,000 in principal amount or an integral multiple of E1,000.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2006 Notes in connection with a Change of Control Triggering Event.

     On the Change of Control Payment Date, NTL will, to the extent lawful:

     (1) accept for payment 2006 Notes or portions thereof tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 2006 Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the 2006 Note Trustee the 2006 Notes so accepted together with an Officers' Certificate stating the 2006 Notes or portions of the 2006 Notes tendered to NTL.

     The paying agent shall promptly mail to each holder of 2006 Notes so accepted or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such 2006 Notes, and, if such 2006 Notes are in certificated form, payment may be made at the office of the paying agent in Luxembourg. The 2006

Note Trustee shall promptly authenticate and mail to each holder a new 2006 Note equal in principal amount to any unpurchased portion of the 2006 Notes surrendered, if any; provided that each such new 2006 Note shall be in a principal amount of E1,000 or an integral multiple of E1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control Triggering Event, the 2006 Note Indenture does not contain any other provision that permits the holders of the 2006 Notes to require that NTL repurchase or redeem the 2006 Notes in the event of a takeover, recapitalization or similar restructuring. The 2006 Note Indenture contains covenants which may afford holders of the 2006 Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Merger, Consolidation or Sale of Assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the 2006 Notes.

     The Change of Control Offer requirement of the 2006 Notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the 2006 Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     The indentures for our other outstanding senior notes (including the 2009 Notes and the Deferred Coupon Notes) and convertible notes, also contain change of control provisions.

     NTL's ability to pay cash to the holders of 2006 Notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect our financial health and prevent us from fulfilling our obligation under the notes" and "-- We are a holding company that is dependent upon cash flow from our subsidiaries -- our ability to access that cash flow may be limited in some circumstances". Any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of 2006 Notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing 2006 Notes. In such case, NTL's failure to purchase tendered 2006 Notes would constitute an Event of Default under the 2006 Note Indenture. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the 2006 Note Indenture may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's Subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the 2006 Notes.

     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 2006 Notes to require NTL to repurchase such 2006 Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

ASSET SALE

     The 2006 Note Indenture provides that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless:

         (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale;

         (2) NTL, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the 2006 Note Trustee) of the assets sold or otherwise disposed of; and

         (3) at least 80% of the consideration therefor received by NTL or such Restricted Subsidiary is in the form of:

               (a)   Cash Equivalents;

               (b)   Replacement Assets;

               (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons (other than to NTL or a Subsidiary thereof) at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale; or

               (d)   any combination of the foregoing clauses (a) through (c);

               provided, however, that the amount of:

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

                  (x) any liabilities, as shown on NTL's or the Restricted Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the 2006 Notes, that are assumed by the transferee of any such assets; and

                  (y) any notes or other obligations received by NTL or any Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause
                        (3).

     Within 360 days after any Asset Sale, NTL, or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale:

         (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary; or

         (2)   to be invested or reinvested in Replacement Assets.

     Pending final application of any the Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the 2006 Note Indenture.

     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, NTL will make an Asset Sale Offer to all holders of 2006 Notes and Other Qualified Notes to purchase the maximum principal amount of 2006 Notes and Other Qualified Notes, determined on a pro rata basis according to the Accreted Value or principal amount, as the case may be, of the 2006 Notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:

         (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes; and

         (2) with respect to the 2006 Notes, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the 2006 Note Indenture.

     To the extent that the aggregate principal amount or Accreted Value, as the case may be, of 2006 Notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NTL may use such deficiency for general corporate purposes. If the aggregate principal amount or Accreted Value, as the case may be, of 2006 Notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to Accreted Value or principal amount, as the case may be, to the 2006 Notes and each issue of the Other Qualified Notes, and the 2006 Note Trustee will select the 2006 Notes to be purchased from the amount allocated to the 2006 Notes on the basis set forth under "Selection and Notice" below. Upon completion of such offers to purchase each of the

2006 Notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, NTL and its Subsidiaries may:

         (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition;

         (2) (x) swap or exchange assets or property with a Cable Controlled Subsidiary; or

             (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as:

                  (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

                  (B)   either:

                       (I) the assets so contributed consist solely of a license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction; or

                       (II) the assets so contributed consist solely of Cable Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock; or

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

         (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

SELECTION AND NOTICE

     If less than all of the 2006 Notes are to be redeemed at any time, selection of 2006 Notes for redemption will be made by the 2006 Note Trustee in compliance with the requirements of any securities exchange on which the 2006 Notes are listed. In the absence of any requirements of any securities exchange or if the 2006 Notes are not so listed, selection of the 2006 Notes to be redeemed will be made on a pro rata basis, provided that no 2006 Notes of E1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of 2006 Notes to be redeemed at its registered address. If any 2006
Note is to be redeemed in part only, the notice of redemption that relates to such 2006 Note shall state the portion of the principal amount thereof to be redeemed. A new 2006 Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original 2006 Note. On and after the redemption date, interest ceases to accrue on 2006 Notes or portions of them called for redemption.

     If the 2006 Notes are listed on the Luxembourg Stock Exchange, NTL will publish a redemption notice in a daily newspaper with general circulation in Luxembourg.

COVENANTS

      RESTRICTED PAYMENTS

     The 2006 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests, other than:

              (x) dividends or distributions payable in Equity Interest, other than Disqualified Stock, of NTL or such Restricted Subsidiary;

              (y) dividends or distributions payable to NTL or any Wholly Owned Subsidiary of NTL; or

              (z) pro rata dividends or pro rata distributions payable by a Restricted Subsidiary;

         (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;

         (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the 2006 Notes; or

         (4)   make any Restricted Investment.

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

     All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

     NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:

               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

               (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph, is less than the sum of:

                    (x) the difference between Cumulative EBITDA and 1.5 times Cumulative Interest Expense plus

                    (y)   Capital Stock Sale Proceeds plus

                    (z) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); provided, however, that to the extent that any Restricted Investment that was made after the date of the 2006 Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of:

                        (A) the cash received with respect to such sale, liquidation or repayment of such Restricted Investment, less the cost of such sale, liquidation or repayment, if any; and

                        (B) the initial amount of such Restricted Investment, in each case as determined in good faith by NTL's Board of Directors.

     The foregoing provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the 2006 Note Indenture;

         (2)  (x)   the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted Subsidiary;
                    or

               (y)   an Investment in any Person

               in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests (other than any Disqualified Stock) of NTL provided that NTL delivers to the 2006 Note Trustee:

               (A) with respect to any transaction involving in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate

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                   certifying that such transaction is approved by a majority of the directors on the Board of Directors; and

               (B) with respect to any transaction involving in excess of $25.0 million, an opinion as to the fairness to NTL or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2);

         (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which:

               (A) has no Indebtedness on a consolidated basis other than Indebtedness incurred to finance the purchase of equipment used in a Cable Business;

               (B) has no restrictions (other than restrictions imposed or permitted by the 2006 Note Indenture or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the 2006 Notes) on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries;

               (C)   is or will be a Cable Business; and

               (D) uses the proceeds of such Investment for constructing a Cable Business or the working capital needs of a Cable Business;

         (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the 2006 Notes (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of:

               (A)   Equity Interests of NTL; or

               (B) Refinancing Indebtedness permitted to be incurred under the "Incurrence of indebtedness and issuance of preferred stock" covenant;

          (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $100.0 million in the aggregate plus the sum of:

                (A) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); and

                (B) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes;

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

          (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;

          (7) Investments by NTL or any Restricted Subsidiary in SDN Limited, a joint venture organized to operate a digital terrestrial television multiplex, in an amount not exceeding L11.4 million;

          (8) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25.0 million at any one time;

          (9) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

         (10) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of:

         (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary; and

         (y) the fair market value of such Subsidiary on such date as determined:

              (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25.0 million; and

              (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25.0 million.

     Not later than the fifth Business Day after making any Restricted Payment (other than those referred to in sub-clause (8) of the second paragraph preceding this paragraph), NTL shall deliver to the 2006 Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon NTL's latest available financial statements.

      INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The 2006 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any

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

of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of:

         (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis;

         (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries; and

         (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y) shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

     The foregoing limitations will not apply to:

         (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility;

         (b) the issuance by any Restricted Subsidiary of preferred stock (other than Disqualified Stock) to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders;

         (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are (or the credit support provided by any such Indebtedness is), in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business (including, without limitation, payments made pursuant to any License), the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary;

         (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an outstanding aggregate principal amount not to exceed $100.0 million at any time;

         (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt;

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

         (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the 2006 Notes, the 2009 Notes or the Deferred Coupon Notes issued in this offering, Existing Indebtedness or Indebtedness referred to in clauses (a),
               (b), (c), (d) or (e) above or Indebtedness incurred pursuant to the preceding paragraph (the "Refinancing Indebtedness"); provided, however, that:

              (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable expenses incurred in connection therewith);

              (2)   the Refinancing Indebtedness shall have:

                  (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

                  (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

              (3) the Refinancing Indebtedness shall be subordinated in right of payment to the 2006 Notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded;

         (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor;

         (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness;

         (i) Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation;

         (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such Restricted Subsidiary (or other Persons providing funding on their behalf) on a pro rata basis and on substantially identical principal financial terms, provided,

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

               however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness (other than to NTL or a Restricted Subsidiary of NTL), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event; and

         (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.

      LIENS

     The 2006 Note Indenture provides that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

         (1)   Permitted Liens;

         (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (b), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

         (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The 2006 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist

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

or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries:

                  (A)   on its Capital Stock; or

                  (B) with respect to any other interest or participation in, or measured by, its profits; or

               (b) pay any indebtedness owed to NTL or any of its Subsidiaries;
or

         (2)   make loans or advances to NTL or any of its Subsidiaries; or

         (3) transfer any of its properties or assets to NTL or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

               (a)   Existing Indebtedness as in effect on the Issuance Date;

               (b) the indentures relating to the 2006 Notes, 2009 Notes and the Deferred Coupon Notes; or

               (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d),
                     (e), (h) or (i) (but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (a) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the 2006
                     Note Indenture and the 2006 Notes but provided further that:

                     (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause
                           (a) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

                     (y)   any such agreement may nevertheless contain:

                            (I) restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash-flow (or any similar formulation thereof); and

                           (II)   subordination provisions governing
                                  Indebtedness owed to NTL or any Restricted
                                  Subsidiary;

         (4)   applicable law;

         (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in

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

              connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the 2006 Note Indenture;

         (6) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (7) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements;

         (8) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale (or transaction which, but for its size, would be an Asset Sale), solely with respect to the assets being sold; or

         (9) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

      MERGER, CONSOLIDATION OR SALE OF ASSETS

     The 2006 Note Indenture provides that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

         (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;

         (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts, as defined in the 2006 Note Indenture, if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a

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

              form reasonably satisfactory to the 2006 Note Trustee, under the 2006 Notes and the 2006 Note Indenture;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

      ADDITIONAL AMOUNTS; OPTIONAL TAX REDEMPTION

     The 2006 Note Indenture provides that the "Payment of Additional Amounts" provision in the 2006 Note Indenture, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the "Optional Tax Redemption" provision in the 2006 Note Indenture, relating to NTL's option to redeem the 2006 Notes under specified circumstances if Additional Amounts are payable, apply to the 2006 Notes in specified circumstances. The provisions of the 2006 Note Indenture relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the 2006 Notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts to be paid by NTL under the 2006 Notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of the 2006 Notes after such deduction or withholding shall be not less than the amounts specified in the 2006 Notes to which the holder of such 2006

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Notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for:

              (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the 2006 Notes or the receipt of amounts payable in respect of the 2006 Notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein; or

              (b) the presentation of the 2006 Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the 2006 Notes been presented on the last day of such period of 30 days;

         (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the 2006 Notes or, if different, the beneficial owner of the interest payable on the 2006 Notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;

         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;

         (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a 2006 Note or withholding from the proceeds of a sale or exchange of a 2006 Note;

         (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a 2006 Note,

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              if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a 2006 Note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held the 2006 Note; or

         (7)   any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the 2006 Notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the 2006 Notes.

     The 2006 Notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption, if after the Issuance Date there has occurred any change in or amendment to the laws or any regulations or official rulings promulgated thereunder of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the 2006 Notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, (a "Withholding Tax") and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which any Withholding Tax was imposed on the Issuance Date provided that:

         (1) this paragraph shall not apply to the extent that, at the Relevant Date, it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date;

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the 2006 Notes then due;

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect; and

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         (4)   the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The 2006 Notes may also be redeemed, in whole but not in part, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the 2006 Notes plus accrued and unpaid interest to the date fixed for redemption if the person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to 2006 Notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.

     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.

      TRANSACTIONS WITH AFFILIATES

     The 2006 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person; and

         (2)   NTL delivers to the 2006 Note Trustee:

               (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors; and

               (b) with respect to any Affiliate Transaction or any series of Affiliate Transactions involving aggregate payments in excess of $25.0 million, an opinion as to the fairness to NTL or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (b);

              provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:

         (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;

         (2)   transactions between or among NTL and/or its Restricted
               Subsidiaries;

         (3) transactions permitted by the provisions of the 2006 Note Indenture described above under the covenant "Restricted Payments;"

         (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;

         (5) any transaction pursuant to an agreement in effect on the Issuance Date;

         (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;

         (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment, and

         (8)   any tax sharing agreement.

      REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any 2006 Notes are outstanding, NTL will file with the SEC and furnish to the holders of 2006 Notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The 2006 Note Indenture provides that each of the following constitutes an Event of Default:

         (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable on the 2006 Notes;

         (2)   default in payment when due of principal on the 2006 Notes;

         (3) failure by NTL to comply with the provisions described under the covenants "Change of Control," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock";

         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the 2006 Note Indenture or the 2006 Notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default:

               (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period; or

               (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5.0 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

         (8)   the revocation of a Material License.

     If any Event of Default occurs and is continuing, the 2006 Note Trustee or the holders of at least 25% in principal amount of then outstanding 2006 Notes may declare all the 2006 Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding 2006 Notes will become due and payable without further action or notice. Holders of the 2006 Notes may not enforce the 2006 Note Indenture or the 2006 Notes except as provided in the 2006
Note Indenture. Subject to certain limitations, holders of a majority in principal amount of outstanding 2006 Notes may direct the 2006 Note Trustee in its exercise of any trust or power. The 2006 Note Trustee may withhold from holders of the 2006 Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of each class of 2006 Notes then outstanding by notice to the 2006 Note Trustee may on behalf of the holders of all of the applicable class of 2006 Notes waive any existing Default or Event of Default and its consequences under the 2006 Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the 2006 Notes.

     NTL is required to deliver to the 2006 Note Trustee annually a statement regarding compliance with the 2006 Note Indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the 2006 Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the 2006 Notes or the 2006 Note Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the 2006 Notes by accepting a 2006 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2006 Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

DEFEASANCE AND DISCHARGE OF THE 2006 NOTE INDENTURE AND THE 2006 NOTES

     NTL may cause the defeasance of the 2006 Notes if NTL irrevocably deposits, or causes to be deposited, in trust with the 2006 Note Trustee or the paying agent, at any time prior to the stated maturity of the 2006 Notes or the date of redemption of all the outstanding 2006 Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge the entire principal of the then outstanding 2006 Notes of such class and all interest due thereon to maturity or redemption. The 2006 Note Indenture will then cease to be of further effect as to all outstanding 2006 Notes except, among other things, as to:

         (1) remaining rights of registration of transfer and substitution and exchange of the 2006 Notes of such class;

         (2) rights of holders to receive payment of principal of and interest on the 2006 Notes; and

         (3)   the rights, obligations and immunities of the 2006 Note Trustee.

     In order to exercise Defeasance:

         (1) NTL shall have delivered to the 2006 Note Trustee an Opinion of Counsel reasonably acceptable to the 2006 Note Trustee confirming that:

              (a) NTL has received from, or there has been published by, the Internal Revenue Service, a ruling; or

              (b) since the date of the 2006 Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding 2006 Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

         (2) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the 2006 Note Indenture) to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;

         (4) NTL shall have delivered to the 2006 Note Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (5) NTL shall have delivered to the 2006 Note Trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of 2006 Notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;

         (6) the deposit shall not result in NTL, the 2006 Note Trustee or the trust being subject to the Investment Company Act of 1940;

         (7) holders of the 2006 Notes will have a valid, perfected and unavoidable (under applicable bankruptcy or insolvency laws), subject to the passage of time referred to in clause (4) above, first priority security interest in the trust funds; and

         (8) NTL shall have delivered to the 2006 Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the 2006 Note Trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the 2006 Note Trustee and the paying agent shall pay the money back to NTL at its written request. After that, holders of 2006 Notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the 2006 Note Trustee and such paying agent shall cease. Other than as set forth in this paragraph, the 2006 Note Indenture does not provide for any prescription period for the payment of interest and principal on the 2006 Notes.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the 2006 Notes in accordance with procedures described in "Book-Entry; Delivery and Form." The registrar and the 2006 Note Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the 2006 Note Indenture. NTL is not required to transfer or exchange any 2006 Note selected for redemption. Also, NTL is not required to transfer or exchange any 2006 Note for a period of 15 days before a selection of 2006 Notes to be redeemed. All transfers or exchanges of certificated notes may be effected at the offices of the transfer agent in Luxembourg.

     The registered holder of a 2006 Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the 2006 Note Indenture or 2006 Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding 2006 Notes (including consents obtained in connection with a tender offer or exchange offer for such 2006 Notes), and any existing default or compliance with any provision of the 2006 Note Indenture or 2006 Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding 2006 Notes, including consents obtained in connection with a tender offer or exchange offer for such 2006 Notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any 2006 Notes held by a non-consenting holder of 2006
Notes:

         (1) reduce the amount of 2006 Notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any 2006 Note or alter the provisions with respect to the redemption of the 2006 Notes, except for repurchases of the 2006 Notes pursuant to the covenants described above under the captions "-- Asset Sale" and "-- Change of Control";

         (3) reduce the rate of or change the time for payment of interest on any 2006 Note;

         (4) waive a default in the payment of principal of or interest on any 2006 Notes, except a rescission of acceleration of the 2006 Notes by the holders of at least a majority in aggregate principal amount of the 2006 Notes and a waiver of the payment default that resulted from such acceleration;

         (5) make any 2006 Note payable in money other than that stated in the 2006 Notes;

         (6) make any change in the provisions of the 2006 Note Indenture relating to waivers of past Defaults or the rights of holders of 2006 Notes to receive payments of principal of or interest on the 2006 Notes;

         (7)   waive a redemption payment with respect to any 2006 Note; or

         (8)   make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of 2006 Notes, NTL and the 2006 Note Trustee may amend or supplement the 2006 Note Indenture or 2006 Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated 2006 Notes in addition to or in place of certificated 2006 Notes, to provide for the assumption of NTL's obligations to holders of the 2006 Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the 2006 Notes or that does not adversely affect the legal rights under the 2006 Note Indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the 2006 Note Indenture under the Trust Indenture Act.

     Any notice or communication to a holder of 2006 Notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the addressee receives it. If the 2006 Notes are listed on the Luxembourg Stock Exchange, NTL will publish a notice in a daily newspaper with general circulation in Luxembourg.

GOVERNING LAW AND JUDGMENTS

     The 2006 Notes and the 2006 Note Indenture will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

CONCERNING THE 2006 NOTE TRUSTEE

     The 2006 Note Indenture contains limitations on the rights of the 2006 Note Trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The 2006 Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The 2006 Note Indenture will provide that the holders of a majority in principal amount of then outstanding 2006 Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the 2006 Note Trustee under the 2006 Note Indenture, subject to certain exceptions. The 2006 Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the 2006 Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The 2006 Note Indenture will provide that subject to such provisions, the 2006 Note Trustee will be under no obligation to exercise any of its rights or powers under the 2006 Note Indenture at the request of any holder of 2006 Notes, unless such holder shall have offered to the 2006 Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Chase Manhattan Bank is also the trustee for all of the Existing Notes and the Convertible Notes.

LISTING

     Application has been made to list the new 2006 Notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the new 2006 Notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, if and as long as the new 2006 Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, new 2006 Notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.

                         DESCRIPTION OF THE 2009 NOTES

GENERAL

     The new 2009 Notes will be issued pursuant to an indenture, dated as of November 24, 1999, the closing date, between NTL and The Chase Manhattan Bank, as 2009 Note Trustee. The following summary of selected provisions of the 2009
Note Indenture is not complete and is qualified in its entirety by reference to the 2009 Note Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." In this "Description of the 2009 Notes," the term "NTL" refers to NTL Communications Corp. and not any of its subsidiaries.

     The 2009 Notes will be unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.

     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the 2009 Notes. As a result, the 2009 Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's subsidiaries with respect to the cash flow and assets of those subsidiaries.

     Application has been made to list the new 2009 Notes on the Luxembourg Stock Exchange.

PRINCIPAL, MATURITY AND INTEREST

     From the date of issuance (the closing date), the 2009 Notes to be issued in this exchange offer will be limited in aggregate principal amount to E350,000,000. Up to an additional E150,000,000 aggregate principal amount of 2009 Notes (the "Additional Notes") may be issued at any time, subject to the provisions of the 2009 Note Indenture described below under the caption "Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock". If the Additional Notes are issued more than one year after November 24, 1999, NTL will prepare an updated listing memorandum to facilitate the listing of the Additional Notes with the Luxembourg Stock Exchange. The 2009 Notes will accrue interest at the rate of 9 7/8% per annum and will be payable in cash, semi-annually in arrears, on May 15 and November 15 of each year, beginning on May 15, 2000, to the holders of record on the immediately preceding May 1 and November 1, respectively. Interest on the 2009 Notes will accrue from the date of issuance, or the most recent date to which interest has been paid or duly provided for.

     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the 2009 Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the 2009 Notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.

     The 2009 Notes will be payable both as to principal and interest on presentation of such 2009 Notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the 2009 Notes at their respective addresses set forth in the register of holders of 2009 Notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the 2009 Note Trustee. Until otherwise designated by NTL, NTL's office or agency in New York and London, respectively, will be the offices of the 2009 Note Trustee maintained for such purpose. In addition, as described under the caption "Listing," so long as the 2009 Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, 2009 Notes will be maintained in Luxembourg. The 2009 Notes will be payable on maturity on November 15, 2009 at 100% of their principal amount and will be issued in registered form, without coupons, and in denominations of E1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," the 2009 Notes are not redeemable at NTL's option prior to November 15, 2004. Thereafter, the 2009 Notes will be subject to redemption at the option of NTL, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.938%
2005........................................................   103.292%
2006........................................................   101.646%
2007 and thereafter.........................................   100.000%

     In the case of a redemption of any class of 2009 Notes referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," redemption of such 2009 Notes shall be made at the redemption prices specified in the 2009
Note Indenture plus accrued and unpaid interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE

     NTL is not required to make mandatory redemption or sinking fund payments with respect to the 2009 Notes. NTL is required to make a Change of Control Offer (as defined below) and an Asset Sale Offer (as defined below) with respect to a repurchase of the 2009 Notes under the circumstances described under the captions "Change of Control" and "Asset Sale," respectively.

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder of 2009 Notes shall have the right to require NTL to repurchase all or any part of such holder's 2009 Notes equal to

E1,000 or an integral multiple thereof pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, NTL shall mail a notice to each holder, and, if and as long as the 2009 Notes are listed on the Luxembourg Stock Exchange, publish a notice in one leading newspaper with circulation in Luxembourg, stating:

     (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all 2009 Notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the "Change of Control Payment Date";

     (3) that any 2009 Notes not tendered will continue to accrue interest;

     (4) that, unless NTL defaults in the payment of the Change of Control Payment, all 2009 Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     (5) that holders electing to have any 2009 Notes purchased pursuant to a Change of Control Offer will be required to surrender the 2009 Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the 2009 Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of 2009 Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such 2009 Notes purchased; and

     (7) that holders whose 2009 Notes are being purchased only in part will be issued new 2009 Notes equal in principal amount to the unpurchased portion of the 2009 Notes surrendered, which unpurchased portion must be equal to E1,000 in principal amount or an integral multiple of E1,000.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2009 Notes in connection with a Change of Control Triggering Event.

     On the Change of Control Payment Date, NTL will, to the extent lawful:

     (1) accept for payment 2009 Notes or portions thereof tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 2009 Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the 2009 Note Trustee the 2009 Notes so accepted together with an Officers' Certificate stating the 2009 Notes or portions of the 2009 Notes tendered to NTL.

     The paying agent shall promptly mail to each holder of 2009 Notes so accepted or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such 2009 Notes, and, if such 2009 Notes are in certificated form, payment may be made at the office of the paying agent in Luxembourg. The 2009 Note Trustee shall promptly authenticate and mail to each holder a new 2009 Note equal in principal amount to any unpurchased portion of the 2009 Notes surrendered, if any; provided that each such new 2009 Note shall be in a principal amount of E1,000 or an integral multiple of E1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control Triggering Event, the 2009 Note Indenture does not contain any other provision that permits the holders of the 2009 Notes to require that NTL repurchase or redeem the 2009 Notes in the event of a takeover, recapitalization or similar restructuring. The 2009 Note Indenture contains covenants which may afford holders of the 2009 Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Merger, Consolidation or Sale of Assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the 2009 Notes.

     The Change of Control Offer requirement of the 2009 Notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the 2009 Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     The indentures for our other outstanding senior notes (including the 2006 Notes and the Deferred Coupon Notes) and convertible notes, also contain change of control provisions.

     NTL's ability to pay cash to the holders of 2009 Notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect our financial health and prevent us from fulfilling our obligation under the notes" and "-- We are a holding company that

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is dependent upon cash flow from our subsidiaries -- our ability to access that cash flow may be limited in some circumstances". Any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of 2009 Notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing 2009 Notes. In such case, NTL's failure to purchase tendered 2009 Notes would constitute an Event of Default under the 2009 Note Indenture. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the 2009
Note Indenture may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's Subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the 2009 Notes.

     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 2009 Notes to require NTL to repurchase such 2009 Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

ASSET SALE

     The 2009 Note Indenture provides that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless:

         (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale;

         (2) NTL, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the 2009 Note Trustee) of the assets sold or otherwise disposed of; and

         (3) at least 80% of the consideration therefor received by NTL or such Restricted Subsidiary is in the form of:

               (a) Cash Equivalents;

               (b) Replacement Assets;

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               (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons (other than to NTL or a Subsidiary thereof) at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale; or

               (d) any combination of the foregoing clauses (a) through (c);

              provided, however, that the amount of:

                    (x) any liabilities, as shown on NTL's or the Restricted
                        Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the 2009 Notes, that are assumed by the transferee of any such assets; and

                    (y) any notes or other obligations received by NTL or any
                        Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause
                        (3).

     Within 360 days after any Asset Sale, NTL, or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale:

         (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary; or

         (2) to be invested or reinvested in Replacement Assets.

     Pending final application of the Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the 2009 Note Indenture.

     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, NTL will make an Asset Sale Offer to all holders of 2009 Notes and Other Qualified Notes to purchase the maximum principal amount of 2009 Notes and Other Qualified Notes, determined on a pro rata basis according to the Accreted Value or principal amount, as the case may be, of the 2009 Notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:

         (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes; and

         (2) with respect to the 2009 Notes, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the 2009 Note Indenture.

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

     To the extent that the aggregate principal amount or Accreted Value, as the case may be, of 2009 Notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NTL may use such deficiency for general corporate purposes. If the aggregate principal amount or Accreted Value, as the case may be, of 2009 Notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to Accreted Value or principal amount, as the case may be, to the 2009 Notes and each issue of the Other Qualified Notes, and the 2009 Note Trustee will select the 2009 Notes to be purchased from the amount allocated to the 2009 Notes on the basis set forth under "Selection and Notice" below. Upon completion of such offers to purchase each of the 2009 Notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, NTL and its Subsidiaries may:

         (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition;

         (2) (x) swap or exchange assets or property with a Cable Controlled Subsidiary; or

               (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as

                  (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

                  (B)   either:

                       (I) the assets so contributed consist solely of a license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate

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

                             cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction; or

                       (II) the assets so contributed consist solely of Cable Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock; or

         (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

SELECTION AND NOTICE

     If less than all of the 2009 Notes are to be redeemed at any time, selection of 2009 Notes for redemption will be made by the 2009 Note Trustee in compliance with the requirements of any securities exchange on which the 2009 Notes are listed. In the absence of any requirements of any securities exchange or if the 2009 Notes are not so listed, selection of the 2006 Notes to be redeemed will be made on a pro rata basis, provided that no 2009 Notes of E1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of 2009 Notes to be redeemed at its registered address. If any 2009
Note is to be redeemed in part only, the notice of redemption that relates to such 2009 Note shall state the portion of the principal amount thereof to be redeemed. A new 2009 Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original 2009 Note. On and after the redemption date, interest ceases to accrue on 2009 Notes or portions of them called for redemption.

     If the 2009 Notes are listed on the Luxembourg Stock Exchange, NTL will publish a redemption notice in a daily newspaper with general circulation in Luxembourg.

COVENANTS

      RESTRICTED PAYMENTS

     The 2009 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests, other than:

               (x) dividends or distributions payable in Equity Interests, other than Disqualified Stock, of NTL or such Restricted Subsidiary;

               (y) dividends or distributions payable to NTL or any Wholly Owned Subsidiary of NTL; or

               (z) pro rata dividends or pro rata distributions payable by a Restricted Subsidiary;

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

          (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;

          (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the 2009 Notes; or

          (4)   make any Restricted Investment.

     All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

     NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:

               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

               (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph, is less than the sum of:

                     (x) the difference between Cumulative EBITDA and 1.5 times Cumulative Interest Expense; plus

                     (y)   Capital Stock Sale Proceeds; plus:

                     (z) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); provided, however, that to the extent that any Restricted Investment that was made after the date of the 2009 Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of:

                         (A) the cash received with respect to such sale, liquidation or repayment of such Restricted Investment, less the cost of such sale, liquidation or repayment, if any; and

                         (B) the initial amount of such Restricted Investment, in each case as determined in good faith by NTL's Board of Directors.

     The foregoing provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the 2009 Note Indenture;

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

         (2)   (x)   the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted
                     Subsidiary; or

              (y)   an Investment in any Person;

              in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests other than any Disqualified Stock) of NTL provided that NTL delivers to the 2009 Note Trustee:

                     (A) with respect to any transaction involving in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and

                     (B) with respect to any transaction involving in excess of $25.0 million, an opinion as to the fairness to NTL or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2);

         (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which:

              (A) has no Indebtedness on a consolidated basis other than Indebtedness incurred to finance the purchase of equipment used in a Cable Business;

              (B) has no restrictions (other than restrictions imposed or permitted by the 2009 Note Indenture or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the 2009 Notes) on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries;

              (C)   is or will be a Cable Business; and

              (D) uses the proceeds of such Investment for constructing a Cable Business or the working capital needs of a Cable Business;

         (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the 2009 Notes (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of:

              (A)   Equity Interests of NTL; or

              (B) Refinancing Indebtedness permitted to be incurred under the "Incurrence of indebtedness and issuance of preferred stock" covenant;

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

         (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $100.0 million in the aggregate plus the sum of:

              (A) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); and

              (B) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes;

          (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;

          (7) Investments by NTL or any Restricted Subsidiary in SDN Limited, a joint venture organized to operate a digital terrestrial television multiplex, in an amount not exceeding L11.4 million;

          (8) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25.0 million at any one time;

          (9) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

         (10) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of:

         (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary; and

         (y) the fair market value of such Subsidiary on such date as determined:

              (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25.0 million; and

              (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25.0 million.

     Not later than the fifth Business Day after making any Restricted Payment (other than those referred to in sub-clause (8) of the second paragraph preceding this paragraph), NTL shall deliver to the 2009 Note Trustee an Officers' Certificate stating that such Restricted

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Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon NTL's latest available financial statements.

      INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The 2009 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of:

         (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis;

         (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries; and

         (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y) shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

     The foregoing limitations will not apply to:

         (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility;

         (b) the issuance by any Restricted Subsidiary of preferred stock (other than Disqualified Stock) to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders;

         (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are (or the credit support provided by any such Indebtedness is), in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business (including, without limitation, payments made pursuant to any

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               License), the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary;

         (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an outstanding aggregate principal amount not to exceed $100.0 million at any time;

         (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt;

         (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the 2006 Notes, the 2009 Notes or the Deferred Coupon Notes issued in this offering, Existing Indebtedness or Indebtedness referred to in clauses (a),
               (b), (c), (d) or (e) above or Indebtedness incurred pursuant to the preceding paragraph (the "Refinancing Indebtedness"); provided, however, that:

              (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable expenses incurred in connection therewith);

              (2)   the Refinancing Indebtedness shall have:

                  (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

                  (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

              (3) the Refinancing Indebtedness shall be subordinated in right of payment to the 2009 Notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded;

         (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor;

         (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness;

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         (i)   Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation;

         (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such Restricted Subsidiary (or other Persons providing funding on their behalf) on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness (other than to NTL or a Restricted Subsidiary of NTL), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event; and

         (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.

      LIENS

     The 2009 Note Indenture provides that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

         (1)   Permitted Liens;

         (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (b), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

         (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such

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               Lien shall not be secured by any property or assets of NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The 2009 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries:

                  (A)   on its Capital Stock; or

                  (B) with respect to any other interest or participation in, or measured by, its profits; or

              (b) pay any indebtedness owed to NTL or any of its Subsidiaries;
                  or

         (2)   make loans or advances to NTL or any of its Subsidiaries; or

         (3) transfer any of its properties or assets to NTL or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

              (a)   Existing Indebtedness as in effect on the Issuance Date;

              (b) the indentures relating to the 2006 Notes, 2009 Notes and the Deferred Coupon Notes;

              (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d), (e), (h) or
                    (i) (but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (a) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the 2009 Note Indenture and the 2009 Notes but provided further that:

                     (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause
                           (a) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

                     (y)   any such agreement may nevertheless contain:

                            (I) restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash-flow (or any similar formulation thereof); and

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                           (II)   subordination provisions governing
                                  Indebtedness owed to NTL or any Restricted
                                  Subsidiary;

         (4)   applicable law;

         (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the 2009 Note Indenture;

         (6) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (7) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements;

         (8) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale (or transaction which, but for its size, would be an Asset Sale), solely with respect to the assets being sold; or

         (9) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

      MERGER, CONSOLIDATION OR SALE OF ASSETS

     The 2009 Note Indenture provides that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

         (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;

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

         (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts as defined in the 2009 Note Indenture if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a form reasonably satisfactory to the 2009 Note Trustee, under the 2009 Notes and the 2009 Note Indenture;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

      ADDITIONAL AMOUNTS; OPTIONAL TAX REDEMPTION

     The 2009 Note Indenture provides that the "Payment of Additional Amounts" provision in the 2009 Note Indenture, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the "Optional Tax Redemption" provision in the 2009 Note Indenture relating to NTL's option to redeem the 2009 Notes under specified circumstances if Additional Amounts are payable, apply to the 2009 Notes in specified circumstances. The provisions of the 2009 Note Indenture relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the 2009 Notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts

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to be paid by NTL under the 2009 Notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of the 2009 Notes after such deduction or withholding shall be not less than the amounts specified in the 2009 Notes to which the holder of such 2009 Notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for:

              (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the 2009 Notes or the receipt of amounts payable in respect of the 2009 Notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein; or

              (b) the presentation of the 2009 Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the 2009 Notes been presented on the last day of such period of 30 days;

         (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the 2009 Notes or, if different, the beneficial owner of the interest payable on the 2009 Notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;

         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;

         (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a

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

               2009 Note or withholding from the proceeds of a sale or exchange of a 2009 Note;

         (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a 2009 Note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a 2009 Note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held the 2009 Note; or

         (7)   any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the 2009 Notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the 2009 Notes.

     The 2009 Notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption if after the Issuance Date there has occurred any change in or amendment to the laws or any regulations or official rulings promulgated thereunder of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the 2009 Notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, a "Withholding Tax" and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which any Withholding Tax was imposed on the Issuance Date provided that:

         (1) this paragraph shall not apply to the extent that, at the Relevant Date, it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date;

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the 2009 Notes then due;

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

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect; and

         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The 2009 Notes may also be redeemed, in whole but not in part, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the 2009 Notes plus accrued and unpaid interest to the date fixed for redemption if the person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to 2009 Notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.

     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.

      TRANSACTIONS WITH AFFILIATES

     The 2009 Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person; and

         (2)   NTL delivers to the 2009 Note Trustee:

              (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above

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

                    and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors; and

              (b) with respect to any Affiliate Transaction or any series of Affiliate Transactions involving aggregate payments in excess of $25.0 million, an opinion as to the fairness to NTL or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (b);

              provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:

         (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;

         (2)   transactions between or among NTL and/or its Restricted
               Subsidiaries;

         (3) transactions permitted by the provisions of the 2009 Note Indenture described above under the covenant "Restricted Payments";

         (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;

         (5) any transaction pursuant to an agreement in effect on the Issuance Date;

         (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;

         (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment; and

         (8)   any tax sharing agreement.

      REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any 2009 Notes are outstanding, NTL will file with the SEC and furnish to the holders of 2009 Notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a

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report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The 2009 Note Indenture provides that each of the following constitutes an Event of Default:

         (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable, on the 2009 Notes;

         (2)   default in payment when due of principal on the 2009 Notes;

         (3) failure by NTL to comply with the provisions described under the covenants "Change of Control," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock";

         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the 2009 Note Indenture or the 2009 Notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default:

              (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period; or

              (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5.0 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

         (8)   the revocation of a Material License.

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

     If any Event of Default occurs and is continuing, the 2009 Note Trustee or the holders of at least 25% in principal amount of then outstanding 2009 Notes may declare all the 2009 Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding 2009 Notes will become due and payable without further action or notice. Holders of the 2009 Notes may not enforce the 2009
Note Indenture or the 2009 Notes except as provided in the 2009 Note Indenture. Subject to certain limitations, holders of a majority in principal amount of outstanding 2009 Notes may direct the 2009 Note Trustee in its exercise of any trust or power. The 2009 Note Trustee may withhold from holders of the 2009 Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of each class of 2009 Notes then outstanding by notice to the 2009 Note Trustee may on behalf of the holders of all of the applicable class of 2009 Notes waive any existing Default or Event of Default and its consequences under the 2009 Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the 2009 Notes.

     NTL is required to deliver to the 2009 Note Trustee annually a statement regarding compliance with the 2009 Note Indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the 2009 Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the 2009 Notes or the 2009 Note Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the 2009 Notes by accepting a 2009 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2009 Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

DEFEASANCE AND DISCHARGE OF THE 2009 NOTE INDENTURE AND THE 2009 NOTES

     NTL may cause the defeasance of the 2009 Notes if NTL irrevocably deposits, or causes to be deposited, in trust with the 2009 Note Trustee or the paying agent, at any time prior to the stated maturity of the 2009 Notes or the date of redemption of all the outstanding 2009 Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge the entire principal of the then outstanding 2009 Notes of such class and all interest due thereon to maturity or redemption. The 2009 Note Indenture will

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then cease to be of further effect as to all outstanding 2009 Notes except, among other things, as to:

         (1) remaining rights of registration of transfer and substitution and exchange of the 2009 Notes of such class;

         (2) rights of holders to receive payment of principal of and interest on the 2009 Notes; and

         (3)   the rights, obligations and immunities of the 2009 Note Trustee.

     In order to exercise Defeasance:

         (1) NTL shall have delivered to the 2009 Note Trustee an Opinion of Counsel reasonably acceptable to the 2009 Note Trustee confirming that:

              (a) NTL has received from, or there has been published by, the Internal Revenue Service, a ruling; or

              (b) since the date of the 2009 Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding 2009 Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

         (2) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the 2009 Note Indenture) to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;

         (4) NTL shall have delivered to the 2009 Note Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (5) NTL shall have delivered to the 2009 Note Trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of 2009 Notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;

         (6) the deposit shall not result in NTL, the 2009 Note Trustee or the trust being subject to the Investment Company Act of 1940;

         (7) holders of the 2009 Notes will have a valid, perfected and unavoidable (under applicable bankruptcy or insolvency laws), subject to the passage of

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

               time referred to in clause (4) above, first priority security interest in the trust funds; and

         (8) NTL shall have delivered to the 2009 Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the 2009 Note Trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the 2009 Note Trustee and the paying agent shall pay the money back to NTL at its written request. After that, holders of 2009 Notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the 2009 Note Trustee and such paying agent shall cease. Other than as set forth in this paragraph, the 2009 Note Indenture does not provide for any prescription period for the payment of interest and principal on the 2009 Notes.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the 2009 Notes in accordance with procedures described in "Book-Entry; Delivery and Form." The registrar and the 2009 Note Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the 2009 Note Indenture. The Company is not required to transfer or exchange any 2009 Note selected for redemption. Also, NTL is not required to transfer or exchange any 2009 Note for a period of 15 days before a selection of 2009 Notes to be redeemed. All transfers or exchanges of certificated notes may be effected at the offices of the transfer agent in Luxembourg.

     The registered holder of a 2009 Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the 2009 Note Indenture or 2009 Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding 2009 Notes (including consents obtained in connection with a tender offer or exchange offer for such 2009 Notes), and any existing default or compliance with any provision of the 2009 Note Indenture or 2009 Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding 2009 Notes, including consents obtained in connection with a tender offer or exchange offer for such 2009 Notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any 2009 Notes held by a non-consenting holder of 2009
Notes:

         (1) reduce the amount of 2009 Notes whose holders must consent to an amendment, supplement or waiver;

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         (2)   reduce the principal of or change the fixed maturity of any 2009
               Note or alter the provisions with respect to the redemption of the 2009 Notes except for repurchases of the 2009 Notes pursuant to the covenants described above under the captions "-- Asset Sale" and "-- Change of Control";

         (3) reduce the rate of or change the time for payment of interest on any 2009 Note;

         (4) waive a default in the payment of principal of or interest on any 2009 Notes, except a rescission of acceleration of the 2009 Notes by the holders of at least a majority in aggregate principal amount of the 2009 Notes and a waiver of the payment default that resulted from such acceleration;

         (5) make any 2009 Note payable in money other than that stated in the 2009 Notes;

         (6) make any change in the provisions of the 2009 Note Indenture relating to waivers of past Defaults or the rights of holders of 2009 Notes to receive payments of principal of or interest on the 2009 Notes;

         (7)   waive a redemption payment with respect to any 2009 Note; or

         (8)   make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of 2009 Notes, NTL and the 2009 Note Trustee may amend or supplement the 2009 Note Indenture or 2009 Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated 2009 Notes in addition to or in place of certificated 2009 Notes, to provide for the assumption of NTL's obligations to holders of the 2009 Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the 2009 Notes or that does not adversely affect the legal rights under the 2009 Note Indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the 2009 Note Indenture under the Trust Indenture Act.

     Any notice or communication to a holder of 2009 Notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the addressee receives it. If the 2009 Notes are listed on the Luxembourg Stock Exchange, NTL will publish a notice in a daily newspaper with general circulation in Luxembourg.

GOVERNING LAW AND JUDGMENTS

     The 2009 Notes and the 2009 Note Indenture will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

CONCERNING THE 2009 NOTE TRUSTEE

     The 2009 Note Indenture contains limitations on the rights of the 2009 Note Trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The 2009 Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The 2009 Note Indenture will provide that the holders of a majority in principal amount of then outstanding 2009 Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the 2009 Note Trustee under the 2009 Note Indenture, subject to certain exceptions. The 2009 Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the 2009 Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The 2009 Note Indenture will provide that subject to such provisions, the 2009 Note Trustee will be under no obligation to exercise any of its rights or powers under the 2009 Note Indenture at the request of any holder of 2009 Notes, unless such holder shall have offered to the 2009 Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Chase Manhattan Bank is also the trustee for all of the Existing Notes and the Convertible Notes.

LISTING

     Application has been made to list the new 2009 Notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the new 2009 Notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, if and as long as the new 2009 Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, new 2009 Notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.

                    DESCRIPTION OF THE DEFERRED COUPON NOTES

GENERAL

     The new Deferred Coupon Notes will be issued pursuant to an indenture, dated as of November 24, 1999, the closing date, between NTL and The Chase Manhattan Bank, as Deferred Coupon Note Trustee. The following summary of selected provisions of the Deferred Coupon Note Indenture is not complete and is qualified in its entirety by reference to the Deferred Coupon Note Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Definitions." In this "Description of the Deferred Coupon Notes," the term "NTL" refers to NTL Communications Corp. and not any of its subsidiaries.

     The Deferred Coupon Notes will be unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.

     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Deferred Coupon Notes. As a result, the Deferred Coupon Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's subsidiaries with respect to the cash flow and assets of those subsidiaries.

     Application has been made to list the new Deferred Coupon Notes on the Luxembourg Stock Exchange.

PRINCIPAL, MATURITY AND INTEREST

     From the date of issuance (the closing date), the Deferred Coupon Notes to be issued in this exchange offer will be limited in aggregate principal amount at maturity to E210.0 million. The Deferred Coupon Notes will be issued at a substantial discount from their principal amount at maturity. Until November 15, 2004 no cash interest will accrue on the Deferred Coupon Notes, but the Accreted Value of the Deferred Coupon Notes will increase, representing amortization of original issue discount, between the date of original issuance and November 15, 2004 on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value of the Deferred Coupon Notes shall be equal to the full principal amount at maturity of the Deferred Coupon Notes on November 15, 2004. Up to an additional E65,000,000 aggregate principal amount at maturity of Deferred Coupon Notes (the "Additional Notes") may be issued at any time, subject to the provisions of the Deferred Coupon Note Indenture described below under the caption "Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." If the Additional Notes are issued more than one year after November 24, 1999, NTL will prepare an updated listing memorandum to facilitate the listing of the Additional Notes with the Luxembourg Stock Exchange. From November 15, 2004, cash interest on the Deferred Coupon Notes will accrue at the rate of 11 1/2% per annum and will be payable in cash, semiannually in arrears, on each May 15 and November 15, commencing May 15, 2005, to holders of record on the immediately preceding May 1 and November 1.

     The Accreted Value of each Deferred Coupon Note on each semi-annual accrual date will be as set forth below:

SEMI-ANNUAL ACCRUAL DATE                                ACCRETED VALUE
------------------------                                --------------
May 15, 2000..........................................      E604.61
November 15, 2000.....................................      E639.37
May 15, 2001..........................................      E676.14
November 15, 2001.....................................      E715.01
May 15, 2002..........................................      E756.13
November 15, 2002.....................................      E799.61
May 15, 2003..........................................      E845.58
November 15, 2003.....................................      E894.20
May 15, 2004..........................................      E945.62
November 15, 2004.....................................    E1,000.00

     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the Deferred Coupon Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the Deferred Coupon Notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.

     The Deferred Coupon Notes will be payable both as to principal and interest on presentation of such Deferred Coupon Notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the Deferred Coupon Notes at their respective addresses set forth in the register of holders of Deferred Coupon Notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the Deferred Coupon Note Trustee. Until otherwise designated by NTL, NTL's office or agency in New York and London, respectively, will be the offices of the Deferred Coupon Note Trustee maintained for such purpose. In addition, as described under the caption "Listing," so long as the Deferred Coupon Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Deferred Coupon Notes will be maintained in Luxembourg. The Deferred Coupon Notes mature on November 15, 2009, and will be issued in registered form, without coupons, and in denominations of E1,000 and integral multiples of E1,000.

OPTIONAL REDEMPTION

     Except as referred to herein under "-- Covenants -- Additional amounts; Optional Tax Redemption", the Deferred Coupon Notes are not redeemable at NTL's option prior to November 15, 2004. Thereafter, the Deferred Coupon Notes will be subject to redemption at the option of NTL, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount at maturity, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   105.750%
2005........................................................   103.833%
2006........................................................   101.917%
2007 and thereafter.........................................   100.000%

     In the case of a redemption of any class of Deferred Coupon Notes referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," redemption of such Deferred Coupon Notes shall be made at the redemption prices specified in the Deferred Coupon Note Indenture plus accrued and unpaid interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE

     NTL is not required to make mandatory redemption or sinking fund payments with respect to the Deferred Coupon Notes. NTL is required to make a Change of Control Offer (as defined below) and an Asset Sale Offer (as defined below) with respect to a repurchase of the Deferred Coupon Notes under the circumstances described under the captions "Change of Control" and "Asset Sales", respectively.

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder of Deferred Coupon Notes shall have the right to require NTL to repurchase all or any part of such holder's Deferred Coupon Notes equal to E1,000 or an integral multiple of E1,000, pursuant to the Change of Control Offer at a purchase price equal to 101% of the Accreted Value of those Deferred Coupon Notes as of the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, NTL shall mail a notice to each holder, and, if and so long as the Deferred Coupon Notes are listed on the Luxembourg Stock Exchange publish a notice in one leading newspaper with circulation in Luxembourg, stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Deferred Coupon Notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the "Change of Control Payment Date";

         (3) that the Accreted Value of any Deferred Coupon Notes not tendered will continue to increase as provided in those Deferred Coupon Notes;

         (4) that, unless NTL defaults in the payment of the Change of Control Payment, the Accreted Value of all Deferred Coupon Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrete after the Change of Control Payment Date;

         (5) that holders electing to have any Deferred Coupon Notes purchased pursuant to a Change of Control Offer will be required to surrender the Deferred Coupon Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Deferred Coupon Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Deferred Coupon Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Deferred Coupon Notes purchased; and

         (7) that holders whose Deferred Coupon Notes are being purchased only in part will be issued new Deferred Coupon Notes equal in Accreted Value to the unpurchased portion of the Deferred Coupon Notes surrendered, which unpurchased portion must be equal to E1,000 in principal amount at maturity or an integral multiple of E1,000.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Deferred Coupon Notes in connection with a Change of Control Triggering Event.

     On the Change of Control Payment Date, NTL will, to the extent lawful:

         (1) accept for payment Deferred Coupon Notes or portions thereof tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Deferred Coupon Notes or portions thereof so tendered; and

         (3) deliver or cause to be delivered to the Deferred Coupon Notes Trustee the Deferred Coupon Notes so accepted together with an Officers' Certificate stating the Deferred Coupon Notes or portions of Deferred Coupon Notes tendered to NTL.

     The paying agent shall promptly mail to each holder of Deferred Coupon Notes so accepted, or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such Deferred Coupon Notes and, if such Deferred Coupon Notes are in certificated form, payment may be made at the office of the paying agent in Luxembourg. The Deferred Coupon Note Trustee shall promptly authenticate and mail to each holder a new Deferred Coupon Note equal in Accreted Value to any unpurchased portion of the Deferred Coupon Notes surrendered, if any; provided that each such new Deferred Coupon Note shall be in a principal amount at maturity of E1,000 or an integral multiple of E1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control Triggering Event, the Deferred Coupon Note Indenture does not contain any other provision that permits the holders of the Deferred Coupon Notes to require that NTL repurchase or redeem the Deferred Coupon Notes in the event of a takeover, recapitalization or similar restructuring. The Deferred Coupon Note Indenture contains covenants which may afford holders of the Deferred Coupon Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Merger, Consolidation or Sale of Assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the Deferred Coupon Notes.

     The Change of Control Offer requirement of the Deferred Coupon Notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Deferred Coupon Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     The indentures for our other outstanding senior notes (including the 2006 Notes and the 2009 Notes) and convertible notes also contain change of control provisions.

     NTL's ability to pay cash to the holders of Deferred Coupon Notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect our financial health and prevent us from fulfilling our obligation under the notes" and "-- We are a holding company that is dependant upon cash flow from our subsidiaries -- our ability to access that cash flow may be limited in some circumstances". Any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of Deferred Coupon Notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing the Deferred Coupon Notes. In such case, NTL's failure to purchase tendered Deferred Coupon Notes would constitute an Event of Default under the Deferred Coupon Note Indenture. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the Deferred Coupon Note Indenture may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's Subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the Deferred Coupon Notes.

     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Deferred Coupon Notes to require NTL to repurchase those Deferred Coupon Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

ASSET SALE

     The Deferred Coupon Note Indenture provides that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless:

         (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale;

         (2) NTL or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Deferred Coupon Note Trustee, of the assets sold or otherwise disposed of; and

         (3) at least 80% of the consideration therefor received by NTL or the Restricted Subsidiary is in the form of:

               (a)   Cash Equivalents;

               (b)   Replacement Assets;

               (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons, other than to NTL or a Subsidiary thereof, at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale; or

               (d)   any combination of the foregoing clauses (a) through (c);

               provided, however, that the amount of:

               (x) any liabilities, as shown on NTL's or the Restricted Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Deferred Coupon Notes, that are assumed by the transferee of any such assets; and

               (y) any notes or other obligations received by NTL or any Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause (3).

     Within 360 days after any Asset Sale, NTL or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale:

         (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary; or

         (2)   to be invested or reinvested in Replacement Assets.

     Pending final application of any Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest those Net Proceeds in any manner that is not prohibited by the Deferred Coupon Note Indenture.

     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, NTL will make an Asset Sale Offer to all holders of Deferred Coupon Notes and Other Qualified Notes to purchase the maximum principal amount of Deferred Coupon Notes and Other Qualified Notes, determined on a pro rata basis according to the Accreted Value or principal amount, as the case may be, of the Deferred Coupon Notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:

         (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes; and

         (2) with respect to the Deferred Coupon Notes, at an offer price in cash in an amount equal to 100% of the Accreted Value of those Deferred Coupon Notes as of the date of repurchase in accordance with the procedures set forth in the Deferred Coupon Note Indenture.

     To the extent that the Accreted Value of Deferred Coupon Notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NTL may use such deficiency for general corporate purposes. If the Accreted Value of Deferred Coupon Notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to Accreted Value to the Deferred Coupon Notes and each issue of the Other Qualified Notes, and the Deferred Coupon Note Trustee will select the Deferred Coupon Notes to be purchased from the amount allocated to the Deferred Coupon Notes on the basis set forth under "Selection and Notice" below. Upon completion of such offers to purchase each of the Deferred Coupon Notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, NTL and its Subsidiaries may:

         (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-
              leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition;

         (2)   (x)   swap or exchange assets or property with a Cable Controlled
                     Subsidiary; or

               (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as:

                    (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

                    (B)   either:

                         (I) the assets so contributed consist solely of a license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction; or

                        (II) the assets so contributed consist solely of Cable Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock; or

         (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

SELECTION AND NOTICE

     If less than all of the Deferred Coupon Notes are to be redeemed at any time, selection of Deferred Coupon Notes for redemption will be made by the Deferred Coupon Note Trustee in compliance with the requirements of any securities exchange on which the Deferred Coupon Notes are listed. In the absence of any requirements of any securities exchange or if the Deferred Coupon Notes are not listed, selection of the Deferred Coupon Notes to be redeemed will be made on a pro rata basis, provided that no Deferred Coupon Notes of E1,000 or less at maturity shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Deferred Coupon Notes to be redeemed at its registered address. If any Deferred Coupon Note is to be redeemed in part only, the notice of redemption that relates to such Deferred Coupon Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Deferred Coupon Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Deferred Coupon Note. On and after the redemption date, interest ceases to accrue or, if applicable, the Accreted Value of any Deferred Coupon Notes tendered will cease to increase as provided in the Deferred Coupon Notes, on Deferred Coupon Notes or portions of them called for redemption.

     If the Deferred Coupon Notes are listed on the Luxembourg Stock Exchange, NTL will publish a redemption notice in a daily newspaper with general circulation in Luxembourg.

COVENANTS

      RESTRICTED PAYMENTS

     The Deferred Coupon Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests, other than:

               (x) dividends or distributions payable in Equity Interests, other than Disqualified Stock, of NTL or such Restricted Subsidiary; or

               (y) dividends or distributions payable to NTL or any Wholly Owned
                   Subsidiary of NTL; or

               (z) pro rata dividends or pro rata distributions payable by a
                   Restricted Subsidiary;

         (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;

         (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the Deferred Coupon Notes; or

         (4)   make any Restricted Investment.

     All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

     NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:

               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

               (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph, is less than the sum of:

                  (x) the difference between Cumulative EBITDA and 1.5 times Cumulative Interest Expense; plus

                  (y)   Capital Stock Sale Proceeds; plus

                  (z) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary, other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary; provided, however, that to the extent that any Restricted Investment that was made after the date of the Deferred Coupon Notes Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of:

                       (A) the cash received with respect to such sale, liquidation or repayment of such Restricted Investment, less the cost of such sale, liquidation or repayment, if any; and

                       (B) the initial amount of such Restricted Investment, in each case as determined in good faith by NTL's Board of Directors.

     The foregoing provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Deferred Coupon
               Note Indenture;

         (2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted Subsidiary; or

               (y) an Investment in any Person;

               in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests, other than any Disqualified Stock, of NTL provided that NTL delivers to the Deferred Coupon Note Trustee:

              (A) with respect to any transaction involving in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers'

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                    Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and

              (B) with respect to any transaction involving in excess of $25.0 million, an opinion as to the fairness to NTL or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2);

         (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which:

               (A) has no Indebtedness on a consolidated basis other than Indebtedness incurred to finance the purchase of equipment used in a Cable Business;

               (B) has no restrictions, other than restrictions imposed or permitted by the Deferred Coupon Note Indenture or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is equal in right of payment with the Deferred Coupon Notes, on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries;

               (C)   is or will be a Cable Business; and

               (D) uses the proceeds of such Investment for constructing a Cable Business or the working capital needs of a Cable Business;

          (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the Deferred Coupon Notes, including premium, if any, and accrued and unpaid interest, made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of:

                 (A)   Equity Interests of NTL; or

                 (B) Refinancing Indebtedness permitted to be incurred under the "Incurrence of indebtedness and issuance of preferred stock" covenant;

          (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $100.0 million in the aggregate plus the sum of:

              (A) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary, other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary; and

              (B) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes;

          (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;

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          (7)   Investments by NTL or any Restricted Subsidiary in SDN Limited,
                a joint venture organized to operate a digital terrestrial television multiplex, in an amount not exceeding L11.4 million;

          (8) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25.0 million at any one time;

          (9) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

         (10) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of:

         (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary; and

         (y) the fair market value of such Subsidiary on such date as determined:

               (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25.0 million; and

               (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25.0 million.

     Not later than the fifth Business Day after making any Restricted Payment, other than those referred to in sub-clause (8) of the second paragraph preceding this paragraph, NTL shall deliver to the Deferred Coupon Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon NTL's latest available financial statements.

      INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Deferred Coupon Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred
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stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of:

         (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis;

         (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries; and

         (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y) shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

     The foregoing limitations will not apply to:

          (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility;

          (b) the issuance by any Restricted Subsidiary of preferred stock, other than Disqualified Stock, to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders;

          (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are, or the credit support provided by any such Indebtedness is, in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business, including, without limitation, payments made pursuant to any License, the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary;

          (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an outstanding aggregate principal amount not to exceed $100.0 million at any time;

          (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt;

          (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the 2006 Notes, the 2009 Notes, or the Deferred Coupon Notes, Existing Indebtedness or Indebtedness referred to in clauses

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

                (a), (b), (c), (d) or (e) above or the Refinancing Indebtedness incurred pursuant to the preceding paragraph; provided, however, that:

                (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded plus the amount of reasonable expenses incurred in connection therewith;

                (2)   the Refinancing Indebtedness shall have:

                  (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

                  (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

                (3) the Refinancing Indebtedness shall be subordinated in right of payment to the notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded;

          (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor;

          (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness;

          (i) Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation;

          (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such Restricted Subsidiary, or other Persons providing funding on their behalf, on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness, other than to NTL or a Restricted Subsidiary of NTL, such events shall be deemed, in each case, to constitute the incurrence of such

                Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event; and

          (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.

      LIENS

     The Deferred Coupon Note Indenture provides that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

         (1)   Permitted Liens;

         (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (b), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

         (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

         (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Deferred Coupon Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries:

                   (A)   on its Capital Stock; or

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

                   (B) with respect to any other interest or participation in, or measured by, its profits: or

               (b) pay any indebtedness owed to NTL or any of its Subsidiaries;
               or

         (2)   make loans or advances to NTL or any of its Subsidiaries; or

         (3) transfer any of its properties or assets to NTL or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

              (a)   Existing Indebtedness as in effect on the Issuance Date;

              (b) the indentures relating to the 2006 Notes, the 2009 Notes and the Deferred Coupon Notes;

              (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d), (e), (h) or
                    (i), but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility, of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (1) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the indentures and the notes but provided further that:

                     (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause
                           (1) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

                      (y)   any such agreement may nevertheless contain:

                            (I) restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash-flow or any similar formulation thereof; and

                           (II)   subordination provisions governing
                                  Indebtedness owed to NTL or any Restricted
                                  Subsidiary;

         (4)   applicable law;

         (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Deferred Coupon Note Indenture;

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

         (6) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (7) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements;

         (8) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale, or transaction which, but for its size, would be an Asset Sale, solely with respect to the assets being sold; or

         (9) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

      MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Deferred Coupon Note Indenture provides that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

         (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;

         (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts as defined in the Deferred Coupon Note Indenture if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a form reasonably satisfactory to the Deferred Coupon Note Trustee, under the Deferred Coupon Notes and the Deferred Coupon Note Indenture;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or

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               other disposition will have been made will have a ratio of
               Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

      ADDITIONAL AMOUNTS; OPTIONAL TAX REDEMPTION

     The Deferred Coupon Note Indenture provides that the "Payment of Additional Amounts" provision in the Deferred Coupon Note Indenture, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the "Optional Tax Redemption" provision in the Deferred Coupon Note Indenture, relating to NTL's option to redeem the Deferred Coupon Notes under specified circumstances if Additional Amounts are payable, apply to the Deferred Coupon Notes in specified circumstances. The provisions of the Deferred Coupon Note Indenture relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the Deferred Coupon Notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts to be paid by NTL under the Deferred Coupon Notes, NTL will pay or cause to be paid such Additional Amounts as may be necessary in order that the net amounts received by a holder of the Deferred Coupon Notes after such deduction or withholding shall be not less than the amounts specified in the Deferred Coupon Notes to which the holder of such Deferred Coupon Notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for:

               (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the Deferred Coupon Notes or the receipt of amounts payable in respect of the Deferred Coupon Notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein; or

              (b) the presentation of the Deferred Coupon Notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the Deferred Coupon Notes been presented on the last day of such period of 30 days;

         (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the Deferred Coupon Notes or, if different, the beneficial owner of the interest payable on the Deferred Coupon Notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;

         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;

         (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a Deferred Coupon Note or withholding from the proceeds of a sale or exchange of a Deferred Coupon Note;

         (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a Deferred Coupon Note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a Deferred Coupon Note to the extent that the beneficial owner would not have been entitled to the payment of any such

              Additional Amounts had the beneficial owner directly held the Deferred Coupon Note; or

         (7)   any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the Deferred Coupon Notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the Deferred Coupon Notes.

     The Deferred Coupon Notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the Deferred Coupon Notes plus accrued and unpaid interest to the date fixed for redemption or in the case of redemption of Deferred Coupon Notes prior to November 15, 2004, at a redemption price equal to 100% of the Accreted Value of the Deferred Coupon Notes as of the date fixed for redemption if after the Issuance Date there has occurred any change in or amendment to the laws, or any regulations or official rulings promulgated thereunder, of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the Deferred Coupon Notes with respect to Withholding Taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was imposed on the Issuance Date provided that:

         (1) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date;

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the Deferred Coupon Notes then due;

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect; and

         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

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     The Deferred Coupon Notes may also be redeemed, in whole but not in part, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount at maturity of the Deferred Coupon Notes plus accrued and unpaid interest to the date fixed for redemption or in the case of redemption of Deferred Coupon Notes prior to November 15, 2004, at a redemption price equal to 100% of the Accreted Value of the Deferred Coupon Notes as of the date fixed for redemption if the Person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Deferred Coupon Notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.

     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.

      TRANSACTIONS WITH AFFILIATES

     The Deferred Coupon Note Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to enter into an Affiliate Transaction. This prohibits NTL and any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person; and

         (2)   NTL delivers to the Deferred Coupon Note Trustee:

               (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause

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                     (1) above and such Affiliate Transaction is approved by a
                     majority of the disinterested directors on the Board of Directors; and

              (b) with respect to any Affiliate Transaction or any series of Affiliate Transactions involving aggregate payments in excess of $25.0 million, an opinion as to the fairness to NTL or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (b);

provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:

         (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;

         (2)   transactions between or among NTL and/or its Restricted
               Subsidiaries;

         (3)   transactions permitted by the provisions of the Deferred Coupon
               Note Indenture described above under the covenant "Restricted Payments";

         (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;

         (5) any transaction pursuant to an agreement in effect on the Issuance Date;

         (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;

         (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment; and

         (8)   any tax sharing agreement.

      REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any Deferred Coupon Notes are outstanding, NTL will file with the SEC and furnish to the holders of Deferred Coupon Notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with

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

respect to the annual information only, a report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The Deferred Coupon Note Indenture provides that each of the following constitutes an Event of Default:

         (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable, on the Deferred Coupon Notes;

         (2) default in payment when due of principal on the Deferred Coupon Notes;

         (3) failure by NTL to comply with the provisions described under the covenants "Change of Control", "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock";

         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the Deferred Coupon
               Note Indenture or the Deferred Coupon Notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default:

               (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period; or

               (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5.0 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

         (8)   the revocation of a Material License.

     If any Event of Default occurs and is continuing, the Deferred Coupon Note Trustee or the holders of at least 25% in Accreted Value (if prior to November 15, 2004) or principal amount (if on or after November 15, 2004), as applicable, of the then outstanding

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Deferred Coupon Notes may declare all the Deferred Coupon Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding Deferred Coupon Notes will become due and payable without further action or notice. Holders of the Deferred Coupon Notes may not enforce the Deferred Coupon Note Indenture or the Deferred Coupon Notes except as provided in the Deferred Coupon Note Indenture. Subject to certain limitations, holders of a majority in principal amount at maturity of outstanding Deferred Coupon Notes may direct the Deferred Coupon Note Trustee in its exercise of any trust or power. The Deferred Coupon Note Trustee may withhold from holders of the Deferred Coupon Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount at maturity of each class of Deferred Coupon Notes then outstanding by notice to the Deferred Coupon Note Trustee may on behalf of the holders of all of the applicable class of Deferred Coupon Notes waive any existing Default or Event of Default and its consequences under the Deferred Coupon Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Deferred Coupon Notes.

     NTL is required to deliver to the Deferred Coupon Note Trustee annually a statement regarding compliance with the Deferred Coupon Note Indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the Deferred Coupon Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the Deferred Coupon Notes or the Deferred Coupon Note Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the Deferred Coupon Notes by accepting a Deferred Coupon Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Deferred Coupon Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

DEFEASANCE AND DISCHARGE OF THE DEFERRED COUPON NOTE INDENTURE AND THE DEFERRED COUPON NOTES

     NTL may cause the defeasance of the Deferred Coupon Notes if NTL irrevocably deposits, or causes to be deposited, in trust with the Deferred Coupon Note Trustee or the paying agent, at any time prior to the stated maturity of the notes or the date of redemption of all the outstanding Deferred Coupon Notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge all amounts payable in respect of Accreted Value (if prior to November 15, 2004) or principal amount (if on or after

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

November 15, 2004), of the then outstanding Deferred Coupon Notes and all interest due thereon to maturity or redemption. The indenture will then cease to be of further effect as to all outstanding Deferred Coupon Notes except, among other things, as to:

         (1) remaining rights of registration of transfer and substitution and exchange of the Deferred Coupon Notes of such class;

         (2) rights of holders to receive payment of principal of and interest on the Deferred Coupon Notes; and

         (3) the rights, obligations and immunities of the Deferred Coupon Note Trustee.

     In order to exercise Defeasance:

         (1) NTL shall have delivered to the Deferred Coupon Note Trustee an Opinion of Counsel reasonably acceptable to the Deferred Coupon Note Trustee confirming that:

               (a) NTL has received from, or there has been published by, the Internal Revenue Service, a ruling; or

               (b) since the date of the Deferred Coupon Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding Deferred Coupon Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

         (2) no Event of Default shall have occurred and be continuing on the date of such deposit, other than an Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Deferred Coupon Note Indenture) to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;

         (4) NTL shall have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (5) NTL shall have delivered to the Deferred Coupon Note Trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of the Deferred Coupon Notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;

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

         (6) the deposit shall not result in NTL, the Deferred Coupon Note Trustee or the trust being subject to the Investment Company Act of 1940;

         (7) holders of the Deferred Coupon Notes will have a valid, perfected and unavoidable, under applicable bankruptcy or insolvency laws, subject to the passage of time referred to in clause (4) above, first priority security interest in the trust funds; and

         (8) NTL shall have delivered to the Deferred Coupon Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the Deferred Coupon Note Trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the Deferred Coupon Note Trustee and the paying agent shall pay the money back to NTL at its written request. After that, holders of Deferred Coupon Notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the Deferred Coupon Note Trustee and the paying agent shall cease. Other than as set forth in this paragraph, the Deferred Coupon Note Indenture does not provide for any prescription period for the payment of interest and principal on the Deferred Coupon Notes.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the Deferred Coupon Notes in accordance with procedures described in "Book-Entry; Delivery and Form". The registrar and the Deferred Coupon Note Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the Deferred Coupon Note Indenture. NTL is not required to transfer or exchange any Deferred Coupon Note selected for redemption. Also, NTL is not required to transfer or exchange any Deferred Coupon Note for a period of 15 days before a selection of Deferred Coupon Notes to be redeemed. All transfers or exchanges of certificated notes may be effected at the offices of the transfer agent in Luxembourg.

     The registered holder of a Deferred Coupon Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Deferred Coupon
Note Indenture or the Deferred Coupon Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the then outstanding Deferred Coupon Notes, including consents obtained in connection with a tender offer or exchange offer for the Deferred Coupon Notes, and any existing default or compliance with any provision of the Deferred Coupon Note Indenture or the Deferred Coupon Notes may be waived with the consent of the holders of a majority in principal
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

amount at maturity of the then outstanding Deferred Coupon Notes, including consents obtained in connection with a tender offer or exchange offer for the Deferred Coupon Notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any Deferred Coupon Notes held by a non-consenting holder of Deferred Coupon Notes:

         (1) reduce the amount of Deferred Coupon Notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any Deferred Coupon Note or alter the provisions with respect to the redemption of the Deferred Coupon Notes, except for repurchases of the Deferred Coupon Notes pursuant to the covenants described above under the captions "-- Asset Sale" and "-- Change of Control";

         (3) reduce the rate of or change the time for payment of interest on any Deferred Coupon Note,

         (4) waive a default in the payment of principal of or interest on any Deferred Coupon Notes, except a rescission of acceleration of the Deferred Coupon Notes by the holders of at least a majority in aggregate principal amount of the Deferred Coupon Notes and a waiver of the payment default that resulted from such acceleration;

         (5) make any Deferred Coupon Note payable in money other than that stated in the Deferred Coupon Notes;

         (6) make any change in the provisions of the Deferred Coupon Note Indenture relating to waivers of past Defaults or the rights of holders of Deferred Coupon Notes to receive payments of principal of or interest on the Deferred Coupon Notes;

         (7) waive a redemption payment with respect to any Deferred Coupon Note; or

         (8)   make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Deferred Coupon Notes, NTL and the Deferred Coupon Note Trustee may amend or supplement the Deferred Coupon Note Indenture or the Deferred Coupon Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of NTL's obligations to holders of the Deferred Coupon Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Deferred Coupon Notes or that does not adversely affect the legal rights under the Deferred Coupon Note Indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the Deferred Coupon Note Indenture under the Trust Indenture Act.

     Any notice or communication to a holder of Deferred Coupon Notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the addressee receives it.

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If the Deferred Coupon Notes are listed on the Luxembourg Stock Exchange, NTL will publish a notice in a daily newspaper with general circulation in Luxembourg.

GOVERNING LAW AND JUDGMENTS

     The Deferred Coupon Notes and the Deferred Coupon Note Indenture will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

CONCERNING THE DEFERRED COUPON NOTE TRUSTEE

     The Deferred Coupon Note Indenture contains limitations on the rights of the Deferred Coupon Note Trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Deferred Coupon Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Deferred Coupon Note Indenture will provide that the holders of a majority in Accreted Value (if prior to November 15, 2004) or principal amount (if on or after November 15, 2004), as applicable, of the then outstanding Deferred Coupon Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Deferred Coupon Note Trustee under the Deferred Coupon Note Indenture, subject to certain exceptions. The Deferred Coupon Note Indenture provides that in case an Event of Default shall occur, which shall not be cured, the Deferred Coupon Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Deferred Coupon Note Indenture will provide that subject to such provisions, the Deferred Coupon Note Trustee will be under no obligation to exercise any of its rights or powers under the Deferred Coupon Note Indenture at the request of any holder of Deferred Coupon Notes, unless such holder shall have offered to the Deferred Coupon Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Chase Manhattan Bank is also the trustee for all of the Existing Notes and the Convertible Notes.

LISTING

     Application has been made to list the new Deferred Coupon Notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the new Deferred Coupon Notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, as long as the new Deferred Coupon Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, new Deferred Coupon Notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.

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                         BOOK-ENTRY; DELIVERY AND FORM

     All certificates representing the notes will be issued in fully registered form without interest coupons. The notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more global notes in definitive, fully registered form, without interest coupons (each a "Regulation S Global Note"), deposited with the applicable trustee, as common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream.

     Notes sold in reliance on Rule 144A are represented by either (1) one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Euroclear Restricted Global Note" and were deposited with the applicable trustee as depositary for, and registered in the name of a nominee of, Euroclear or (2) one or more permanent global notes in definitive, fully registered form without interest coupons (each a "DTC Restricted Global Note") and were deposited with the applicable trustee as custodian for, a registered in the name of a nominee of DTC.

     Notes issued in exchange (1) for the Regulation S Global Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and deposited with the applicable trustee as common depositary for, and registered in the name of, Euroclear and Clearstream, (2) for the Euroclear Restricted Global Notes, will be represented by one or more permanent global notes in definitive fully registered form without interest coupons and deposited with the applicable trustee as depositary for, and registered in the name of a nominee of Euroclear, and (3) for the DTC Restricted Global Notes, will be represented by one or more permanent global notes in fully registered form without interest coupons and deposited with the applicable trustee custodian for, and registered in the name of a nominee of DTC. Each of the global notes so issued in exchange are referred to a Global Notes.

     Ownership of beneficial interests in a Global Note is limited to persons who have accounts with DTC or Euroclear and Clearstream ("participants"), or persons who hold interests through participants. Ownership of beneficial interests in a Global Note is shown on, and the transfer of that ownership is effected only through, records maintained by DTC, Euroclear or Clearstream, as applicable, or their respective nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note, directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

     Note holders may hold their interests in a Regulation S Global Note, directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

     So long as DTC, Euroclear or Clearstream, as applicable, or any nominee, is the registered owner or holder of a Global Note, DTC, Euroclear or Clearstream, or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indentures pursuant to which the notes were issued. No beneficial owner of an interest in a Global Note is permitted to

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

transfer that interest except in accordance with DTC's, Euroclear's or Clearstream's applicable procedures, in addition to those provided for under the indentures.

     Payments made with respect to a Global Note are made to DTC, Euroclear or Clearstream, as applicable, or their nominees, as the registered owner thereof. Neither NTL, the trustee nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC, Euroclear or Clearstream, as applicable, or their nominees, upon receipt of any payment in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on their respective records. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     All amounts payable under the notes are payable in Euro, except as may otherwise be agreed between any applicable securities clearing system and any holders and except as otherwise provided below. Payments are subject in all cases to any fiscal or other laws and regulations applicable thereto. None of NTL, the trustee or any paying agent shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith.

     Qualified institutional buyers who hold beneficial interests in a note, directly or indirectly, through DTC (a "DTC Global Note") will be paid in U.S. dollars converted from such payments in Euro by the paying agent unless the registered holder, on behalf of any such owner of beneficial interests, elects to receive payments in Euro. All costs of conversion, if any, will be borne by holders of beneficial interests in the DTC Global Notes, by deduction from such payments.

     An owner of a beneficial interest in a DTC Global Note may receive payment in Euro by notifying the DTC participant through which its beneficial interest in the DTC Global Note is held on or prior to the record date of (1) such investor's election to receive payment in Euro and (2) wire transfer instructions to an account entitled to receive the relevant payment. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC and by DTC to the paying agent, each in a timely manner, such investor will receive payment in Euro outside DTC; otherwise only U.S. dollar payments will be made by the paying agent. All costs of such payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments.

     Holders may be subject to foreign exchange risks that may have important economic and tax consequences to them.

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     Transfers between participants in DTC are effected in accordance with DTC's procedures, and are settled in same-day funds. Transfers between participants in Euroclear and Clearstream are effected in the ordinary way in accordance with their respective rules and operating procedures. Transactions settled through DTC, Euroclear and Clearstream are settled on a T+3 basis.

     We expect that DTC, Euroclear or Clearstream, as applicable, will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account the interest in a Global Note is credited and only in respect of such portion of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, each of DTC, Euroclear or Clearstream, as applicable, will exchange the applicable Global Notes for certificated notes which it will distribute to its participants.

     We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     We understand that: Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participant are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

     Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, are effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and

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procedures and within the established deadlines (Brussels time) of such system.
Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depositary for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC are credited and any such crediting is reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC are received with value on the settlement date of DTC but are available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream are expected to continue to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, as the case may be, they are under no obligation to continue to perform such procedures, and such procedures may be discontinued at any time. None of NTL, the trustee or any paying agent has any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary, or Euroclear and Clearstream cease to be a clearing agency, for the Global Notes and a successor depositary or clearing agency is not appointed by us within 90 days, we will issue certificated notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive certificated notes in accordance with DTC's rules and procedures in addition to those provided for under the indentures.

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                                  DEFINITIONS

     Set forth below are selected defined terms used in the 2009 Note Indenture, the 2006 Note Indenture and the Deferred Coupon Note Indenture collectively the "Indentures". Reference is made to the Indentures for a full definition of all terms, as well as any other capitalized terms used in the descriptions of the notes for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to November 15, 2004, with respect to any Deferred Coupon Note, the sum of

     (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such note, at a rate of 11 1/2% per annum, compounded semiannually on each May 15 and November 15, from November 15, 2004 to the date of issuance) of such note, and

     (b) the portion of the excess of the principal amount of such note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 11 1/2% per annum of the initial offering price of a note compounded semiannually on each May 15 and November 15 from the date of issuance of the note through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such Acquired Person merging with or into or becoming a Subsidiary of such specified Person.

     "Acquired Person" has the meaning specified in the definition of Acquired Debt.

     "Adjusted Total Assets" means the total amount of assets of NTL and its Restricted Subsidiaries, including the amount of any Investment in any Non-Restricted Subsidiary, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

         (1) all current liabilities of NTL and its Restricted Subsidiaries, and

         (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as calculated in conformity with GAAP.

     For purposes of this Adjusted Total Assets definition,

              (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

              (b)   all calculations shall exclude all intercompany items.

     "Adjusted Total Controlled Assets" means the total amount of assets of NTL and its Cable Controlled Subsidiaries, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

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         (1)   all current liabilities of NTL and such Cable Controlled
               Subsidiaries; and

         (2) all goodwill, trade names, trademarks, patients, unamortized debt discount and expense and other like intangibles of NTL and such Restricted Subsidiaries, all as calculated in conformity with GAAP;

provided that Adjusted Total Controlled Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the aggregate amount of all Investments of NTL or any such Cable Controlled Subsidiaries in any Person other than a Cable Controlled Subsidiary, except Cash Equivalents. For purposes of this Adjusted Total Controlled Assets definition,

              (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

              (b)   all calculations shall exclude all intercompany items.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Annualized Pro Forma EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Asset Sale" means

         (1) any sale, lease, transfer, conveyance or other disposition of any assets, including by way of a sale-and-leaseback, other than the sale or transfer of inventory or goods held for sale in the ordinary course of business, provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of NTL shall be governed by the provisions of the Indentures described under the captions "Change of Control" or "Merger, Consolidation or Sale of Assets" or

         (2) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the NTL's Restricted Subsidiaries to any Person;

        in either case other than

              (a)   to

                  (A)   NTL,

                  (B)   any Wholly Owned Subsidiary, or

                  (C) any Subsidiary which is a Subsidiary of NTL on the Issuance Date provided that at the time of and after giving effect to such

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

                        issuance, sale, lease, transfer, conveyance or other disposition to such Subsidiary, NTL's ownership percentage in such Subsidiary is equal to or greater than such percentage on the Issuance Date or

              (b) the issuance, sale, transfer, conveyance or other disposition of Equity Interests of a Subsidiary in exchange for capital contributions made on a pro rata basis by the holders of the Equity Interests of such Subsidiary.

     "Cable Assets" means tangible or intangible assets, licenses, including, without limitation, Licenses, and computer software used in connection with a Cable Business.

     "Cable Business" means

          (i) any Person directly or indirectly operating, or owning a license to operate, a cable and/or television and/or telephone and/or telecommunications system or service principally within the United Kingdom and/or the Republic of Ireland and

         (ii)   any Cable Related Business.

     "Cable Controlled Property" means a Cable Controlled Subsidiary or a Cable Asset held by a Cable Controlled Subsidiary.

     "Cable Controlled Subsidiary" means any Restricted Subsidiary which is primarily engaged, directly or indirectly, in one or more Cable Businesses.

     "Cable Related Business" means a Person which directly or indirectly owns or provides a service or product used in a Cable Business, including, without limitation, any television programming, production and/or licensing business or any programming guide or telephone directory business or content or software related thereto.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

     "Capital Stock Sale Proceeds" means the aggregate net sale proceeds, including from the sale of any property received for the Capital Stock or the fair market value of such property, as determined by an independent appraisal firm, received by NTL or any Subsidiary of NTL from the issue or sale, other than to a Subsidiary, by NTL of any class of its Capital Stock after October 14, 1993, including Capital Stock of NTL issued after October 14, 1993 upon conversion of or in exchange for other securities of NTL.

     "Cash Equivalents" means

         (1)   Permitted Currency,

         (2) securities issued or directly and fully guaranteed or insured by the United States government, a European Union member government or any agency or instrumentality thereof having maturities of not more than six months and two days from the date of acquisition,

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

         (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States, the United Kingdom, the Republic of Ireland or any other European Union member having capital and surplus in excess of $500.0 million,

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

         (5) commercial paper rated P-1 or the equivalent thereof by Moody's or A-1 or the equivalent thereof by S&P and in each case maturing within six months and two days after the date of acquisition and

         (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

     "Change of Control" means

         (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder,

         (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

         (3) any "Person" or "group", within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination

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

               for election was previously so approved, cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

     "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness, including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness, the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, for such period, on a consolidated basis, determined in accordance with GAAP; provided, that

         (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

         (2) the Net Income of any Person that is a Subsidiary, other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries, shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

         (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

         (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Convertible Subordinated Notes" means NTL's 7% Convertible Subordinated Notes due 2008 issued pursuant to an indenture dated as of December 16, 1998 also between NTL and The Chase Manhattan Bank, as trustee.

     "Credit Facility" means the Facilities Agreement dated October 17, 1997 between NTL (UK) Group Inc., as principal guarantor, Chase Manhattan plc, as arranger, Chase Manhattan International Limited, as agent and security trustee and The Chase Manhattan

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Bank as issuer, as such Facilities Agreement may be supplemented, amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time in an aggregate outstanding principal amount not to exceed the greater of

         (1)   L555.0 million and

         (2) the amount of the aggregate commitments thereunder as the same may be increased after March 13, 1998 as contemplated by the Facilities Agreement as amended or supplemented to March 13, 1998, but in no event greater than L875.0 million, less, in each case, the aggregate amount of all Net Proceeds of Asset Sales that have been applied to permanently reduce Indebtedness under the Credit Facility pursuant to the covenant described above under "-- Asset Sale".

Indebtedness that may otherwise be incurred under the indenture may, but need not, be incurred under the Credit Facility without regard to the limit set forth in the preceding sentence. Indebtedness outstanding under the Credit Facility on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the second paragraph of the covenant described above under "-- Incurrence of Indebtedness and Issuance of Preferred Stock".

     "Cumulative EBITDA" means the cumulative EBITDA of NTL from and after the Issuance Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero; provided, however, that EBITDA of Non-Restricted Subsidiaries shall not be included.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by NTL from the Issuance Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Diamond Notes" means the 10% Diamond Senior Notes due 2008, the 9 1/8% Diamond Senior Notes due 2008, the 10 3/4% Diamond Senior Discount Notes due 2007, the 11 3/4% Diamond Senior Discount Notes due 2005 and the 13 1/4% Diamond Senior Discount Notes due 2004.

     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature.

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

     "EBITDA" means, for any Person, for any period, an amount equal to

         (1)   the sum of

                 (a) Consolidated Net Income for such period, exclusive of any gain or loss realized in such period upon an Asset Sale, plus

                 (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

                 (c)   Consolidated Interest Expense for such period, plus

                 (d) depreciation for such period on a consolidated basis, plus

                 (e) amortization of intangibles for such period on a consolidated basis, plus

                  (f) any other non-cash item reducing Consolidated Net Income for such period, excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, minus

         (2) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

     "Euroclear" means Morgan Guaranty Trust Company of New York, Brussels office as operator of the Euroclear system.

     "European Union member" means any country that is or becomes a member of the European Union or any successor organization thereto.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "Existing Indebtedness" means Indebtedness of NTL and its Subsidiaries in existence on the Issuance Date, until such amounts are repaid, including, without limitation, the Existing Notes.

     "Existing Notes" means the Old Notes and the Convertible Subordinated
Notes.

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     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that NTL shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of loans, including Guarantees, advances or capital contributions, excluding commission, travel and similar advances and loans, joint property ownership and other arrangements, in each case, made to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issuance Date" means the date on which the notes are first authenticated and issued.

     "License" means any license issued or awarded pursuant to the Broadcasting Act 1990, the Cable and Broadcasting Act 1984, the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948, in each case, as such Acts may, from time to time be,

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

amended, modified or re-enacted, or equivalent statutes of any jurisdiction, to operate or own a Cable Business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent or successor statutes, of any jurisdiction.

     "Material License" means a License held by NTL or any of its Subsidiaries which License at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the Licenses held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

         (1) NTL UK Group, Inc., formerly known as OCOM Sub II, Inc., NTLIH, NTL Group Limited, CableTel Surrey Limited, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and

         (2) any other Subsidiary of NTL which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.

     "Monetize" means a strategy with respect to Equity Interests that generates an amount of cash equal to the fair value of such Equity Interests.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Households" means the product of

         (1) the number of households covered by a License in the United Kingdom and

         (2) the percentage of the entity holding such License which is owned directly or indirectly by NTL.

     "Net Income" means, with respect to any Person for a specific period, the net income (loss) of such Person during such period, determined in accordance with GAAP, excluding, however, any gain, but not loss, during such period, together with any related provision for taxes on such gain, but not loss, realized during such period in connection with any Asset Sale, including, without limitation, dispositions pursuant to sale-and-leaseback transactions, and excluding any extraordinary gain, but not loss, during such period, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by NTL or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of
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Indebtedness secured by a Lien on the asset or assets the subject of such Asset
Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "Non-Controlled Subsidiary" means an entity which is not a Cable Controlled Subsidiary.

     "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness as to which none of NTL, nor any Restricted Subsidiary:

         (1) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness;

         (2)   is directly or indirectly liable; or

         (3)   constitutes the lender.

     "Non-Restricted Subsidiary" means

         (1)   a Subsidiary that

              (a) at the time of its designation by the Board of Directors as a Non-Restricted Subsidiary has not acquired any assets, other than as specifically permitted by clause (5) of "Permitted investments" or by the "Restricted payments" covenant, at any previous time, directly or indirectly from the Company or any of its Restricted Subsidiaries,

              (b)   has no Indebtedness other than Non-Recourse Debt and

              (c) that at the time of such designation, after giving pro forma effect to such designation, the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation, provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such designation;

         (2)   any Subsidiary which

              (a) has been acquired or capitalized out of or by Equity Interests of NTL or Capital Stock Sales Proceeds therefrom,

              (b)   has no Indebtedness other than Non-Recourse Debt and

              (c) is designated as a Non-Restricted Subsidiary by the Board of Directors or is merged, amalgamated or consolidated with or into, or its assets or capital stock is to be transferred to, a Non-Restricted Subsidiary; or

         (3)   any Subsidiary of a Non-Restricted Subsidiary.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

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     "Old Notes" means the 12 3/8% notes, the 11 1/2% notes, the 12 3/4% notes, the 11 1/2% deferred coupon notes, the 10 3/4% notes, the 10% notes, the 9 3/4% notes, the 1999 9 3/4 notes and the 9 1/2% notes.

     "Other Qualified Notes" means any outstanding senior indebtedness of NTL issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the indentures, including, without limitation, the 2006 Notes, the 2009 Notes and the Deferred Coupon Notes, as applicable, the 12 3/8% notes, the 11 1/2% notes, the 12 3/4% notes, the 11 1/2% deferred coupon notes, the 10 3/4% notes, the 10% notes, the 9 3/4% notes, the 1999 9 3/4 notes, the 9 1/2% notes and the Diamond Notes.

     "Permitted Acquired Debt" means, with respect to any Acquired Person, including, for this purpose, any Non-Restricted Subsidiary at the time such Non-Restricted Subsidiary becomes a Restricted Subsidiary, Acquired Debt of such Acquired Person and its Subsidiaries in an amount, determined on a consolidated basis, not exceeding the sum of

         (1) amount of the gross book value of property, plant and equipment of the Acquired Person and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Acquired Person, which may be unaudited, prior to the date it becomes an Acquired Person and

         (2) the aggregate amount of any Cash Equivalents held by such Acquired Person at the time it becomes an Acquired Person.

     "Permitted Currency" means the lawful currency of the United States or a European Union member.

     "Permitted Designee" means

         (1)   a spouse or a child of a Permitted Holder,

         (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

         (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

         (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Permitted Investments" means

         (1) any Investments in NTL or in a Cable Controlled Property or in a Qualified Subsidiary, including, without limitation,

              (a) Guarantees of Indebtedness of NTL, a Cable Controlled Subsidiary or a Qualified Subsidiary,

              (b)   Liens securing such Indebtedness or Guarantees or

              (c) the payment of any balance deferred and unpaid of the purchase price of any Qualified Subsidiary;

         (2)   any Investments in Cash Equivalents;

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         (3)   Investments by NTL in Indebtedness of a counter-party to an
               Exchange Rate Contract for hedging a Permitted Currency exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Indebtedness being hedged, or, in the case of Indebtedness issued with original issue discount, based on the amounts payable after the amortization of such discount;

         (4) Investments by NTL or any Subsidiary of NTL in a Person, if as a result of such Investment

              (a)   such Person becomes a Cable Controlled Subsidiary or

              (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NTL or a Wholly Owned Subsidiary of NTL; and

         (5) any issuance, transfer or other conveyance of Equity Interests in NTL, or any Capital Stock Sales Proceeds therefrom, to a Subsidiary of NTL.

     "Permitted Liens" means

         (1)   Liens in favor of NTL;

         (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with NTL or any Subsidiary of NTL; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of NTL or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation;

         (3) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

         (4)   Liens existing on the Issuance Date;

         (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and

         (6) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that, in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of NTL or its Restricted Subsidiaries.

     "Permitted Non-Controlled Assets" means Equity Interests in any Person primarily engaged, directly or indirectly, in one or more Cable Businesses if such Equity Interests

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         (1)   were acquired by NTL or any of its Restricted Subsidiaries in connection with any Asset Sale or any Investment otherwise permitted under the terms of the Indenture and

         (2) to the extent that, after giving pro forma effect to the acquisition thereof by NTL or any of its Restricted Subsidiaries, Adjusted Total Controlled Assets is greater than 80% of Adjusted Total Assets based on the most recent consolidated balance sheet of NTL.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP after giving effect to the following:

         (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA, if negative, directly attributable thereto for such period and

         (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business, without giving effect to clause (3) of the definition of Consolidated Net Income;

and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Qualified Subsidiary" means a Wholly Owned Subsidiary, or an entity that will become a Wholly Owned Subsidiary after giving effect to the transaction being considered, that at the time of and after giving effect to the consummation of the transaction under consideration,

         (1)   is a Cable Business or holds only Cable Assets,

         (2) has no Indebtedness (other than Indebtedness being incurred to consummate such transaction) and

         (3) has no encumbrances or restrictions, other than such encumbrances or restrictions imposed or permitted by the Indenture, the indentures governing the Old Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes, on its ability to pay dividends or make any other distributions to NTL or any of its Subsidiaries.

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

     "Rating Agencies" means

         (1)   S&P,

         (2)   Moody's and

         (3) if S&P or Moody's or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by NTL, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means

         (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, or equivalent successor categories,

         (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, or equivalent successor categories, and

         (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories + and -- for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency shall be taken into account e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation.

     "Rating Date" means that date which is 90 days prior to the earlier of

         (1)   a Change of Control and

         (2) public notice of the occurrence of a Change of Control or of the intention by NTL or any Permitted Holder to effect a Change of Control.

     "Ratings Decline" means the occurrence of any of the following events on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of NTL or any Person to effect a Change of Control, which period shall be extended so long as the rating of any of NTL's debt securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies:

         (1) in the event that any of NTL's debt securities are rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by either of the Rating Agencies shall be below Investment Grade,

         (2) in the event that any of NTL's debt securities are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by both of the Rating Agencies shall be below Investment Grade, or

         (3) in the event any of NTL's debt securities are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of such securities by either Rating Agency shall be decreased by one or more

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

               gradations, including gradations within Rating Categories as well as between Rating Categories.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Disqualified Stock.

     "Replacement Assets" means

         (1)   Cable Assets,

         (2) Equity Interests of any Person engaged, directly or indirectly, primarily in a Cable Business, which Person is or will become on the date of acquisition thereof a Restricted Subsidiary as a result of NTL's acquiring such Equity Interests,

         (3)   Permitted Non-Controlled Assets or

         (4)   any combination of the foregoing.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.

     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such preferred stock.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Subordinated Debentures" means the debentures exchangeable by NTL for the Preferred Stock in accordance with the Certificate of Designation therefor.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1)   the sum of the products obtained by multiplying

         (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

         (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by

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

     (2)   the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which, except directors' qualifying shares, is at the time owned directly or indirectly by NTL.

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                              REGISTRATION RIGHTS

     The following is a summary of the registration rights provided in the registration rights agreement and the notes. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes. The registration rights agreement is held as an exhibit to the registration statement of which this prospectus forms a part.

     Under the registration rights agreement, we agreed to file with the SEC a registration statement, including a prospectus, on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes. If:

     (1) on or prior to the time the exchange offer is completed existing SEC interpretations are changed such that the debt securities received by holders other than restricted holders in the exchange offer for registrable securities are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act,

     (2)   the exchange offer has not been completed by September 29, 2000 or

     (3)   the exchange offer is not available to any holder of the notes,

we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the SEC.

     The registration rights agreement provides that:

     (1) we will file an exchange registration statement with the SEC by May 23, 2000,

     (2) we will use our best efforts to have the exchange registration statement declared effective by August 21, 2000,

     (3) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue on or before September 29, 2000, new notes in exchange for all notes tendered before that date in the exchange offer and

     (4) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC within 90 days after the filing of such shelf registration statement.
      If, with respect to the notes:

     (1) we fail to file the exchange registration statement or the shelf registration statement on or before the date specified for such filing,

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

     (2) the exchange registration statement is not declared effective by August 21, 2000 or the shelf registration statement is not declared effective within 90 days from the date such shelf registration statement is filed,

     (3) we fail to complete the exchange offer within the specified time frame, or

     (4) the exchange registration statement or the shelf registration statement is filed and declared effective but is thereafter either withdrawn or becomes subject to an effective stop order suspending the effectiveness (except as specifically permitted in the registration rights agreement) without being succeeded immediately by an additional registration statement which becomes effective, then we will pay special interest pursuant to provisions of the registration rights agreement and the notes to each holder of the notes.

Special interest will accrue from:

     (1)   the date specified for such filing, in the case of clause (1) above,

     (2)   the date specified for effectiveness in the case of clause (2) above,

     (3) the date specified for completion of the exchange offer, in the case of clause (3) above or

     (4) the date such exchange registration statement or shelf registration statement ceases to be effective, in the case of clause (4) above (each such period referred to in clauses (1)-(4) above an "Accrual Period"), at a rate per annum equal to 0.25% for the first 90 days of the Accrual Period; 0.50% for the second 90 days of the Accrual Period; 0.75% for the third 90 days of the Accrual Period and 1.0% for the remaining portion of the Accrual Period of the principal amount of the 2006 notes and 2009 notes or the Accreted Value of the deferred coupon notes, as applicable, determined daily.

     All accrued special interest will be paid by us on each interest payment date to the applicable global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them in writing or by mailing checks to their registered addresses if no such accounts have been specified in writing. Following the cure of all registration defaults, the accrual of special interest will cease.

     Special interest on the notes, if any, will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Holders of notes will be required to make certain representations to us as described in the registration rights agreement in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding special interest pursuant to provisions of the notes, as set forth above.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     Each of the following are summaries of NTL's or its subsidiaries' existing debt instruments. You should refer to the relevant agreements for a full description of the terms of those debt instruments. See "Where you can find more information about us." Capitalized terms used and not defined below have the meanings set forth in such debt instruments.

THE 12 3/4% NOTES

     In April 1995, we issued $277,803,500 aggregate principal amount at maturity of our 12 3/4% senior deferred coupon notes due 2005, the "old 12 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $150.0 million. The old 12 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act or in transactions complying with Regulation S under the Securities Act. On August 18, 1995 we issued $277,803,500 aggregate principal amount at maturity of the 12 3/4% series A senior deferred coupon notes due 2005, the "12 3/4% notes", in exchange for the old 12 3/4% notes pursuant to the indenture relating thereto, the "12 3/4% notes indenture". The terms of the 12 3/4% notes are identical in all material respects to the old 12 3/4% notes except for certain transfer restrictions and registration rights applicable to the old 12 3/4% notes. The old 12 3/4% notes were cancelled on August 18, 1995 on consummation of the exchange offer which was made pursuant to our prospectus dated July 18, 1995, forming part of the registration statement on Form S-4 (File No. 33-92794) filed with the Commission on May 26, 1995.

     The 12 3/4% notes accrete at a rate of 12 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $277,803,500. Cash interest on the 12 3/4% notes does not accrue until prior to April 15, 2000. Thereafter, the 12 3/4% notes accrue interest in cash at the rate of 12 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2000 to holders of record on the immediately preceding April 1, and October 1. The 12 3/4% notes mature on April 15, 2005. The 12 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 15, 2000 at the redemption prices set forth in the 12 3/4% notes indenture, plus any unpaid interest, if any, to the date of redemption. The 12 3/4% notes may also be redeemed at our option in whole but not in part in some circumstances where additional amounts, as defined in the 12 3/4% notes indenture, are payable under the 12 3/4% notes. In those circumstances the 12 3/4% notes to be repurchased must be repurchased at 100% of Accreted Value, or, as the case may be, principal amount thereof. Upon a Change of Control Triggering Event, as defined in the 12 3/4% notes indenture, holders of the 12 3/4% notes have the right to require us to repurchase all or any part of the 12 3/4% notes at a repurchase price equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 12 3/4% notes and other Qualified Senior Notes, as defined in the 12 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest. The 12 3/4% notes indenture

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

contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain Asset Sales, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

     In January 1996, we obtained the necessary consents of the registered holders of the 12 3/4% notes to certain proposed amendments to the 12 3/4% notes indenture. On January 22, 1996, NTL and Chemical Bank, now known as The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect those amendments. In general, the amendments modified the 12 3/4% notes indenture by amending the covenant entitled "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" and other provisions to facilitate the arrangement of our then proposed credit facilities and other financings and make certain conforming and other changes to the 12 3/4% notes indenture.

     In October 1998, we received the necessary consents of registered holders of the 12 3/4% notes to amend the 12 3/4% notes indenture so as to allow us to take certain actions that were previously prohibited under the 12 3/4% notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of NTL Bermuda. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 12 3/4% notes indenture and the existing 10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, we and The Chase Manhattan Bank, as trustee, executed a second supplemental indenture to effect such amendment.

THE 11 1/2% DEFERRED COUPON NOTES

     In January 1996, we issued $1,050.0 million aggregate principal amount at maturity of 11 1/2% series A senior deferred coupon notes due 2006, the "old
11 1/2% deferred coupon notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $600,127,500. The old 11 1/2% deferred coupon notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On May 23, 1996, we issued $1,050.0 million aggregate principal amount at maturity of the 11 1/2% series B senior deferred coupon notes due 2006, the "11 1/2% deferred coupon notes", in exchange for the old
11 1/2% deferred coupon notes pursuant to the indenture relating thereto, the "11 1/2% deferred coupon notes indenture". The terms of the 11 1/2% deferred coupon notes are identical in all material respects to the old 11 1/2% deferred coupon notes except for certain transfer restrictions and registration rights applicable to the old 11 1/2% deferred coupon notes. The old 11 1/2% deferred coupon notes tendered for exchange were cancelled on May 23, 1996 on consummation of the exchange offer made pursuant to our prospectus dated April 22, 1996, forming part of our registration statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

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

     The 11 1/2% deferred coupon notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1,050.0 million. Cash interest on the 11 1/2% deferred coupon notes does not accrue until February 1, 2001. Thereafter, the 11 1/2% deferred coupon notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on February 1 and August 1 of each year, commencing August 1, 2001, to holders of record on the immediately preceding January 15, and July
15. The 11 1/2% deferred coupon notes mature on February 1, 2006. The 11 1/2% deferred coupon notes are redeemable, at our option at any time, in whole or in part, on or after February 1, 2001 at the redemption prices set forth in the 11 1/2% deferred coupon notes indenture plus any accrued unpaid interest to the date of redemption. The 11 1/2% deferred coupon notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% deferred coupon notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% deferred coupon notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% deferred coupon notes indenture, holders of the 11 1/2% deferred coupon notes have the right to require us to repurchase all or any part of the 11 1/2% deferred coupon notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 1/2% deferred coupon notes and other Qualified Senior Notes, as defined in the 11 1/2% deferred coupon notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% deferred coupon notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, we received the necessary consents of registered holders of the 11 1/2% deferred coupon notes to amend the 11 1/2% deferred coupon notes indenture so as to allow us to take certain actions that were previously prohibited under the 11 1/2% deferred coupon notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of NTL Bermuda. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 11 1/2% deferred coupon notes indenture and the existing 10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, NTL and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 11 1/2% deferred coupon notes are our senior unsecured obligations of ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

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

THE 10% NOTES

     In February 1997, we issued $400.0 million aggregate principal amount of our 10% series A senior notes due 2007, the "old 10% notes". The old 10% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On June 27, 1997 we issued $400.0 million aggregate principal amount at maturity of its 10% series B senior notes due 2007, the "10% notes", in exchange for the old 10% notes pursuant to the indenture relating thereto, the "10% notes indenture". The terms of the 10% notes are identical in all material respects to the old 10% notes except for certain transfer restrictions and registration rights applicable to the old 10% notes. The old 10% notes tendered for exchange were cancelled on June 27, 1997 on consummation of the exchange offer made pursuant to our prospectus dated May 27, 1997, forming part of our registration statement on Form S-4 (File No. 333-25577) filed with the Commission on April 21, 1997.

     The 10% notes accrue interest in cash at the rate of 10% per annum on the principal amount payable semiannually on February 15 and August 15 of each year, to holders of record on the immediately preceding February 1, and August 1. The 10% notes mature on February 15, 2007. The 10% notes are redeemable, at our option at any time, in whole or in part, on or after February 15, 2002 at redemption prices set forth in the 10% notes indenture, plus any accrued unpaid interest to the date of redemption. The 10% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 10% notes indenture, are payable under the 10% notes. In those circumstances, the 10% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10% notes indenture, holders of the 10% notes have the right to require us to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 10% notes and other Qualified Senior Notes, as defined in the 10% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 10% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, we received the necessary consents of registered holders of the 10% notes to amend the 10% notes indenture so as to allow us to take certain actions that were previously prohibited under the 10% notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of Partners. In addition, the amendment eliminated some, but not all, differences between the covenants in the 10% notes indenture and the existing 10 3/4% notes, the 9 3/4% notes and the 9 1/2% notes indentures. On October 14, 1998, NTL and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

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     The 10% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 1/2% NOTES

     In March 1998 we issued L125.0 million ($207,437,500) aggregate principal amount of our 9 1/2% senior notes due 2008, the "old 9 1/2% notes". The old
9 1/2% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging L123,686,000 principal amount of the 9 1/2% series B senior notes due 2008, the "new 9 1/2% notes" and, together with the old 9 1/2% notes, the "9 1/2% notes", registered under the Securities Act for a like principal amount of the old 9 1/2% notes. The terms of the new 9 1/2% notes are identical in all material respects to the old 9 1/2% notes except for some transfer restrictions and registration rights applicable to the old 9 1/2% notes.

     The 9 1/2% notes accrue interest in cash at the rate of 9 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 9 1/2% notes mature on April 1, 2008. The 9 1/2% notes are redeemable at our option at any time, in whole or in part, on or after April 1, 2003 at redemption prices set forth in the 9 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 9 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 1/2% notes indenture, are payable under the 9 1/2% notes. In those circumstances, the 9 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 1/2% notes indenture, holders of the 9 1/2% notes have the right to require us to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 1/2% notes and other Qualified Senior Notes, as defined in the 9 1/2% notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 1/2% notes are senior unsecured obligations of NTL ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt.

THE 10 3/4% NOTES

     In March 1998, we issued L300.0 million ($497,850,000) aggregate principal amount of maturity of our 10 3/4% senior deferred coupon notes due 2008, the "old 10 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of

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approximately L124,587,000. The old 10 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging L300.0 million principal amount at maturity of the 10 3/4% series B senior deferred coupon notes due 2008, the "new 10 3/4% notes" and, together with the old 10 3/4% notes, the "10 3/4% notes", registered under the Securities Act for a like principal amount at maturity of the old 10 3/4% notes. The terms of the new 10 3/4% notes are identical in all material respects to the old 10 3/4% notes except for some transfer restrictions and registration rights applicable to the old 10 3/4% notes.

     The 10 3/4% notes accrete at a rate of 10 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L300.0 million ($497,850,000). Cash interest on the 10 3/4% notes does not accrue until April 1, 2003. Thereafter, the 10 3/4% notes accrue interest in cash at the rate of 10 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 10 3/4% notes mature on April 1, 2008. The 10 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 10 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 10 3/4% notes may also be redeemed at our option in whole but not in some circumstances where "Additional Amounts", as defined in the 10 3/4% notes indenture, are payable under the 10 3/4% notes. In those circumstances, the 10 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10 3/4% notes indenture, holders of the 10 3/4% notes have the right to require us to repurchase all or any part of the 10 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 10 3/4% notes and other Qualified Senior Notes, as defined in the 10 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 10 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 10 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 3/4% NOTES

     In March 1998, we issued $1.3 billion aggregate principal amount at maturity of our 9 3/4% senior deferred coupon notes due 2008, the "old 9 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $802,412,000. The old 9 3/4% notes were issued and sold in a transaction exempt from the

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registration requirement of the Securities Act pursuant to Rule 144A under the
Securities Act. On December 24, 1998 we closed an exchange offer exchanging $1,248,970,000 principal amount at maturity of the 9 3/4% series B senior deferred coupon notes due 2006, the "new 9 3/4% notes" and, together with the old 9 3/4% notes, the "9 3/4% notes," registered under the securities act for a like principal amount at maturity of the old 9 3/4% notes. The terms of the new 9 3/4% notes are identical in all material respects to the old 9 3/4% notes except for some transfer restrictions and registration rights applicable to the old 9 3/4% notes.

     The 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1.3 billion. Cash interest on the 9 3/4% notes does not accrue until April 1, 2003. Thereafter, the 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 9 3/4% notes mature on April 1, 2008. The 9 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 9 3/4% notes may also be redeemed at our option in whole but not in part in certain circumstances where "Additional Amounts", as defined in the 9 3/4% notes indenture, are payable under the 9 3/4% notes. In those circumstances, the 9 3/4% notes to be repurchased must be repurchased at 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 3/4% notes indenture, holders of the 9 3/4% notes have the right to require us to repurchase all or any part of the 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 3/4% notes and other Qualified Senior Notes, as defined in the 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 1999 9 3/4% NOTES

     On April 7, 1999, we issued L330.0 million ($547,635,000) aggregate principal amount at maturity of our 9 3/4% senior deferred coupon notes due 2009, the "1999 9 3/4% notes". The 1999 9 3/4% notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On September 3, 1999, we closed an exchange offer exchanging L327,826,000 aggregate principal amount at maturity

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of 1999 9 3/4% notes for a like principal amount of 1999 9 3/4% Series B senior deferred coupon note, due 2008, the "1999 9 3/4% new notes" and, together with the 1999 9 3/4% old notes, the "1999 9 3/4% notes." The terms of the 1999 9 3/4% new notes are identical to the 1999 9 3/4% old notes except for certain transfer restrictions and registration rights applicable to the 1999 9 3/4% old notes.

     The 1999 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L330.0 million. Cash interest on the 1999 9 3/4% notes does not accrue until April 15, 2004. Thereafter, the 1999 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2004, to holders of record on the immediately preceding April 1 and October 1. The 1999 9 3/4% notes mature on April 15, 2009. The 9 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 15, 2004 at the redemption prices set forth in the 1999 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 1999 9 3/4% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 1999 9 3/4% notes indenture, are payable under the 1999 9 3/4% notes. In those circumstances, the 1999 9 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 1999 9 3/4% notes indenture, holders of the 1999 9 3/4% notes have the right to require us to repurchase all or any part of the 1999 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 1999
9 3/4% notes and Other Qualified Notes, as defined in the 1999 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 1999 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 1999 9 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 11 1/2% NOTES

     On November 2, 1998, we issued $625.0 million aggregate principal amount of our 11 1/2% senior notes due 2008, the "11 1/2% old notes". The 11 1/2% old notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On June 10, 1999, we closed an exchange offer exchanging $625.0 million aggregate principal amount of 11 1/2% old notes for a like principal amount of 11 1/2% series B senior notes due 2008, the "11 1/2% new notes" and, together with the 11 1/2% old notes, the

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"11 1/2% notes." The terms of the 11 1/2% new notes are identical in all material respects to the 11 1/2% old notes except for certain transfer restrictions and registration rights applicable to the 11 1/2% old notes.

     The 11 1/2% notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 11 1/2% notes mature on October 1, 2008. The 11 1/2% notes are redeemable at our option at any time, in whole or in part, on or after October 1, 2003 at redemption prices set forth in the 11 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 11 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% notes indenture, holders of the 11 1/2% notes have the right to require us to repurchase all or any part of the 11 1/2% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 1/2% notes and other Qualified Senior Notes, as defined in the 11 1/2% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 11 1/2% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 12 3/8% NOTES

     On November 6, 1998, we issued $450.0 million aggregate principal amount at maturity of our 12 3/8% senior deferred coupon notes due 2008, the "12 3/8% old notes". The 12 3/8% old notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On June 10, 1999, we closed an exchange offer exchanging $450.0 million aggregate principal amount at maturity of 12 3/8% old notes for a like principal amount of 12 3/8% series B senior deferred coupon notes due 2008, the "12 3/8% new notes" and, together with the 12 3/8% old notes, the "12 3/8% notes." The terms of the 12 3/8% new notes are identical in all material respects to the 12 3/8% old notes except for certain transfer restrictions and registration rights applicable to the 12 3/8% old notes.

     The 12 3/8% notes accrete at a rate of 12 3/8% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $450.0 million. Cash interest on the 12 3/8% notes does not accrue until April 1, 2003. Thereafter, the 12 3/8% notes accrue interest in cash at the rate of 12 3/8% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing October 1,

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2003, to holders of record on the immediately preceding March 15, and September
15. The 12 3/8% notes mature on October 1, 2008. The 12 3/8% notes are redeemable, at our option at any time, in whole or in part, on or after October 1, 2003 at the redemption prices set forth in the 12 3/8% notes indenture plus any accrued unpaid interest to the date of redemption. The 12 3/8% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 12 3/4% notes indenture, are payable under the 12 3/8% notes. In those circumstances, the 12 3/8% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 12 3/8% notes indenture, holders of the 12 3/8% notes have the right to require us to repurchase all or any part of the 12 3/8% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 12 3/8% notes and other Qualified Senior Notes, as defined in the 12 3/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 12 3/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/8% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 7% CONVERTIBLE NOTES

     In December 1998, we issued and sold an aggregate principal amount of $600.0 million of our 7% convertible subordinated notes due 2008, in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Cash interest on the existing convertible notes is payable semiannually on June 15 and December 15 of each year, commencing December 15, 1999. These convertible notes mature on December 15, 2008. These convertible notes are convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of common stock of NTL Incorporated, at a conversion price of $61.25 per share subject to further adjustment in some events. These convertible notes are redeemable, in whole or in part, at our option, at any time on or after December 15, 2001, at the redemption prices set forth in the indenture pursuant to which the convertible notes were issued. Upon a Change of Control Triggering Event, as defined in the indenture relating to those convertible notes, holders of the convertible notes have the right to require us to purchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The indenture relating to those convertible notes contains restrictions with respect to, among other things, some Asset Sales, payment of Additional Amounts and mergers and consolidations.

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     These convertible notes are unsecured obligations of NTL subordinated in right of payment to all of our existing and future senior debt, as defined in the indenture relating to those convertible notes, including, without limitation, the notes.

     On June 7, 1999, the Commission declared effective NTL's and NTL Incorporated's shelf registration statement relating to the resale of these convertible notes and the common stock issuable upon conversion thereof by the holders thereof.

VARIABLE RATE REDEEMABLE GUARANTEED LOAN NOTES

     In July 1999, we issued 80.0 million Irish punts ($104.0 million) principal amount of Variable Rate Redeemable Guaranteed Loan Notes due January 5, 2002 in connection with the acquisition of Cablelink. Interest is payable quarterly on the notes, commencing July 9, 1999 at EURIBOR. The interest rate at September 30, 1999 was 2.698%. The notes are redeemable at any time, at the option of the holder, at par plus accrued and unpaid interest to the date of redemption.

NTL TRIANGLE 11.20% DISCOUNT DEBENTURES DUE 2007

     On November 15, 1995, NTL Triangle issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, the "NTL Triangle 11.20% debentures", at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately $299,999,621. The NTL Bermuda 11.20% debentures were registered with the Commission on NTL Triangle's registration statement on Form S-1 (File No. 33-96932).

     The NTL Triangle 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the NTL Triangle 11.20% debentures does not accrue until November 15, 2000. Thereafter, the NTL Triangle 11.20% debentures accrue interest at the rate of 11.20% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2001. The NTL Triangle 11.20% debentures mature on November 15, 2007. The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the NTL Triangle 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The NTL Triangle 11.20% debentures may also be redeemed by NTL Triangle in whole but not in part in certain circumstances where "Additional Amounts", as defined in the NTL Triangle 11.20% debentures indenture, are payable on the NTL Triangle 11.20% debentures after November 15, 2001. In such circumstances, the NTL Triangle 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the NTL Triangle 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value

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or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The NTL Triangle 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.

     The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

THE DIAMOND 13 1/4% NOTES

     In September 1994, Diamond issued its 13 1/4% senior discount notes due September 30, 2004 (the "Diamond 13 1/4% notes"). Interest on the Diamond
13 1/4% notes will be payable on March 31 and September 30 of each year, commencing March 31, 2000, at a rate of 13 1/4% per annum.

     The Diamond 13 1/4% Notes are redeemable, in whole or in part, at the option of Diamond at any time on or after September 30, 1999. The Diamond
13 1/4% Notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to September 30, 1999, at 100% of Accreted Value, as defined in the indenture governing the Diamond 13 1/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond
13 1/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to September 30, 1999, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 13 1/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 13 1/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 13 1/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase).

THE DIAMOND 11 3/4% NOTES

     In December 1995, Diamond issued its 11 3/4% senior discount notes due December 15, 2005 (the "11 3/4% Diamond notes"). Interest on the Diamond 11 3/4% notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001, at a rate of 11 3/4% per annum.

     The Diamond 11 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after December 15, 2000. The Diamond 11 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to December 15, 2000, at 100% of the Accreted Value thereof, as defined in the indenture governing the Diamond 11 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding

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Diamond 11 3/4% notes at 101% of principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 11 3/4% Notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 11 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 11 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase).

THE DIAMOND 10 3/4% NOTES

     In February 1997, Diamond issued its 10 3/4% Senior Discount Notes due February 15, 2007 (the "Diamond 10 3/4% notes"). Interest on the Diamond 10 3/4% notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002, at a rate of 10 3/4% per annum.

     The Diamond 10 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after February 15, 2002. The Diamond 10 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to February 15, 2002, at 100% of Accreted Value, as defined in the indenture governing the Diamond 10 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond 10 3/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10 3/4% Notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond
10 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 10 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 100% of Accreted Value on the date of repurchase).

THE DIAMOND 10% NOTES

     In February 1998 Diamond issued L135.0 million aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (the "Diamond 10% notes"). Interest on the Diamond 10% Notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.

     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond is required to offer to repurchase all

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outstanding 10% Notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

THE DIAMOND 9 1/8% NOTES

     In February 1998, Diamond issued $110.0 million aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (the "Diamond 9 1/8% notes"). Interest on the Diamond 9 1/8% Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 1998 at a rate of 9 1/8% per annum.

     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of material anticipated U.S. federal income tax consequences of the exchange of old notes for the new notes and the ownership of the new notes. This summary deals only with notes held as capital assets by initial holders old notes who purchased those notes at the offering price, and does not deal with special situations, such as those of dealers in securities, financial institutions, insurance companies, tax exempt organizations, real estate investment companies, regulated investment companies and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging" transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified including retroactively so as to result in federal income tax consequences different from those discussed below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF NOTES THAT MAY BE SPECIFIC TO THEM, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

     As used in this section, the term "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes

     (1)  a citizen or resident of the United States,

     (2) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein,

     (3)  an estate or trust described in Section 7701(a)(30) of the Code, or

     (4) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

     As used in this section, the term "non-U.S. holder" means a holder of a note that is not a U.S. holder.

EXCHANGE OF NOTES

     There will be no federal income tax consequences to holders exchanging old notes for new notes pursuant to the exchange offer since the exchange offer will be by operation of the original terms of the old notes, pursuant to a unilateral act by us, and will not result in any material alteration in the terms of the old notes. Each exchanging holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

U.S. HOLDERS

     Payments of Interest.   Payments of stated interest on 2006 notes generally
will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's method of accounting for federal income tax purposes).

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     Original Issue Discount.   Because the old deferred coupon notes were
issued with original issue discount ("OID") for federal income tax purposes the new notes issued in exchange for the old notes will also bear OID that each U.S. holder of a new deferred coupon note will be required to include OID in income as it accrues on a yield-to-maturity basis over the term of the deferred coupon note in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a new deferred coupon note equals the excess of the stated redemption price at maturity of such deferred coupon note over its issue price. The stated redemption price at maturity of a deferred coupon note will include all payments required to be made on the deferred coupon note, including all payments of stated interest (other than payments subject to remote or incidental contingencies). The issue price of the new deferred coupon notes equals the issue price of the old deferred coupon notes, which was E573.33 per E1,000 principal amount at maturity.

     A U.S. holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the U.S. holder holds the debt instrument. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to the deferred coupon notes generally will be equal to the product of the adjusted issue price of the deferred coupon notes at the beginning of the accrual period (the issue price of the deferred coupon notes determined as described above, generally increased by all prior accruals of OID and decreased by the amount of payments made on the deferred coupon notes) and the deferred coupon notes' yield-to-maturity (the discount rate, which, when applied to all payments under the deferred coupon notes, results in a present value equal to the issue price of the deferred coupon notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period. All payments on a deferred coupon note generally will be viewed first as a payment of previously accrued OID (to the extent thereof), with payments considered made from the earliest accrual period, and then as a payment of principal.

     We will furnish annually to the IRS and to U.S. holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the deferred coupon notes were held by the U.S. holders.

     Under certain circumstances described above, we will be required to pay special interest on the notes if we fail to comply with certain of our obligations under the registration rights agreement. Although not free from doubt, such additional amount should be taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and the amount of income on the notes may be different.

     If we meet the Foreign Active Business Requirement described below, interest income (including OID) with respect to a note may be treated as foreign source income. Due to the factual nature of this issue, it is not certain that we will meet this requirement.

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

     Foreign Currency.   The new notes will be denominated in a currency other
than the U.S. dollar. The following summarizes certain of the United States federal income tax consequences to U.S. holders as a result of the notes' foreign currency denomination.

     Payments of Interest in Foreign Currency--Cash Method.   A U.S. Holder who
uses the cash method of accounting for federal income tax purposes and who receives interest on a new 2006 note or a new 2009 note will be required to include in income the U.S. dollar value of the foreign currency payment, determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such foreign currency.

     Payments of Interest in Foreign Currency--Accrual Method.   A U.S. Holder
who used the accrual method of accounting for federal income tax purposes, or who is otherwise required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income accrued or otherwise required to be taken into account with respect to a new 2006 note or a new 2009 note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss, but not interest income or expense) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     OID.   In the case of new deferred coupon notes,

     (1)    OID will be determined in units of euros,

     (2) such accrued discount will be translated into U.S. dollars as if the U.S. holder were receiving interest using the accrual method of accounting (as discussed above), and

     (3) the amount of foreign currency gain or loss on the accrued discount will be determined by comparing the amount determined under (2) with the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt.

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

     Disposition of New Notes.   As discussed above, upon the sale, exchange or
retirement of a new note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the new note. Subject to discussions regarding gain or loss attributable to currency fluctuations, such gain or loss generally will be capital gain or loss (except to the extent of any amounts attributable to accrued but unpaid interest, which must be taken into account as interest income, with exchange gain or loss computed as described in "Payment of Interest in Foreign Currency" above) and will be long term capital gain or loss if the note was held for more than one year. If a U.S. holder receives foreign currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on the date of disposition (assuming the notes are not publicly traded). A U.S. holder's adjusted tax basis in a new note will equal the U.S. dollar cost of the new note (determined on the date of the purchase) to such holder, and in the case of the new deferred coupon notes, increased by the U.S. dollar value of the amounts of any OID previously included in income by the holder with respect to such new note and reduced by the U.S. dollar value of any payments received by the holder. In the case of an adjustment resulting from the accrual of OID, such adjustment will be made at the rate at which such OID is translated into U.S. dollars under the rules described above. If a U.S. holder purchases a new note with previously owned foreign currency, the holder will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the note, determined on the date of purchase.

     For purposes of the foregoing, there is a special rule for purchases and sales of publicly traded notes by a cash basis taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of publicly traded notes, provided the election is applied consistently. Such election cannot be changed without the consent of the IRS.

     Gain or loss realized upon the sale, exchange or retirement of a new note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount (which means, for this purpose, purchase price) of the note, determined on the date such payment is received or the note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the U.S. holder acquired the note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the note.

     Exchange of Foreign Currencies.   A U.S. holder will have a tax basis in
any foreign currency received as interest or on the sale, exchange or retirement of a new note equal to the U.S. dollar value of such foreign currency, determined at the time the interest is

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

received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is a non-U.S. holder.

     Subject to the discussion of backup withholding below, payments of interest (including OID) on a new note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that

(1)  such holder is not

     (a) a direct or indirect owner of 10% or more of the total voting power of all our voting stock,

     (b) a controlled foreign corporation related to us through stock ownership or

     (c) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes,

(2) such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and

(3)  we (or our paying agent) receive

     (a) from the non-U.S. holder, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder or

     (b) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to us or our paying agent.

     A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or a lower applicable treaty rate) on payments of interest (including OID) on the new notes unless the Foreign Active Business Requirement is met, as described below.

     If the payments of interest (including OID) on a new note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will

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

not be subject to United States withholding tax so long as the holder provides us or our paying agent with a properly executed Form 4224.

     In addition, if we can show to the satisfaction of the IRS that at least 80% of the gross income of NTL and certain of its subsidiaries from all sources for the 3-year period ending with the close of NTL's taxable year preceding the interest payment (or such period as may be applicable) is "active foreign business income" (the "Foreign Active Business Requirement"), then interest (including OID) on the notes would be treated as foreign source income that is not subject to U.S. withholding. Active foreign business income is generally gross income of a corporation derived from sources outside the U.S., or is attributable to income so derived by a subsidiary of the corporation, which is attributable to the active conduct of a trade or business in the foreign jurisdiction by the corporation (or subsidiary). It is uncertain whether we would meet the Foreign Active Business Requirement for treating interest income as non-U.S. source.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax exemption from or reduction of branch profits tax, or other rules different from those described above.

     Sale, Exchange or Redemption of New Notes.   Subject to the discussion
concerning backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to a U.S. federal income tax, unless

(1) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States,

(2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or

(3) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments (including OID) with respect to the new notes and the proceeds upon the sale or other disposition of the new notes may be subject to the information reporting and possible U.S. backup withholding at a 31% rate. Backup withholding will not apply to U.S. holders who furnish a correct taxpayer identification number and provide other certification or who are otherwise exempt from backup withholding. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides.

     The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made in respect to the notes by us to a non-U.S. holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the

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

Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the condition of any other exemption are not, if fact, satisfied).

     The payment of the proceeds from the disposition of notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is

(1)  a "controlled foreign corporation" for U.S. federal income tax purposes or

(2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person.)

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holders' federal income tax liability, provided that the requisite procedures are followed.

     The Treasury Department promulgated new final regulations regarding the withholding and information reporting rules discussed above applicable to non-U.S. holders. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. However, the Treasury regulations may require non-U.S. holders to furnish new certification of their foreign status. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Non-U.S. holders should consult their own tax advisors with respect to the impact, if any, of the final regulations.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO US AND TO CORPORATE HOLDERS

     The deferred coupon notes will constitute applicable high yield discount obligations ("AHYDOs") if

(1) their yield to maturity equals or exceeds the sum of the relevant applicable federal rate ("AFR") plus five percentage points and

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

(2)  the deferred coupon notes are issued with significant OID.

     In such event, we will not be entitled to deduct OID that accrues with respect to such deferred coupon notes until amounts attributable to such OID are paid. In addition, if the deferred coupon notes constitute AHYDOs and their yield to maturity exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), our deduction for the "disqualified portion" of the OID accruing on the notes will be disallowed. In general, the "disqualified portion" of the OID for any accrual period will be equal to the product of

(1) a percentage determined by dividing the Excess Yield by the yield to maturity and

(2)  the OID for the accrual period.

     Subject to otherwise applicable limitations, holders that are United States corporations will be entitled to a dividends-received-deduction (generally at a rate of 70%) with respect to any disqualified portion of the accrued OID to the extent that we have sufficient current or accumulated earnings and profits. If the disqualified portion exceeds our current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the OID rules described above.

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

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new notes. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business on the 180th day following the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of that kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, London, England.

                                    EXPERTS

     The consolidated financial statements (including schedules incorporated by reference) of NTL Communications Corp. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein. The financial statements are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1997 and for the year then ended of Comcast UK Cable Partners Limited included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1997 and for the year then ended of Birmingham Cable Corporation Limited and Cable London PLC included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements as of December 31, 1997 and for the year then ended of ComTel UK Finance, B.V. and its subsidiaries, and the combined financial statements of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited as of December 31, 1996 and for the 16 months then ended, included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial information as of and for the year ended December 31, 1996 of ComTel UK Finance B.V. included in this prospectus, has been so included in reliance on the report of Coopers & Lybrand, independent Chartered Accountants, given on the authority of said firm as experts in auditing and accounting.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2)   the judgment is final and conclusive on the merits,

     (3)   the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy at prescribed rates any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:

      Room 1024, Judiciary Plaza,
      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

and at the Commission's Regional Offices located at:

      Suite 1400, Northwestern Atrium Center,
      500 West Madison Street,
      Chicago, Illinois 60661

and

      13th Floor, Seven World Trade Center,
      New York, New York 10048,

and you may also obtain copies of that material by mail from the Public Reference Section of the Commission at:

      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

     The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information.

     We are incorporating by reference some information about us that we file with the Commission. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:

         (a) NTL Communications' Annual Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999;

         (b) NTL Communications' Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, dated May 14, 1999, for the quarter ended June 30, 1999, dated August 12, 1999 and for the quarter ended September 30, 1999, dated November 12, 1999; and

         (c) NTL Communications' Current Reports on Form 8-K dated January 25, 1999 (filed on January 25, 1999), March 8, 1999 (filed on March 11, 1999) and March 18, 1999 (filed on March 23, 1999), April 1, 1999 (filed April 1,
     1999), April 8, 1999 (filed on April 12, 1999), April 8, 1999 (filed on April 13, 1999),

     June 3, 1999 (filed June 3, 1999), August 19, 1999 (filed September 17,
     1999), September 20, 1999 (filed October 4, 1999), November 23, 1999 (filed November 24, 1999) and January 25, 2000 (filed January 25, 2000).

     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference into this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

      NTL Communications Corp.
      110 East 59th Street
      26th Floor
      New York NY 10022
      Attention: Richard J. Lubasch
      Tel: (212) 906-8440

     Copies of these documents will be available (if and so long as any notes are issued on the Luxembourg Stock Exchange) at the specified office of the listing agent in Luxembourg.

                              GENERAL INFORMATION

LISTING

     A notice relating to the issue of the notes and the certificate of incorporation of our company have been filed with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where such documents are available for inspection and where copies of such documents will be obtainable upon request.

CLEARING SYSTEMS

     The International Securities Identification Number for each series of new notes to be deposited with DTC is US62940NAD49 for the new 2006 notes, US62940NAF96 for the new 2009 notes and US62940NAH52 for the new deferred coupon notes.

     The International Securities Identification Number for each series of new notes to be deposited with the common depositary for Euroclear and Clearstream, Luxembourg is XS0108045583 for the new 2006 notes, XS0108045401 for the new 2009 notes and XS0108044693 for the new deferred coupon notes. The common code for each series of new notes to be deposited with the common depositary for Euroclear and Clearstream, Luxembourg for the new 2006 notes is 010804558, for the new 2009 notes is 010804540 and for the new deferred coupon notes is 010804469.

AUTHORIZATION

     The issue of the new notes was authorized by a resolution of the board of directors of NTL on November 9, 1999.

AVAILABLE DOCUMENTS, FINANCIAL REPORTS AND INFORMATION

     Copies of the indentures and the registration rights agreement referred to herein will, if and so long as the notes are listed on the Luxembourg Stock Exchange, be available for inspection during normal business hours at the specified office of the listing agent in Luxembourg.

     A copy of the Certificate of Incorporation and By-laws of NTL will be available for inspection during normal business hours at the specified office of the listing agent in Luxembourg if and so long as the notes are issued on the Luxembourg Stock Exchange.

     Whether or not required by the rules and regulations of the SEC, so long as the notes are outstanding, NTL will file with the SEC and furnish to holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or the equivalent thereof under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent public accountants, in each case, as required by the rules and regulations of the SEC as in effect on November 24, 1999.

     In compliance with Forms 10-Q and 10-K, NTL currently publishes audited annual consolidated financial reports and unaudited quarterly consolidated financial reports. If and as long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports or any other reports NTL is required to furnish to holders of the notes in accordance with the preceding paragraph, will be available at the specified office of the listing agent in Luxembourg. NTL does not publish unconsolidated financial reports.

     Copies of reports, proxy statements and other information concerning NTL filed by NTL with the SEC will, if and as long as the notes are listed on the Luxembourg Stock Exchange, be available at the specified office of the listing agent in Luxembourg.

MATERIAL ADVERSE CHANGE

     Except as disclosed in this prospectus, there has been no material adverse change in the financial position of NTL since September 30, 1999.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
Report of Independent Auditors..............................    F-3
Consolidated Balance Sheets as of December 31, 1998 and
  December 31, 1997.........................................    F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, December 31, 1997 and December 31,
  1996......................................................    F-5
Consolidated Statements of Shareholders' Equity (Deficiency)
  for the Years Ended December 31, 1998, December 31, 1997
  and December 31, 1996.....................................    F-6
Consolidated Statement of Cash Flows for the Years Ended
  December 31, 1998, December 31, 1997 and December 31,
  1996......................................................    F-8
Notes to Consolidated Financial Statements..................    F-9
Condensed Consolidated Balance Sheet as of September 30,
  1999 (Unaudited)..........................................   F-31
Condensed Consolidated Statements of Operations for the Nine
  months ended September 30, 1999 and 1998 (Unaudited)......   F-32
Condensed Consolidated Statement of Shareholders' Equity for
  the Nine months ended September 30, 1999 (Unaudited)......   F-33
Condensed Consolidated Statements of Cash Flows for the Nine
  months ended September 30, 1999 and 1998 (Unaudited)......   F-34
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................   F-35
COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES
Independent Auditors' Report................................   F-42
Consolidated Balance Sheet as of December 31, 1997..........   F-43
Consolidated Statement of Operations for the Year Ended
  December 31, 1997.........................................   F-44
Consolidated Statement of Cash Flows for the Year Ended
  December 31, 1997.........................................   F-45
Consolidated Statement of Shareholders' Equity for the Year
  Ended December 31, 1997...................................   F-46
Notes to Consolidated Financial Statements..................   F-47
NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK CABLE PARTNERS
  LIMITED) AND SUBSIDIARIES
Condensed Consolidated Balance Sheet as of September 30,
  1998 (Unaudited)..........................................   F-59
Condensed Consolidated Statement of Operations and
  Accumulated Deficit for the Nine Months Ended September
  30, 1998 and 1997 (Unaudited).............................   F-60
Condensed Consolidated Statement of Cash Flows for the Nine
  Months Ended September 30, 1998 and 1997 (Unaudited)......   F-61
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................   F-62
BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES
Independent Auditors' Report................................   F-67
Consolidated Balance Sheet as of December 31, 1997..........   F-68
Consolidated Statement of Operations for the Year Ended
  December 31, 1997.........................................   F-69
Consolidated Statement of Cash Flows for the Year Ended
  December 31, 1997.........................................   F-70
Consolidated Statement of Shareholders' Equity for the Year
  Ended December 31, 1997...................................   F-71
Notes to Consolidated Financial Statements..................   F-72

                                                              PAGE
                                                              ----
CABLE LONDON PLC AND SUBSIDIARIES
Independent Auditors' Report................................   F-79
Consolidated Balance Sheet as of December 31, 1997..........   F-80
Consolidated Statement of Operations for the Year Ended
  December 31, 1997.........................................   F-81
Consolidated Statement of Cash Flows for the Year Ended
  December 31, 1997.........................................   F-82
Consolidated Statement of Shareholders' (Deficiency) Equity
  for the Year Ended December 31, 1997......................   F-83
Notes to Consolidated Financial Statements..................   F-84
COMTEL UK FINANCE B.V.
AUDITED COMBINED FINANCIAL STATEMENTS
Independent Auditors' Report................................   F-91
Report of Independent Accountants...........................   F-92
Combined Statements of Operations for each of the years in
  the two year period ended December 31, 1997...............   F-93
Combined Balance Sheets as of December 31, 1996 and 1997....   F-94
Combined Statements of Shareholders' Equity for each of the
  years in the two year period ended December 31, 1997......   F-95
Combined Statements of Cash Flows for each of the years in
  the two year period ended December 31, 1997...............   F-96
Notes to the Combined Financial Statements..................   F-97
COMBINED FINANCIAL STATEMENTS
Combined Statements of Operations for each of the six month
  periods ended June 30, 1997 and June 30, 1998.............  F-104
Combined Balance Sheets as of June 30, 1998.................  F-105
Combined Statement of Shareholders' Equity for the six month period ended June 30, 1998................................  F-106
Combined Statements of Cash Flows for each of the six month
  periods ended June 30, 1997 and June 30, 1998.............  F-107
Notes to the Unaudited Combined Financial Statements........  F-108
TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
TELECENTIAL COMMUNICATIONS (UK) LIMITED
  AUDITED COMBINED FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-110
Combined Statement of Operations for the sixteen month
  period ended December 31, 1996............................  F-111
Combined Balance Sheet as of December 31, 1996..............  F-112
Combined Statement of Shareholders' Equity for the sixteen
  month period ended December 31, 1996......................  F-113
Combined Statement of Cash Flows for the sixteen month
  period ended December 31, 1996............................  F-114
Notes to the Combined Financial Statements..................  F-115

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
NTL COMMUNICATIONS CORP.

     We have audited the consolidated balance sheets of NTL Communications Corp. (formerly NTL Incorporated) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Communications Corp. (formerly NTL Incorporated) and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

New York, New York
March 26, 1999 except for the second
paragraph of Note 1 as to which
the date is April 1, 1999

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31
                                                              -------------------------------
                                                                   1998             1997
                                                              --------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  736,265,000   $   98,902,000
  Marketable securities.....................................     260,631,000        4,998,000
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $38,475,000 (1998) and $8,056,000 (1997)...     152,356,000       66,022,000
  Other.....................................................      55,248,000       67,232,000
                                                              --------------   --------------
TOTAL CURRENT ASSETS........................................   1,204,500,000      237,154,000
Fixed assets, net...........................................   3,854,430,000    1,756,985,000
Intangible assets, net......................................     725,028,000      364,479,000
Investment in Cable London PLC, net of accumulated
  amortization of $3,093,000................................     229,093,000               --
Other assets, net of accumulated amortization of $56,264,000
  (1998) and $25,889,000 (1997).............................     181,046,000       63,021,000
                                                              --------------   --------------
TOTAL ASSETS................................................  $6,194,097,000   $2,421,639,000
                                                              ==============   ==============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  167,079,000   $   45,475,000
  Accrued expenses and other................................     221,070,000      163,158,000
  Accrued construction costs................................      88,033,000       26,930,000
  Interest payable..........................................      34,258,000       18,875,000
  Deferred revenue..........................................      69,820,000       35,060,000
  Current portion of long-term debt.........................      23,691,000               --
                                                              --------------   --------------
TOTAL CURRENT LIABILITIES...................................     603,951,000      289,498,000
Long-term debt..............................................   5,043,803,000    2,015,057,000
Commitments and contingent liabilities
Deferred income taxes.......................................      67,062,000       70,218,000
Senior redeemable exchangeable preferred stock -- $.01 par
  value, plus accreted dividends; liquidation preference
  $125,000,000; less unamortized discount of $3,133,000
  (1998) and $3,444,000 (1997); issued and outstanding
  125,000 (1998) and 110,000 (1997) shares..................     124,127,000      108,534,000
SHAREHOLDERS' EQUITY (DEFICIENCY):
Series preferred stock -- $.01 par value; authorized
  10,000,000 shares:
  Series A -- liquidation preference $128,760,000; issued
     and outstanding 125,000 (1998) and none (1997)
     shares;................................................           2,000               --
  Series B -- liquidation preference $52,517,000; issued and
     outstanding 52,000 (1998) and none (1997) shares;......              --               --
  Series A -- issued and outstanding none (1998) and 780
     (1997) shares..........................................              --               --
Common stock -- $.01 par value; authorized 400,000,000
  shares; issued and outstanding 60,249,000 (1998) and
  32,210,000 (1997) shares..................................         602,000          322,000
Additional paid-in capital..................................   1,501,561,000      538,054,000
Accumulated other comprehensive income......................     104,657,000      117,008,000
(Deficit)...................................................  (1,251,668,000)    (717,052,000)
                                                              --------------   --------------
                                                                 355,154,000      (61,668,000)
                                                              --------------   --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY).....  $6,194,097,000   $2,421,639,000
                                                              ==============   ==============

                            See accompanying notes.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31
                                                 -----------------------------------------------
                                                     1998             1997             1996
                                                 -------------    -------------    -------------
REVENUES
Local telecommunications and television........  $ 355,589,000    $ 166,951,000    $  89,209,000
National and international
  telecommunications...........................    248,895,000      185,194,000       45,430,000
Broadcast transmission and other...............    140,156,000      130,799,000       83,618,000
Other telecommunications.......................      2,375,000        8,831,000       10,086,000
                                                 -------------    -------------    -------------
                                                   747,015,000      491,775,000      228,343,000
COSTS AND EXPENSES
Operating expenses.............................    372,134,000      301,644,000      144,315,000
Selling, general and administrative expenses...    299,494,000      169,133,000      114,992,000
Franchise fees.................................     25,036,000       23,587,000       13,117,000
Corporate expenses.............................     17,048,000       18,324,000       14,899,000
Nonrecurring charges...........................     (4,194,000)      20,642,000               --
Depreciation and amortization..................    266,112,000      150,509,000       98,653,000
                                                 -------------    -------------    -------------
                                                   975,630,000      683,839,000      385,976,000
                                                 -------------    -------------    -------------
OPERATING (LOSS)...............................   (228,615,000)    (192,064,000)    (157,633,000)
OTHER INCOME (EXPENSE)
Interest and other income......................     46,024,000       28,415,000       33,634,000
Interest expense...............................   (328,815,000)    (202,570,000)    (137,032,000)
Other gains....................................             --       21,497,000               --
Foreign currency transaction gains.............      4,152,000          574,000        2,408,000
                                                 -------------    -------------    -------------
(LOSS) BEFORE INCOME TAXES, MINORITY INTERESTS
  AND EXTRAORDINARY ITEM.......................   (507,254,000)    (344,148,000)    (258,623,000)
Income tax benefit (provision).................      3,327,000       15,591,000       (7,653,000)
                                                 -------------    -------------    -------------
(LOSS) BEFORE MINORITY INTERESTS AND
  EXTRAORDINARY ITEM...........................   (503,927,000)    (328,557,000)    (266,276,000)
Minority interests.............................             --               --       11,822,000
                                                 -------------    -------------    -------------
(LOSS) BEFORE EXTRAORDINARY ITEM...............   (503,927,000)    (328,557,000)    (254,454,000)
(Loss) from early extinguishment of debt.......    (30,689,000)      (4,500,000)              --
                                                 -------------    -------------    -------------
NET (LOSS).....................................  $(534,616,000)   $(333,057,000)   $(254,454,000)
                                                 =============    =============    =============
BASIC AND DILUTED NET (LOSS) PER COMMON SHARE:
  (Loss) before extraordinary item.............  $      (12.69)   $      (10.60)   $       (8.20)
  Extraordinary item...........................           (.74)            (.14)              --
                                                 -------------    -------------    -------------
NET (LOSS) PER COMMON SHARE....................  $      (13.43)   $      (10.74)   $       (8.20)
                                                 =============    =============    =============

                            See accompanying notes.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                             SERIES A         SERIES A         SERIES B
                                            PREFERRED        PREFERRED        PREFERRED         COMMON STOCK
                                              STOCK            STOCK            STOCK          $.01 PAR VALUE
                                           ------------   ----------------   ------------   ---------------------
                                           SHARES   PAR   SHARES     PAR     SHARES   PAR     SHARES       PAR
                                           ------   ---   -------   ------   ------   ---   ----------   --------
BALANCE, DECEMBER 31, 1995...............                                                   30,202,000   $302,000
Exercise of stock options................                                                      396,000      4,000
Exercise of warrants.....................                                                       53,000      1,000
Issuance of warrants in connection with
  consent solicitations..................
Shares issued for acquisitions...........    780    $--                                      1,415,000     14,000
Comprehensive income:
Net loss for the year ended December 31,
  1996...................................
Currency translation adjustment..........
    Total................................
                                            ----    --    -------   ------   ------   --    ----------   --------
BALANCE, DECEMBER 31, 1996...............    780    --                                      32,066,000    321,000
Exercise of stock options................                                                      119,000      1,000
Exercise of warrants.....................                                                       25,000
Accreted dividends on senior redeemable
  exchangeable preferred stock...........
Accretion of discount on senior
  redeemable exchangeable preferred
  stock..................................
Comprehensive income:
Net loss for the year ended December 31,
  1997...................................
Currency translation adjustment..........
    Total................................
                                            ----    --    -------   ------   ------   --    ----------   --------
BALANCE, DECEMBER 31, 1997...............    780    --                                      32,210,000    322,000
Exercise of stock options................                                                      298,000      3,000
Exercise of warrants.....................                                                       70,000
Accreted dividends on preferred stock....
Accretion of discount on preferred
  stock..................................
Conversion of 7 1/4% Convertible
  Subordinated Notes.....................                                                    6,958,000     70,000
Conversion of Series Preferred Stock.....   (780)                                            1,950,000     20,000
Preferred stock issued for acquisition...                 125,000   $2,000   52,000   --
Common stock issued for acquisition......                                                   18,763,000    187,000
Issuance of warrants in connection with
  consent solicitations..................
Comprehensive income:
Net loss for the year ended December 31,
  1998...................................
Currency translation adjustment..........
    Total................................
                                            ----    --    -------   ------   ------   --    ----------   --------
BALANCE, DECEMBER 31, 1998...............     --    $--   125,000   $2,000   52,000   $--   60,249,000   $602,000
                                            ====    ==    =======   ======   ======   ==    ==========   ========

                            See accompanying notes.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

   CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY) -- (CONTINUED)

                                                                                  ACCUMULATED
                                                  ADDITIONAL                         OTHER
                                                   PAID-IN       COMPREHENSIVE   COMPREHENSIVE
                                                   CAPITAL           LOSS           INCOME          (DEFICIT)
                                                --------------   -------------   -------------   ---------------
BALANCE, DECEMBER 31, 1995....................  $  462,223,000                   $  6,273,000    $  (129,541,000)
Exercise of stock options.....................       1,362,000
Exercise of warrants..........................         298,000
Issuance of warrants in connection with
  consent solicitations.......................       1,641,000
Shares issued for acquisitions................      83,123,000
Comprehensive income:
Net loss for the year ended December 31,
  1996........................................                   $(254,454,000)                     (254,454,000)
Currency translation adjustment...............                     156,868,000    156,868,000
                                                                 -------------
    Total.....................................                   $ (97,586,000)
                                                --------------   -------------   ------------    ---------------
BALANCE, DECEMBER 31, 1996....................     548,647,000                    163,141,000       (383,995,000)
Exercise of stock options.....................       1,532,000
Exercise of warrants..........................         138,000
Accreted dividends on senior redeemable
  exchangeable preferred stock................     (11,978,000)
Accretion of discount on senior redeemable
  exchangeable preferred stock................        (285,000)
Comprehensive income:
Net loss for the year ended December 31,
  1997........................................                   $(333,057,000)                     (333,057,000)
Currency translation adjustment...............                     (46,133,000)   (46,133,000)
                                                                 -------------
    Total.....................................                   $(379,190,000)
                                                --------------   -------------   ------------    ---------------
BALANCE, DECEMBER 31, 1997....................     538,054,000                    117,008,000       (717,052,000)
Exercise of stock options.....................       6,331,000
Exercise of warrants..........................         508,000
Accreted dividends on preferred stock.........     (18,761,000)
Accretion of discount on preferred stock......        (311,000)
Conversion of 7 1/4% Convertible Subordinated
  Notes.......................................     186,942,000
Conversion of Series Preferred Stock..........         (20,000)
Preferred stock issued for acquisition........     178,493,000
Common stock issued for acquisition...........     600,245,000
Issuance of warrants in connection with
  consent solicitations.......................      10,080,000
Comprehensive income:
Net loss for the year ended December 31,
  1998........................................                   $(534,616,000)                     (534,616,000)
Currency translation adjustment...............                     (12,351,000)   (12,351,000)
                                                                 -------------
         Total................................                   $(546,967,000)
                                                --------------   =============   ------------    ---------------
BALANCE, DECEMBER 31, 1998....................  $1,501,561,000                   $104,657,000    $(1,251,668,000)
                                                ==============                   ============    ===============

                            See accompanying notes.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31
                                                              -------------------------------------------------
                                                                   1998             1997             1996
                                                              ---------------   -------------   ---------------
OPERATING ACTIVITIES
Net loss....................................................  $  (534,616,000)  $(333,057,000)  $  (254,454,000)
Adjustment to reconcile net loss to net cash (used in)
  operating activities:
  Depreciation and amortization.............................      266,112,000     150,509,000        98,653,000
  Loss from early extinguishment of debt....................       30,689,000       4,500,000                --
  Amortization of non competition agreements................        1,389,000       1,852,000         2,906,000
  Provision for losses on accounts receivable...............       27,282,000       6,891,000         2,597,000
  Minority interests........................................               --              --       (11,822,000)
  Deferred income taxes.....................................       (3,327,000)    (16,852,000)        5,063,000
  Amortization of original issue discount...................      232,691,000     122,639,000       104,264,000
  Other.....................................................      (30,916,000)     (8,148,000)        8,578,000
  Changes in operating assets and liabilities, net of effect from business acquisitions:
    Accounts receivable.....................................      (70,364,000)    (30,430,000)       10,050,000
    Other current assets....................................       22,631,000      (6,563,000)      (20,316,000)
    Other assets............................................            6,000       2,303,000           (24,000)
    Accounts payable........................................       (2,564,000)     (4,615,000)       (2,869,000)
    Accrued expenses and other..............................       15,272,000      74,706,000        35,691,000
    Deferred revenue........................................       26,772,000      18,994,000           278,000
                                                              ---------------   -------------   ---------------
Net cash (used in) operating activities.....................      (18,943,000)    (17,271,000)      (21,405,000)
INVESTING ACTIVITIES
Purchase of fixed assets....................................     (772,144,000)   (503,656,000)     (505,664,000)
Payment of deferred purchase price..........................               --     (57,330,000)               --
Increase in other assets....................................      (35,595,000)     (4,322,000)       (6,013,000)
Acquisitions of subsidiaries and minority interests, net of
  cash acquired.............................................     (746,817,000)             --      (332,693,000)
Proceeds from sales of assets...............................        1,312,000              --                --
Purchase of marketable securities...........................     (540,639,000)   (145,939,000)               --
Proceeds from sales of marketable securities................      291,276,000     142,596,000                --
                                                              ---------------   -------------   ---------------
Net cash (used in) investing activities.....................   (1,802,607,000)   (568,651,000)     (844,370,000)
FINANCING ACTIVITIES
Proceeds from borrowings and sale of preferred stock, net of
  financing costs...........................................  $ 3,525,588,000   $ 490,302,000   $ 1,146,190,000
Principal payments..........................................     (845,018,000)   (242,424,000)      (95,283,000)
Cash placed in escrow.......................................     (217,622,000)             --                --
Cash released from escrow...................................               --              --         1,600,000
Proceeds from borrowings from minority partner..............               --              --        31,232,000
Consent solicitation payments...............................      (11,333,000)             --                --
Proceeds from exercise of stock options and warrants........        6,842,000       1,671,000         1,665,000
                                                              ---------------   -------------   ---------------
Net cash provided by financing activities...................    2,458,457,000     249,549,000     1,085,404,000
Effect of exchange rate changes on cash.....................          456,000     (10,609,000)       50,972,000
                                                              ---------------   -------------   ---------------
Increase (decrease) in cash and cash equivalents............      637,363,000    (346,982,000)      270,601,000
Cash and cash equivalents at beginning of year..............       98,902,000     445,884,000       175,283,000
                                                              ---------------   -------------   ---------------
Cash and cash equivalents at end of year....................  $   736,265,000   $  98,902,000   $   445,884,000
                                                              ===============   =============   ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest exclusive of
  amounts capitalized.......................................  $    90,513,000   $  72,047,000   $    27,595,000
Income taxes paid...........................................          336,000       1,107,000           367,000
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Accretion of dividends and discount on preferred stock......  $    19,072,000   $  12,263,000   $            --
Conversion of Convertible Notes, net of unamortized deferred
  financing costs of $4,738,000.............................      187,012,000              --                --
Preferred stock issued for acquisitions.....................      178,495,000              --                --
Common stock issued for acquisitions........................      600,432,000              --        34,137,000
Warrants issued in connection with consent solicitations....       10,080,000              --         1,641,000
Preferred stock issued for acquisition of minority interest,
  including notes payable to minority partner...............               --              --        49,000,000
Liabilities incurred in connection with acquisitions........               --              --        81,906,000

                            See accompanying notes.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

     NTL Communications Corp. (formerly NTL Incorporated) (the "Company"), through its subsidiaries and joint ventures, owns and operates television and radio broadcasting, cable television, telephone and telecommunications systems in the United Kingdom. Based on revenues and identifiable assets, the Company's predominant lines of business are television and radio broadcasting, cable television, telephone and telecommunications services in the United Kingdom.

     Corporate Restructuring

     Effective April 1, 1999, NTL Incorporated completed a corporate restructuring to create a holding company structure. The formation of the holding company is part of NTL Incorporated's effort to pursue opportunities outside the United Kingdom and Ireland. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL Communications Corp. In addition, in April 1999, the Company distributed $500 million to NTL Incorporated.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

     Foreign Currency Translation

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income.

     Cash Equivalents

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $651,242,000 and $55,894,000 at December 31, 1998 and 1997, respectively, which consisted primarily of corporate commercial paper. At December 31, 1998 and 1997, $120,734,000 and none, respectively, of the cash equivalents were denominated in British pounds sterling.

     Marketable Securities

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 1998 consisted principally of corporate commercial paper. Marketable securities at December 31, 1997 consisted of federal agency notes. During the years ended December 31, 1998, 1997 and 1996, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 1998 and 1997 had a contractual maturity of less than one year.

     Fixed Assets

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 5 to 40 years and other equipment -- 3 to 40 years.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

     Investments

     Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The difference between the Company's recorded investment and its proportionate interest in the book value of the investees' net assets are being amortized on a straight-line basis over 10 years.

     Intangible Assets

     Intangible assets include goodwill, license acquisition costs and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited of 15 or 30 years. License acquisition costs represent the portion of purchase price allocated to the licenses acquired in business combinations. License acquisition costs are amortized on a straight-line basis over the remaining lives of the licenses at acquisition, which vary from approximately two years to 23 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 5 years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

     Deferred Financing Costs

     Deferred financing costs were incurred in connection with the issuance of debt and are amortized over the term of the related debt.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Capitalized Interest

     Interest is capitalized as a component of the cost of fixed assets constructed. In 1998, 1997 and 1996, interest of $27,760,000, $6,770,000 and
$10,294,000, respectively, was capitalized.

     Revenue Recognition

     Revenues are recognized at the time the service is provided to the customer.

     Cable Television System Costs, Expenses and Revenues

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its cable television, telephone and telecommunications systems in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies."

     Advertising Expense

     The Company charges the cost of advertising to expense as incurred. Advertising costs were $33,951,000, $31,003,000 and $22,727,000 in 1998, 1997 and 1996, respectively.

     Net (Loss) Per Share

     The Company reports its basic and diluted net (loss) per share in accordance with Financial Accounting Standards Board ("FASB") SFAS No. 128, "Earnings Per Share".

     Stock-Based Compensation

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

     Reclassifications

     Certain prior year amounts have been reclassified to conform to the 1998 presentation.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Company adopted the following Statements of Financial Accounting Standards:

     - SFAS 130, "Reporting Comprehensive Income", which requires the components of comprehensive income to be disclosed in the financial statements.

     - SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", which requires disclosures of certain information about the Company's operating segments on a basis consistent with the way in which the Company is managed and operated.

     - SFAS 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits", which revises disclosures about pensions and other postretirement benefits and requires presentation of information about such plans in a standardized format.

     Adoption of these new standards required that the Company make certain new disclosures in the consolidated financial statements or in the notes to the consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2000. The Company is currently evaluating the impact the adoption of SFAS No. 133 will have on its earnings and financial position.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     Need for Additional Financing

     The Company will require additional financing in the future. There can be no assurance that the required financing will be obtainable on acceptable terms.

     Concentrations

     The Company's television and radio broadcasting business is substantially dependent upon contracts with a small group of companies for the right to broadcast their programming, and upon a site sharing agreement for a large number of its transmission sites. The loss of any one of these contracts or the site sharing agreement could have a material adverse effect on the business of the Company.

     Currency Risk

     To the extent that the Company obtains financing in United States dollars and incurs construction and operating costs in British pounds sterling, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated primarily in British pounds sterling while its interest and principal obligations with respect to most of the Company's existing indebtedness are payable in United States dollars.

5.  FIXED ASSETS

     Fixed assets consist of:

                                                                 DECEMBER 31
                                                       --------------------------------
                                                            1998              1997
                                                       --------------    --------------
Operating equipment..................................  $3,528,973,000    $1,612,440,000
Other equipment......................................     376,518,000       225,514,000
Construction-in-progress.............................     369,923,000       134,795,000
                                                       --------------    --------------
                                                        4,275,414,000     1,972,749,000
Accumulated depreciation.............................    (420,984,000)     (215,764,000)
                                                       --------------    --------------
                                                       $3,854,430,000    $1,756,985,000
                                                       ==============    ==============

6.  INTANGIBLE ASSETS

     Intangible assets consist of:

                                                                  DECEMBER 31
                                                          ----------------------------
                                                              1998            1997
                                                          ------------    ------------
License acquisition costs, net of accumulated
  amortization of $69,202,000 (1998) and $46,620,000
  (1997)................................................  $153,007,000    $123,116,000
Goodwill, net of accumulated amortization of $32,358,000
(1998) and $13,449,000 (1997)...........................   514,529,000     241,363,000
Customer lists, net of accumulated amortization of
  $3,375,000............................................    57,492,000              --
                                                          ------------    ------------
                                                          $725,028,000    $364,479,000
                                                          ============    ============

     The Company made the following acquisitions in 1998:

          (i) The Company acquired ComTel Limited and Telecential Communications (collectively, "ComTel") for a total of L550 million comprised of L475 million in cash and 125,000 shares of 9.9%

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Non-voting Mandatorily Redeemable Preferred Stock, Series A in two stages completed in June and September 1998. The Company financed the cash portion of the transaction through a bank loan, completed through an amendment to the Company's then existing bank facility with The Chase Manhattan Bank. The preferred stock was valued at L75 million, based on an appraisal as of the date of issuance. ComTel is a provider of cable television and telecommunications services in England.

          (ii) In October 1998, a wholly-owned subsidiary of the Company, NTL (Bermuda) Limited ("NTL Bermuda") acquired all of the outstanding common stock of Comcast UK Cable Partners Limited ("Partners") in exchange for 18,763,000 shares of the Company's common stock. The Company's common stock was valued at $600,432,000, the fair value on the date prior to the announcement. Partners provides cable television and telecommunications services in England.

          (iii) In December 1998, the Company acquired Eastern Group Telecoms ("EGT") for L60 million in cash and 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B. The preferred stock was valued at $52,217,000, based on an appraisal as of the date of issuance. EGT's telecoms division has a fibre-optic network across portions of England, and its radio sites division serves mobile phone operators in portions of England.

     These acquisitions have been accounted for as purchases, and accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $1.7 billion, which includes the related acquisition costs and the return of cash acquired in the ComTel transaction of L31 million, exceeded the fair value of the net tangible assets acquired by $591 million, which has been allocated as follows: $185.6 million to the investment in Cable London PLC, $52.4 million to license acquisition costs, $60.9 million to customer lists and $292.1 million to goodwill.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 1998 and 1997 assuming consummation of the above mentioned transactions as of January 1, 1997 is as follows:

                                                                 DECEMBER 31
                                                        ------------------------------
                                                            1998             1997
                                                        -------------    -------------
Total revenue.........................................  $ 966,694,000    $ 667,534,000
(Loss) before extraordinary item......................   (627,249,000)    (618,510,000)
Net loss..............................................   (657,938,000)    (623,010,000)
Basic and diluted net loss per share:
  (Loss) before extraordinary item....................         (11.54)          (12.64)
  Net (loss)..........................................         (12.08)          (12.73)

     In 1996, the Company acquired (i) the remaining 40% interest it did not already own in CableTel Newport, which owns and operates cable television and telecommunications franchises in South Wales, (ii) the remaining 30% interest it did not already own in English Cable Enterprises, Inc., which owns and operates cable television and telecommunications franchises in the northern suburbs of London and (iii) all of the outstanding shares of NTL Group Limited, which provides television and radio transmission services and a range of other services in the broadcasting and telecommunications industries. The NTL Group Limited acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of NTL Group Limited was included in the consolidated financial statements from the date of acquisition. The aggregate purchase price for these acquisitions including the costs incurred was $526 million, consisting of 780 shares of Series A Preferred Stock, 1,415,000 shares of common stock and cash of L256.1 million (of which L35 million was paid in 1997). The 780 shares of Series A Preferred Stock were valued at $49 million, based on an appraisal as of the date of issuance. The 1,415,000 shares of common stock were

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

valued at $34 million, based on the market price on the date of issuance. The aggregate purchase price exceeded the aggregate fair value of the net tangible assets acquired by $273 million, which was allocated $10 million to license acquisition costs and $263 million to goodwill.

7.  INVESTMENT IN CABLE LONDON PLC

     NTL Bermuda has a 50% ownership interest in Cable London PLC ("Cable London"). Cable London operates integrated cable television and telecommunications systems in the London metropolitan area. Included in the investment in Cable London as of December 31, 1998 are loans to Cable London of L28.5 million ($47.3 million) and accrued interest of (pound)8.6 million ($14.3 million). The loans accrue interest at a rate of 2% above the published base lending rate of Barclays Bank PLC (8.25% effective rate as of December 31, 1998) and are subordinate to Cable London's revolving bank credit facility. Of these loans, L21.0 million ($34.8 million) are convertible into ordinary shares of Cable London at a conversion price of L2.00 ($3.32) per share.

     In August 1998, Partners and Telewest Communications plc ("Telewest") entered into an agreement to rationalize their joint ownership of Cable London pursuant to an agreed procedure (the "Shoot-out"). Between April 29 and July 29, 1999, NTL Bermuda can notify Telewest of the price at which it is willing to sell its 50% ownership interest in Cable London to Telewest. Following such notification, Telewest at its option will be required at that price to either purchase NTL Bermuda's 50% ownership interest in Cable London or sell its 50% ownership interest in Cable London to NTL Bermuda. If NTL Bermuda fails to give notice to Telewest by July 29, 1999, it will be deemed to have delivered an offer notice for L100 million ($166 million).

8.  DIAMOND ACQUISITION

     The Company acquired Diamond Cable Communications plc ("Diamond") in March 1999. The Company issued an aggregate of approximately 13 million shares in exchange for each ordinary share and deferred share of Diamond at a ratio of .85 shares of the Company's common stock for four Diamond ordinary shares or one deferred share. Diamond had five different notes outstanding at December 31, 1998 for an aggregate principal amount at maturity of $1.6 billion. Diamond intends to commence an offer to repurchase its outstanding notes at 101% of their accreted value or principal amount on or about April 1, 1999 pursuant to the "change of control" provisions of the indentures. The offer will expire 30 days thereafter. The Company has entered into a bridge facility to finance the redemption of Diamond bonds tendered, if any, which is subject to certain funding conditions.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. LONG-TERM DEBT

     Long-term debt consists of:

                                                                        DECEMBER 31
                                                              --------------------------------
                                                                   1998              1997
                                                              --------------    --------------
10 7/8% Senior Deferred Coupon Notes ("10 7/8% Notes")(a)...  $           --    $  194,959,000
12 3/4% Series A Senior Deferred Coupon Notes ("12 3/4%
Notes")(b)..................................................     236,935,000       209,387,000
11 1/2% Series B Senior Deferred Coupon Notes ("11 1/2%
  Series B Notes")(c).......................................     831,976,000       743,961,000
10% Series B Senior Notes ("10% Notes")(d)..................     400,000,000       400,000,000
9 1/2% Senior Sterling Notes, less unamortized discount of
  $639,000 ("Sterling Senior Notes")(e).....................     206,800,000                --
10 3/4% Senior Deferred Coupon Sterling Notes ("Sterling
  Deferred Coupon Notes")(f)................................     317,511,000                --
9 3/4% Senior Deferred Coupon Notes ("9 3/4% Notes")(g).....     865,880,000                --
11 1/2% Senior Notes ("11 1/2% Notes")(h)...................     625,000,000                --
12 3/8% Senior Deferred Coupon Notes ("12 3/8 Notes")(i)....     254,718,000                --
7 1/4% Convertible Subordinated Notes ("7 1/4 Convertible
  Notes")(j)................................................              --       191,750,000
7% Convertible Subordinated Notes ("7% Convertible
  Notes")(k)................................................     275,000,000       275,000,000
7% Convertible Subordinated Notes ("New Convertible
  Notes")(l)................................................     600,000,000                --
11.2% Senior Discount Debentures ("11.2% Debentures")(m)....     421,835,000                --
Other(n)....................................................      31,839,000                --
                                                              --------------    --------------
                                                               5,067,494,000     2,015,057,000
Less current portion........................................      23,691,000                --
                                                              --------------    --------------
                                                              $5,043,803,000    $2,015,057,000
                                                              ==============    ==============

          (a) In October 1998, the Company redeemed the 10 7/8% Notes with an accreted value of $211 million for cash of $218 million. The Company recorded an extraordinary loss from the early extinguishment of the 10 7/8% Notes of approximately $12.1 million in 1998, which includes $4.8 million of unamortized deferred financing costs. In October 1993, the Company issued $212,000,000 aggregate principal amount of 10 7/8% Notes due 2003 at a price to the public of 58.873% or $124,811,000. During 1998, 1997 and 1996, the Company recognized $15,344,000, $19,591,000 and $17,620,000, respectively, of the original issue discount as interest expense.

          (b) In April 1995, the Company issued $277,803,500 aggregate principal amount of 12 3/4% Senior Deferred Coupon Notes due 2005. The
     12 3/4% Notes were issued at a price to the public of 53.995% or $150,000,000. The Company incurred $6,192,000 in fees and expenses in connection with the issuance of 12 3/4% Notes which is included in deferred financing costs. The original issue discount accretes at a rate of 12 3/4%, compounded semiannually, to an aggregate principal amount of $277,803,500 by April 15, 2000. Interest will thereafter accrue at 12 3/4% per annum, payable semiannually beginning on October 15, 2000. During 1998, 1997 and 1996, the Company recognized $27,548,000, $24,344,000 and $21,515,000, respectively, of original issue discount as interest expense. The 12 3/4% Notes may be redeemed at the Company's option, in whole or in part, at any time on or after April 15, 2000 at 103.64% the first year, 101.82% the second year and 100% thereafter, plus accrued and unpaid interest to the date of redemption.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          (c) In January 1996, the Company issued $1,050,000,000 aggregate principal amount of 11 1/2% Series B Senior Deferred Coupon Notes due 2006. The 11 1/2% Series B Notes were issued at a price of 57.155% of the aggregate principal amount at maturity or $600,127,500. The Company incurred $19,273,000 in fees and expenses in connection with the issuance of the 11 1/2% Series B Notes which is included in deferred financing costs. The original issue discount accretes at a rate of 11 1/2%, compounded semiannually, to an aggregate principal amount of $1,050,000,000 by February 1, 2001. Interest will thereafter accrue at 11 1/2% per annum, payable semiannually beginning on August 1, 2001. During 1998, 1997 and 1996, the Company recognized $88,015,000, $78,704,000 and $65,129,000 of original issue discount as interest expense. The 11 1/2% Series B Notes may be redeemed at the Company's option, in whole or in part, at any time on or after February 1, 2001 at 105.75% the first year, 102.875% the second year and 100% thereafter, plus accrued and unpaid interest to the date of redemption.

          (d) In February 1997, the Company issued $400,000,000 aggregate principal amount of 10% Series B Senior Notes due 2007. The Company received net proceeds of $389,000,000 after discounts and commissions from the issuance of the 10% Notes. Discounts, commissions and other fees incurred of $11,885,000 are included in deferred financing costs. The 10% Notes accrue interest at 10% per annum, payable semiannually as of August 15, 1997. The 10% Notes may be redeemed at the Company's option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the date of redemption.

          (e) In March 1998, the Company issued L125,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2008. The Sterling Senior Notes were issued at 99.67% or L124.6 million. The aggregate of the discounts, commissions and other fees incurred of $5,981,000 is included in deferred financing costs. The Sterling Senior Notes accrue interest at 9 1/2% per annum, payable semiannually, which commenced on October 1, 1998. The Sterling Senior Notes may be redeemed at the Company's option, in whole or in part, at any time on or after April 1, 2003, at a redemption price of 104 3/4% to 105 3/8% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the date of redemption.

          (f) In March 1998, the Company issued L300,000,000 aggregate principal amount at maturity of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008. The Sterling Deferred Coupon Notes were issued at 58.62% or L175.9 million. The aggregate of the discounts, commissions and other fees incurred of $9,181,000 is included in deferred financing costs. The original issue discount of the Sterling Deferred Coupon Notes accretes at a rate of 10 3/4%, compounded semiannually, to an aggregate principal amount of L300,000,000 by April 1, 2003. Interest on the Sterling Deferred Coupon Notes will thereafter accrue at 10 3/4% per annum payable semiannually beginning on October 1, 2003. In 1998, the Company recognized $25,697,000 of the original issued discount as interest expense. The Sterling Deferred Coupon Notes may be redeemed at the Company's option, in whole or in part, at any time on or after April 1, 2003, at a redemption price of 105 3/8% that declines annually to 100% in 2006, together with accrued and unpaid interest to the date of redemption.

          (g) In March 1998, the Company issued $1.3 billion aggregate principal amount at maturity of 9 3/4% Senior Deferred Coupon Notes due 2008. The 9 3/4% Notes were issued at 61.724% or $802.4 million. The aggregate of the discounts, commissions and other fees incurred of $24,931,000 is included in deferred financing costs. The original issue discount of the 9 3/4% Notes accretes at a rate of 9 3/4%, compounded semiannually, to an aggregate principal amount of $1.3 billion by April 1, 2003. Interest on the 9 3/4% Notes will thereafter accrue at 9 3/4% per annum payable semiannually beginning on October 1, 2003. In 1998, the Company recognized $63,468,000 of the original issued discount as interest expense. The Sterling Deferred Coupon Notes may be redeemed at the Company's option, in

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     whole or in part, at any time on or after April 1, 2003, at a redemption price of 105 3/8% that declines annually to 100% in 2006, together with accrued and unpaid interest to the date of redemption.

          (h) In November 1998, the Company issued $625,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2008. The aggregate of the discounts, commissions and other fees incurred of $18,253,000 is included in deferred financing costs. The 11 1/2% Notes accrue interest at 11 1/2% per annum, payable semiannually beginning on April 1, 1999. The 11 1/2% Notes may be redeemed, at the Company's option, in whole or in part, at any time on or after October 1, 2003 at a redemption price of 105.75% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the date of redemption.

          (i) In November 1998, the Company issued $450,000,000 aggregate principal amount at maturity of 12 3/8% Senior Deferred Coupon Notes due 2008. The 12 3/8% Notes were issued at 55.505% or $249,773,000. The aggregate of the discounts, commissions and other fees incurred of $8,040,000 is included in deferred financing costs. The original issue discount on the 12 3/8% Notes accretes at a rate of 12 3/8%, compounded semiannually, to an aggregate principal amount of $450,000,000 by October 1, 2003. Interest will thereafter accrue at 12 3/8% per annum, payable semiannually beginning on April 1, 2004. In 1998, the Company recognized $4,945,000 of the original issue discount as interest expense. The 12 3/8% Notes may be redeemed, at the Company's option, in whole or in part, at any time on or after October 1, 2003 at a redemption price of 106.188% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the date of redemption.

          (j) In April and May 1995, the Company issued $191,750,000 principal amount of 7 1/4% Convertible Subordinated Notes due 2005. In March 1998, the Company called for redemption all of the 7 1/4% Convertible Notes. The redemption date was April 20, 1998, at a redemption price of 105.08% of the principal amount plus accrued and unpaid interest through the date of redemption. The 7 1/4% Convertible Notes were convertible into common stock at a conversion price of $27.56 per share. In April 1998, all of the 7 1/4% Convertible Notes were converted into approximately 6,958,000 shares of the Company's common stock.

          (k) In June 1996, the Company issued $275,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2008. Interest payments began on December 15, 1996 and interest is payable every six months thereafter. The 7% Convertible Notes mature on June 15, 2008. The 7% Convertible Notes are unsecured obligations convertible into shares of common stock prior to maturity at a conversion price of $37.875 per share, subject to adjustment. There are approximately 7,261,000 shares of common stock reserved for issuance upon conversion of the 7% Convertible Notes. The 7% Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on or after June 15, 1999, at a redemption price of 104.9% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the redemption date. The Company incurred $8,616,000 in fees and expenses in connection with the issuance of the 7% Convertible Notes, which is included in deferred financing costs.

          (l) In December 1998, the Company issued $600,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2008. Interest is payable semiannually on June 15 and December 15 of each year, commencing June 15, 1999. The New Convertible Notes mature on December 15, 2008. The New Convertible Notes are unsecured obligations convertible into shares of common stock prior to maturity at a conversion price of $61.25 per share, subject to adjustment. There are approximately 9,796,000 shares of common stock reserved for issuance upon conversion of the New Convertible Notes. The New Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after December 15, 2001, at a redemption price of 104.375% that declines

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     annually to 100% in 2006, in each case together with accrued and unpaid interest to the redemption date. The Company incurred $16,729,000 in fees and expenses in connection with the issuance of the New Convertible Notes which is included in deferred financing costs.

          (m) NTL Bermuda has assumed the obligations of Partners' $517.3 million principal amount at maturity, 11.2% Debentures. Interest accretes on the 11.2% Debentures at 11.2% per annum compounded semi-annually from November 15, 1995 to November 15, 2000, after which date interest will be paid in cash on each May 15 and November 15 through November 15, 2007. In 1998, the Company recognized $7,674,000 of the original issue discount as interest expense.

          (n) Other includes notes payable by NTL Bermuda to Comcast U.K. Holdings, Inc. (an affiliate of a shareholder of the Company) of $20,428,000 and other obligations of subsidiaries of NTL Bermuda of $11,411,000. The notes payable accrue interest at 9% and are due in September 1999.

     The indentures governing the notes issued by the Company and the 11.2% Debentures contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     In connection with the ComTel acquisition, the Company borrowed an aggregate of L475 million under its credit facility from The Chase Manhattan Bank. In November 1998, the Company received net proceeds of $849 million from the issuance of the 11 1/2% Notes and the 12 3/8% Notes, a substantial portion of which was used to repay the $799 million outstanding under the bank loan. The Company recorded an extraordinary loss from the early extinguishment of the bank loan of $18,579,000 in 1998.

     The Company required consents from the holders of some of its notes to modify certain indenture provisions in order to proceed with the Partners acquisition. In October 1998, the Company paid $11,333,000 in consent payments and issued warrants to purchase 766,000 shares of common stock in lieu of additional consent payments of $10,080,000. In 1996, pursuant to the terms of the consent solicitations to the holders of the 10 7/8% Notes and to the holders of the 12 3/4% Notes to gain consent to modify certain indenture provisions, the Company paid an aggregate of $3,592,000 in consent payments and issued warrants to purchase 164,000 shares of common stock in lieu of additional consent payments of $1,641,000.

     The 11.2% Debentures restrict the payment of cash dividends and loans from NTL Bermuda to the Company. At December 31, 1998, restricted net assets of NTL Bermuda were approximately $587 million.

     Long-term debt repayments are due as follows:

Year ended December 31:
1999.........................................  $   23,691,000
     2000....................................       1,539,000
     2001....................................       1,261,000
     2002....................................       1,090,000
     2003....................................         999,000
     Thereafter..............................   5,038,914,000
                                               --------------
                                               $5,067,494,000
                                               ==============

10.  REDEEMABLE PREFERRED STOCK

     In February 1997, the Company issued $100,000,000 of its 13% Senior Redeemable Exchangeable Preferred Stock (the "Redeemable Preferred Stock"). The Company received net proceeds of $96,625,000

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

after discounts and commissions from the issuance of the Redeemable Preferred Stock. Discounts, commissions and other fees incurred of $3,729,000 were recorded as unamortized discount at issuance.

     Of the 2,500,000 authorized shares of Series Preferred Stock, 100,000 shares of Redeemable Preferred Stock were issued. Dividends accrue at 13% per annum ($130 per share) and are payable quarterly in arrears as of May 15, 1997. Dividends, whether or not earned or declared, will accrue without interest until declared and paid, which declaration may be for all or part of the accrued dividends. Dividends accruing on or prior to February 15, 2004 may, at the option of the Company, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. As of December 31, 1998, the Company has accrued $27,260,000 for dividends and has issued approximately 25,000 shares for $25,225,000 of such accrued dividends. The Redeemable Preferred Stock may be redeemed, at the Company's option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declines annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock is subject to mandatory redemption on February 15, 2009. On any scheduled dividend payment date, the Company may, at its option, exchange all of the shares of Redeemable Preferred Stock then outstanding for the Company's 13% Subordinated Exchange Debentures due 2009 (the "Subordinated Debentures").

     The Subordinated Debentures, if issued, will bear interest at a rate of 13% per annum, payable semiannually in arrears on February 15 and August 15 of each year commencing with the first such date to occur after the date of exchange. Interest accruing on or prior to February 15, 2004 may, at the option of the Company, be paid in cash, by the issuance of additional Subordinated Debentures or in any combination of the foregoing. The Subordinated Debentures will be redeemable, at the Company's option, in whole or in part, on or after February 15, 2002 at a redemption price of 106.5% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date.

11.  NONRECURRING CHARGES INCLUDING RESTRUCTURING CHARGES

     Nonrecurring charges of $20,642,000 in 1997 include deferred costs written-off of $5,013,000 and restructuring costs of $15,629,000. The deferred costs written-off arose in connection with the Company's unsuccessful bid for United Kingdom digital terrestrial television multiplex licenses. Restructuring costs relate to the Company's announcement in September 1997 of a reorganization of certain of its operations. This charge consisted of employee severance and related costs of $6,726,000 for approximately 280 employees to be terminated, lease exit costs of $6,539,000 and penalties of $2,364,000 associated with the cancellation of contractual obligations. As of December 31, 1998, $9,172,000 of the provision has been used, including $5,558,000 for severance and related costs, $1,450,000 for lease exit costs and $2,164,000 for penalties associated with the cancellation of contractual obligations. As of December 31, 1998, 177 employees had been terminated. The $4,194,000 reversed in 1998 from changes in estimates of costs to be incurred includes $1,168,000 for severance and related costs, $2,826,000 for lease exit costs and $200,000 for penalties associated with the cancellation of contractual obligations. This reversal was necessary because employees whose positions were eliminated chose to remain with the Company in other positions rather than leave the Company and receive severance pay; and the real estate markets in which the Company sublet space improved increasing the sublet rentals and shortening the period of time required to find sub tenants. The remaining restructuring reserve of $2,263,000 is for lease costs net of sublease revenue.

12.  OTHER GAINS

     Other gains of $21,497,000 in 1997 include a legal settlement of $10,000,000 and a gain on the sale of fixed assets of $11,497,000. In October 1997, following the U.S. District Court's decision to dismiss the Company's complaint against LeGroupe Videotron Ltee and its subsidiary, the Company entered into a

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Settlement Agreement dismissing the Company's complaint in exchange for a payment of $10,000,000. In December 1997, a U.S. subsidiary of the Company sold its fixed and other assets utilized in its microwave transmission service business and recognized a gain of $11,497,000.

13.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                       YEAR ENDED DECEMBER 31
                                              -----------------------------------------
                                                 1998            1997           1996
                                              -----------    ------------    ----------
Current:
Federal.....................................  $        --    $         --    $       --
  State and local...........................           --       1,261,000       344,000
  Foreign...................................           --              --     2,246,000
                                              -----------    ------------    ----------
Total current...............................           --       1,261,000     2,590,000
                                              -----------    ------------    ----------
Deferred:
  Federal...................................           --              --            --
  State and local...........................           --              --            --
  Foreign...................................   (3,327,000)    (16,852,000)    5,063,000
                                              -----------    ------------    ----------
Total deferred..............................   (3,327,000)    (16,852,000)    5,063,000
                                              -----------    ------------    ----------
                                              $(3,327,000)   $(15,591,000)   $7,653,000
                                              ===========    ============    ==========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

                                                                 DECEMBER 31
                                                        ------------------------------
                                                            1998             1997
                                                        -------------    -------------
Deferred tax liabilities:
Fixed assets..........................................  $  68,766,000    $  68,380,000
  Other...............................................      6,598,000        4,894,000
                                                        -------------    -------------
Total deferred tax liabilities........................     75,364,000       73,274,000
Deferred tax assets:
  Net operating losses................................    244,394,000      107,208,000
  Net deferred interest expense.......................    113,993,000       94,689,000
  Depreciation and amortization.......................    107,378,000       16,935,000
  Other...............................................     19,975,000       18,164,000
                                                        -------------    -------------
Total deferred tax assets.............................    485,740,000      236,996,000
Valuation allowance for deferred tax assets...........   (477,438,000)    (233,940,000)
                                                        -------------    -------------
Net deferred tax assets...............................      8,302,000        3,056,000
                                                        -------------    -------------
Net deferred tax liabilities..........................  $  67,062,000    $  70,218,000
                                                        =============    =============

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $280,000,000 for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. The Company also has United Kingdom net operating loss carryforwards of approximately $470,000,000 which

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss.

     The Company is currently undergoing a U.S. federal income tax audit. The Internal Revenue Service has issued notices of proposed adjustment. The Company does not expect that the audit adjustments, if any, will have a material adverse effect on its financial position, results of operations or cash flows.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                      YEAR ENDED DECEMBER 31
                                          ----------------------------------------------
                                              1998             1997             1996
                                          -------------    -------------    ------------
Provision (benefit) at federal statutory
  rate (35%)............................  $(188,309,000)   $(120,452,000)   $(90,518,000)
Add (deduct):
  State and local income tax, net of
     federal benefit....................             --          820,000         224,000
  Foreign losses with no benefit........     83,500,000       59,804,000      44,610,000
  Amortization of goodwill and license
     acquisition costs..................      4,366,000        3,925,000       4,031,000
  U.S. losses with no benefit...........     97,116,000       40,312,000      49,184,000
  Other.................................             --               --         122,000
                                          -------------    -------------    ------------
                                          $  (3,327,000)   $ (15,591,000)   $  7,653,000
                                          =============    =============    ============

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

          Long-term debt: The fair values of the Company's debt are based on the quoted market prices.

          Redeemable Preferred Stock: The fair value is based on the quoted market price.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                           DECEMBER 31, 1998              DECEMBER 31, 1997
                                      ----------------------------    --------------------------
                                        CARRYING                       CARRYING
                                         AMOUNT        FAIR VALUE       AMOUNT       FAIR VALUE
                                      ------------    ------------    -----------    -----------
Cash and cash equivalents...........  $736,265,000    $736,265,000    $98,902,000    $98,902,000
Long-term debt:
  10 7/8% Notes.....................            --              --    194,959,000    199,810,000
  12 3/4% Notes.....................   236,935,000     252,801,000    209,387,000    230,577,000
  11 1/2% Series B Notes............   831,976,000     882,000,000    743,961,000    819,000,000
  10% Notes.........................   400,000,000     408,000,000    400,000,000    422,000,000
  Sterling Senior Notes.............   206,800,000     192,917,000             --             --
  Sterling Deferred Coupon Notes....   317,511,000     293,732,000             --             --
  9 3/4% Notes......................   865,880,000     835,250,000             --             --
  11 1/2% Notes.....................   625,000,000     681,250,000             --             --
  12 3/8% Notes.....................   254,718,000     274,500,000             --             --
  7 1/4% Convertible Notes..........            --              --    191,750,000    212,843,000
  7% Convertible Notes..............   275,000,000     411,125,000    275,000,000    264,688,000
  New Convertible Notes.............   600,000,000     656,340,000             --             --
  11.2% Debentures..................   421,835,000     437,119,000             --             --
  Redeemable Preferred Stock........   124,127,000     124,127,000    108,534,000    121,846,000

15.  RELATED PARTY TRANSACTIONS

     On July 25, 1990, Cellular Communications, Inc. ("CCI") and AirTouch Communications, Inc. ("AirTouch") entered into a Merger and Joint Venture Agreement, as amended as of December 14, 1990. In connection with this agreement, on July 31, 1991, CCI distributed to its shareholders the stock of the Company.

     Through August 1996, CCI provided management, financial and legal services to the Company. Amounts charged to the Company included direct costs where identifiable, and indirect costs allocated utilizing direct labor hours as reported by the common officers and employees of CCI and the Company. For the year ended December 31, 1996, CCI charged $1,194,000 which is included in corporate expenses. In August 1996, upon the merger of CCI with AirTouch, the Company commenced providing management, financial, legal and technical services to Cellular Communications International, Inc. ("CCII") and Cellular Communications of Puerto Rico, Inc. (formerly CoreComm Incorporated) ("CCPR"). In 1996, the Company charged CCII and CCPR $351,000 and $200,000, respectively, which included direct costs where identifiable and allocated corporate overhead based upon the amount of time incurred on CCII and CCPR business by the common officers and employees of the Company, CCII and CCPR. These charges reduced corporate expenses in 1996.

     In January 1997, the Company, CCPR and CCII agreed to a change in the Company's fee for the provision of services. In 1997, the Company charged CCPR and CCII $1,492,000 and $871,000, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead. In 1998, the Company charged CCPR, CCII and CoreComm Limited (which was formed in 1998 and has certain common officers and directors with the Company) $1,148,000, $982,000 and $313,000, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead. These charges reduced corporate expenses. In the opinion of management of the Company, the allocation methods are reasonable.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1998 and 1997, the Company had receivables of none and $69,000 from CCII, $588,000 and $71,000 from CCPR and $1,038,000 and none from CoreComm Limited, respectively.

16.  NET LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted net loss per share:

                                                             YEAR ENDED DECEMBER 31
                                                 -----------------------------------------------
                                                     1998             1997             1996
                                                 -------------    -------------    -------------
Numerator:
Loss before extraordinary item.................  $(503,927,000)   $(328,557,000)   $(254,454,000)
Preferred stock dividend.......................    (18,761,000)     (11,978,000)              --
                                                 -------------    -------------    -------------
                                                  (522,688,000)    (340,535,000)    (254,454,000)
Extraordinary item.............................    (30,689,000)      (4,500,000)              --
                                                 -------------    -------------    -------------
Loss available to common shareholders..........  $(553,377,000)   $(345,035,000)   $(254,454,000)
                                                 -------------    -------------    -------------
Denominator for basic net loss per common
  share........................................     41,202,000       32,117,000       31,041,000
Effect of dilutive securities..................             --               --               --
                                                 -------------    -------------    -------------
Denominator for diluted net loss per common
  share........................................     41,202,000       32,117,000       31,041,000
                                                 -------------    -------------    -------------
Basic and diluted net loss per common share:
  Loss before extraordinary item...............  $      (12.69)   $      (10.60)   $       (8.20)
  Extraordinary item...........................           (.74)            (.14)              --
                                                 -------------    -------------    -------------
  Net loss.....................................  $      (13.43)   $      (10.74)   $       (8.20)
                                                 =============    =============    =============

     Stock options, warrants and convertible securities are excluded from the calculation of net loss per common share as their effect would be antidilutive.

17.  SHAREHOLDERS' EQUITY (DEFICIENCY)

  Series Preferred Stock

     In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") in connection with the ComTel acquisition. Each share of Series A Preferred Stock has a stated value of $1,000. Cumulative dividends accrue at 9.9% of the stated value per share. Dividends are payable when and if declared by the Board of Directors and may be paid, in the sole discretion of the Board, in cash, in shares of common stock, in shares of Convertible Preferred Stock or through any combination of the foregoing. As of December 31, 1998, accrued and unpaid dividends were $3,480,000. On December 22, 1999, all outstanding shares of the Series A Preferred Stock shall be redeemed for $1,000 per share together with accrued and unpaid dividends, at the Company's option, in cash, in shares of common stock, in shares of Convertible Preferred Stock or through any combination of the foregoing.

     In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the "Series B Preferred Stock") in connection with the EGT acquisition. Each share of Series B Preferred Stock has a stated value of $1,000. Cumulative dividends accrue at 9.9% of the stated value per share. Dividends are payable when and if declared by the Board of Directors and may be paid, in the sole discretion of the Board, in cash, in shares of common stock, or through a combination of the foregoing. The Series B Preferred Stock may be redeemed, at the Company's option, any time at a price equal to $1,000 per share, together with accrued and unpaid dividends to the redemption date. On July 1,

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2000 all outstanding shares of Series B Preferred Stock shall be redeemed for $1,000 per share together with accrued and unpaid dividends, at the Company's option, in cash, in shares of common stock, or through a combination of the foregoing.

     As of December 31, 1998, the Series A Preferred Stock and the Series B Preferred Stock would have been redeemable into an aggregate of 3,140,000 shares of the Company's common stock.

     In October 1996, 780 shares of Non-Voting Convertible Preferred Stock, Series A ("Convertible Preferred Stock") were issued in connection with the CableTel Newport acquisition. In May 1998, the 780 outstanding shares of Convertible Preferred Stock were converted into 1,950,000 shares of Common Stock.

     Warrants

     The Company has the following warrants outstanding as of December 31, 1998:
(i) warrants to purchase an aggregate of 756,000 shares of common stock at $5.57 per share issued in 1993 that expire in 2000 (899,000 were originally issued),
(ii) warrants to purchase an aggregate of 158,000 shares of common stock at $23.78 per share issued in 1996 that expire in 2006 (164,000 were originally issued) and (iii) warrants to purchase an aggregate of 766,000 shares of common stock at $43.39 per share issued in 1998 that expire in 2008 (766,000 were originally issued).

     Shareholder Rights Plan

     The Rights Agreement provides that one Right will be issued with each share of common stock issued on or after October 13, 1993. The Rights are exercisable upon the occurrence of certain potential takeover events and will expire in October 2003 unless previously redeemed by the Company. When exercisable, each Right entitles the owner to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock ("Rights Preferred Stock") at a purchase price of $100.

     The Rights Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of Rights Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share and will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Rights Preferred Stock will have 100 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Rights Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. The Rights are protected by customary antidilution provisions.

     There are 2,500,000 authorized shares of Series Preferred Stock of which 1,000,000 shares are designated Rights Preferred Stock.

     Stock Options

     There are 2,164,000 shares of common stock reserved for issuance under the OCOM Corporation (a wholly-owned subsidiary of the Company) 1991 Stock Option Plan. The plan provides that incentive stock options ("ISOs") be granted at the fair market value of OCOM's common stock on the date of grant, and nonqualified stock options ("NQSOs") be granted at not less than 85% of the fair market value of OCOM's common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     There are 6,653,000 shares of common stock reserved for issuance under the NTL Incorporated 1993 Stock Option Plan. The exercise price of an ISO may not be less than 100% of the fair market value of the Company's common stock on the date of grant, and the exercise price of a NQSO may not be less than 85% of the fair market value of the Company's common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     There are 100,000 shares of common stock reserved for issuance under the OCOM Corporation Non-Employee Director Stock Option Plan. The plan provides that all options be granted at the fair market value of OCOM's common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date, while the optionee remains a director of the Company. Options will expire ten years after the date of the grant.

     There are 320,000 shares of common stock reserved for issuance under the NTL Incorporated 1993 Non-Employee Director Stock Option Plan. Under the terms of this plan, options will be granted to members of the Board of Directors who are not employees of the Company or any of its affiliates. The plan provides that all options be granted at the fair market value of the Company's common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of the Company. Options will expire ten years after the date of the grant.

     There are 15,000,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan. The exercise price of a NQSO shall be determined by the Compensation and Option Committee. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996: risk-free interest rates of 5.02%, 5.89% and 6.56%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .331, .276 and .255, respectively, and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Following is the Company's pro forma information:

                                                     YEAR ENDED DECEMBER 31
                                         -----------------------------------------------
                                             1998             1997             1996
                                         -------------    -------------    -------------
Pro forma net (loss)...................  $(580,747,000)   $(343,850,000)   $(261,245,000)
Basic and diluted pro forma net (loss)
per share..............................  $      (14.55)   $      (11.08)   $       (8.42)

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                  1998                    1997                    1996
                                         ----------------------   ---------------------   ---------------------
                                                      WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                       AVERAGE                 AVERAGE                 AVERAGE
                                         NUMBER OF    EXERCISE    NUMBER OF   EXERCISE    NUMBER OF   EXERCISE
                                          OPTIONS       PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                         ----------   ---------   ---------   ---------   ---------   ---------
Outstanding -- beginning of year.......   8,157,000    $15.98     6,738,000    $14.10     5,934,000    $11.04
Granted................................   8,864,000     37.59     1,571,000     23.97     1,390,000     25.94
Exercised..............................    (298,000)    21.24      (119,000)    12.85      (396,000)     3.44
Forfeited..............................    (275,000)    46.47       (33,000)    23.78      (190,000)    27.39
                                         ----------    ------     ---------    ------     ---------    ------
Outstanding -- end of year.............  16,448,000    $27.02     8,157,000    $15.98     6,738,000    $14.10
                                         ==========    ======     =========    ======     =========    ======
Exercisable at end of year.............   7,046,000    $16.55     5,663,000    $12.39     4,258,000    $10.71
                                         ==========    ======     =========    ======     =========    ======

     Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1998, 1997 and 1996 is $20.54, $12.74 and $13.98, respectively.

     The following table summarizes the status of the stock options outstanding and exercisable at December 31, 1998:

                               STOCK OPTIONS OUTSTANDING                 STOCK OPTIONS EXERCISABLE
                   --------------------------------------------------   ----------------------------
RANGE OF EXERCISE  NUMBER OF    WEIGHTED-REMAINING   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
     PRICES         OPTIONS      CONTRACTUAL LIFE     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
-----------------  ----------   ------------------   ----------------   ---------   ----------------
$ 0.18 to $ 0.56       77,000       2.6 Years            $ 0.245           77,000       $ 0.245
$ 0.70 to $ 1.12      150,000       2.6 Years            $ 0.745          150,000       $ 0.745
$ 1.53 to $ 2.69      355,000       2.5 Years            $ 2.157          355,000       $ 2.157
$ 3.00 to $ 4.50       47,000       3.5 Years            $ 3.230           47,000       $ 3.230
$ 8.00 to $14.70    3,289,000       4.4 Years            $ 8.833        3,289,000       $ 8.833
$15.00 to $22.88    1,390,000       6.4 Years            $21.704        1,087,000       $21.671
$23.00 to $33.25    2,676,000       8.0 Years            $25.581        1,399,000       $26.088
$36.50 to $45.00    8,192,000       9.2 Years            $36.912          591,000       $40.485
$46.00 to $55.69      272,000       9.9 Years            $49.014           51,000       $49.202
                   ----------       ---------            -------        ---------       -------
     Total         16,448,000                                           7,046,000
                   ==========                                           =========

     As of December 31,1998, the Company has 38,325,000 shares of its common stock reserved for issuance upon the exercise of warrants and stock options and the conversion of debt and preferred stock.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of NTL Group Limited operate a defined benefit pension plan in the United Kingdom. The assets of the Plan are held separately from those of NTL Group Limited and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company's policy is to fund amounts to the defined benefit plan necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Change in benefit obligation
Benefit obligation at beginning of year.....................  $202,645     $157,002
Service cost................................................    13,365       10,693
Interest cost...............................................    14,684       12,765
Actuarial losses/(gains)....................................   (14,640)      26,732
Foreign currency exchange rate changes......................     2,363           --
Benefits paid...............................................    (4,968)      (4,547)
                                                              --------     --------
Benefit obligation at end of year...........................  $213,449     $202,645
                                                              ========     ========
Change in plan assets
Fair value of plan assets at beginning of year..............  $193,607     $158,965
Actual return on plan assets................................    24,144       30,852
Foreign currency exchange rate changes......................     2,257           --
Company contributions.......................................    10,233        8,905
Benefits paid...............................................    (4,968)      (4,547)
Other.......................................................        --         (568)
                                                              --------     --------
Fair value of plan assets at end of year....................  $225,273     $193,607
                                                              ========     ========
Funded status of the plan (underfunded).....................  $ 11,824     $ (9,038)
Unrecognized net actuarial losses/(gains)...................   (23,060)      (1,057)
Unrecognized transition obligation..........................     9,306       10,118
                                                              --------     --------
Prepaid/(accrued)benefit cost...............................  $ (1,930)    $     23
                                                              ========     ========
Actuarial assumptions:
  Weighted average discount rate............................      5.75%        7.25%
  Weighted average rate of compensation increase............      5.50%        8.00%
  Expected long-term rate of return on plan assets..........      8.00%        9.00%

     The components of net pension costs are as follows:

                                                       YEAR ENDED DECEMBER 31
                                            --------------------------------------------
                                                1998            1997            1996
                                            ------------    ------------    ------------
Service cost..............................  $ 13,365,000    $ 10,693,000    $  7,997,000
Interest cost.............................    14,684,000      12,765,000      11,679,000
Actual return on plan assets..............   (24,144,000)    (30,852,000)    (16,103,000)
Net amortization and deferral.............     8,282,000      17,327,000       4,241,000
                                            ------------    ------------    ------------
                                            $ 12,187,000    $  9,933,000    $  7,814,000
                                            ============    ============    ============

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19.  LEASES

     Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 1998, 1997 and 1996 under operating leases was $29,356,000, $20,674,000 and $14,886,000, respectively.

     Future minimum lease payments under noncancellable operating leases as of December 31, 1998 are as follows:

                                                  OPERATING
                                                    LEASES
                                                 ------------
Year ended December 31:
1999...........................................  $ 33,730,000
     2000......................................    35,499,000
                                                   36,658,000
     2001......................................            --
     2002......................................    33,231,000
     2003......................................    22,048,000
     Thereafter................................   287,797,000
                                                 ------------
                                                 $448,963,000
                                                 ============

20.  COMMITMENTS AND CONTINGENT LIABILITIES

     As of December 31, 1998, the Company was committed to pay approximately $264,000,000 for equipment and services.

     The Company has various licenses for its cable television, telephone and telecommunications business, and for its transmission and distribution services. The Company's license fees in 1998 were $5,924,000.

     Pursuant to the terms of the Company's local delivery operator license ("LDL") for Northern Ireland, a subsidiary of the Company is required to make annual cash payments to the ITC for 15 years in the amount of approximately L15.4 million (subject to adjustment for inflation). This is in addition to the percentages of qualifying revenue payments of 0% for the first ten years and 2% for the last five years of the LDL.

     In December 1998, a wholly-owned subsidiary of the Company acquired 9 million shares, representing 6.3% of the issued share capital, of Newcastle United PLC (the Newcastle United football club) for cash of approximately $17 million. In conjunction with the sale of shares, the seller entered into an irrevocable commitment to the Company that if the Company makes an offer for all of the issued share capital of Newcastle United, it will accept that offer in respect of the remaining balance of its shares. The seller would sell Newcastle United shares representing 50.8% of the issued share capital at a price of 111.7 pence per share in cash, or at the Company's option, in a zero coupon note.

     The Company is involved in, or has been involved in, certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

21.  INDUSTRY SEGMENTS

     The Company has four reportable segments: Local Telecoms and Television, National Telecoms, Broadcast and Corporate and Other. The Local Telecoms and Television segment delivers residential telephony and cable television services in regional franchise areas in the United Kingdom. The National

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Telecoms segment includes the Company's national business telecoms, national and international carrier telecoms, radio communications, satellite services and national internet services business units. The Broadcast segment provides television and radio broadcasters with broadcast transmission services from owned and shared tower sites throughout the United Kingdom. Corporate and other includes the Company's shared services departments in the United Kingdom and OCOM, a subsidiary that operated long distance and microwave transmission businesses in the United States until June 1998.

     The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. The Company's management evaluates segment performance based on various financial and non-financial measurements. The results of operations data utilized in financial measurements are revenues and EBITDA, which is revenues less operating and selling, general and administrative expenses. Certain selling, general and administrative expenses are allocated to segments based on revenues. Segment assets include only those assets that are specific to the segment. Management does not allocate shared services departments and jointly used assets for purposes of measuring segment performance.

     The reportable segments are strategic business units that offer different services. They are managed separately because each business requires different technology and marketing strategies.

                                                 LOCAL
                                                TELECOMS                 CORPORATE
                                                  AND        NATIONAL       AND
                                  BROADCAST    TELEVISION    TELECOMS      OTHER         TOTAL
                                  ---------    ----------    --------    ----------    ----------
                                                          (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1998
Revenues........................  $140,156     $  355,589    $248,895    $    2,375    $  747,015
Depreciation and amortization...    29,974        143,479      29,476        63,183       266,112
EBITDA (1)......................    91,687         67,587      35,848      (119,735)       75,387
Expenditures for long-lived
  assets........................    88,476        413,917     297,745        67,141       867,279
          Total assets..........   289,068      3,100,492     761,097     2,043,440     6,194,097
YEAR ENDED DECEMBER 31, 1997
Revenues........................  $130,799     $  166,951    $185,194    $    8,831    $  491,775
Depreciation and amortization...    13,584         78,730       9,666        48,529       150,509
EBITDA (1)......................    73,636         18,693      13,522       (84,853)       20,998
Expenditures for long-lived
  assets........................    36,142        304,656     105,076        20,519       466,393
          Total assets..........   230,920      1,323,808     220,318       646,593     2,421,639
YEAR ENDED DECEMBER 31, 1996
Revenues........................  $ 83,618     $   89,209    $ 45,430    $   10,086    $  228,343
Depreciation and amortization...     6,752         51,014       3,704        37,183        98,653
EBITDA (1)......................    49,684        (52,215)     10,800       (39,233)      (30,964)
Expenditures for long-lived
  assets........................    29,195        505,345      29,224        24,311       588,075
          Total assets..........   220,077      1,184,156      98,912       951,466     2,454,611

---------------
(1) Represents earnings before interest, taxes, depreciation and amortization, corporate expenses, franchise fees, nonrecurring charges, other gains, minority interest and extraordinary items.

                       NTL COMMUNICATIONS CORP. (FORMERLY
                       NTL INCORPORATED) AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of segment combined EBITDA to loss before income taxes, minority interest and extraordinary item is as follows:

                                                         YEAR ENDED DECEMBER 31
                                                   -----------------------------------
                                                     1998         1997         1996
                                                   ---------    ---------    ---------
                                                             (IN THOUSANDS)
Segment Combined EBITDA..........................  $  75,387    $  20,998    $ (30,964)
(Add) Deduct:
  Franchise fees.................................     25,036       23,587       13,117
  Corporate expenses.............................     17,048       18,324       14,899
  Nonrecurring charges...........................     (4,194)      20,642           --
  Depreciation and amortization..................    266,112      150,509       98,653
  Interest and other income......................    (46,024)     (49,912)     (33,634)
  Interest expense...............................    328,815      202,570      137,032
  Foreign currency transaction gains.............     (4,152)        (574)      (2,408)
                                                   ---------    ---------    ---------
                                                     582,641      365,146      227,659
                                                   ---------    ---------    ---------
     Loss before income taxes, minority interest
       and extraordinary item....................  $(507,254)   $(344,148)   $(258,623)
                                                   =========    =========    =========

22.  GEOGRAPHIC INFORMATION

                                                           UNITED STATES    UNITED KINGDOM
                                                           -------------    --------------
                                                                   (IN THOUSANDS)
1998
Revenues.................................................    $  2,375         $  744,640
Long-lived assets........................................     137,223          4,852,374
1997
Revenues.................................................       8,831            482,944
Long-lived assets........................................      55,173          2,129,312
1996
Revenues.................................................      10,086            218,257
Long-lived assets........................................      56,881          1,856,689

23.  SUBSEQUENT EVENTS

     In January 1999, the Company received $500 million in cash from Microsoft Corp. in exchange for 500,000 shares of the Company's 5.25% Convertible Preferred Stock, Series A and warrants to purchase 1,200,000 shares of the Company's common stock at an exercise price of $84 per share. The preferred stock is convertible into common stock at a conversion price of $100 per share. The preferred stock is redeemable 10 years from the date of issuance in cash or shares of common stock. The preferred stock may be redeemed by the Company on the earlier of seven years or the date on which the Company's common stock has traded above $120 per share for 25 consecutive trading days. Dividends are payable at the Company's option in cash, common stock or additional shares of preferred stock. The warrants expire in 2004.

     In March 1999, the Commonwealth of Australia accepted the Company's bid to own and operate the Australian National Transmission Network ("NTN"). NTN operates from over 560 tower sites and provides exclusive television and radio transmission services to Australia's only national TV and radio broadcasters, serves regional and community TV and radio broadcasters, and provides equipment hosting services to telecom operators and emergency service communications providers on its towers. A subsidiary of the Company will purchase the company that will hold the NTN assets for an aggregate purchase price of approximately $407 million.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  572,387
  Marketable securities.....................................       90,531
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $69,757....................................      281,879
  Other.....................................................       58,624
                                                               ----------
TOTAL CURRENT ASSETS........................................    1,003,421
FIXED ASSETS, NET...........................................    5,229,317
Intangible assets, net......................................    2,600,069
Investment in Cable London PLC, net of accumulated
  amortization of $16,879...................................      207,038
Other assets, net of accumulated amortization of $43,882....      328,838
                                                               ----------
TOTAL ASSETS................................................   $9,368,683
                                                               ==========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable..........................................   $  227,410
  Accrued expenses and other................................      324,363
  Accrued construction costs................................       82,443
  Interest payable..........................................       27,077
  Deferred revenue..........................................      150,504
  Current portion of long-term debt.........................      114,976
                                                               ----------
TOTAL CURRENT LIABILITIES...................................      926,773
Long-term debt..............................................    7,482,814
Deferred income taxes.......................................       84,087
Commitments and contingent liabilities
SHAREHOLDER'S EQUITY (DEFICIENCY):
  Common stock -- $.01 par value; authorized, issued and
     outstanding 100........................................           --
  Additional paid-in capital................................    2,894,190
  Accumulated other comprehensive income....................       97,375
  (Deficit).................................................   (2,116,556)
                                                               ----------
                                                                  875,009
                                                               ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY).....   $9,368,683
                                                               ==========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
REVENUES
Local telecommunications and television.....................  $  583,728    $ 214,545
  National and international telecommunications.............     349,232      166,845
  Broadcast transmission and other..........................     119,900      100,825
  Other telecommunications..................................          --        2,375
                                                              ----------    ---------
                                                               1,052,860      484,590
COSTS AND EXPENSES
  Operating expenses........................................     507,335      243,476
  Selling, general and administrative expenses..............     416,077      192,070
  Franchise fees............................................      22,287       18,729
  Corporate expenses........................................      18,475       11,797
  Depreciation and amortization.............................     518,356      156,785
                                                              ----------    ---------
                                                               1,482,530      622,857
                                                              ----------    ---------
OPERATING (LOSS)............................................    (429,670)    (138,267)
OTHER INCOME (EXPENSE)
  Interest and other income.................................      26,829       39,796
  Interest expense..........................................    (484,570)    (226,422)
  Foreign currency transaction gains (losses)...............      22,523       (6,973)
                                                              ----------    ---------
(LOSS) BEFORE EXTRAORDINARY ITEM............................    (864,888)    (331,866)
(LOSS) FROM EARLY EXTINGUISHMENT OF DEBT....................          --       (4,239)
                                                              ----------    ---------
NET (LOSS)..................................................  $ (864,888)   $(336,105)
                                                              ==========    =========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                        CONVERTIBLE
                                         SERIES A        SERIES B         SERIES A
                                        PREFERRED        PREFERRED       PREFERRED        COMMON STOCK
                                          STOCK            STOCK           STOCK         $.01 PAR VALUE     ADDITIONAL
                                      --------------   -------------   --------------   -----------------    PAID-IN
                                       SHARES    PAR   SHARES    PAR    SHARES    PAR     SHARES     PAR     CAPITAL
                                      --------   ---   -------   ---   --------   ---   ----------   ----   ----------
BALANCE, DECEMBER 31, 1998..........   125,000   $ 2    52,000   $--                    60,249,000   $602   $1,501,561
Exercise of stock options...........                                                       432,000      4       12,054
Exercise of warrants................                                                        15,000      1          102
Preferred stock issued for cash.....                                    500,000   $ 5                          483,805
Warrants issued for cash............                                                                            16,190
Accreted dividends on preferred
  stock.............................                                      4,000    --                           (8,644)
Accretion of discount on preferred
  stock.............................                                                                               (78)
Conversion of 7% Convertible
  Subordinated Notes................                                                         1,000     --           50
Common stock issued for
  acquisition.......................                                                    12,705,000    127      971,310
Issuance of stock options in
  connection with an acquisition....                                                                             6,599
Corporate restructuring.............  (125,000)   (2)  (52,000)  --    (504,000)   (5)  (73,402,000) (734)     405,604
Distribution to NTL Incorporated....                                                                          (500,000)
Contributions from NTL
  Incorporated......................                                                                             5,637
Comprehensive income:
Net loss for the nine months ended
  September 30, 1999................
Currency translation adjustment.....
    Total...........................
                                      --------   ---   -------   --    --------   ---   ----------   ----   ----------
BALANCE, SEPTEMBER 30, 1999.........        --   $--        --   $--         --   $--           --     --   $2,894,190
                                      ========   ===   =======   ==    ========   ===   ==========   ====   ==========


                                                       ACCUMULATED
                                                          OTHER
                                      COMPREHENSIVE   COMPREHENSIVE
                                          LOSS           INCOME        (DEFICIT)
                                      -------------   -------------   -----------
BALANCE, DECEMBER 31, 1998..........                    $104,657      $(1,251,668)
Exercise of stock options...........
Exercise of warrants................
Preferred stock issued for cash.....
Warrants issued for cash............
Accreted dividends on preferred
  stock.............................
Accretion of discount on preferred
  stock.............................
Conversion of 7% Convertible
  Subordinated Notes................
Common stock issued for
  acquisition.......................
Issuance of stock options in
  connection with an acquisition....
Corporate restructuring.............
Distribution to NTL Incorporated....
Contributions from NTL
  Incorporated......................
Comprehensive income:
Net loss for the nine months ended
  September 30, 1999................    $(864,888)                    $  (864,888)
Currency translation adjustment.....       (7,282)        (7,282)
                                        ---------
    Total...........................    $(872,170)
                                        ---------       --------      -----------
BALANCE, SEPTEMBER 30, 1999.........                    $ 97,375      $(2,116,556)
                                        =========       ========      ===========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities.........  $    20,304    $   (27,656)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired..........................     (473,816)      (829,698)
Purchase of fixed assets....................................     (855,667)      (464,944)
Increase in other assets....................................      (28,015)       (10,397)
Proceeds from sale of assets................................           --          1,312
Cash deposited into escrow for acquisition..................     (118,700)            --
Purchase of marketable securities...........................     (349,647)      (297,918)
Proceeds from sales of marketable securities................      527,218        168,650
                                                              -----------    -----------
Net cash (used in) investing activities.....................   (1,298,627)    (1,432,995)
FINANCING ACTIVITIES
Distribution to NTL Incorporated............................     (500,000)            --
Proceeds from borrowings, net of financing costs............    1,125,494      2,093,602
Proceeds from issuance of preferred stock and warrants......      500,000             --
Principal payments..........................................      (25,863)       (66,040)
Cash deposited into escrow for debt repayment...............           --       (221,427)
Proceeds from exercise of stock options and warrants........       12,161          4,938
                                                              -----------    -----------
Net cash provided by financing activities...................    1,111,792      1,811,073
Effect of exchange rate changes on cash.....................        2,653         10,119
                                                              -----------    -----------
Increase (decrease) in cash and cash equivalents............     (163,878)       360,541
Cash and cash equivalents at beginning of period............      736,265         98,902
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $   572,387    $   459,443
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest exclusive of
  amounts capitalized.......................................  $   140,245    $    79,112
Income taxes paid...........................................           --            335
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Accretion of dividends and discount on preferred stock......  $     8,722    $    11,820
Conversion of Convertible Notes, net of unamortized deferred
  financing costs...........................................      269,285        187,012
Preferred stock issued for acquisition......................           --        126,277
Common stock and stock options issued for an acquisition....      978,036             --

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the Company's consolidated financial statements and footnotes thereto included herein.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2001. The Company is evaluating the impact that the adoption of SFAS No. 133 will have on its earnings and financial position.

     In September 1999, NTL Incorporated declared a 5 for 4 stock split by way of a stock dividend with respect to its common stock. The record date for this dividend was October 4, 1999 and the payment date was October 7, 1999. All common stock amounts in the Notes to Condensed Consolidated Financial Statements have been adjusted to reflect the stock split.

2. CORPORATE RESTRUCTURING

     Effective April 1, 1999, NTL Incorporated completed a corporate restructuring to create a holding company structure. The formation of the holding company is part of NTL Incorporated's effort to pursue opportunities outside the United Kingdom and Ireland. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL Communications Corp. The "Company" refers to NTL Incorporated and subsidiaries up to and including March 31, 1999, and to NTL Communications Corp. and subsidiaries beginning April 1, 1999. In addition, in April 1999, the Company distributed $500 million to NTL Incorporated, principally to finance the acquisition of the Australian National Transmission Network.

3. SALE OF PREFERRED STOCK AND WARRANTS

     In January 1999, the Company received $500 million in cash from Microsoft Corp. in exchange for 500,000 shares of the Company's 5.25% Convertible Preferred Stock, Series A and warrants to purchase 1,500,000 shares of the Company's common stock at an exercise price of $67.20 per share.

4. INTANGIBLE ASSETS

     Intangible assets consist of:

                                                               AS OF SEPTEMBER 30, 1999
                                                              ---------------------------
                                                               (UNAUDITED, IN THOUSANDS)
License acquisition costs, net of accumulated amortization
  of $118,484...............................................          $  190,563
Goodwill, net of accumulated amortization of $129,938.......           2,290,678
Customer lists, net of accumulated amortization of
  $21,765...................................................             118,828
                                                                      ----------
                                                                      $2,600,069
                                                                      ==========

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     In July 1999, the Company acquired Cablelink Limited ("Cablelink"), Ireland's largest cable television provider. Cablelink provides multi-channel television and information services in Dublin, Galway and Waterford. Cablelink holds licenses to provide analog and digital television services over cable and microwave in its franchises, as well as a full service license to provide public telephony, Internet and other value-added services throughout Ireland. The Company acquired Cablelink for 535.18 million Irish punts (approximately $693 million), of which 455.18 million Irish punts ($589 million) was paid in cash and the Company issued 80 million Irish punts ($104 million) principal amount Variable Rate Redeemable Guaranteed Loan Notes due 2002.

     Also in July 1999, the Company acquired certain broadband cable franchises from British Telecommunications plc ("BT") for an aggregate of up to L19 million ($31.2 million). The Company paid approximately L5 million ($8.2 million) on closing and will pay up to L14 million ($23.0 million) on completion of the upgrade of certain networks. The Company expects to invest approximately L15 million ($24.7 million) to upgrade the networks for digital cable, interactive services and high speed Internet access. The Company leases the networks from BT on a long-term basis for an annual lease payment of approximately L3.9 million ($6.4 million).

     These acquisitions were accounted for as purchases, and accordingly, the net assets and results of operations have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of approximately $710 million, including costs incurred of $8.5 million, exceeded the estimated fair value of net tangible assets acquired by $698 million, which is included in goodwill. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on the estimated fair values at acquisition. Changes to the allocation of the purchase price are expected as valuations or appraisals of assets and liabilities are completed.

     In March 1999, the Company acquired Diamond Cable Communications plc ("Diamond"). The Company issued an aggregate of 15,938,000 shares of its common stock in exchange for each ordinary share and deferred share of Diamond. The Company's common stock was valued at $971,437,000, the fair value at the time of the announcement. In addition, the Company issued options to purchase 153,000 shares of the Company's common stock to holders of Diamond options. The Company's stock options were valued at $6,599,000. The Company incurred costs of $8,080,000 in connection with the acquisition. The Company assumed Diamond's debt including five different notes with an aggregate principal amount at maturity of $1.6 billion. The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of Diamond have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $986 million plus the fair value of liabilities assumed net of tangible assets acquired aggregated $1.3 billion, which was allocated as follows: $78 million to customer lists, $85 million to license acquisition costs and $1.16 billion to goodwill.

     In 1998, the Company completed the acquisitions of ComTel Limited and Telecential Communications, NTL (Bermuda) Limited ("NTL Bermuda") and Eastern Group Telecoms.

     The pro forma unaudited consolidated results of operations for the nine months ended September 30, 1999 and 1998 assuming consummation of these acquisitions as of January 1, 1998 are as follows:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
                                                                  (IN THOUSANDS)
Total revenue...............................................  $1,112,645    $ 831,241
(Loss) before extraordinary item............................    (956,886)    (700,475)
Net (loss)..................................................    (956,886)    (704,714)

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

5. FIXED ASSETS

     Fixed assets consist of:

                                                               AS OF SEPTEMBER 30, 1999
                                                              ---------------------------
                                                               (UNAUDITED, IN THOUSANDS)
Operating equipment.........................................          $4,696,801
Other equipment.............................................             671,778
Construction-in-progress....................................             606,530
                                                                      ----------
                                                                       5,975,109
Accumulated depreciation....................................            (745,792)
                                                                      ----------
                                                                      $5,229,317
                                                                      ==========

6. INVESTMENT IN CABLE LONDON PLC

     Pursuant to an agreement with Telewest Communications plc ("Telewest") relating to NTL Bermuda's and Telewest's respective 50% ownership interests in Cable London PLC ("Cable London"), in August 1999 Telewest exercised its right to purchase all of NTL Bermuda's shares of Cable London for approximately L428 million (approximately $705 million) in cash. The closing of the sale of NTL Bermuda's interest in Cable London is expected to take place in November 1999. The sale of the Cable London interest is an "Asset Sale" for the purposes of the Company's Indentures for certain of its notes. The Company will need to use an amount equal to the proceeds from the sale to repay subsidiary debt, invest in "Replacement Assets" or make an offer to redeem certain of its notes within 360 days after the sale.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

7. LONG-TERM DEBT

     Long-term debt consists of:

                                                                 AS OF SEPTEMBER 30,
                                                                        1999
                                                              -------------------------
                                                              (UNAUDITED, IN THOUSANDS)
NTL COMMUNICATIONS:
12 3/4% Senior Deferred Coupon Notes........................         $  259,866
  11 1/2% Senior Deferred Coupon Notes......................            904,878
  10% Senior Notes..........................................            400,000
  9 1/2% Senior Sterling Notes, less unamortized discount of
     $592...................................................            205,208
  10 3/4% Senior Deferred Coupon Sterling Notes.............            340,929
  9 3/4% Senior Deferred Coupon Notes.......................            930,037
  9 3/4% Senior Deferred Coupon Sterling Notes..............            352,540
  11 1/2% Senior Notes......................................            625,000
  12 3/8% Senior Deferred Coupon Notes......................            278,356
  7% Convertible Subordinated Notes.........................                 --
  7% Convertible Subordinated Notes.........................            599,300
  Senior Increasing Rate Notes..............................            704,615
  Variable Rate Redeemable Guaranteed Loan Notes............            109,080
NTL BERMUDA:
  11.2% Senior Discount Debentures..........................            457,758
  Other.....................................................              8,948
DIAMOND:
  13 1/4% Senior Discount Notes.............................            285,223
  11 3/4% Senior Discount Notes.............................            462,905
  10 3/4% Senior Discount Notes.............................            328,165
  10% Senior Sterling Notes.................................            222,264
  9 1/8% Senior Notes.......................................            110,000
  Other.....................................................             12,718
                                                                     ----------
                                                                      7,597,790
Less current portion........................................            114,976
                                                                     ----------
                                                                     $7,482,814
                                                                     ==========

     (a) In September 1999, NTL Bermuda repaid at maturity the $21,529,000 due under its notes payable to Comcast U.K. Holdings, Inc.

     (b) In July 1999, the Company issued $704,615,000 principal amount Senior Increasing Rate Notes due 2000 (the "Senior Notes") in connection with the purchase of Cablelink. The principal amount includes $3,034,000 in fees which is included in deferred financing costs. Interest on the Senior Notes is payable quarterly at the higher of: (i) the Citibank, NA base rate plus 3%, (ii) three-month LIBOR plus 3%, or (iii) the highest yield on any of the 1, 3, 5 and 10 year direct obligations issued by the government of the United States plus 3.5%. The interest rate on any unpaid principal will increase by a further 0.5% every three months, not to exceed 16%. The interest rate at September 30, 1999 was 11.25%. On June 8, 2000, the Senior Notes are subject to a mandatory exchange for, at the option of the holder, either an "Extended Note" in a principal amount equal to the principal amount of the Senior Notes, or a "Rollover Note" in a principal amount equal to the principal amount of the Senior Notes plus 3% of such principal amount. The Extended

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

Note shall accrue interest at 14% per annum and shall mature no later than ten years after issuance. The Rollover Note shall accrue interest at 14% per annum and mature ten years after issuance. The Company is in discussions with various parties relating to a private placement offering to refinance the Senior Notes.

     (c) In July 1999, the Company also issued 80 million Irish punts ($109,080,000) principal amount Variable Rate Redeemable Guaranteed Loan Notes due 2002 (the "Guaranteed Notes") in connection with the Cablelink acquisition. Interest on the Guaranteed Notes is payable quarterly at EURIBOR. The EURIBOR rate at September 30, 1999 was 2.698%. The Guaranteed Notes may be redeemed at any time, at the option of the holder, at par plus accrued and unpaid interest to the date of the redemption. The Guaranteed Notes are subject to mandatory redemption in January 2002. The Company deposited 87 million Irish punts ($118,625,000) into escrow as cash collateral for the Guaranteed Notes, which is included in other noncurrent assets.

     (d) In May 1999, the Company called for redemption all of its $275,000,000 principal amount of 7% Convertible Subordinated Notes due 2008 (the "7% Notes") at a redemption price of 104.9% of the principal amount, plus accrued and unpaid interest. In June 1999, all of the 7% Notes were converted into approximately 9,075,000 shares of NTL Incorporated common stock at the applicable conversion price of $30.30 per share. The unamortized deferred financing costs related to the 7% Notes of $6,415,000 were written-off to equity.

     (e) In April 1999, the Company issued L330,000,000 aggregate principal amount at maturity of 9 3/4% Senior Deferred Coupon Sterling Notes due 2009 (the "9 3/4% Notes"). The 9 3/4% Notes were issued at a price of 62.11% of the aggregate principal amount at maturity or L204,963,000. The aggregate of the discounts, commissions and the fees incurred of $8,465,000 is included in deferred financing costs. The original issue discount accretes at a rate of 9 3/4%, compounded semiannually, to an aggregate principal amount of L330,000,000 by April 15, 2004. Interest will thereafter accrue at 9 3/4% per annum, payable semiannually beginning on October 15, 2004. The 9 3/4% Notes may be redeemed at the Company's option, in whole or in part, at any time on or after April 15, 2004 at 104.875% that declines annually to 100% in 2007, plus accrued and unpaid interest to the date of redemption.

8. COMPREHENSIVE LOSS

     The Company's comprehensive loss for the nine months ended September 30, 1999 and 1998 was $(872,170,000) and $(268,998,000), respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

9. SEGMENT DATA

                                                      LOCAL
                                                     TELECOMS                 CORPORATE
                                                       AND        NATIONAL       AND
                                        BROADCAST   TELEVISION    TELECOMS      OTHER        TOTAL
                                        ---------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS)
NINE MONTHS ENDED SEPTEMBER 30, 1999
Revenues..............................  $119,900    $  583,728   $  349,232   $       --   $1,052,860
EBITDA (1)............................    76,404       163,625       89,418     (199,999)     129,448
NINE MONTHS ENDED SEPTEMBER 30, 1998
Revenues..............................  $100,825    $  214,545   $  166,845   $    2,375   $  484,590
EBITDA (1)............................    67,681        48,408       18,789      (85,834)      49,044
Total assets
September 30, 1999....................  $303,387    $5,676,318   $1,074,260   $2,314,718   $9,368,683
December 31, 1998.....................   289,068     3,100,492      761,097    2,043,440    6,194,097

---------------
(1) Represents earnings before interest, taxes, depreciation and amortization, corporate expenses and franchise fees.

     The reconciliation of segment combined EBITDA to net loss is as follows:

                                                                NINE MONTHS ENDED
                                                                   SEPTEMBER 30
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Segment Combined EBITDA.....................................  $ 129,448    $  49,044
  (Add) Deduct:
  Franchise fees............................................     22,287       18,729
  Corporate expenses........................................     18,475       11,797
  Depreciation and amortization.............................    518,356      156,785
  Interest and other income.................................    (26,829)     (39,796)
  Interest expense..........................................    484,570      226,422
  Foreign currency transaction (gains) losses...............    (22,523)       6,973
  Loss from early extinguishment of debt....................         --        4,239
                                                              ---------    ---------
                                                                994,336      385,149
                                                              ---------    ---------
Net (loss)..................................................  $(864,888)   $(336,105)
                                                              =========    =========

10. COMMITMENTS AND CONTINGENT LIABILITIES

     As of September 30, 1999, the Company was committed to pay approximately $276,000,000 for equipment and services.

     The Company has certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the United Kingdom. Pursuant to these licenses, various subsidiaries of the Company are required to make monthly cash payments to the ITC during the 15 year license terms. The Company has paid L14.4 million ($22.3 million) through September 30, 1999 in connection with these licenses. The Company has requested the ITC to convert all of its exclusive licenses to non-exclusive licenses by the end of 1999. The Company's liability for license payments will end upon the conversion.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The Company is involved in, or has been involved in, certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND SHAREHOLDERS
COMCAST UK CABLE PARTNERS LIMITED

     We have audited the accompanying consolidated balance sheet of Comcast UK Cable Partners Limited (a company incorporated in Bermuda) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Comcast UK Cable Partners Limited and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 27, 1998

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                         (IN L000'S, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   L  37,372
  Accounts receivable, less allowance for doubtful accounts
     of L2,598..............................................       4,255
  Other current assets......................................       5,419
                                                               ---------
     Total current assets...................................      47,046
                                                               ---------
INVESTMENTS IN AFFILIATES...................................      61,363
                                                               ---------
PROPERTY AND EQUIPMENT......................................     315,702
  Accumulated depreciation..................................     (33,000)
                                                               ---------
  Property and equipment, net...............................     282,702
                                                               ---------
DEFERRED CHARGES............................................      60,770
  Accumulated amortization..................................     (13,985)
                                                               ---------
  Deferred charges, net.....................................      46,785
                                                               ---------
FOREIGN EXCHANGE PUT OPTIONS AND OTHER, NET.................       7,958
                                                               ---------
                                                               L 445,854
                                                               =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................   L  23,605
  Current portion of long-term debt.........................       1,683
  Due to affiliates.........................................         920
                                                               ---------
     Total current liabilities..............................      26,208
                                                               ---------
LONG-TERM DEBT, LESS CURRENT PORTION........................     234,010
                                                               ---------
FOREIGN EXCHANGE CALL OPTIONS...............................       2,688
                                                               ---------
LONG-TERM DEBT, DUE TO SHAREHOLDER..........................      11,272
                                                               ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred shares, L.01 par value -- authorized, 10,000,000 shares; issued none....................................
  Class A common shares, L.01 par value -- authorized,
     50,000,000 shares; issued, 37,231,997..................         372
  Class B common shares, L.01 par value -- authorized,
     50,000,000 shares; issued, 12,872,605..................         129
  Additional capital........................................     358,548
  Accumulated deficit.......................................    (187,373)
                                                               ---------
     Total shareholders' equity.............................     171,676
                                                               ---------
                                                               L 445,854
                                                               =========

                See notes to consolidated financial statements.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   (AMOUNTS IN L000'S, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED
                                                              DECEMBER 31
                                                              -----------
                                                                 1997
                                                              -----------
REVENUES
Service income..............................................   L 55,603
  Consulting fee income.....................................      1,059
                                                               --------
                                                                 56,662
                                                               --------
COSTS AND EXPENSES
  Operating.................................................     19,624
  Selling, general and administrative.......................     30,850
  Management fees...........................................      3,204
  Depreciation and amortization.............................     25,588
                                                               --------
                                                                 79,266
                                                               --------
OPERATING LOSS..............................................    (22,604)
OTHER (INCOME) EXPENSE
  Interest expense..........................................     25,243
  Investment income.........................................     (7,259)
  Equity in net losses of affiliates........................     21,359
  Exchange losses (gains) and other.........................      5,409
                                                               --------
                                                                 44,752
                                                               --------
NET LOSS....................................................   (L67,356)
                                                               ========
NET LOSS PER SHARE..........................................   (L  1.34)
                                                               ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........     50,105
                                                               ========

                See notes to consolidated financial statements.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN L000'S)

                                                              YEAR ENDED
                                                              DECEMBER 31
                                                              -----------
                                                                 1997
                                                              -----------
OPERATING ACTIVITIES
Net loss....................................................   (L67,356)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     25,588
     Amortization on foreign exchange contracts.............      2,770
     Non-cash interest expense..............................     24,684
     Non-cash investment income.............................     (2,521)
     Exchange losses........................................      2,852
     Equity in net losses of affiliates.....................     21,359
     Other..................................................        991
     Increase in accounts receivable, other current assets
      and other.............................................     (3,447)
     Increase in accounts payable and accrued expenses......        519
     Increase in due to affiliates..........................        244
                                                               --------
       Net cash provided by operating activities............      5,683
                                                               --------
FINANCING ACTIVITIES
     Repayments of debt.....................................     (1,633)
                                                               --------
       Net cash (used in) financing activities..............     (1,633)
                                                               --------
INVESTING ACTIVITIES
     Proceeds from sales of short-term investments, net.....     61,466
     Capital contributions and loans to affiliates..........     (8,713)
     Capital expenditures...................................    (82,125)
     Additions to deferred charges..........................       (620)
                                                               --------
          Net cash (used in) investing activities...........    (29,992)
                                                               --------
(DECREASE) IN CASH AND CASH EQUIVALENTS.....................    (25,942)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     63,314
                                                               --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................   L 37,372
                                                               ========

                See notes to consolidated financial statements.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       A COMMON          B COMMON
                                    ---------------   ---------------   ADDITIONAL   ACCUMULATED
                                    SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                    ------   ------   ------   ------   ----------   -----------   --------
BALANCE, DECEMBER 31, 1996........  37,232    L372    12,873    L129     L358,548     (L120,017)   L239,032
Net loss..........................                                                      (67,356)    (67,356)
                                    ------    ----    ------    ----     --------     ---------    --------
BALANCE, DECEMBER 31, 1997........  37,232    L372    12,873    L129     L358,548     (L187,373)   L171,676
                                    ======    ====    ======    ====     ========     =========    ========

                See notes to consolidated financial statements.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

1.  BUSINESS

     Comcast UK Cable Partners Limited and subsidiaries (the "Company"), a Bermuda company incorporated in 1992, was formed to develop, construct, manage and operate the interests of Comcast Corporation ("Comcast") in the United Kingdom ("UK") cable and telecommunications industry. The Company is a controlled subsidiary of Comcast U.K. Holdings, Inc. ("Holdings"), a Delaware corporation indirectly wholly owned by Comcast. As of December 31, 1997, the Company has interests in four operations (the "Partners Operating Companies"):
Birmingham Cable Corporation Limited ("Birmingham Cable"), in which the Company owns a 27.5% interest, Cable London PLC ("Cable London"), in which the Company owns a 50.0% interest, Cambridge Holding Company Limited ("Cambridge Cable"), in which the Company owns a 100% interest and two companies holding the franchises for Darlington and Teesside, England ("Teesside"), in which the Company owns a 100% interest. The Company also owns a 100% interest in Comcast UK Holdings Limited ("UK Holdings"), a company incorporated in Bermuda in December 1997.

     On February 4, 1998, the Company entered into a definitive agreement to amalgamate (the "NTL Transaction") with a wholly owned Bermuda subsidiary of NTL Incorporated ("NTL"). NTL is an alternative telecommunications company in the UK and is listed on Nasdaq. The NTL Transaction is expected to close in 1998, subject to, among other things, the receipt of required Bermuda and UK regulatory approvals, the approval of the Company's and NTL's shareholders, the consent of the Company's and NTL's bondholders, the consent of certain NTL bank lenders and other customary closing matters. Comcast, through Holdings, is the sole holder of the multiple-voting Class B Common Shares of the Company and has agreed to vote for the transaction, assuring its approval by the Company's shareholders. Upon consummation of the NTL Transaction, the Company would become a wholly owned subsidiary of NTL.

     Except in the circumstances described below, the Company's shareholders will receive 0.3745 shares of NTL common stock for each of the Company's Class A Common Shares or Class B Common Shares. If the average closing price of the NTL common stock for a specified period of time prior to the Company's shareholders meeting to approve the NTL Transaction (the "Average Price") is less than $26.70, the Company will have the option to terminate the NTL Transaction, subject to the right of NTL to adjust the exchange ratio such that one share of the Company's Class A Common Shares or Class B Common Shares will be exchanged for a number of shares of NTL common stock equal to $10.00 (based on the Average Price).

     Pursuant to existing arrangements between the Company and Telewest Communications plc ("Telewest"), a co-owner of interests in Cable London and Birmingham Cable, Telewest has certain rights (the "Telewest Rights") to acquire either or both of the Company's interests in these systems as a result of the NTL Transaction. However, as described in the following paragraphs, the consummation of the NTL Transaction is not dependent on the resolution of the Telewest Rights.

     If the Telewest Rights have been exercised prior to the closing of the NTL Transaction, the Company's shareholders may receive (at the option of NTL), in lieu of a portion of the consideration allocable to the interest subject to the exercised Telewest Rights, the per share proceeds from the sale of the interest to Telewest (net of taxes on gain on sale), payable in cash or shares of NTL common stock valued at the greater of $30.00 per share or the Average Price at closing (the "Exercise Consideration").

     Similarly, if at closing either of the Telewest Rights have not been exercised and have not been waived or otherwise expired, the Company's shareholders may receive (at the option of NTL), shares of a new class of NTL preferred stock equal to a portion of the consideration allocable to the interest subject to the unexercised Telewest Rights. Any shares of NTL preferred stock would have the same voting and dividend rights as shares of NTL common stock, would be subject to redemption as described below, and would be expected to be listed for trading on Nasdaq. If following closing the Telewest Rights are exercised, the

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

NTL preferred stock will be redeemed for the Exercise Consideration (based on the Average Price at the time of exercise). If the Telewest Rights are resolved without being exercised, the NTL preferred stock will be redeemed for NTL common stock on a one-for-one basis.

     Of the consideration to be received by the Company's shareholders in the NTL Transaction, the parties have allocated 31% to the Company's interest in Cable London and 17% to the Company's interest in Birmingham Cable. However, if either or both of the Telewest Rights are exercised, the actual consideration to be received by the Company's shareholders may be materially different from the portion of the consideration (the "allocable portion") which has been allocated by the parties to the Company's respective interests in Cable London and Birmingham Cable, depending on, among other things, the value of these interests, as finally determined, whether NTL exercises its option to deliver the Exercise Consideration in lieu of the allocable portion and, the amount of any taxes payable by the Company on the sale of these interests.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting

     Subsidiaries of the Company maintain their books and records in accordance with accounting principles generally accepted in the UK. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as practiced in the United States ("US") and are stated in UK pounds sterling ("UK Pound"). There were no significant differences between accounting principles followed for UK purposes and generally accepted accounting principles practiced in the US. The UK Pound exchange rate as of December 31, 1997 was US $1.65.

     Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All significant intercompany accounts and transactions among the consolidated entities have been eliminated.

     Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values

     The estimated fair value amounts presented in these notes to consolidated financial statements have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 1997, and have not been comprehensively revalued for purposes of these consolidated financial statements since such dates. The carrying value of the amounts due to affiliates and long-term debt due to shareholder approximates fair value as of December 31, 1997.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Cash Equivalents

     Cash equivalents consist principally of commercial paper, time deposits and money market funds with maturities of three months or less when purchased. The carrying amounts of the Company's cash equivalents approximate their fair values.

     Investments in Affiliates

     Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The differences between the Company's recorded investments and its proportionate interests in the book value of the investees' net assets are being amortized to equity in net losses of affiliates over the remaining original lives of the related franchises of eight years.

     Prematurity Period

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its cable telecommunications systems in Teesside and Cambridge Cable under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 51, "Financial Reporting by Cable Television Companies."

     Under SFAS No. 51, during the period while the systems are partially under construction and partially in service (the "Prematurity Period"), costs of cable telecommunications plant, including materials, direct labor and construction overhead are capitalized. Subscriber-related costs and general and administrative costs are expensed as incurred. Costs incurred in anticipation of servicing a fully operating system that will not vary regardless of the number of subscribers are partially expensed and partially capitalized, based upon the percentage of average actual or estimated subscribers, whichever is greater, to the total number of subscribers expected at the end of the Prematurity Period (the "Fraction").

     During the Prematurity Period, depreciation and amortization of system assets is determined by multiplying the depreciation and amortization of the total capitalized system assets expected at the end of the Prematurity Period by the Fraction. At the end of the Prematurity Period, depreciation and amortization of system assets is based on the remaining undepreciated cost at that date.

     As of December 31, 1997, two of the Company's five franchise areas which are under construction have completed their Prematurity Period. The remaining Prematurity Periods are expected to terminate at various dates in 1998 and 1999.

     Property and Equipment

     Property and equipment, which consists principally of system assets, is shown at historical cost less accumulated depreciation. Improvements that extend asset lives are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized as a component of depreciation expense.

     System assets

     Prior to the Prematurity Period, no depreciation is provided on system assets. During the Prematurity Period, depreciation is provided in accordance with SFAS No. 51.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Depreciation of system assets is provided by the straight-line method over estimated useful lives as follows:

Plant.......................................................  15-40 years
Network.....................................................     15 years
Subscriber equipment........................................   6-10 years
Switch......................................................     10 years
Computers...................................................      4 years

     Non-system assets

     Depreciation of non-system assets is provided by the straight-line method over estimated useful lives as follows:

Buildings...................................................  40 years
Fixtures, fittings and equipment............................   5 years
Vehicles....................................................   4 years
Computers...................................................   4 years

     Leased Assets

     Assets held under capital leases are treated as if they had been purchased outright and the corresponding liability is included in long-term debt. Capital lease payments include principal and interest, with the interest portion being expensed. Payments on operating leases are expensed on a straight-line basis over the lease term.

     Deferred Charges

     Deferred charges consist primarily of franchise acquisition costs attributable to obtaining, developing and maintaining the franchise licenses of Teesside and Cambridge Cable, debt acquisition costs relating to the sale of approximately $517.3 million principal amount at maturity of the Company's 11.20% Senior Discount Debentures Due 2007 (the "2007 Discount
Debentures" -- see Note 7) and goodwill arising from the SingTel Transaction (see Note 4). Franchise acquisition costs are being amortized on a straight-line basis over the remaining original lives of the related franchises of 12 to 15 years. Debt acquisition costs are being amortized on a straight-line basis over the term of the 2007 Discount Debentures of 12 years. Goodwill is being amortized on a straight-line basis over the remaining original lives of the related franchises of 11 years.

     Valuation of Long-Lived Assets

     The Company periodically evaluates the recoverability of its long-lived assets, including property and equipment and deferred charges, using objective methodologies. Such methodologies include evaluations based on the cash flows generated by the underlying assets or other determinants of fair value.

     Revenue Recognition

     Service income is recognized as service is provided. Credit risk is managed by disconnecting services to subscribers who are delinquent.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Stock-Based Compensation

     Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by SFAS No. 123. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation expense for stock appreciation rights is recorded annually based on changes in quoted market prices of the Company's stock or other determinants of fair value at the end of the year (see Note 8).

     Income Taxes

     The Company is exempt from US federal, state and local income taxes. At the present time, no income, profit, capital or capital gains taxes are levied in Bermuda and, accordingly, no provision for such taxes has been recorded by the Company. In the event that such taxes are levied, the Company has received an undertaking from the Bermuda Government exempting it from all such taxes until March 2016.

     The Company's wholly owned subsidiaries recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of their assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the financial statements in the period of enactment.

     Derivative Financial Instruments

     The Company uses derivative financial instruments, principally foreign exchange option contracts ("FX Options"), to manage its exposure to fluctuations in foreign currency exchange rates. Written FX Options are marked-to-market on a current basis in the Company's consolidated statement of operations (see Note
6).

     Those instruments that have been entered into by the Company to hedge exposure to foreign currency exchange rate risks are periodically examined by the Company to ensure that the instruments are matched with underlying liabilities, reduce the Company's risks relating to foreign currency exchange rates, and, through market value and sensitivity analysis, maintain a high correlation to the underlying value of the hedged item. For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis in the Company's consolidated statement of operations.

     The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments (see Notes 6 and 7). The credit risks associated with the Company's derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

     Net Loss Per Share

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which was adopted by the Company effective for the year ended December 31, 1997, as required by the statement. For the year ended December 31, 1997 the Company's potential common shares have an antidilutive effect on the loss per share and, therefore, have not been used in determining the total weighted average number of common shares outstanding. Diluted loss per share for 1997 is antidilutive and, therefore, has not been presented.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

3.  TEESSIDE ACQUISITION

     In June 1994, the Company acquired all of the outstanding shares of two companies that owned Teesside, which comprise an area containing approximately 254,000 homes. The construction of Teesside's cable telecommunications network commenced in the third quarter of 1994. Teesside added its initial cable and telephony subscribers in June 1995.

4.  SINGTEL TRANSACTION

     In March 1996, the Company completed the acquisition (the "SingTel Transaction") of Singapore Telecom International Pte. Limited's ("Singapore Telecom") 50% interest in Cambridge Cable, pursuant to the terms of a Share Exchange Agreement executed by the parties in December 1995. In exchange for Singapore Telecom's 50% interest in Cambridge Cable and certain loans made to Cambridge Cable, with accrued interest thereon, the Company issued approximately
8.9 million of its Class A Common Shares and paid approximately L11.8 million to Singapore Telecom. The Company accounted for the SingTel Transaction under the purchase method. As a result of the SingTel Transaction, the Company owns 100% of Cambridge Cable and Cambridge Cable was consolidated with the Company effective March 31, 1996.

5.  INVESTMENTS IN AFFILIATES

     The Company has invested in two affiliates (the "Equity Investees"):
Birmingham Cable and Cable London. The Equity Investees operate integrated cable communications, residential telephony and business telecommunications systems in their respective major metropolitan areas under exclusive cable television licenses and non-exclusive telecommunications licenses. As of December 31, 1997, the Company's ownership interest in the Equity Investees is as follows:

Birmingham Cable............................................  27.5%
Cable London................................................  50.0%

     The Company also has a 16.4% interest in Cable Programme Partners-1 Limited Partnership ("CPP-1") which previously developed and distributed cable programming in the UK. During 1995, CPP-1 sold its only channel and has wound down its operations to a minimal level of activity. The carrying value of the Company's investment in CPP-1 has been reduced to zero and the Company has no future funding commitments to CPP-1.

     Included in investments in affiliates as of December 31, 1997 are loans to Cable London of L28.5 million and accrued interest of L6.0 million. The loans accrue interest at a rate of 2% above the published base lending rate of Barclays Bank PLC (9.25% effective rate as of December 31, 1997) and are subordinate to Cable London's revolving bank credit facility. Of these loans, L21.0 million as of December 31, 1997 are convertible into ordinary shares of Cable London at a per share conversion price of L2.00. Also included in investments in affiliates as of December 31, 1997 are loans to Birmingham Cable of L1.9 million and accrued interest of L133,000. The Birmingham Cable loans accrue interest at a fixed rate of 7.80% and are subordinate to Birmingham Cable's credit facility.

     In February 1995, a subsidiary of Birmingham Cable issued 175,000 cumulative L1.00 redeemable five year term preference shares for a paid up value of L175.0 million. Also in February 1995, Birmingham Cable entered into a L175.0 million five year revolving credit facility (the "Birmingham Facility") which provided for conversion into a five year term loan on March 31, 2000. In March 1997, the terms of the Birmingham Facility were amended to extend the maturity of the term loan to December 31, 2005 and to amend the required cash flow levels (as defined) and certain other terms. Interest rates on the Birmingham Facility are at the London Interbank Offered Rate ("LIBOR") plus 5/8% to 2 1/4%.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     In July 1997, the preference shareholder exercised its option to require Birmingham Cable to purchase its shareholding. Birmingham Cable funded the redemption of the preference shares with the proceeds from the Birmingham Facility and restricted cash and settled its five year L175.0 million interest rate exchange agreement with Barclays Bank PLC. The balance of the Birmingham Facility will be used, subject to certain restrictions, for capital expenditures and working capital requirements relating to the build-out of its systems. The preference shares had an effective dividend rate, including Advanced Corporation Tax ("ACT"), of 8.00%.

     The Birmingham Facility contains restrictive covenants which limit Birmingham Cable's ability to enter into arrangements for the acquisition and sale of property and equipment, investments, mergers and the incurrence of additional debt. Certain of these covenants require that certain minimum build requirements, financial ratios and cash flow levels be maintained and contain restrictions on dividend payments. Birmingham Cable's three principal shareholders' (including the Company) right to receive consulting fee payments from Birmingham Cable has been subordinated to the banks under the Birmingham Facility. The payment of consulting fees is restricted until Birmingham Cable meets certain financial ratio tests under the Birmingham Facility. Birmingham Cable has pledged the shares of its material subsidiaries to secure the Birmingham Facility. Upon a change of control, all amounts due under the Birmingham Facility become immediately due and payable. The consummation of the NTL Transaction will not result in a change of control as defined in the Birmingham Facility.

     In May 1997, Cable London entered into a L170.0 million revolving credit facility (the "London Revolver") with various banks, which converts into a five year term loan on June 30, 2001. Interest rates on the London Revolver are at LIBOR plus 1/2% to 2 3/8%. In May 1997, Cable London repaid all amounts outstanding under its existing credit facility with proceeds from borrowings under the London Revolver. The balance of the London Revolver will be used, subject to certain restrictions, for capital expenditures and working capital requirements relating to the build-out of its systems.

     The London Revolver contains restrictive covenants which limit Cable London's ability to enter into arrangements for the acquisition and sale of property and equipment, investments, mergers and the incurrence of additional debt. Certain of these covenants require that certain financial ratios and cash flow levels be maintained and contain certain restrictions on dividend payments. The Company's right to receive consulting fee payments from Cable London has been subordinated to the banks under the London Revolver. The payment of consulting fees is restricted until Cable London meets certain financial ratio tests under the London Revolver. In addition, the Company's shares in Cable London have been pledged to secure the London Revolver. Upon a change of control, all amounts due under the London Revolver become immediately due and payable. The consummation of the NTL Transaction will not result in a change of control as defined in the London Revolver.

     Although the Company is not contractually committed to make any additional capital contributions or advances to any of the Equity Investees, it currently intends to fund its share of the amounts necessary for capital expenditures and to finance operating deficits. Failure to do so could dilute the Company's ownership interests in the Equity Investees.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Summarized financial information for affiliates accounted for under the equity method for 1997 is as follows:

                                                              BIRMINGHAM    CABLE
                                                                CABLE       LONDON    COMBINED
                                                              ----------   --------   ---------
                                                                L000         L000       L000
YEAR ENDED DECEMBER 31, 1997
Results of operations
  Service income............................................   L 67,166    L 52,816   L 119,982
  Operating, selling, general and administrative expenses...    (56,564)    (45,787)   (102,351)
  Depreciation and amortization.............................    (26,427)    (19,740)    (46,167)
  Operating loss............................................    (15,825)    (12,711)    (28,536)
  Net loss..................................................    (30,826)    (25,168)    (55,994)
  Company's equity in net loss..............................     (8,616)    (12,743)    (21,359)
AT DECEMBER 31, 1997
Financial position
  Current assets............................................     11,424      10,340      21,764
  Noncurrent assets.........................................    248,611     185,353     433,964
  Current liabilities.......................................     22,293      22,902      45,195
  Noncurrent liabilities....................................    165,413     173,038     338,451

6.  FOREIGN CURRENCY RISK MANAGEMENT

     The Company is exposed to market risk including changes in foreign currency exchange rates. To manage the volatility relating to this exposure, the Company enters into various derivative transactions pursuant to the Company's policies in areas such as counterparty exposure and hedging practices. Positions are monitored using techniques including market value and sensitivity analyses.

     The Company has entered into certain FX Options as a normal part of its foreign currency risk management efforts. During 1995, the Company entered into certain foreign exchange put option contracts ("FX Puts") which may be settled only on November 16, 2000. These FX Puts are used to limit the Company's exposure to the risk that the eventual cash outflows related to net monetary liabilities denominated in currencies other than its functional currency (the UK Pound) (principally the 2007 Discount Debentures -- see Note 7) are adversely affected by changes in exchange rates. As of December 31, 1997, the Company had L250.0 million notional amount of FX Puts to purchase US dollars at an exchange rate of $1.35 per L1.00 (the "Ratio"). The FX Puts provide a hedge, to the extent the exchange rate falls below the Ratio, against the Company's net monetary liabilities denominated in US dollars since gains and losses realized on the FX Puts are offset against foreign exchange gains or losses realized on the underlying net liabilities. Premiums paid for the FX Puts of L13.9 million are included in foreign exchange put options and other in the Company's consolidated balance sheet, net of related amortization. These premiums are being amortized over the terms of the related contracts of five years. As of December 31, 1997, the FX Puts had carrying values of L8.0 million. The estimated fair value of the FX Puts was L3.2 million as of December 31, 1997.

     In 1995, in order to reduce hedging costs, the Company sold foreign exchange call option contracts ("FX Calls") to exchange L250.0 million notional amount and received L3.4 million. These contracts may only be settled on their expiration dates. Of these contracts, L200.0 million notional amount, with an exchange ratio of $1.70 per L1.00, expired unexercised in November 1996 while the remaining contract, with a L50.0 million notional amount and an exchange ratio of $1.62 per L1.00, has a settlement date in November 2000. In the fourth quarter of 1996, in order to continue to reduce hedging costs, the Company sold additional FX Calls for L2.1 million, to exchange L200.0 million notional amount at an average exchange

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

ratio of $1.75 per L1.00. These contracts expired unexercised in the fourth quarter of 1997. The FX Calls are marked-to-market on a current basis in the Company's consolidated statement of operations.

     As of December 31, 1997, the estimated fair value of the liabilities related to the FX Calls, as recorded in the Company's consolidated balance sheet, was L2.7 million. Changes in fair value between measurement dates relating to the FX Calls resulted in exchange gains of L4.5 million during the year ended December 31, 1997 in the Company's consolidated statement of operations.

7.  LONG-TERM DEBT

     2007 Discount Debentures

     In November 1995, the Company received net proceeds of approximately $291.1 million (L186.9 million) from the sale of its 2007 Discount Debentures in a public offering ($517.3 million principal at maturity). Interest accretes on the 2007 Discount Debentures at 11.20% per annum compounded semi-annually from November 15, 1995 to November 15, 2000, after which date interest will be paid in cash on each May 15 and November 15 through November 15, 2007. The accreted value of the 2007 Discount Debentures was L229.2 million as of December 31, 1997.

     The 2007 Discount Debentures contain restrictive covenants which limit the Company's ability to enter into arrangements for the sale of assets, mergers, the incurrence of additional debt and the payment of dividends. The Company was in compliance with such restrictive covenants as of December 31, 1997. Consummation of the NTL Transaction (see Note 1) is subject to consent of the Company's bondholders.

     UK Holdings Credit Facility

     On December 23, 1997, UK Holdings entered into a loan agreement (the "UK Holdings Agreement") with a consortium of banks to provide financing under a credit facility (the "UK Holdings Credit Facility") up to a maximum of L200.0 million. Under the terms of the UK Holdings Agreement, borrowings under the UK Holdings Credit Facility are guaranteed by Teesside and Cambridge Cable.

     On January 14, 1998, UK Holdings borrowed L75.0 million under Tranche A of the UK Holdings Credit Facility. Of this initial borrowing, L50.4 million was paid to the Company as a dividend and L17.8 million was used to fund capital expenditures and working capital requirements at Cambridge Cable and Teesside. Amounts available under the UK Holdings Credit Facility will be reduced each quarter in varying amounts beginning March 31, 2000 and continuing through December 31, 2000. The UK Holdings Credit Facility bears interest at a rate per annum equal to LIBOR plus 1/2% to 2 1/4%.

     The UK Holdings Credit Facility contains restrictive covenants which limit UK Holdings' ability to enter into arrangements for the acquisition and sale of property and equipment, investments, mergers and the incurrence of additional debt. Certain of these covenants require that certain financial ratios and cash flow levels be maintained and contain certain restrictions on dividend payments. The Company's right to receive consulting fee payments from Cambridge Cable and Teesside has been subordinated to the banks under the UK Holdings Credit Facility. In addition, the Company's shares in UK Holdings have been pledged to secure the UK Holdings Credit Facility.

     The consummation of the NTL Transaction will result in a change in control, as defined in the UK Holdings Credit Facility. Upon a change in control, all amounts outstanding under the UK Holdings Credit Facility will become immediately due and payable.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Other

     As of December 31, 1997, Cambridge Cable has two outstanding bank loans totaling L505,000, which are included in long-term debt. These bank loans are secured by Cambridge Cable's land and buildings in Cambridge and Bishop Stortford and are payable in quarterly installments through April 2000 and bear interest at a weighted average fixed rate of 9.35%. Also included in long-term debt are capital lease obligations of Cambridge Cable and Teesside (see Note
12).

     Maturities of long-term debt outstanding, including long-term debt, due to shareholder (see Note 9), as of December 31, 1997 for the four years after 1998 are as follows (in L000's):

1999........................................................  L12,658
2000........................................................      665
2001........................................................      528
2002........................................................      498

     The Company's long-term debt, excluding long-term debt due to shareholder, had estimated fair values of L259.6 million as of December 31, 1997. The estimated fair value of the Company's publicly traded debt is based on quoted market prices for that debt. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available.

8.  STOCK OPTION/SAR PLANS

     The Company implemented a Stock Appreciation Rights ("SARs") plan during 1995 for certain outside directors under which the terms of the SARs granted are determined by the Compensation Committee of the Board of Directors (the "SAR Plan"). Under the SAR Plan, eligible participants are entitled to receive a cash payment from the Company equal to 100% of the excess, if any, of the fair market value of a share of the Company's Class A Common Shares at the time of exercise over the fair market value of such a share at the grant date. Under the SAR Plan, a total of 50,000 SARs may be granted. The SARs have a term of ten years from the date of grant and are immediately exercisable. No SARs were granted in 1997. A total of 6,000 and 15,000 SARs were granted in 1996 and 1995, respectively and 14,000 SARs were outstanding at December 31, 1997, all exercisable. The fair value of the Company's Class A Common Stock at the grant date of the SARs was $12.63 and $16.25 for 1996 and 1995 grants, respectively. No compensation expense was recognized during the year ended December 31, 1997 as the exercise price of the SARs was not less then the fair value of a share of the Company's Class A Common Shares.

     The Company implemented a qualified stock option plan during 1995 for certain employees, officers and directors, under which the option prices and other terms are determined by the Compensation Committee of the Board of Directors (the "Option Plan"). Under the Option Plan, not more than 250,000 of the Company's Class A Common Shares may be issued pursuant to the plan upon exercise of qualified stock options. All options must be granted within ten years from the date of adoption of the Option Plan, with options becoming exercisable over four years from the date of grant. A total of 20,250 options, with an exercise price of $12.63, were granted in 1996 and are outstanding (none exercisable) at December 31, 1997. No options were granted in 1997 or 1995. No compensation expense has been recognized under the Option Plan as the exercise price of the grants was not less than the fair market value of the shares at the grant date.

9.  RELATED PARTY TRANSACTIONS

     Comcast U.K. Consulting, Inc. ("UK Consulting"), a wholly owned subsidiary of the Company, earns consulting fee income under consulting agreements with the Equity Investees. The consulting fee income is

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

generally based on a percentage of gross revenues or a fixed amount per dwelling unit in the Equity Investees' franchise areas.

     The Company's right to receive consulting fee payments from Birmingham Cable and Cable London has been subordinated to the banks under their credit facilities. Accordingly, a portion of these fees have been classified as long-term receivables and are included in investments in affiliates in the Company's consolidated balance sheet. In addition, the Company's shares in Cable London have been pledged to secure amounts outstanding under the London Revolver.

     Management fee expense is incurred under agreements between the Company on the one hand, and Comcast, the Company's controlling shareholder, and Comcast UK Cable Partners Consulting, Inc. ("Comcast Consulting"), an indirect wholly owned subsidiary of Comcast, on the other, whereby Comcast and Comcast Consulting provide consulting services to the Equity Investees on behalf of the Company and management services to the Company. Such management fees are based on Comcast's and Comcast Consulting's cost of providing such services. As of December 31, 1997, due to affiliates consists primarily of this management fee and operating expenses paid by Comcast and its affiliates on behalf of the Company.

     Investment income includes L2.5 million of interest income in 1997, relating to the loans to Birmingham Cable, Cable London and Cambridge Cable described in Note 5.

     Long-term debt, due to shareholder consists of 9% Subordinated Notes payable to Holdings (the "Notes") which are due in 1999. During the year ended December 31, 1997 interest expense on the Notes was L950,000.

     In management's opinion, the foregoing transactions were entered into on terms no more or less favorable than those with non-affiliated parties.

10.  INCOME TAXES

     The Company's wholly owned subsidiaries have a deferred tax asset arising from the carryforward of net operating losses and the differences between the book and tax basis of property. However, a valuation allowance has been recorded to fully reserve the deferred tax asset as its realization is uncertain.

     Significant components of deferred income taxes are as follows (in L000's):

                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
Net operating loss carryforwards (carried forward
  indefinitely).............................................    L 14,382
Differences between book and tax basis of property..........       7,959
Other.......................................................         321
Less: Valuation allowance...................................     (22,662)
                                                                --------
                                                                L     --
                                                                ========

11.  STATEMENT OF CASH FLOWS -- SUPPLEMENTAL INFORMATION

     The Company made cash payments for interest of approximately L559,000 during the year ended December 31, 1997.

     The Company's wholly owned subsidiaries incurred capital lease obligations of L2.1 million during the year ended December 31, 1997.

               COMCAST UK CABLE PARTNERS LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

12.  COMMITMENTS AND CONTINGENCIES

     Certain of the Company's facilities and equipment are held under operating or capital leases which expire through 2008.

     A summary of assets held under capital lease are as follows (in L000's):

                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
Land, buildings and equipment...............................    L10,735
Less: Accumulated depreciation..............................     (3,165)
                                                                -------
                                                                L 7,570
                                                                =======

     Future minimum rental payments under lease commitments with an initial or remaining term of more than one year of December 31, 1997 are as follows (in L000's):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1998........................................................  L 2,191     L 1,580
1999........................................................    1,753         969
2000........................................................      902         283
2001........................................................      706          63
2002........................................................      629          63
Thereafter..................................................    1,731          36
                                                              -------     -------
Total minimum rental commitments............................  L 7,912     L 2,994
                                                                          =======
Less: Amount representing interest..........................   (1,874)
                                                              -------
Present value of minimum rental commitments.................    6,038
Less: Current portion of capital lease obligations..........   (1,660)
                                                              -------
Long-term portion of capital lease obligations..............  L 4,378
                                                              =======

     Operating lease expense for the years ended December 31, 1997 was L1.7 million.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or liquidity of the Company.

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                        FIRST        SECOND       THIRD        FOURTH       TOTAL
                                       QUARTER      QUARTER      QUARTER      QUARTER        YEAR
                                       --------    ----------    --------    ----------    --------
                                                      (L000, EXCEPT PER SHARE DATA)
1997
Revenues.............................  L 12,351     L 13,350     L 14,241     L 16,720     L 56,662
Operating loss.......................    (6,543)      (6,364)      (5,679)      (4,018)     (22,604)
Equity in net losses of affiliates...    (5,152)      (5,162)      (5,195)      (5,850)     (21,359)
Net loss.............................   (20,540)     (13,108)     (20,682)     (13,026)     (67,356)
Net loss per share...................      (.41)        (.26)        (.41)        (.26)       (1.34)

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                SEPTEMBER 30,
                                                                     1998
                                                                -------------
                                                                 (UNAUDITED)
                                                               (IN L000'S,
                                                              EXCEPT SHARE DATA)
CURRENT ASSETS
  Cash and cash equivalents.................................      L  86,363
  Accounts receivable, less allowance for doubtful accounts
     of L3,204..............................................          4,075
  Other current assets......................................          5,932
                                                                  ---------
          Total current assets..............................         96,370
                                                                  ---------
INVESTMENTS IN AFFILIATES...................................         50,307
                                                                  ---------
PROPERTY AND EQUIPMENT......................................        364,693
  Accumulated depreciation..................................        (51,205)
                                                                  ---------
  Property and equipment, net...............................        313,488
                                                                  ---------
DEFERRED CHARGES............................................         58,785
  Accumulated amortization..................................        (14,587)
                                                                  ---------
  Deferred charges, net.....................................         44,198
                                                                  ---------
FOREIGN EXCHANGE PUT OPTIONS, NET...........................          5,886
                                                                  ---------
                                                                  L 510,249
                                                                  =========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................      L  25,783
  Accrued interest..........................................            271
  Current portion of long-term debt.........................         94,941
  Notes payable to Comcast U.K. Holdings, Inc. .............         12,037
  Other.....................................................            809
                                                                  ---------
          Total current liabilities.........................        133,841
                                                                  ---------
LONG-TERM DEBT, LESS CURRENT PORTION........................        246,677
                                                                  ---------
FOREIGN EXCHANGE CALL OPTION................................          2,562
                                                                  ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred shares, L0.1 par value -- authorized 10,000,000
     shares; issued, none...................................             --
  Class A common shares, L.01 par value -- authorized
     50,000,000 shares; issued, 37,231,997..................            372
  Class B common shares, L.01 par value -- authorized
     50,000,000 shares; issued, 12,872,605..................            129
  Additional capital........................................        358,548
  Accumulated deficit.......................................       (231,880)
                                                                  ---------
          Total shareholders' equity........................        127,169
                                                                  ---------
                                                                  L 510,249
                                                                  =========

           See notes to condensed consolidated financial statements.

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            AND ACCUMULATED DEFICIT
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                1998             1997
                                                              ---------        ---------
                                                              (IN L000'S,)EXCEPT PER SHARE
                                                                                    DATA
REVENUES
  Service income............................................  L  55,692        L  39,166
  Consulting fee income.....................................        840              776
                                                              ---------        ---------
                                                                 56,532           39,942
                                                              ---------        ---------
COSTS AND EXPENSES
  Operating.................................................     18,147           14,484
  Selling, general and administrative.......................     26,089           22,720
  Management fees...........................................      2,174            2,494
  Depreciation and amortization.............................     22,952           18,830
                                                              ---------        ---------
                                                                 69,362           58,528
                                                              ---------        ---------
OPERATING LOSS..............................................    (12,830)         (18,586)
OTHER (INCOME) EXPENSE
  Interest expense..........................................     26,751           18,706
  Investment income.........................................     (6,752)          (5,807)
  Equity in net losses of affiliates........................     15,916           15,509
  Exchange (gains) losses and other.........................     (4,238)           7,336
                                                              ---------        ---------
                                                                 31,677           35,744
                                                              ---------        ---------
NET LOSS....................................................    (44,507)         (54,330)
ACCUMULATED DEFICIT
     Beginning of period....................................   (187,373)        (120,017)
                                                              ---------        ---------
     End of period..........................................  L(231,880)       L(174,347)
                                                              =========        =========
NET LOSS PER SHARE..........................................  L    (.89)       L   (1.08)
                                                              =========        =========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING
  THE PERIOD................................................     50,105           50,105
                                                              =========        =========

           See notes to condensed consolidated financial statements.

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                L000        L000
OPERATING ACTIVITIES
Net loss....................................................  (L44,507)   (L54,330)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    22,952      18,830
     Amortization on foreign exchange contracts.............     2,072       2,072
     Non-cash interest expense..............................    20,168      18,300
     Non-cash investment income.............................    (2,181)     (1,825)
     Exchange (gains) losses................................    (7,211)      7,116
     Equity in net losses of affiliates.....................    15,916      15,509
     (Increase) decrease in account receivable and other
      current assets........................................      (333)        150
     Increase in accounts payable and accrued expenses and
      accrued interest......................................     2,449       3,177
                                                              --------    --------
          Net cash provided by operating activities.........     9,325       8,999
                                                              --------    --------
FINANCING ACTIVITIES
  Repayments of debt........................................    (1,567)     (1,111)
  Proceeds from borrowings..................................    93,000
  Deferred financing costs..................................    (1,634)
  Net transactions with affiliates..........................    (1,020)     (1,517)
                                                              --------    --------
          Net cash provided by (used in) financing
            activities......................................    88,779      (2,628)
                                                              --------    --------
INVESTING ACTIVITIES
  Proceeds from sales of short-term investments, net........                45,805
  Capital contributions and loans to affiliates.............    (1,768)     (8,670)
  Capital expenditures......................................   (47,012)    (59,709)
  Deferred charges..........................................      (333)       (687)
                                                              --------    --------
          Net cash used in investing activities.............   (49,113)    (23,261)
                                                              --------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    48,991     (16,890)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    37,372      63,314
                                                              --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  L 86,363    L 46,424
                                                              ========    ========

           See notes to condensed consolidated financial statements.

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     Basis of Presentation

     The condensed consolidated balance sheet as of September 30, 1998, the condensed consolidated statement of operations and accumulated deficit for the nine months ended September 30, 1998 and 1997, and the condensed consolidated statement of cash flows for the nine months ended September 30, 1998 and 1997 have been prepared by NTL (Bermuda) Limited (formerly Comcast UK Cable Partners Limited) (the "COMPANY") and have not been audited by the Company's independent auditors. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of September 30, 1998 and for all periods presented have been made.

     Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the periods ended September 30, 1998 are not necessarily indicative of operating results for the full year.

     Reclassifications

     Certain reclassifications have been made to the prior year condensed consolidated financial statements to conform to those classifications used in 1998.

2.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 130, which had no effect on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company is assessing whether changes in reporting will be required upon the adoption of this new standard. The Company will adopt SFAS No. 131 for fiscal year ending December 31, 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which establishes accounting and reporting standards for derivatives and hedging activities, is effective for fiscal years beginning after June 15, 1999. Upon the adoption of SFAS No. 133, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The Company is currently evaluating the impact the adoption of SFAS No. 133 will have on its financial position and results of operations.

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

3.  AMALGAMATION WITH NTL

     Effective October 29, 1998, NTL Incorporated ("NTL"), NTL (Bermuda) Limited, a wholly owned subsidiary of NTL, and Comcast UK Cable Partners Limited ("Partners") consummated a transaction (the "Amalgamation") pursuant to the Agreement and Plan of Amalgamation, dated February 4, 1998, as amended, among the same (the "Amalgamation Agreement"), whereby NTL (Bermuda) Limited amalgamated with Partners, such that the separate existence of NTL (Bermuda) Limited and Partners continued in the form of the company that resulted from the Amalgamation and which is a wholly owned subsidiary of NTL (the "Amalgamated Company"). Under the terms of the Amalgamation Agreement, shareholders of Partners received 0.3745 shares of common stock of NTL in consideration for each of their shares of common stock of Partners. Accordingly, as a result of the Amalgamation, shareholders of Partners received a total of approximately 18,700,000 shares of NTL common stock, representing approximately 31.2% of the shares of NTL common stock outstanding after giving effect to the consummation of the Amalgamation.

     The Amalgamated Company shall operate under the name "NTL (Bermuda) Limited". Effective as of the Amalgamation, (i) the memorandum of association of NTL (Bermuda) Limited shall be the memorandum of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law, (ii) the bye-laws of NTL (Bermuda) Limited, as in effect immediately prior to the Amalgamation, shall be the bye-laws of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law and (iii) the persons serving as directors and officers of NTL (Bermuda) Limited immediately prior to the Amalgamation shall be the directors and officers, respectively, of the Amalgamated Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal.

     Immediately following the Amalgamation, the Amalgamated Company and Bank of Montreal Trust Company, as trustee, executed a First Supplemental Indenture (the "First Supplemental Indenture") relating to Partner's 11.20% Senior Discount Debentures due 2007 (the "Debentures"), which provides for the assumption by the Amalgamated Company of the liabilities and the obligations of Partners under the Indenture, dated as of November 15, 1995, governing the Debentures (together with the First Supplemental Indenture, the "Indenture") and the Debentures issued pursuant thereto. The First Supplemental Indenture likewise provides that the Amalgamated Company shall succeed to, and be substituted for, and may exercise every right and power of, Partners under the Indenture and the Debentures.

     Pursuant to existing arrangements between Partners and Telewest Communications plc ("Telewest"), a co-owner of interests in Cable London PLC ("Cable London") and Birmingham Cable Corporation Limited ("Birmingham Cable"), Telewest had certain rights to acquire either or both of Partner's interests in these systems (see Note 4) as a result of the Amalgamation. On August 14, 1998, Partners and NTL entered into an agreement (the "Telewest Agreement") with Telewest relating to Partner's ownership interests in Birmingham Cable, Partner's and Telewest's respective ownership interests in Cable London and certain other related matters. Pursuant to the Telewest Agreement, Partners sold its 27.5% ownership interest in Birmingham Cable to Telewest for L125 million, plus L5 million for certain subordinated debt and fees. Partners and Telewest have also agreed within a certain time period to rationalize their joint ownership of Cable London pursuant to an agreed procedure (the "Shoot-out"). Between April 29 and July 29, 1999, the Amalgamated Company can notify Telewest of the price at which it is willing to sell its 50% ownership interest in Cable London to Telewest. Following such notification, Telewest at its option will be required at that price to either purchase the Amalgamated Company's 50% ownership interest in Cable London or sell its 50% ownership interest in Cable London to the Amalgamated Company. If the Amalgamated Company fails to give notice to Telewest during the Shoot-out period, it will be deemed to have given a notice to Telewest offering to sell its Cable London interest for L100 million. The sale or purchase by the Company as per the Cable London Shoot-out is expected to be completed by November 1999.

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

4.  INVESTMENTS IN AFFILIATES

     The Company has invested in two affiliates: Birmingham Cable and Cable London (together, the "Equity Investees"). The Equity Investees operate integrated cable communications, residential telephony and business telecommunications systems in their respective major metropolitan areas under exclusive cable television licenses and non-exclusive telecommunications licenses. As of September 30, 1998, the Company's ownership interest in the Equity Investees is as follows:

Birmingham Cable............................................  27.5%
Cable London................................................  50.0%

     Included in investments in affiliates as of September 30, 1998, are loans to Cable London of L28.5 million and accrued interest of L8.0 million. The loans accrue interest at a rate of 2% above the published base lending rate of Barclays Bank plc (9.5% effective rate as of September 30, 1998) and are subordinate to Cable London's credit facility. Of these loans, L21.0 million as of September 30, 1998, are convertible into ordinary shares of Cable London at a per share conversion price of L2.00. Also included in investments in affiliates as of September 30, 1998 are loans to Birmingham Cable of L3.7 million and accrued interest of L320,000. The Birmingham Cable loans accrue interest at a fixed rate of 7.8% and are subordinate to Birmingham Cable's credit facility.

     As described in Note 3, the Company sold its interest in Birmingham Cable in October 1998 for L125 million, plus L5 million for certain subordinated debt and fees. The Company will record a gain on the sale of Birmingham Cable of approximately L110 million in the fourth quarter of 1998. Also, the Company and Telewest have agreed to the Cable London Shoot-out pursuant to which the Company will either sell its interest in Cable London to Telewest or Telewest will sell its interest in Cable London to the Company. The sale or purchase by the Company as per the Cable London Shoot-out is expected to be completed by November 1999.

     Although the Company is not contractually committed to make any additional capital contributions or advances to Cable London, it currently intends to fund its share of the amounts necessary for capital expenditures and to finance operating deficits. Failure to do so could dilute the Company's ownership interest in Cable London.

     Summarized financial information for affiliates accounted for under the equity method is as follows:

                                                    BIRMINGHAM     CABLE
                                                      CABLE        LONDON     COMBINED
                                                    ----------    --------    --------
                                                       L000         L000        L000
NINE MONTHS ENDED SEPTEMBER 30, 1998
Results of operations
  Service income..................................   L 57,385     L 48,926    L106,311
  Operating, selling, general and administrative
     expenses.....................................    (43,690)     (38,244)    (81,934)
  Depreciation and amortization...................    (20,717)     (16,611)    (37,328)
  Operating loss..................................     (7,022)      (5,929)    (12,951)
  Net loss........................................    (25,067)     (17,523)    (42,590)
  Company's equity in net loss....................     (7,010)      (8,906)    (15,916)

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                                                    BIRMINGHAM     CABLE
                                                      CABLE        LONDON     COMBINED
                                                    ----------    --------    --------
                                                       L000         L000        L000
AT SEPTEMBER 30, 1998
Financial position
  Current assets..................................     14,858        8,774      23,632
  Noncurrent assets...............................    244,384      190,803     435,187
  Current liabilities.............................     26,570       19,899      46,469
  Noncurrent liabilities..........................    185,410      197,448     382,858
NINE MONTHS ENDED SEPTEMBER 30, 1997
Results of operations
  Service income..................................     49,146       38,162      87,308
  Operating, selling, general and administrative
     expenses.....................................    (42,411)     (34,007)    (76,418)
  Depreciation and amortization...................    (18,031)     (13,930)    (31,961)
  Operating loss..................................    (11,296)      (9,775)    (21,071)
  Net loss........................................    (21,715)     (18,625)    (40,340)
  Company's equity in net loss....................     (6,077)      (9,432)    (15,509)

5.  LONG-TERM DEBT

     In December 1997, Comcast UK Holdings Limited ("UK Holdings"), a wholly owned subsidiary of the Company, entered into a loan agreement (the "UK Holdings Agreement") with a consortium of banks to provide financing under a credit facility (the "UK Holdings Credit Facility") up to a maximum of L200.0 million. Under the terms of the UK Holdings Agreement, borrowings under the UK Holdings Credit Facility are guaranteed by Cambridge Holding Company Limited ("Cambridge Cable") and two companies holding the franchises for Darlington and Teesside, England ("Teesside"). Cambridge Cable and Teesside are wholly owned subsidiaries of the Company.

     Final maturity of the UK Holdings Credit Facility is January 31, 2001. The UK Holdings Credit Facility bears interest at a rate per annum equal to the London Interbank Offered Rate ("LIBOR") plus 1/2% to 2 1/4%. As of September 30, 1998 the Company's effective weighted average interest rate on the UK Holdings Credit Facility was 9.33%.

     The consummation of the Amalgamation resulted in a change in control, as defined in the UK Holdings Credit Facility, and all amounts outstanding thereunder became immediately due and payable. The Company repaid the approximately L100 million outstanding on October 29, 1998 using proceeds from the sale of the Birmingham Cable interest. The banks have agreed to suspend the UK Holdings Credit Facility for 90 days pending the renegotiation of the facility. The amount outstanding under the UK Holdings Credit Facility of L93 million as of September 30, 1998 is classified as current on the Company's condensed consolidated balance sheet as of that date.

6.  RELATED PARTY TRANSACTIONS

     Comcast U.K. Consulting, Inc., a wholly owned subsidiary of the Company, earned consulting fee income under consulting agreements with the Equity Investees. The consulting fee income was generally based on a percentage of gross revenues or a fixed amount per dwelling unit in the Equity Investees' franchise areas. The consulting agreements were terminated pursuant to the Telewest Agreement.

     The Company's right to receive consulting fee payments from the Equity Investees was subordinated to the banks under their credit facilities. Accordingly, these fees have been classified as long-term receivables

                   NTL (BERMUDA) LIMITED (FORMERLY COMCAST UK
                    CABLE PARTNERS LIMITED) AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

and are included in investments in affiliates in the Company's condensed consolidated balance sheet. In addition, the Company's shares in Cable London have been pledged to secure amounts outstanding under Cable London's revolving credit facility.

     Management fee expense was incurred under agreements between the Company on the one hand, and Comcast Corporation ("Comcast"), the Company's former controlling shareholder, and Comcast UK Cable Partners Consulting, Inc. ("Comcast Consulting"), an indirect wholly owned subsidiary of Comcast, on the other, whereby Comcast and Comcast Consulting provided consulting services to the Equity Investees on behalf of the Company and management services to the Company. Such management fees were based on Comcast's and Comcast Consulting's cost of providing such services. As of September 30, 1998 other current liabilities consists primarily of this management fee and operating expenses paid by Comcast and its affiliates on behalf of the Company. For the nine and three months ended September 30, 1998 and 1997, investment income includes L2.2 million, L1.8 million, L754,000 and L676,000 of interest income, respectively, relating to the loans to the Equity Investees.

     For the nine and three months ended September 30, 1998 and 1997, investment income includes L2.2 million, L1.8 million, L754,000 and L676,000 of interest income, respectively, relating to the loans to the Equity Investees.

     Long-term debt due to shareholder consists of 9% Subordinated Notes payable to Comcast U.K. Holdings, Inc. which are due in September 1999. For the nine and three months ended September 30, 1998 and 1997, the Company recorded L765,000, L700,000, L262,000 and L239,000, respectively, of interest expense relating to such notes.

     In management's opinion, the foregoing transactions were entered into on terms no more or less favorable than those with non-affiliated parties.

7.  CONTINGENCIES

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or liquidity of the Company.

8.  STATEMENT OF CASH FLOWS -- SUPPLEMENTAL INFORMATION

     The Company made cash payments for interest of L6.3 million, L406,000, L2.5 million and L136,000 during the nine and three months ended September 30, 1998 and 1997, respectively.

     The Company's wholly owned subsidiaries incurred capital lease obligations of L2.2 million, L1.5 million, L486,000 and L852,000 during the nine and three months ended September 30, 1998 and 1997, respectively.

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND SHAREHOLDERS
BIRMINGHAM CABLE CORPORATION LIMITED

     We have audited the accompanying consolidated balance sheet of Birmingham Cable Corporation Limited (a company incorporated in the United Kingdom) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birmingham Cable Corporation Limited and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE

Birmingham, England
February 27, 1998 (March 16, 1998 as to Note 3)

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                         (IN L000'S, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    L  2,254
  Accounts receivable, less allowance for doubtful accounts
     of L4,834..............................................       6,326
  Other current assets......................................       2,844
                                                                --------
     Total current assets...................................      11,424
                                                                --------
PROPERTY AND EQUIPMENT......................................     310,111
  Accumulated depreciation..................................     (74,214)
                                                                --------
  Property and equipment, net...............................     235,897
                                                                --------
DEFERRED CHARGES............................................      18,112
  Accumulated amortization..................................      (5,398)
                                                                --------
  Deferred charges, net.....................................      12,714
                                                                --------
                                                                L260,035
                                                                ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................    L 18,997
  Accrued interest..........................................       1,611
  Current portion of capital lease obligations..............       1,685
                                                                --------
     Total current liabilities..............................      22,293
                                                                --------
LONG-TERM DEBT..............................................     140,000
                                                                --------
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION.............      13,539
                                                                --------
LONG-TERM DEBT, DUE TO SHAREHOLDERS.........................       7,492
                                                                --------
OTHER LIABILITIES...........................................       4,382
                                                                --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Ordinary shares, L1.00 par value -- authorized, 60,000,000
     shares; issued, 51,073,486.............................      51,073
  Additional capital........................................     112,399
  Accumulated deficit.......................................     (91,143)
                                                                --------
     Total shareholders' equity.............................      72,329
                                                                --------
                                                                L260,035
                                                                ========

                See notes to consolidated financial statements.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (IN L000'S)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
SERVICE INCOME..............................................    L 67,166
                                                                --------
COSTS AND EXPENSES
  Operating.................................................      28,942
  Selling, general and administrative.......................      27,622
  Depreciation and amortization.............................      26,427
                                                                --------
                                                                  82,991
                                                                --------
OPERATING LOSS..............................................     (15,825)
INTEREST EXPENSE............................................      17,500
INVESTMENT INCOME...........................................      (2,499)
                                                                --------
NET LOSS....................................................    L(30,826)
                                                                ========

                See notes to consolidated financial statements.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN L000'S)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
OPERATING ACTIVITIES
Net loss....................................................   L (30,826)
  Adjustments to reconcile net loss to net cash (used in)
     operating activities:
     Depreciation and amortization..........................      26,427
     Non-cash interest expense..............................         492
     Decrease in accounts receivable, interest receivable
      and other current assets..............................         672
     (Decrease) in accounts payable and accrued expenses,
      accrued interest and other liabilities................      (9,027)
                                                               ---------
       Net cash (used in) operating activities..............     (12,262)
                                                               ---------
FINANCING ACTIVITIES
  Proceeds from borrowings..................................     140,000
  Loans from shareholders...................................       7,000
  Redemption of preference shares...........................    (175,000)
  Repayment of capital leases...............................      (2,316)
                                                               ---------
     Net cash (used in) financing activities................     (30,316)
                                                               ---------
INVESTING ACTIVITIES
  Restricted cash...........................................      75,000
  Capital expenditures......................................     (36,635)
  Deferred charges..........................................      (1,222)
                                                               ---------
       Net cash provided by investing activities............      37,143
                                                               ---------
(DECREASE) IN CASH AND CASH EQUIVALENTS.....................      (5,435)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       7,689
                                                               ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................   L   2,254
                                                               =========

                See notes to consolidated financial statements.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (IN L000'S)

                                                       ORDINARY   ADDITIONAL   ACCUMULATED
                                                        SHARES     CAPITAL       DEFICIT      TOTAL
                                                       --------   ----------   -----------   --------
BALANCE, DECEMBER 31, 1996...........................  L51,073     L112,399     L(60,317)    L103,155
  Net loss...........................................                            (30,826)     (30,826)
                                                       -------     --------     --------     --------
BALANCE, DECEMBER 31, 1997...........................  L51,073     L112,399     L(91,143)    L 72,329
                                                       =======     ========     ========     ========

                See notes to consolidated financial statements.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

1.  BUSINESS

     Birmingham Cable Corporation Limited, a company incorporated in the United Kingdom ("UK"), and subsidiaries (the "Company") is principally engaged in the development, construction, management and operation of cable telecommunications systems. The Company holds two franchises in Birmingham/Solihull and Wythall, England.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting

     The Company maintains its books and records in accordance with accounting principles generally accepted in the UK. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as practiced in the United States ("US") and are stated in UK pounds sterling ("UK Pound"). There were no significant differences between accounting principles followed for UK purposes and generally accepted accounting principles practiced in the US. The UK Pound exchange rate as of December 31, 1997 was US $1.65.

     Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All significant intercompany accounts and transactions among the consolidated entities have been eliminated.

     Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values

     The estimated fair value amounts presented in these notes to consolidated financial statements have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 1997 and have not been comprehensively revalued for purposes of these consolidated financial statements since such dates.

     Prematurity Period

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its cable telecommunications systems under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 51, "Financial Reporting by Cable Television Companies."

     Under SFAS No. 51, during the period while the systems are partially under construction and partially in service (the "Prematurity Period"), costs of cable telecommunications plant, including materials, direct labor and construction overhead are capitalized. Subscriber-related costs and general and administrative costs are

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

expensed as incurred. Costs incurred in anticipation of servicing a fully operating system that will not vary regardless of the number of subscribers are partially expensed and partially capitalized, based upon the percentage of average actual or estimated subscribers, whichever is greater, to the total number of subscribers expected at the end of the Prematurity Period (the "Fraction").

     During the Prematurity Period, depreciation and amortization of system assets is determined by multiplying the depreciation and amortization of the total capitalized system assets expected at the end of the Prematurity Period by the Fraction. At the end of the Prematurity Period, depreciation and amortization of system assets is based on the remaining undepreciated cost at that date.

     As of December 31, 1997, all of the Company's seven discrete build areas have completed their Prematurity Period.

     Property and Equipment

     Property and equipment, which consists principally of system assets, is shown at historical cost less accumulated depreciation. Improvements that extend asset lives are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized as a component of depreciation expense.

     System assets

     Prior to the Prematurity Period, no depreciation is provided on system assets. During the Prematurity Period, depreciation is provided in accordance with SFAS No. 51.

     Depreciation of system assets is provided by the straight-line method over estimated useful lives as follows:

Plant.......................................................  15-40 years
Network.....................................................     15 years
Subscriber equipment........................................   6-10 years
Switch......................................................     10 years
Computers...................................................      4 years

     Non-system assets

     Depreciation of non-system assets is provided by the straight-line method over estimated useful lives as follows:

Buildings...................................................       40 years
Leasehold buildings.........................................  term of lease
Fixtures, fittings and equipment............................        5 years
Computers...................................................        4 years
Vehicles....................................................        4 years

     Leased Assets

     Assets held under capital leases are treated as if they had been purchased outright and the corresponding liability is included in capital lease obligations. Capital lease payments include principal and interest, with the interest portion being expensed. Payments on operating leases are expensed on a straight-line basis over the lease term.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Deferred Charges

     Deferred charges consist primarily of franchise acquisition and development costs directly attributable to obtaining, developing and maintaining the franchise licenses. Franchise acquisition and development costs have been allocated evenly between each build area and are amortized, by build area, on a straight-line basis, over the lives of the franchises of 15 to 23 years.

     Valuation of Long-Lived Assets

     The Company periodically evaluates the recoverability of its long-lived assets, including property and equipment and deferred charges, using objective methodologies. Such methodologies include evaluations based on the cash flows generated by the underlying assets or other determinants of fair value.

     Revenue Recognition

     Service income is recognized as service is provided. Credit risk is managed by disconnecting services to subscribers who are delinquent.

     Income Taxes

     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the financial statements in the period of enactment.

     Derivative Financial Instruments

     The Company uses interest rate exchange agreements ("Swaps"), to manage its exposure to fluctuations in interest rates. Swaps are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense.

     Those instruments that have been entered into by the Company to hedge exposure to interest rate risks are periodically examined by the Company to ensure that the instruments are matched with underlying liabilities, reduce the Company's risks relating to interest rates and, through market value and sensitivity analysis, maintain a high correlation to the interest expense or underlying value of the hedged item.

     The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to any leveraged instruments (see Note 3). The credit risks associated with the Company's derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

3.  LONG-TERM DEBT AND PREFERENCE SHARES

     In February 1995, a subsidiary of the Company issued 175,000 cumulative L1.00 redeemable five year term preference shares for a paid up value of L175.0 million. Also in February 1995, the Company entered into a L175.0 million five year revolving credit facility (the "Birmingham Facility") which provided for conversion into a five year term loan on March 31, 2000. In March 1997, the terms of the Birmingham Facility were amended to extend the maturity of the term loan to December 31, 2005 and to amend the required cash flow levels (as defined) and certain other terms. Interest rates on the Birmingham Facility are at the London Interbank Offered Rate ("LIBOR") plus 5/8% to 2 1/4%.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     In July 1997, the preference shareholder exercised its option to require the Company to purchase its shareholding. The Company funded the redemption of the preference shares with the proceeds from the Birmingham Facility and restricted cash and settled its five year L175.0 million interest rate exchange agreement with Barclays Bank PLC. The balance of the Birmingham Facility will be used, subject to certain restrictions, for capital expenditures and working capital requirements relating to the build-out of its systems. The preference shares had an effective dividend rate, including Advanced Corporation Tax ("ACT"), of 8.00%.

     The Birmingham Facility contains restrictive covenants which limit the Company's ability to enter into arrangements for the acquisition and sale of property and equipment, investments, mergers and the incurrence of additional debt. Certain of these covenants require that certain minimum build requirements, financial ratios and cash flow levels be maintained and contain restrictions on dividend payments. The Company's three principal shareholders' right to receive consulting fee payments from the Company has been subordinated to the banks under the Birmingham Facility. The payment of consulting fees is restricted until the Company meets certain financial ratio tests under the Birmingham Facility. The Company has pledged the shares of its material subsidiaries to secure the Birmingham Facility. Upon a change of control, all amounts due under the Birmingham Facility become immediately due and payable. On February 4, 1998, Comcast UK Cable Partners Limited ("Comcast UK"), one the Company's principal shareholders, entered into a definitive agreement to amalgamate (the "NTL Transaction") with a wholly owned subsidiary of NTL Incorporated. The consummation of the NTL Transaction will not result in a change of control as defined in the Birmingham Facility.

     The Company enters into Swaps as a normal part of its risk management efforts to limit its exposure to adverse fluctuations in interest rates. Using Swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional amount. In conjunction with the Birmingham Facility, a subsidiary of the Company and Barclays Bank PLC entered into a five year L175.0 million Swap, whereby the subsidiary receives fixed interest at a rate of 8.83% and pays floating rate interest at the six month LIBOR. The L175.0 million Swap was settled in July 1997 along with the redemption of the preference shares (see above). In addition, a subsidiary of the Company entered into a second series of five year Swaps with three banks. Under the agreements, the subsidiary pays fixed rate interest at 9.20% and receives floating rate interest at six month LIBOR, based upon the outstanding notional amount of the Swaps. As of December 31, 1997, the notional amount outstanding on the second series of Swaps was L149.0 million, and increased to L160.0 million on January 2, 1998. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. While Swaps represent an integral part of the Company's interest rate risk management program, their incremental effect on interest expense for the year ended December 31, 1997 was not significant. The estimated amount to settle the Company's Swaps was a liability of L7.5 million as of December 31, 1997.

     On March 16, 1998, the Company's shareholders loaned L7.0 million to the Company in the form of Junior Subordinated Debt, as defined in the Birmingham Facility. The proceeds from this borrowing were used to settle the Swaps described above. Additionally, on March 16, 1998 a subsidiary of the Company entered into a L160.0 million notional amount two year Swap with three banks. Under the terms of this Swap, the subsidiary pays fixed rate interest at 7.23% and receives floating rate interest at six month LIBOR, based upon the notional amount.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Maturities of long-term debt outstanding as of December 31, 1997 for the four years after 1998 are as follows (L000's):

1999...............................................  L
2000...............................................    7,000
2001...............................................   14,000
2002...............................................   21,000

     The differences between the carrying amounts and estimated fair value of the Company's long-term debt was not significant as of December 31, 1997. Interest rates that are currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available.

4.  LONG-TERM DEBT, DUE TO SHAREHOLDERS

     As of December 31, 1997, the Company had outstanding loans from shareholders of L7.0 million and accrued interest thereon of L492,000. The loans from shareholders bear interest at a fixed rate of 7.8% and are payable on demand. Under the terms of the Birmingham Facility, however, principal and interest on the loans from shareholders cannot be paid until the Birmingham Facility is repaid. Thus, the loans from shareholders and accrued interest thereon have been classified as long-term in the Company's consolidated balance sheet. The carrying value of the loans from shareholders approximates fair value as of December 31, 1997.

5.  RELATED PARTY TRANSACTIONS

     The Company has consulting agreements with Comcast U.K. Consulting, Inc. ("Comcast Consulting") and Telewest Communications Group Ltd., subsidiaries of two of the Company's principal shareholders, Comcast UK and Telewest Communications plc ("Telewest"), respectively. The Company also has a consulting agreement with General Cable, the Company's other principal shareholder. The Company pays a fee to Telewest each year as a contribution to the operating expenses and capital expenditures of Telewest's Network Service Center, which provides telephony support to the Company. The Company has a telephony interconnect agreement with Telewest, whereby certain telephony traffic is routed via Telewest. These interconnect costs are included in "other" below.

     A summary of related party charges included in the Company's consolidated financial statements is as follows (in L000's):

                                                               YEAR ENDED
                                                              DECEMBER 31
                                                              ------------
                                                                  1997
                                                              ------------
Consulting fees.............................................     L1,511
Network Service Center fees.................................        711
Other.......................................................      1,151
                                                                 ------
                                                                 L3,373
                                                                 ======

     As of December 31, 1997, accounts payable and accrued expenses include L1.4 million, payable to the Company's three principal shareholders, principally for consulting fees and normal operating expenses paid by the shareholders and their affiliates on behalf of the Company. As of December 31, 1997, other long-term liabilities includes L3.9 million, of consulting fees payable to the Company's three principal shareholders as payment is restricted under the Birmingham Facility.

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     In management's opinion, the foregoing transactions were entered into on terms no more or less favorable than those with non-affiliated third parties.

6.  INCOME TAXES

     The Company has a deferred tax asset arising from the carryforward of net operating losses and the differences between the book and tax basis of property. However, a valuation allowance has been recorded to fully reserve the deferred tax asset as its realization is uncertain.

     Significant components of the Company's deferred income taxes are as follows (in L000's):

                                                              DECEMBER 31
                                                              ------------
                                                                  1997
                                                              ------------
Net operating loss carryforwards (carried forward
  indefinitely).............................................    L  3,253
Differences between book and tax basis of property..........       7,880
Less: Valuation allowance...................................     (11,133)
                                                                --------
                                                                L
                                                                ========

     In connection with the Birmingham Facility and the related preference share arrangement (see Note 3), the Company is obligated to pay ACT on all preference share dividends. Related ACT for 1997 was L1.4 million, and has been classified as a component of interest expense in the Company's consolidated statement of operations. ACT may be carried forward indefinitely to offset potential future tax liabilities of the Company.

7.  STATEMENT OF CASH FLOWS -- SUPPLEMENTAL INFORMATION

     The Company made cash payments for interest and preferred stock dividends of approximately L43.0 million during the year ended December 31, 1997.

     The Company incurred capital lease obligations of L4.1 million during the year ended December 31, 1997.

8.  COMMITMENTS AND CONTINGENCIES

     Certain of the Company's facilities and equipment are held under operating or capital leases which expire through 2007.

     A summary of assets held under capital leases are as follows (in L000's):

                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
System, fixtures, fittings, equipment and vehicles..........    L 1,511
Less: Accumulated depreciation..............................     (5,779)
                                                                -------
                                                                L13,212
                                                                =======

             BIRMINGHAM CABLE CORPORATION LIMITED AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Future minimum rental payments under lease commitments with an initial or remaining term of more than one year as of December 31, 1997 are as follows (in L000's):

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1998........................................................  L  2,699     L   156
1999........................................................     2,801         156
2000........................................................     2,778         156
2001........................................................     2,300         157
2002........................................................     1,719         154
Thereafter..................................................     7,710       1,805
                                                              --------     -------
Total minimum rental commitments............................    20,007     L 2,584
                                                                           =======
Less: Amount representing interest..........................    (4,783)
                                                              --------
Present value of minimum rental commitments.................    15,224
Less: Current portion of capital lease obligations..........    (1,685)
                                                              --------
Long-term portion of capital lease obligations..............  L 13,539
                                                              ========

     Operating lease expense for the years ended December 31, 1997 was L169,000.

     Included within accounts payable and accrued expenses and other long-term liabilities as of December 31, 1997 is L570,000 which represents the obligation incurred by the Company in connection with the termination of a contractual obligation under an agreement with the local authority to service and maintain the Company's satellite master antenna television installations in the franchise area. This liability is noninterest bearing and will be discharged by the payment of L95,000 annually through 2003. The effect of discounting the liability is not significant to the Company's financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND SHAREHOLDERS
CABLE LONDON PLC

     We have audited the accompanying consolidated balance sheet of Cable London PLC (a company incorporated in the United Kingdom) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' (deficiency) equity and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cable London PLC and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE

London, England
February 27, 1998

                       CABLE LONDON PLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                         (IN L000'S, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS
  Cash......................................................   L   2,718
  Accounts receivable, less allowance for doubtful accounts
     of L1,762..............................................       4,792
  Other current assets......................................       2,830
                                                               ---------
          Total current assets..............................      10,340
                                                               ---------
PROPERTY AND EQUIPMENT......................................     235,786
  Accumulated depreciation..................................     (55,292)
                                                               ---------
  Property and equipment, net...............................     180,494
                                                               ---------
DEFERRED CHARGES............................................       8,073
  Accumulated amortization..................................      (3,214)
                                                               ---------
  Deferred charges, net.....................................       4,859
                                                               ---------
                                                               L 195,693
                                                               =========
LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................   L  19,972
  Other current liabilities.................................       2,172
  Current portion of long-term debt and capital lease
     obligations............................................         758
                                                               ---------
          Total current liabilities.........................      22,902
                                                               ---------
LONG-TERM DEBT, LESS CURRENT PORTION........................      89,727
                                                               ---------
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION.............      11,751
                                                               ---------
CONVERTIBLE DEBT AND LOANS FROM SHAREHOLDERS................      69,017
                                                               ---------
OTHER LIABILITIES...........................................       2,543
                                                               ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' (DEFICIENCY) EQUITY
  Ordinary shares, L.10 par value--authorized, 100,000,000
     shares; issued, 55,572,916 and 55,125,690..............       5,557
  Additional capital........................................      97,254
  Accumulated deficit.......................................    (103,058)
                                                               ---------
     Total shareholders' (deficiency) equity................        (247)
                                                               ---------
                                                               L 195,693
                                                               =========

                See notes to consolidated financial statements.

                       CABLE LONDON PLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (IN L000'S)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
SERVICE INCOME..............................................    L 52,816
                                                                --------
COSTS AND EXPENSES
  Operating.................................................      22,084
  Selling, general and administrative.......................      23,703
  Depreciation and amortization.............................      19,740
                                                                --------
                                                                  65,527
                                                                --------
OPERATING LOSS..............................................     (12,711)
INTEREST EXPENSE............................................      12,692
INVESTMENT INCOME...........................................        (235)
                                                                --------
NET LOSS....................................................    L(25,168)
                                                                ========

                See notes to consolidated financial statements.

                       CABLE LONDON PLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN L000'S)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                                  1997
                                                              ------------
OPERATING ACTIVITIES
Net loss....................................................    L(25,168)
  Adjustments to reconcile net loss to net cash (used in)
     operating activities:
     Depreciation and amortization..........................      19,740
     Non-cash interest expense..............................       4,773
     Increase in accounts receivable and other current
      assets................................................        (618)
     (Decrease) in accounts payable and accrued expenses,
      other current liabilities and other liabilities.......        (135)
                                                                --------
       Net cash (used in) operating activities..............      (1,408)
                                                                --------
FINANCING ACTIVITIES
  Proceeds from borrowings..................................      94,029
  Debt acquisition costs....................................      (1,704)
  Loans from shareholders...................................      12,000
  Repayments of debt........................................     (65,031)
  Repayment of capital leases...............................        (537)
  Issuances of shares.......................................         812
                                                                --------
       Net cash provided by financing activities............      39,569
                                                                --------
INVESTING ACTIVITIES
  Capital expenditures......................................     (38,656)
                                                                --------
       Net cash (used in) investing activities..............     (38,656)
                                                                --------
(DECREASE) IN CASH..........................................        (495)
CASH, BEGINNING OF YEAR.....................................       3,213
                                                                --------
CASH, END OF YEAR...........................................    L  2,718
                                                                ========

                See notes to consolidated financial statements.

                       CABLE LONDON PLC AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF SHAREHOLDERS' (DEFICIENCY) EQUITY
                                  (IN L000'S)

                                                  ORDINARY    ADDITIONAL    ACCUMULATED
                                                   SHARES      CAPITAL        DEFICIT       TOTAL
                                                  --------    ----------    -----------    --------
BALANCE, DECEMBER 31, 1996......................   L5,513      L96,486       L (77,890)    L 24,109
  Shares issued.................................       44          768                          812
  Net loss......................................                               (25,168)     (25,168)
                                                   ------      -------       ---------     --------
BALANCE, DECEMBER 31, 1997......................   L5,557      L97,254       L(103,058)    L   (247)
                                                   ======      =======       =========     ========

                See notes to consolidated financial statements.

                       CABLE LONDON PLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

1.  BUSINESS

     Cable London PLC, a company incorporated in the United Kingdom ("UK"), and subsidiaries (the "Company") is principally engaged in the development, construction, management and operation of cable telecommunications systems. The Company holds four franchises covering Camden, Haringey, Hackney/ Islington and Enfield, England.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting

     The Company maintains its books and records in accordance with accounting principles generally accepted in the UK. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as practiced in the United States ("US") and are stated in UK pounds sterling ("UK Pound"). There were no significant differences between accounting principles followed for UK purposes and generally accepted accounting principles practiced in the US. The UK Pound exchange rate as of December 31, 1997 was US $1.65.

     Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All significant intercompany accounts and transactions among the consolidated entities have been eliminated.

     Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values

     The estimated fair value amounts presented in these notes to consolidated financial statements have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 1997, and have not been comprehensively revalued for purposes of these consolidated financial statements since such dates.

     Prematurity Period

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its cable telecommunications systems under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 51, "Financial Reporting by Cable Television Companies."

     Under SFAS No. 51, during the period while the systems are partially under construction and partially in service (the "Prematurity Period"), costs of cable telecommunications plant, including materials, direct labor and construction overhead are capitalized. Subscriber-related costs and general and administrative costs are

                       CABLE LONDON PLC AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

expensed as incurred. Costs incurred in anticipation of servicing a fully operating system that will not vary regardless of the number of subscribers are partially expensed and partially capitalized, based on the percentage of average actual or estimated subscribers, whichever is greater, to the total number of subscribers expected at the end of the Prematurity Period (the "Fraction").

     During the Prematurity Period, depreciation and amortization of system assets is determined by multiplying the depreciation and amortization of the total capitalized system assets expected at the end of the Prematurity Period by the Fraction. At the end of the Prematurity Period, depreciation and amortization of system assets is based on the remaining undepreciated cost at that date.

     As of December 31, 1997, three of the Company's four franchise areas have completed their Prematurity Period. The remaining Prematurity Period is expected to terminate in 1998.

     Property and Equipment

     Property and equipment, which consists principally of system assets, is shown at historical cost less accumulated depreciation. Improvements that extend asset lives are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized as a component of depreciation expense.

     System assets

     Prior to the Prematurity Period, no depreciation is provided on system assets. During the Prematurity Period, depreciation is provided in accordance with SFAS No. 51.

     Depreciation of system assets is provided by the straight-line method over estimated useful lives as follows:

Plant.......................................................   40 years
Network.....................................................   15 years
Subscriber equipment........................................  6-8 years
Switch......................................................   10 years
Computers...................................................    4 years

     Non-system assets

     Depreciation of non-system assets is provided by the straight-line method over estimated useful lives as follows:

Leased buildings............................................  40 years
Fixtures, fittings and equipment............................   5 years
Computers...................................................   4 years
Vehicles....................................................   3 years

     Leased Assets

     Assets held under capital leases are treated as if they had been purchased outright and the corresponding liability is included in capital lease obligations. Capital lease payments include principal and interest, with the interest portion being expensed. Payments on operating leases are expensed on a straight-line basis over the lease term.

                       CABLE LONDON PLC AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Deferred Charges

     Deferred charges consist primarily of franchise acquisition and development costs directly attributable to obtaining, developing and maintaining the franchise licenses and debt acquisition costs incurred by the Company in entering into the London Revolver (see Note 3). Franchise acquisition and development costs are being amortized on a straight-line basis over periods from two to fifteen years. Debt acquisition costs are being amortized on a straight-line basis over the term of the London Revolver of nine years.

     Valuation of Long-Lived Assets

     The Company periodically evaluates the recoverability of its long-lived assets, including property and equipment and deferred charges, using objective methodologies. Such methodologies include evaluations based on the cash flows generated by the underlying assets or other determinants of fair value.

     Revenue Recognition

     Service income is recognized as service is provided. Credit risk is managed by disconnecting services to subscribers who are delinquent.

     Income Taxes

     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the financial statements in the period of enactment.

     Derivative Financial Instruments

     The Company uses derivative financial instruments, including interest rate exchange agreements ("Swaps") and interest rate collar agreements ("Collars"), to manage its exposure to fluctuations in interest rates.

     Swaps and Collars are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense.

     Those instruments that have been entered into by the Company to hedge exposure to interest rate risks are periodically examined by the Company to ensure that the instruments are matched with underlying liabilities, reduce the Company's risks relating to interest rates and, through market value and sensitivity analysis, maintain a high correlation to the interest expense or underlying value of the hedged item.

     The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments (see Note 3). The credit risks associated with the Company's derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

3.  LONG-TERM DEBT

     In June 1995, the Company entered into a L60.0 million revolving credit facility (the "London Facility") with various banks. The London Facility had a two year term and an interest rate at the London Interbank

                       CABLE LONDON PLC AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

Offered Rate ("LIBOR") plus 2 1/2%. In April 1997, the amount available under the London Facility was increased to L65.0 million.

     In May 1997, the Company entered into a L170.0 million revolving credit facility (the "London Revolver") with various banks, which converts into a five year term loan on June 30, 2001. Interest rates on the London Revolver are at LIBOR plus 1/2% to 2 3/8%. In May 1997, the Company repaid all amounts outstanding under the London Facility with proceeds from borrowings under the London Revolver. The balance of the London Revolver will be used, subject to certain restrictions, for capital expenditures and working capital requirements relating to the build-out of its systems.

     The London Revolver contains restrictive covenants which limit the Company's ability to enter into arrangements for the acquisition and sale of property and equipment, investments, mergers and the incurrence of additional debt. Certain of these covenants require that certain financial ratios and cash flow levels be maintained and contain certain restrictions on dividend payments. The Company's two principal shareholders' rights to receive consulting fee payments from the Company has been subordinated to the banks under the London Revolver. The payment of consulting fees is restricted until the Company meets certain financial ratio tests under the London Revolver. In addition, the Company's two principal shareholders' shares in the Company have been pledged to secure the London Revolver. Upon a change of control, all amounts due under the London Revolver become immediately due and payable. On February 4, 1998, Comcast UK Cable Partners Limited ("Comcast UK"), one the Company's principal shareholders, entered into a definitive agreement to amalgamate (the "NTL Transaction") with a wholly owned subsidiary of NTL Incorporated. The consummation of the NTL Transaction will not result in a change of control as defined in the London Revolver.

     The Company enters into Swaps and Collars as a normal part of its risk management efforts to limit its exposure to adverse fluctuations in interest rates. Using Swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional amount. Collars limit the Company's exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of interest rates. In June 1997, the Company entered into a series of four year interest Swaps with three banks. Under the agreements, the Company pays fixed rate interest at 7.34% and receives floating rate interest at three month LIBOR, based upon the outstanding notional amount of the Swaps. As of December 31, 1997, the notional amount outstanding on the Swaps was L44.5 million and increased to L49.5 million on January 7, 1998. Also in June 1997, the Company entered into a Collar which limits the interest rate on the notional amount to between 6% and 9%. As of December 31, 1997, the notional amount outstanding on the Collar was L22.3 million and increased to L24.8 million on January 7, 1998. The notional amounts of interest rate agreements and interest rate collar agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. While Swaps and Collars represent an integral part of the Company's interest rate risk management program, their incremental effect on interest expense for the year ended December 31, 1997 was not significant. The estimated amount to settle the Company's Swaps and Collar was L1.5 million as of December 31, 1997.

     Also included in long-term debt is a mortgage note payable with an outstanding balance of L753,000 as of December 31, 1997, payable in monthly installments through 2002 which is secured by property of the Company. The mortgage note bears interest at a fixed rate of 9.79%.

                       CABLE LONDON PLC AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Maturities of long-term debt outstanding as of December 31, 1997 for the four years after 1998 are as follows (L000's):

1999................................................  L
2000................................................
2001................................................   2,225
2002................................................   8,900

     The differences between the carrying amounts and estimated fair value of the Company's long-term debt was not significant as of December 31, 1997. Interest rates that are currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available.

4.  CONVERTIBLE DEBT AND LOANS FROM SHAREHOLDERS

     As of December 31, 1997, the Company had outstanding convertible debt due to shareholders of L42.0 million and outstanding loans from shareholders of L15.0 million. The convertible debt and loans from shareholders bear interest at 2% above the base lending rate of Barclays Bank PLC (9.25% effective rate as of December 31, 1997) and are payable on demand. Accrued interest on the convertible debt and loans from shareholders is L12.0 million as of December 31, 1997. Under the terms of the London Revolver, principal and interest on the convertible debt and loans from shareholders cannot be paid until the London Revolver is repaid. Accordingly, the convertible debt, loans from shareholders and accrued interest thereon has been classified as long-term convertible debt and other in the Company's consolidated balance sheet. The convertible debt, along with accrued interest thereon, is convertible into the Company's ordinary shares at L2.00 per share. Interest expense on the convertible debt and loans from shareholders was L4.8 million, during the year ended December 31, 1997. The carrying value of the convertible debt and loans from shareholders approximates fair value as of December 31, 1997.

5.  RELATED PARTY TRANSACTIONS

     The Company has consulting agreements with Comcast U.K. Consulting, Inc. ("Comcast Consulting") and Telewest Communications Group Ltd., subsidiaries of the Company's two principal shareholders, Comcast UK and Telewest Communications plc ("Telewest"), respectively. The Company pays a fee to Telewest each year as a contribution to the operating expenses and capital expenditures of Telewest's Network Service Center, which provides telephony support to the Company.

     A summary of related party charges included in the Company's consolidated financial statements is as follows (in L000's):

                                                              YEAR ENDED
                                                              DECEMBER 31
                                                                 1997
                                                              -----------
Consulting fees.............................................    L1,077
Network Service Center fees.................................       521
Other.......................................................       355
                                                                ------
                                                                L1,953
                                                                ======

     As of December 31, 1997, accounts payable and accrued expenses include L176,000 million, payable to the Company's two principal shareholders, principally for consulting fees and normal operating expenses paid by the shareholders and their affiliates on behalf of the Company. As of December 31, 1997 other long-term

                       CABLE LONDON PLC AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

liabilities includes L2.5 million of consulting fees and interest payable to the Company's two principal shareholders as payment is restricted under the London Revolver.

     In management's opinion, the foregoing transactions were entered into on terms no more or less favorable than those with non-affiliated third parties.

6.  INCOME TAXES

     The Company has a deferred tax asset arising from the carryforward of net operating losses and the differences between the book and tax basis of property. However, a valuation allowance has been recorded to fully reserve the deferred tax asset as its realization is uncertain.

     Significant components of the Company's deferred income taxes are as follows (in L000's):

                                                              DECEMBER 31
                                                                 1997
                                                              -----------
Net operating loss carryforwards (carried forward
  indefinitely).............................................   L 17,692
Differences between book and tax basis of property..........     10,426
Other.......................................................       (459)
Less: Valuation allowance...................................    (27,659)
                                                               --------
                                                               L
                                                               ========

7.  STATEMENT OF CASH FLOWS -- SUPPLEMENTAL INFORMATION

     The Company made cash payments for interest of approximately L7.4 million during the year ended December 31, 1997.

     The Company incurred capital lease obligations of L4.8 million during the year ended December 31, 1997.

8.  COMMITMENTS AND CONTINGENCIES

     Certain of the Company's facilities and equipment are held under operating or capital leases which expire through 2007.

     A summary of assets held under capital leases are as follows (in L000's):

                                                              DECEMBER 31
                                                              -----------
                                                                 1997
                                                              -----------
System, fixtures, fittings, equipment and vehicles..........    L13,040
Less: Accumulated depreciation..............................     (2,836)
                                                                -------
                                                                L10,204
                                                                =======

                       CABLE LONDON PLC AND SUBSIDIARIES

                          YEAR ENDED DECEMBER 31, 1997

     Future minimum rental payments under lease commitments with an initial or remaining term of more than one year as of December 31, 1997 are as follows (in L000's):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1998........................................................  L 1,550     L  902
1999........................................................    2,036        496
2000........................................................    2,078        181
2001........................................................    2,313        148
2002........................................................    1,457        146
Thereafter..................................................    7,727        955
                                                              -------     ------
Total minimum rental commitments............................   17,161     L2,828
                                                                          ======
Less: Amount representing interest..........................   (4,678)
                                                              -------
Present value of minimum rental commitments.................   12,483
Less: Current portion of capital lease obligations..........     (732)
                                                              -------
Long-term portion of capital lease obligations..............  L11,751
                                                              =======

     Operating lease expense for the years ended December 31, 1997 was L919,000.

                          INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF
COMTEL UK FINANCE B.V.

     We have audited the accompanying combined balance sheet of ComTel UK Finance B.V. and its subsidiaries ("the Company") as of December 31, 1997 and the related combined statement of operations, shareholders' equity and cash flows for the year ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom which are similar to those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1997 and the combined results of its operations and its combined cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles in the United States of America.

DELOITTE & TOUCHE
CHARTERED ACCOUNTANTS
BRACKNELL, ENGLAND

June 5, 1998
(July 16, 1998 as to Note 10)

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF
COMTEL UK FINANCE B.V.

     We have audited the combined balance sheet of ComTel UK Finance B.V. and its subsidiaries ("the Company") as of December 31, 1996 and the related combined statement of operations, shareholders' equity and cash flows for the year ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit. We did not audit the combined financial statements of Telecential Communications (UK) Limited and Telecential Communications (Canada) Limited, both 50% owned entities (collectively "Telecential"). Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Telecential, is based solely on the report of the other auditors.

     We conducted our audit in accordance with United Kingdom generally accepted auditing standards which do not differ in any material respect from auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1996 and the combined results of its operations and its combined cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles in the United States of America.

COOPERS & LYBRAND
CHARTERED ACCOUNTANTS
LONDON, ENGLAND

June 5, 1998, except as to Note 10, as to which the date is July 16, 1998

                             COMTEL UK FINANCE B.V.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                 L          L
                                                                (IN THOUSANDS)
REVENUE
Cable television............................................    5,680     27,192
Residential telephone.......................................    3,247     23,203
Business telecommunications.................................      214        893
                                                              -------    -------
                                                                9,141     51,288
                                                              -------    -------
OPERATING COSTS AND EXPENSES

Telephone...................................................    1,247      4,461
Programming.................................................    3,659     17,730
Selling, general and administrative.........................   11,501     33,911
Depreciation and amortisation...............................   11,211     32,604
                                                              -------    -------
                                                               27,618     88,706
                                                              -------    -------
OPERATING LOSS..............................................  (18,477)   (37,418)

Interest income.............................................    1,859      2,041
Interest expense............................................  (10,485)   (27,044)
Loss from equity investment.................................  (15,224)    (6,125)
Foreign exchange gain (note 7)..............................    7,456      6,549
                                                              -------    -------
LOSS BEFORE INCOME TAX EXPENSE..............................  (34,871)   (61,997)

Income tax expense (note 3).................................       --       (100)
                                                              -------    -------
NET LOSS....................................................  (34,871)   (62,097)
                                                              =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                 L          L
                                                                (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................    9,977     10,119
Trade receivables (net of allowance for doubtful accounts of
  L883 and L4,263 at December 31, 1996 and 1997
  respectively).............................................    1,754      5,895
Other assets................................................    1,290     12,541
Advance to Telecential......................................   46,563         --
Property, plant and equipment, net (note 4).................   89,339    425,936
Equity investment in Telecential (note 5)...................   37,338         --
Intangible assets, net (note 6).............................  120,962    210,573
                                                              -------    -------
          TOTAL ASSETS......................................  307,223    665,064
                                                              =======    =======

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 L          L
                                                              -------    -------
                                                                (IN THOUSANDS)
Accounts payable............................................    5,321     20,036
Other liabilities...........................................   13,445     49,532
Debt and capital lease obligations (note 7).................  182,757    487,749
Loan from Parent (note 7)...................................   51,129     69,141
Shareholders' equity (note 8)...............................   54,571     38,606
                                                              -------    -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  307,223    665,064
                                                              =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              FOR THE YEARS ENDED
                                                               DECEMBER 31, 1996
                                                                   AND 1997
                                                              -------------------
                                                                       L
                                                                (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1995................................         (3,570)
Net loss....................................................        (34,871)
Capital contributions from shareholders.....................         93,012
                                                                    -------
BALANCE AT DECEMBER 31, 1996................................         54,571
Net loss....................................................        (62,097)
Capital contributions from shareholders.....................         46,132
                                                                    -------
BALANCE AT DECEMBER 31, 1997................................         38,606
                                                                    =======

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                                                 L             L
                                                                  (IN THOUSANDS)
Cash flows from operating activities:
Net loss....................................................   (34,871)      (62,097)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortisation.............................    11,211        32,604
  Loss from equity investment...............................    15,224         6,125
  Foreign exchange gain.....................................    (7,456)       (6,549)
  Provision for bad debt....................................       817           841
Change in operating assets and liabilities:
  Change in trade receivables...............................    (2,011)       (2,458)
  Change in other assets....................................     2,273            58
  Change in accounts payable................................    (2,609)        3,196
  Change in other liabilities...............................     3,252        23,166
Other.......................................................    (1,274)          613
                                                              --------      --------
Net cash used in operating activities.......................   (15,444)       (4,501)
                                                              --------      --------
Cash flows from investing activities:
  Cash invested in property, plant and equipment............   (51,456)     (118,033)
  Proceeds from disposition of assets.......................        --           869
  Acquisition of Telecential, net of cash received..........        --      (117,024)
  Acquisition of Coventry, net of cash received.............    (3,949)           --
  Advances to Telecential...................................   (40,411)      (15,893)
                                                              --------      --------
Net cash used in investing activities.......................   (95,816)     (250,081)
                                                              --------      --------
Cash flows from financing activities:
  Proceeds from issuance of debt............................    49,180       301,048
  Repayment of debt.........................................   (22,086)      (30,000)
  Repayment of advances.....................................        --       (62,456)
  Capital contributions from shareholders...................    93,012        46,132
                                                              --------      --------
Net cash provided by financing activities...................   120,106       254,724
                                                              --------      --------
Net increase in cash and cash equivalents...................     8,846           142
Cash and cash equivalents at beginning of year..............     1,131         9,977
                                                              --------      --------
Cash and cash equivalents at end of year....................     9,977        10,119
                                                              ========      ========

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.  THE COMPANY

     ComTel UK Finance B.V. (the "Company") is a holding company to be incorporated in The Netherlands to hold the United Kingdom cable assets of Vision Networks N.V. ("Vision Networks"). These assets comprise United Kingdom subsidiaries which have exclusive licenses to operate a cable television and telecommunications business through partnerships and subsidiaries focused on certain franchise areas located north and east of Birmingham and north and west of London, England.

     References to Shareholders in these financial statements are to the subscribers to the Company.

     All amounts herein are presented in thousands in pounds sterling ("L") unless otherwise noted.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company's combined financial statements have been prepared in accordance with United States of America generally accepted accounting principles.

     The financial statements include the results of the companies acquired by Vision Networks in 1995 and 1996. These companies include Vision Networks UK Holding B.V., Vision Networks (UK) Holdings Limited, Vision Network (UK) I Limited, Vision Network (UK) II Limited, Vision Networks Canada Limited, Andover Cablevision Limited, Oxford Cable Limited, Stafford Communications Limited, Wessex Cable Limited, ComTel Coventry Limited, ComTel Cable Services Limited, Lichfield Cable Communications Limited, Tamworth Cable Communications Limited and Vision Networks Services UK Limited. In addition, the financial statements reflect the 50% ownership position in Telecential Communications (UK) Limited and Telecential Communications (Canada) Limited (collectively "Telecential") on the equity basis through May 27, 1997, being the date of acquisition of the remaining 50% interest, and 100% on a combined basis for the remainder of 1997.

     Principles of Combination -- The financial statements combine the accounts of the Company and those of all majority owned subsidiaries for the two year period ended December 31, 1997. The subsidiaries are under common ownership and common management. Investments in more than 20% owned affiliates are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated.

     Cable System Costs and Expenses -- The Company accounts for costs and expenses applicable to the construction and operation of its cable system under Statement of Financial Accounting Standards ("SFAS") No. 51, "Financial Reporting by Cable Television Companies". Costs and expenses incurred in each franchise during the set up period of the cable system have been capitalised in full. Certain expenses incurred during the prematurity period are apportioned between capital and revenue on the basis of the average number of subscribers as a fraction of the number of subscribers estimated at the end of the prematurity period. The prematurity period is deemed to run from when the first subscriber is connected to the system to the earlier of three years or when the number of cable television and telephony subscribers represents an appropriate percentage penetration of the number of homes passed.

     Revenue Recognition -- Revenue is recognised as services are delivered.

     Initial connection fees are recognized in full upon installation to the extent of direct selling costs incurred.

     Initial installation costs for subscribers are capitalised and written off over a period of 8 years. Subsequent connections are expensed as incurred.

     Income Tax Expense -- Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities

                             COMTEL UK FINANCE B.V.

and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is raised against a deferred tax asset where it is more likely than not some portion of the deferred tax asset will not be realised.

     Franchise Costs -- Costs of successful franchise applications are capitalised as intangible assets and amortised over a period of 20 years. Costs of unsuccessful applications are expensed as incurred.

     Goodwill -- Goodwill arising on the acquisition of subsidiaries is amortised on a straight line basis over twenty years.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Depreciation on equipment other than cable infrastructure is computed on a straight line basis using estimated useful lives of five to ten years. Cable infrastructure is depreciated over twenty years. Leasehold improvements are depreciated on a straight line basis over the lease periods.

     Cash and Cash Equivalents -- Cash and cash equivalents include highly liquid investments with original maturity of three months or less that are readily convertible to cash.

     Foreign Currencies -- The primary economic environment in which the Company operates is the United Kingdom and hence its functional and reporting currency is the United Kingdom pound sterling. Transactions in foreign currencies are recorded using the rate of exchange in effect on the date of the transaction or at the forward rate if the transaction has been hedged. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange in effect on the balance sheet date and gains or losses on translation are included in the statement of operations.

     Leasing Commitments -- Assets held under finance lease contracts are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligation is charged to expense over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding. Rentals paid under operating leases are charged to expense over the lease term.

     Pension Costs -- The Company operates a defined contribution pension plan for eligible employees and contributes up to specified limits to a third party plan of the employee's choice. Pension costs totalled L85 and L332 in the years ended December 31, 1996 and 1997, respectively.

     Use of Estimates -- The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk and Market Risk -- The Company operates predominantly in one industry segment, the provision of cable television and telecommunications services in certain areas of England. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates. No single customer accounts for 10% or more of combined revenues.

     Fair Value of Financial Instruments -- Financial instruments are defined as cash or contracts relating to the receipt, delivery or exchange of financial instruments. Except as otherwise noted, fair value approximates the carrying value of such instruments.

                             COMTEL UK FINANCE B.V.

3.  INCOME TAX EXPENSE

     No provision for deferred taxation has been made due to operating losses incurred to date in the Company. The Company has net tax operating losses carried forward in the United Kingdom and The Netherlands of approximately L175 million at December 31, 1997.

     The operating losses have an unlimited carry forward period under United Kingdom tax law (subject to restrictions on a loss carried forward where there is a change in group ownership and a major change in the nature or conduct of the business), but are limited in their use to the type of business which generated the loss. The operating losses available in The Netherlands are also subject to an unlimited carry forward under The Netherlands tax law (again subject to restrictions where there is a change in group ownership).

     Differences between the tax benefit recognised in the financial statements and the expected tax benefit for the Company at the United Kingdom and The Netherlands statutory rate of 31.5% (1996: 33%) and 35%, respectively, are summarized as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
                                                              L          L
                                                             (IN THOUSANDS)
Tax benefit of net losses at statutory rate..............  (11,716)   (20,532)
Non-deductible expenses..................................     (103)       755
Tax benefit of operating losses not recognised
  currently..............................................   11,819     19,877
                                                           -------    -------
Income tax expense.......................................       --        100
                                                           =======    =======
Deferred tax assets relating to:
Net losses...............................................   17,976     56,331
Valuation allowance......................................   (9,516)   (23,265)
                                                           -------    -------
                                                             8,460     33,066
Deferred tax liabilities relating to:
Property, plant and equipment............................   (8,460)   (33,066)
                                                           -------    -------
Deferred tax per balance sheet...........................       --         --
                                                           =======    =======

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, the level of historical taxable losses, and tax planning strategies in making its assessment as to the appropriateness of the reported valuation allowance.

     The tax charge for the year represents current taxation on those United Kingdom profits against which United Kingdom group relief cannot be offset.

                             COMTEL UK FINANCE B.V.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and comprises:

                                                               DECEMBER 31
                                                            -----------------
                                                             1996      1997
                                                            ------    -------
                                                              L          L
                                                             (IN THOUSANDS)
Land and buildings and improvements.......................   4,835     13,982
Plant and equipment.......................................  86,554    453,373
Set-up and prematurity costs..............................   6,748     33,737
                                                            ------    -------
                                                            98,137    501,092
Less accumulated depreciation.............................  (8,798)   (75,156)
                                                            ------    -------
                                                            89,339    425,936
                                                            ======    =======

     The Company leases certain plant and equipment under arrangements accounted for as capital leases. The original cost of assets held under these arrangements was L2,558 and L17,510 at December 31, 1996 and 1997, respectively. Accumulated depreciation charged against these assets was L734 and L7,047 at December 31, 1996 and 1997, respectively.

     Depreciation expense totaled L4,780 and L23,425 in the years ended December 31, 1996 and 1997, respectively, of which L537 and L2,770, respectively, represented depreciation on assets held under capital lease arrangements.

5.  ACQUISITIONS

     In April 1996, the Company acquired 87.75% of ComTel Coventry Limited ("Coventry") for cash consideration of L3,973. The acquisition was accounted for using the purchase method of accounting. The excess of consideration over fair value of net assets acquired was L11,829, which is included in goodwill.

     The 50% interest in Telecential which was not owned was acquired on May 27, 1997 for cash consideration of L123,191. The acquisition was accounted for using the purchase method of accounting. The excess of fair value of net assets acquired at the date of acquisition was L90,553 which is included in goodwill. Accordingly, operating results of Telecential have been included in the combined statement of operations from the date of acquisition of the remaining 50% interest.

     The unaudited pro forma combined historical results of the Company, as if the acquisitions had occurred as of January 1, 1996 are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
                                                              L          L
                                                             (IN THOUSANDS)
Revenue..................................................   47,555     72,271
Operating cost and expenses..............................   89,368    119,036
                                                           -------    -------
Operating loss...........................................  (41,813)   (46,765)
Loss before income taxes.................................  (63,874)   (74,248)
Net loss.................................................  (63,971)   (74,348)

     The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future combined results.

                             COMTEL UK FINANCE B.V.

     Following the May 27, 1997 acquisition of the 50% interest in Telecential the operations of both Telecential and the Company were combined. This involved rationalising operations throughout the Company to (i) consolidate customer operations and combine processes, practices and systems in order to provide "World Class" customer services; (ii) rebrand the Company under the ComTel brand name; and (iii) reduce staff and pay related severance costs. The initial accrued liability in respect of these costs comprised:

                                                                    L
                                                              (IN THOUSANDS)
                                                              --------------
Consolidation of customer operations........................      1,838
Rebranding as ComTel........................................        450
Severance costs.............................................        300
                                                                  -----
                                                                  2,588
                                                                  =====

     All of the above was contracted for in 1997 and has therefore been expensed within operating costs and expenses in the combined statement of operations. L2,316 of these costs had been incurred by December 31, 1997 and the remaining L272 was spent in the first quarter of 1998.

6.  INTANGIBLE ASSETS

     Intangible assets are stated at cost and comprise:

                                                              DECEMBER 31
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
                                                              L          L
                                                             (IN THOUSANDS)
Goodwill.................................................  128,658    220,155
Franchise costs..........................................       --      7,293
                                                           -------    -------
                                                           128,658    227,448
Less accumulated amortisation............................   (7,696)   (16,875)
                                                           -------    -------
                                                           120,962    210,573
                                                           =======    =======

     Amortization expense totaled L6,431 and L9,179 in the years ended December 31, 1996 and 1997, respectively.

7.  DEBT AND CAPITAL LEASE OBLIGATIONS

                                                              DECEMBER 31
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
                                                              L          L
                                                             (IN THOUSANDS)
Note payable to bank.....................................  181,314    463,545
Other....................................................       --      2,516
Capital lease obligations................................    1,443     21,688
                                                           -------    -------
                                                           182,757    487,749
Loan from Parent.........................................   51,129     69,141
                                                           -------    -------
                                                           233,886    556,890
                                                           =======    =======

     The note payable to the bank bears interest at a rate of LIBOR (7.438% at December 31, 1997) plus 15 basis points. The loan is repayable in full in 1998. The loan is collateralised by a guarantee from the ultimate parent company Koninklijke PTT Nederland N.V. The loan from parent represents a Dutch guilder denominated loan from Vision Networks and bears interest at a rate of LIBOR as of December 31, 1997, and

                             COMTEL UK FINANCE B.V.

has no fixed repayment term. Debt obligations consisting of repayments on loans, excluding capital lease obligations, are all due 1998.

     Future minimum lease payments on capital lease obligations are due in future years in the following amounts:

                                                           DECEMBER 31
                                                          --------------
                                                               1997
                                                          --------------
                                                                L
                                                          (IN THOUSANDS)
1998....................................................       4,073
1999....................................................       2,878
2000....................................................       2,288
2001....................................................       9,155
2002....................................................       1,454
Thereafter..............................................       1,840
                                                              ------
                                                              21,688
Imputed interest........................................       3,247
                                                              ------
                                                              24,935
                                                              ======

     Cash paid for interest during 1996 and 1997 was L10,874 and L27,726, respectively.

8.  SHAREHOLDERS' EQUITY

                                                                 VISION
                                                    VISION      NETWORKS      VISION
                                                   NETWORKS       (UK)       NETWORKS
                                                  UK HOLDING    HOLDINGS    SERVICES UK
                                                     B.V.       LIMITED       LIMITED       TOTAL
                                                  ----------    --------    -----------    -------
                                                      L            L             L            L
                                                                   (IN THOUSANDS)
BALANCE AT JANUARY 1, 1996......................    (1,363)     (2,207)          --        (3,570)
Net loss........................................    (7,547)     (27,190)       (134)       (34,871)
Capital contributions...........................    93,012           --          --         93,012
                                                   -------      -------        ----        -------
BALANCE AT DECEMBER 31, 1996....................    84,102      (29,397)       (134)        54,571
Net loss........................................   (13,079)     (48,888)       (130)       (62,097)
Capital contributions...........................    46,132           --          --         46,132
                                                   -------      -------        ----        -------
BALANCE AT DECEMBER 31, 1997....................   117,155      (78,285)       (264)        38,606
                                                   =======      =======        ====        =======

     Vision Networks UK Holding B.V. consolidates all of the ComTel group of companies, whilst Vision Networks (UK) Holdings Limited combines all of the Telecential group of companies. Vision Networks Services UK Limited is a Dutch holding company which provided management services to all of the companies in each of the two groups.

9.  COMMITMENTS AND CONTINGENCIES

     Operating Leases

     The Company leases business offices and uses certain equipment under lease agreements accounted for as operating leases. Rental expense under such arrangements amounted to L1,427 and L4,510 in the years ended December 31, 1996 and 1997 respectively.

                             COMTEL UK FINANCE B.V.

     Future minimum lease payments under non cancellable operating leases as of December 31, 1997 are summarised as follows:

                                                           DECEMBER 31
                                                          --------------
                                                               1997
                                                          --------------
                                                                L
                                                          (IN THOUSANDS)
1998....................................................      1,533
1999....................................................      2,686
2000....................................................         --
2001....................................................         --
2002....................................................         --
Thereafter..............................................      1,608
                                                              -----
                                                              5,827
                                                              =====

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

     Milestones

     The Company is obligated under the terms of its existing licences, and under the milestone requirements of Local Delivery Licences ("LDL's") to construct cable systems passing a predefined number of premises. Should the Company fail to achieve these milestones, without licence modifications, the Director General could commence proceedings to require compliance. Similarly the Independent Television Commission ("ITC") may commence proceedings to require compliance with the build milestones in the LDL's.

     If the Company is unable to comply, its licence, in respect of which milestones have not been met, could be revoked and awarded to other cable operators, which could have a material adverse effect on the Company.

     As of December 31, 1997 the Company was in compliance with its milestone obligations.

10.  SUBSEQUENT EVENTS

     On June 11, 1998 the Company was incorporated in The Netherlands as contemplated in note 1.

     On June 16, 1998 NTL Group Limited ("NTL"), a subsidiary of NTL Incorporated, acquired the entire issued share capital of the UK subsidiaries which form part of the Company's combined group as presented in these financial statements (the "ComTel Shares"). These UK subsidiaries comprised Andover Cablevision Limited, Oxford Cable Limited, Stafford Communications Limited, Wessex Cable Limited, ComTel Coventry Limited, ComTel Cable Services Limited, Lichfield Cable Communications Limited, Tamworth Cable Communications Limited and Vision Networks Services UK Limited.

     On the same date an undertaking was entered into by NTL to acquire the entire issued share capital of ComTel Limited, Heartland Cablevision (UK) Limited and Heartland Cablevision II (UK) Limited, together with all interests in the Telecommunications Partnership and LP5 and LP6 (the "Telecential Assets"). The Telecential Assets form part of the Company's combined group as presented in these financial statements. The completion of the acquisition of the Telecential Assets is subject to compliance with certain obligations on all parties to the sale before March 15, 1999 or, subject to specific exceptions, December 31, 2002.

                             COMTEL UK FINANCE B.V.

                       COMBINED STATEMENTS OF OPERATIONS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30
                                                                 (UNAUDITED)
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
                                                                 L          L
                                                                (IN THOUSANDS)
REVENUE
Cable television............................................    4,921     21,534
Residential telephone.......................................    3,511     19,390
Business telecommunications.................................      274      2,570
                                                              -------    -------
                                                                8,706     43,494
                                                              -------    -------
OPERATING COSTS AND EXPENSES
Telephone...................................................    1,065      5,699
Programming.................................................    3,393     12,924
Selling, general and administrative.........................    7,640     24,140
Depreciation and amortisation...............................    8,897     25,969
                                                              -------    -------
                                                               20,995     68,732
                                                              -------    -------
OPERATING LOSS..............................................  (12,289)   (25,238)
Interest income.............................................      412        665
Interest expense............................................   (8,726)   (19,877)
Loss from equity investment.................................   (9,312)        --
Foreign exchange gain (loss)................................    3,876     (7,639)
                                                              -------    -------
LOSS BEFORE INCOME TAX EXPENSE..............................  (26,039)   (52,089)
Income tax expense..........................................       --         --
                                                              -------    -------
NET LOSS....................................................  (26,039)   (52,089)
                                                              =======    =======

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                            COMBINED BALANCE SHEETS

                                                                JUNE 30, 1998
                                                                 (UNAUDITED)
                                                                --------------
                                                                      L
                                                                (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................        11,517
Trade receivables (net of allowance for doubtful accounts of
  L3,854 at June 30, 1998)..................................        11,493
Other assets................................................       114,074
Property, plant and equipment, net..........................       295,132
Intangible assets, net......................................       156,923
                                                                   -------
          Total assets......................................       589,139
                                                                   =======

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                      L
                                                                --------------
                                                                (IN THOUSANDS)
Accounts payable............................................        23,248
Other liabilities...........................................        60,798
Debt and capital lease obligations..........................       309,706
Shareholders' equity........................................       195,387
                                                                   -------
          Total liabilities and shareholders' equity........       589,139
                                                                   =======

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                                                              FOR THE SIX MONTH
                                                                PERIOD ENDED
                                                                JUNE 30, 1998
                                                              -----------------
                                                                 (UNAUDITED)
                                                                      L
                                                               (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997................................        38,606
Capital contributions.......................................       208,870
Net loss....................................................       (52,089)
                                                                   -------
BALANCE AT JUNE 30, 1998....................................       195,387
                                                                   =======

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               FOR THE SIX MONTH
                                                                 PERIODS ENDED
                                                                    JUNE 30
                                                              --------------------
                                                                  (UNAUDITED)
                                                                1997        1998
                                                              --------    --------
                                                                 L           L
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
Net loss....................................................   (26,039)    (52,089)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortisation.............................     8,897      25,969
  Loss from equity investment...............................     9,312       --
  Foreign exchange (gain) loss..............................    (3,876)      7,639
Change in operating assets and liabilities:
  Change in trade receivables...............................    (2,317)    (12,432)
  Change in other assets....................................     5,815       5,899
  Change in accounts payable................................    12,311      19,061
  Change in other liabilities...............................    (9,850)     10,312
Other.......................................................    (2,461)        654
                                                              --------    --------
Net cash used in/provided by operating activities...........    (8,208)      5,013
                                                              --------    --------
Cash flows from investing activities:
  Cash invested in property, plant and equipment............   (45,798)    (44,533)
  Proceeds from sale of ComTel Shares, net of cash on
     hand...................................................     --        267,652
  Acquisition of Telecential, net of cash received..........  (117,024)      --
  Advances to Telecential...................................   (15,893)      --
                                                              --------    --------
Net cash used in/provided by investing activities...........  (178,715)    223,119
                                                              --------    --------
Cash flows from financing activities:
  Proceeds from the issuance of debt........................   222,433     280,712
  Repayment of debt.........................................    (1,443)   (535,535)
  Repayment of advances.....................................   (62,456)      --
  Capital contributions from shareholders...................    33,786      28,089
                                                              --------    --------
Net cash provided by/used in financing activities...........   192,320    (226,734)
                                                              --------    --------
Net increase in cash and cash equivalents...................     5,397       1,398
Cash and cash equivalents at beginning of period............     9,977      10,119
                                                              --------    --------
Cash and cash equivalents at end of period..................    15,374      11,517
                                                              ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                             COMTEL UK FINANCE B.V.

              NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

1.  THE COMPANY

     ComTel UK Finance B.V. (the "Company") is a holding company incorporated in The Netherlands to hold the United Kingdom cable assets of Vision Networks N.V. ("Vision Networks"). These assets comprise United Kingdom subsidiaries which have exclusive licences to operate a cable television and telecommunications business through partnerships and subsidiaries focused on certain franchise areas located north and east of Birmingham and north and west of London, England.

     References to Shareholders in these financial statements are to the subscribers to the Company.

     The preparation of unaudited financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited financial statements are presented on a basis which is consistent with the audited financial statements included elsewhere, herein.

     The amounts pertaining to the unaudited combined financial statements are presented in thousands in pounds sterling ("L").

2.  SUPPLEMENTAL UNAUDITED PRO FORMA INFORMATION

     The following supplemental unaudited pro forma information includes 100% of the results of Vision Networks UK Holding B.V., Vision Networks (UK) Holdings Limited, Vision Networks (UK) I Limited, Vision Networks (UK) II Limited, Vision Networks Canada Limited, Andover Cablevision Limited, Oxford Cable Limited, Stafford Communications Limited, Wessex Cable Limited, ComTel Coventry Limited, ComTel Cable Services Limited, Lichfield Cable Communications Limited, Tamworth Cable Communications Limited, Vision Networks Services UK Limited, and Telecential Communications (UK) Limited and Telecential Communications (Canada) Limited (collectively "Telecential") on a pro forma basis for the six months ended June 30, 1997 as if Telecential had been acquired as of January 1, 1997.

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 1997
                                                                (UNAUDITED)
                                                              ----------------
                                                                     L
                                                               (IN THOUSANDS)
Revenue.....................................................       34,063
Operating costs and expenses................................      (59,852)
                                                                  -------
Operating loss..............................................      (25,789)
Interest income.............................................          544
Interest expense............................................      (11,278)
Foreign exchange gain.......................................        3,876
                                                                  -------
Loss before income tax expense..............................      (32,647)
                                                                  -------
Income tax expense..........................................          (75)
                                                                  -------
Net loss....................................................      (32,722)
                                                                  =======

     The supplemental unaudited pro forma information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had Telecential operated as part of the Company for the six months ended June 30, 1997, nor is it necessarily indicative of the Company's future operating results or combined financial position.

                             COMTEL UK FINANCE B.V.

     The Company has accounted for the acquisition of Telecential using the purchase method of accounting under United States of America generally accepted accounting principles. Accordingly, the purchase consideration in the acquisition has been allocated to the assets acquired and liabilities assumed with any excess being allocated to goodwill and amortised over 20 years.

     The six months ended June 30, 1997 supplemental unaudited pro forma information includes estimates made by the Company and assumptions that it believes to be reasonable.

     The supplemental unaudited pro forma information reflects the following:

          1. The actual results of operations for the Company for the six month period ended June 30, 1997.

          2. The results of operations for Telecential for the six month period ended June 30, 1997 as if Telecential had been acquired January 1, 1997.

          3. Amortisation of goodwill based on purchase price allocation as if Telecential had been acquired January 1, 1997.

          4. Interest expense related to loans incurred to finance the acquisition of Telecential as if the loans had been outstanding since January 1, 1997.

          5. The elimination of intercompany income and expenses as if Telecential had been acquired January 1, 1997.

3.  SUBSEQUENT EVENTS

     On June 16, 1998 NTL Group Limited ("NTL"), a subsidiary of NTL Incorporated, acquired the entire issued share capital of the UK subsidiaries which form part of the Company's combined group as presented in these financial statements (the "ComTel Shares"). These UK subsidiaries comprised Andover Cablevision Limited, Oxford Cable Limited, Stafford Communications Limited, Wessex Cable Limited, ComTel Coventry Limited, ComTel Cable Services Limited, Lichfield Cable Communications Limited, Tamworth Cable Communications Limited and Vision Networks Services UK Limited.

     On the same date an undertaking was entered into by NTL to acquire the entire issued share capital of ComTel Limited, Heartland Cablevision (UK) Limited and Heartland Cablevision II (UK) Limited, together with all interests in the Telecommunications Partnership and LP5 and LP6 (the "Telecential Assets"). The Telecential Assets form part of the Company's combined group as presented in these financial statements. The completion of the acquisition of the Telecential Assets is subject to compliance with certain obligations on all parties to the sale before March 15, 1999 or, subject to specific exceptions, December 31, 2002.

                          INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF
TELECENTIAL COMMUNICATIONS (CANADA) LIMITED AND
TELECENTIAL COMMUNICATIONS (UK) LIMITED

     We have audited the accompanying combined balance sheet of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited (collectively "Telecential") as of December 31, 1996 and the related combined statement of operations, shareholders' equity and cash flows for the sixteen month period ended December 31, 1996. The companies are under common ownership and common management. These combined financial statements are the responsibility of the Telecential management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom which are similar to those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Telecential as of December 31, 1996 and the combined results of their operations and their combined cash flows for the sixteen month period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States of America.

DELOITTE & TOUCHE
CHARTERED ACCOUNTANTS
BRACKNELL, ENGLAND

June 5, 1998
(July 16, 1998 as to note 9)

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

                        COMBINED STATEMENT OF OPERATIONS

                                                                                         FOUR MONTHS
                                            SIXTEEN MONTHS          YEAR ENDED              ENDED
                                                ENDED            DECEMBER 31, 1996    DECEMBER 31, 1995
                                          DECEMBER 31, 1996         (UNAUDITED)          (UNAUDITED)
                                         --------------------    -----------------    -----------------
                                                  L                      L                    L
                                                                 (IN THOUSANDS)
REVENUE
Cable television.......................         26,829                 21,196               5,633
Residential telephone..................         20,273                 16,363               3,910
Business telecommunications............            982                    855                 127
                                               -------                -------              ------
                                                48,084                 38,414               9,670
                                               -------                -------              ------
OPERATING COSTS AND EXPENSES
Telephone..............................          8,370                  6,880               1,490
Programming............................         15,346                 12,557               2,789
Selling, general and administrative....         28,709                 23,125               5,584
Depreciation and amortisation..........         18,199                 14,660               3,539
                                               -------                -------              ------
                                                70,624                 57,222              13,402
                                               -------                -------              ------
OPERATING LOSS.........................        (22,540)               (18,808)             (3,732)
Interest income........................            288                    207                  81
Interest expense.......................        (13,372)               (11,834)             (1,538)
Other income...........................             83                     83                  --
                                               -------                -------              ------
LOSS BEFORE INCOME TAX EXPENSE.........        (35,541)               (30,352)             (5,189)
Income tax expense (note 3)............           (129)                   (97)                (32)
                                               -------                -------              ------
NET LOSS...............................        (35,670)               (30,449)             (5,221)
                                               =======                =======              ======

    The accompanying notes are an integral part of these combined financial statements.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

                             COMBINED BALANCE SHEET

                                                                    AT
                                                               DECEMBER 31,
                                                                   1996
                                                              --------------
                                                                    L
                                                              (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................       6,501
Trade receivables (net of allowance for doubtful accounts of
  L2,100 at December 31, 1996)..............................       3,299
Other assets................................................       2,319
Property, plant and equipment, net (note 4).................     222,157
Investments (note 5)........................................         969
Franchise costs less accumulated amortisation of L1,109 at
  December 31, 1996.........................................       6,187
                                                                 -------
Total assets................................................     241,432
                                                                 =======

LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                    L
                                                              --------------
                                                              (IN THOUSANDS)
Accounts payable............................................      12,521
Other liabilities...........................................      11,375
Debt and capital lease obligations (note 6).................     142,861
Shareholders' equity........................................      74,675
                                                                 -------
Total liabilities and shareholders' equity..................     241,432
                                                                 =======

    The accompanying notes are an integral part of these combined financial statements.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                                COMMON SHARES                                                      TOTAL
                                  (NOTE 8)      COMMON SHARE     ADDITIONAL      ACCUMULATED   SHAREHOLDERS'
                                   NUMBER         CAPITAL      PAID-IN CAPITAL     DEFICIT        EQUITY
                                -------------   ------------   ---------------   -----------   -------------
                                                     L                L               L              L
                                                               (IN THOUSANDS)
BALANCE AT SEPTEMBER 1,
1995..........................       200            --              84,201         (37,344)        46,857
Shares issued and capital
  contributions...............        --            --              60,000              --         60,000
Net loss......................        --            --                  --         (35,670)       (35,670)
Interest imputed on
  shareholders' subordinated
  debt (note 6)...............        --            --                  --           3,488          3,488
                                     ---             --            -------         -------        -------
BALANCE AT DECEMBER 31,
  1996........................       200            --             144,201         (69,526)        74,675
                                     ===             ==            =======         =======        =======

    The accompanying notes are an integral part of these combined financial statements.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                         FOUR MONTHS
                                            SIXTEEN MONTHS          YEAR ENDED              ENDED
                                                ENDED            DECEMBER 31, 1996    DECEMBER 31, 1995
                                          DECEMBER 31, 1996         (UNAUDITED)          (UNAUDITED)
                                         --------------------    -----------------    -----------------
                                                  L                      L                    L
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
Net loss for the period................         (35,670)              (30,449)              (5,221)
Adjustments to reconcile net loss to
  net cash provided by/(used in)
  operating activities:
  Depreciation and amortisation........          18,199                14,660                3,539
  Amortisation of deferred financing
     costs.............................           5,146                 4,946                  200
  Interest imputed on shareholders'
     subordinated debt.................           3,488                 3,404                   84
Change in operating assets and
  liabilities:
  Change in trade receivables..........          (1,923)                 (381)              (1,542)
  Change in other assets...............           2,513                 3,444                 (931)
  Change in accounts payable...........           2,291                 3,585               (1,294)
  Change in other liabilities..........           5,600                 4,971                  629
                                               --------               -------              -------
Net cash (used in)/provided by
  operating activities.................            (356)                4,180               (4,536)
                                               --------               -------              -------
Cash flows from investing activities:
  Cash invested in property and
     equipment.........................         (99,044)              (74,119)             (24,925)
  Cash invested in set up & prematurity
     costs.............................          (7,513)               (5,847)              (1,666)
  Proceeds from disposition of
     assets............................              16                    16                   --
                                               --------               -------              -------
Net cash used in investing
  activities...........................        (106,541)              (79,950)             (26,591)
                                               --------               -------              -------
Cash flows from financing activities:
  Shareholder advances.................         112,113                81,403               30,710
  Repayment of shareholder advances....         (60,000)              (60,000)                  --
  Repayment of capital lease
     obligations.......................            (961)                 (434)                (527)
  Issue of share capital...............          60,000                60,000                   --
                                               --------               -------              -------
Net cash provided by financing
  activities...........................         111,152                80,969               30,183
                                               --------               -------              -------
Net increase/(decrease) in cash and
  cash equivalents.....................           4,255                 5,199                 (944)
Cash and cash equivalents at beginning
  of period............................           2,246                 1,302                2,246
                                               --------               -------              -------
Cash and cash equivalents at end of
  period...............................           6,501                 6,501                1,302
                                               ========               =======              =======

    The accompanying notes are an integral part of these combined financial statements.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.  TELECENTIAL

     Telecential Communications (Canada) Limited and Telecential Communications
(UK) Limited (collectively "TELECENTIAL") have exclusive licenses to operate a cable television and telecommunications business through their partnerships and subsidiaries focused on certain franchise areas located south and east of Birmingham and north and west of London, England.

     At December 31, 1996, Telecential was indirectly 50% owned by each of Koninklijke PTT Nederland N.V. and TELUS Corporation of Canada.

     All amounts herein are presented in thousands in pounds sterling ("L").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Telecential combined financial statements have been prepared in accordance with United States of America generally accepted accounting principles.

     Principles of Combination -- The financial statements combine the accounts of Telecential and those of all majority owned subsidiaries for the 16 month period ended December 31, 1996. The subsidiaries are under common ownership and common management. All significant intercompany accounts and transactions have been eliminated on combination.

     Use of Estimates -- The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cable System Costs and Expenses -- Telecential accounts for costs and expenses applicable to the construction and operation of its cable system under Statement of Financial Accounting Standards ("SFAS") No. 51, "Financial Reporting by Cable Television Companies". Costs and expenses incurred in each franchise during the set up period of the cable system have been capitalised in full. Certain expenses incurred during the prematurity period are apportioned between capital and revenue on the basis of the average number of subscribers as a fraction of the number of subscribers estimated at the end of the prematurity period. The prematurity period is deemed to run from when the first subscriber is connected to the system to the earlier of three years or when the number of cable television and telephony subscribers represents an appropriate penetration percentage of the number of homes passed.

     Franchise Costs -- Costs arising on the acquisition of franchises are capitalised in accordance with SFAS 51 and are amortised on a straight line basis over twenty years.

     Revenue Recognition -- Revenue is recognised as services are delivered. Initial connection fees are recognised in the period of connection.

     Income Tax Expense -- Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases to the extent that they are available to Telecential. Under this method, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is raised against a deferred tax asset where it is more likely than not some portion of the deferred tax asset will not be realised.

     Investments -- Investments are stated at original cost less any appropriate provisions for permanent diminution in value.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Depreciation on equipment other than cable infrastructure is computed on a straight line basis using estimated useful lives of five to ten years. Cable infrastructure is depreciated over twenty years. Leasehold improvements are depreciated on a straight line basis over the lease periods.

     Cash and Cash Equivalents -- Cash and cash equivalents include highly liquid investments with original maturity of three months or less that are readily convertible to cash.

     Foreign Currencies -- The primary economic environment in which Telecential operates is the United Kingdom and hence its reporting currency is the United Kingdom pound sterling. Transactions in foreign currencies are recorded using the rate of exchange in effect on the date of the transaction or at the forward rate if the transaction has been hedged. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange in effect on the balance sheet date and gains or losses on translation are included in the statement of operations.

     Leasing Commitments -- Assets held under finance leases are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligation is charged to expense over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

     Rentals paid under operating leases are charged to expense on a straight line basis over the lease term.

     Pension Plan -- Telecential operates a defined contribution pension plan for eligible employees and contributes up to specified limits to a third party plan of the employee's choice. Pension costs which totalled L437,000 in the sixteen month period ended December 31, 1996 represent the contributions payable to the selected plans.

     Concentration of Credit Risk and Market Risk -- Telecential operates predominantly in one industry segment, the provision of cable television and telecommunications services in certain areas of England. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Telecential's customer base. Ongoing credit evaluations of customers' financial condition are performed and generally, no collateral is required. Telecential maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates. No single customer accounts for 10% or more of combined revenues.

     Fair Value of Financial Instruments -- Financial instruments are defined as cash or contracts relating to the receipt, delivery or exchange of financial instruments. Except as otherwise noted, fair value approximates the carrying value of such instruments.

3.  INCOME TAX EXPENSE

     No provision for deferred taxation has been made due to operating losses incurred to date. Various subsidiary entities of Telecential have net tax operating losses carried forward of approximately L38 million at December 31, 1996.

     The operating losses have an unlimited carry forward period under United Kingdom tax law (subject to restrictions on a loss carried forward where there is a change in group ownership and a major change in the nature or conduct of the business), but are limited in their use to the type of business which generated the loss and to those entities in which the losses arose.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Differences between the tax benefit recognised in the financial statements and the expected tax benefit at the United Kingdom statutory rate of 33% are summarised as follows:

                                                                                 FOUR MONTHS
                                                            YEAR ENDED              ENDED
                                   SIX MONTHS ENDED      DECEMBER 31, 1996    DECEMBER 31, 1995
                                  DECEMBER 31, 1996         (UNAUDITED)          (UNAUDITED)
                                 --------------------    -----------------    -----------------
                                          L                      L                    L
                                                         (IN THOUSANDS)
Tax benefit on loss before
  income tax expense at
  statutory rate...............        (10,706)               (9,010)              (1,696)
Non-deductible expenses........             28                    21                    7
Tax benefit of operating losses
  not recognised currently.....         10,807                 9,086                1,721
                                       -------                ------               ------
Income tax expense.............            129                    97                   32
                                       =======                ======               ======
Deferred tax assets relating
  to:
Net losses.....................         12,509                12,509                7,917
Valuation allowance............         (8,046)               (8,046)                 (47)
                                       -------                ------               ------
                                         4,463                 4,463                7,870

Deferred tax liabilities
  relating to:
Property, plant and
  equipment....................         (4,463)               (4,463)              (7,870)
                                       -------                ------               ------
Deferred tax per balance
  sheet........................             --                    --                   --
                                       =======                ======               ======

     The ultimate realisation of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, the level of historical taxable losses, and tax planning strategies in making its assessment as to the appropriateness of the reported valuation allowance.

     The income tax expense for the period represents current taxation on those United Kingdom profits against which United Kingdom tax relief cannot be offset.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and comprises:

                                                              DECEMBER 31, 1996
                                                              -----------------
                                                                      L
                                                               (IN THOUSANDS)
Land and buildings and improvements.........................         3,922
Plant and equipment.........................................       234,593
Set-up and prematurity costs................................        19,768
                                                                   -------
                                                                   258,283
Less accumulated depreciation...............................       (36,126)
                                                                   -------
                                                                   222,157
                                                                   =======

     Telecential leases certain plant and equipment under arrangements accounted for as capital leases. The original cost of assets held under these arrangements was L13,847 at December 31, 1996. Accumulated depreciation charged against these assets was L3,693 at December 31, 1996.

     Depreciation expense totalled L18,199 in the sixteen month period ended December 31, 1996 of which L1,264 represented depreciation on assets held under capital lease arrangements.

5.  INVESTMENTS

     Investments are stated at cost and comprise:

                                                      DECEMBER 31, 1996
                                                      -----------------
                                                              L
                                                       (IN THOUSANDS)
ComTel Coventry Limited.............................         869
Other...............................................         100
                                                             ---
                                                             969
                                                             ===

     ComTel Coventry Limited is registered in England and Wales and holds the cable television license for the Coventry franchise. The amount for ComTel Coventry Limited represented a 12.25% shareholding in the company. The remaining shares were held by a related company, Vision Networks UK Holding B.V., at December 31, 1996 and to whom the above equity interest was transferred, at cost, during 1997.

     The fair value of the above investments is not less than original cost.

6.  DEBT AND CAPITAL LEASE OBLIGATIONS

                                                      DECEMBER 31, 1996
                                                      -----------------
                                                              L
                                                       (IN THOUSANDS)
Bank loan...........................................        30,000
Shareholders' subordinated debt.....................        95,223
Capital lease obligations...........................        17,638
                                                           -------
                                                           142,861
                                                           =======

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Bank Loan

     In December 1994, Telecential entered into a L140 million facility with a syndicate of banks. Following initial drawdowns which totalled L30 million, Telecential was unable to make any further drawdowns on the loan and the balance of the facility was cancelled. The bank facility was therefore fully drawn at December 31, 1996. Interest was at LIBOR plus 3%. At December 31, 1996, the rate was 9.047%. Interest and commitment fees expense amounted to L4,313 during the sixteen month period ended December 31, 1996. The loan was repaid in August 1997 and the remaining facility cancelled.

     Shareholders' Subordinated Debt

     The changes in shareholders' subordinated debt in the period were as follows:

                                                                   1996
                                                              --------------
                                                                    L
                                                              (IN THOUSANDS)
As at September 1, 1995.....................................      43,110
Subordinated debt borrowings................................     112,113
Subordinated debt converted to equity.......................     (60,000)
                                                                 -------
As at December 31, 1996.....................................      95,223
                                                                 =======

     The shareholders' subordinated debt is interest free and has no specific repayment terms. An imputed interest expense of L3,488,000 has been recognised and accounted for as a capital contribution. The interest expense has been calculated by applying a variable rate comprising the aggregate of a margin and LIBOR applicable to the related loan made to the company's parent by ING Bank NV. As at December 31, 1996, the margin was 15 basis points and the one month LIBOR rate was 6.047%.

     Capital Lease Obligations

     Future minimum lease payments under non cancellable capital leases are summarised as follows as of December 31, 1996:

                                                                    L
                                                              --------------
                                                              (IN THOUSANDS)
1997........................................................       1,588
1998........................................................       2,283
1999........................................................       1,242
2000........................................................       1,961
2001........................................................       1,547
Thereafter..................................................       9,017
                                                                  ------
                                                                  17,638
Imputed interest............................................         602
                                                                  ------
                                                                  18,240
                                                                  ======

     Cash paid for interest on capital leases totalled L1,059 for the sixteen month period ended December 31, 1996.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  COMMITMENTS AND CONTINGENCIES

     Operating Leases

     Telecential leases business offices and uses certain equipment under lease agreements accounted for as operating leases. Minimum rental expenses under such arrangements amounted to L2,533 for the sixteen month period ended December 31, 1996.

     Future minimum lease payments under non cancellable operating leases are summarised as follows as of December 31, 1996:

                                                                L
                                                          --------------
                                                          (IN THOUSANDS)
1997....................................................       1,806
1998....................................................       3,017
1999....................................................       1,646
2000....................................................       1,643
2001....................................................       4,586
Thereafter..............................................      28,113
                                                              ------
                                                              40,811
                                                              ======

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

     Milestones

     Telecential is obligated under the terms of its existing licenses, and under the milestone requirements of Local Delivery Licenses ("LDL's") to construct cable systems passing a predefined number of premises. Should Telecential fail to achieve these milestones, without license modifications, the Director General could commence proceedings to require compliance. Similarly the Independent Television Commission ("ITC") may commence proceedings to require compliance with the build milestones in the LDL's.

     If Telecential is unable to comply, its license in respect of which milestones have not been met could be revoked and awarded to other cable operators, which could have a material adverse effect on Telecential.

     As of December 31, 1996 Telecential was in compliance with its milestone obligations.

                  TELECENTIAL COMMUNICATIONS (CANADA) LIMITED
                    TELECENTIAL COMMUNICATIONS (UK) LIMITED

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMON SHARE CAPITAL

     Common Share Capital comprises:

                                                              DECEMBER 31, 1996
                                                              -----------------
                                                                      L
                                                               (IN THOUSANDS)
TELECENTIAL COMMUNICATIONS (CANADA) LIMITED:
Authorised:
Unlimited number of Common Shares with no par value
Called up, allotted and fully paid:
200 Common Shares of no par value each......................           --
                                                                   ------
                                                                       --
                                                                   ======
TELECENTIAL COMMUNICATIONS (UK) LIMITED:
Authorised:
Unlimited number of Common Shares with L0.05 par value
Called up, allotted and fully paid:
200 Common Shares of L0.05 par value each (L10).............           --
                                                                   ------
                                                                       --
                                                                   ======

9.  SUBSEQUENT EVENTS

     On June 16, 1998, NTL Group Limited, a subsidiary of NTL Incorporated, entered into an undertaking to acquire the entire issued share capital of ComTel Limited, Heartland Cablevision (UK) Limited and Heartland Cablevision II (UK) Limited, together with all interests in the Telecommunications Partnership and LP5 and LP6 (the "Telecential Assets"). The Telecential Assets form substantially all of Telecential's combined group as presented in these financial statements. The completion of the acquisition of the Telecential Assets is subject to compliance with certain obligations on all parties to the sale before March 15, 1999 or, subject to specific exceptions, December 31, 2002.

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                            NTL Communications Corp.
                              110 East 59th Street
                            New York, New York 10022
                                      USA

         TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001
                                      USA

                      LUXEMBOURG PAYING AND TRANSFER AGENT

                      Chase Manhattan Bank Luxembourg S.A.
                                 5 Rue Plaetis
                               L-2338, Luxembourg

                                 LISTING AGENT

                       Banque Internationale a Luxembourg
                                69, route d'Esch
                               1-1470 Luxembourg

                         LEGAL ADVISORS TO THE COMPANY

                    Skadden, Arps, Slate, Meagher & Flom LLP
                               One Canada Square
                                  Canary Wharf
                                 London E14 5DS
                                    England

                                    AUDITORS

                               Ernst & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                      USA

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

------------------------------------------------------
------------------------------------------------------

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of NTL may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
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
Explanatory Note Regarding Corporate
  Restructuring of NTL................    i
Prospectus Summary....................    1
Risk Factors..........................   11
The Exchange Offer....................   20
Use of Proceeds.......................   30
Exchange Rates........................   30
Capitalization........................   31
Selected Historical and Pro Forma
  Consolidated Financial
  Information.........................   33
Unaudited Pro Forma Financial Data....   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   41
Business..............................   52
Management............................  115
Description of the 2006 Notes.........  118
Description of the 2009 Notes.........  145
Description of the Deferred Coupon
  Notes...............................  172
Registration Rights...................  220
Description of Other Indebtedness.....  222
Federal Income Tax Considerations.....  236
Plan of Distribution..................  244
Legal Matters.........................  245
Experts...............................  245
Enforceability of Civil Liabilities...  245
Where You Can Find More Information...  247
General Information...................  249

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      Until May 11, 2000, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you are participating in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   [NTL LOGO]

                            NTL COMMUNICATIONS CORP.

                                  E250,000,000
                             9 1/4% SERIES B SENIOR
                                 NOTES DUE 2006

                                  E350,000,000
                             9 7/8% SERIES B SENIOR
                                 NOTES DUE 2009

                                  E210,000,000
                            11 1/2% SERIES B SENIOR
                             DEFERRED COUPON NOTES
                                    DUE 2009

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                                   PROSPECTUS
                            ------------------------
                               February 11, 2000

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